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As filed with the Securities and Exchange Commission on December 7, 2004

Registration No. 333-118800

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Dresser, Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-2795365	3829
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

15455 Dallas Parkway, Suite 1100
Addison, TX 75001
(972) 361-9800
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Frank P. Pittman
Vice President, General Counsel and Secretary
Dresser, Inc.
15455 Dallas Parkway, Suite 1100
Addison, TX 75001
(972) 361-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kirk A. Davenport II, Esq. Monica K. Thurmond, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200	James S. Scott Sr., Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion)
Issued                        , 2005

                        Shares

Common Stock

Of the            shares of common stock of Dresser, Inc. being offered,            shares are being offered by us and            shares are being offered by certain selling stockholders. We will not receive any proceeds from the common stock sold by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $            and $            per share.

We have applied to list the common stock on The New York Stock Exchange under the symbol "DI."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

Price $            a Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to the Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

The selling stockholders have granted the underwriters the right to purchase up to an additional            shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                        , 2005.

Morgan Stanley	Credit Suisse First Boston

Banc of America Securities LLC
UBS Investment Bank
Lehman Brothers
Raymond James
Simmons & Company International

                        , 2005

[PICTURES AND DESCRIPTIONS TO COME]

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TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	10
Cautionary Notice Regarding Forward-Looking Statements	24
Market and Industry Data and Forecasts	24
Use of Proceeds	25
Dividend Policy	25
Capitalization	26
Dilution	27
Unaudited Pro Forma Financial Data	28
Selected Historical Financial Data	32
Management's Discussion and Analysis of Financial Condition and Results of Operations	35
Business	71
Management	91
Principal and Selling Stockholders	105
Certain Relationships and Related Transactions	109
Description of Our Indebtedness	113
Description of Capital Stock	115
Shares Eligible for Future Sale	117
Material U.S. Federal Tax Considerations for Non-U.S. Holders of Our Common Stock	119
Underwriters	122
Notice to Canadian Residents	125
Validity of Common Stock	126
Experts	126
Where You Can Find More Information	126
Index to Financial Statements	F-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell common stock and seeking offers to buy common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of common stock.

        We have not taken any action to permit a public offering of the common stock outside the United States, or to permit the possession or distribution of this prospectus outside the United States, except as described below. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus outside of the United States.

        This offering is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000, or FSMA, and each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the common stock in circumstances in which section 21(1) of FSMA does not apply to us. Each of the underwriters agrees and acknowledges that it has

ii

complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

        Until                        , all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Unless the context otherwise requires, in this prospectus, "Dresser," "we," "our" or "us" refers collectively to Dresser, Inc. and its subsidiaries and their predecessors.

        Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters' over-allotment option is not exercised. Upon the effectiveness of our amended and restated certificate of incorporation, (i) the number of shares of our authorized common stock will be increased to    shares and (ii) each share of common stock then outstanding will be split into approximately    shares.

        Ashcroft®, Becker Precision Equipment™, BPE™, Consolidated®, Control Seal™, Dresser®, Ebro®, Enginator®, Global Century™, Global Star®, Green-Tag®, Grove®, Heise®, Ledeen™, MARC™, Masoneilan®, Mooney®, Nil-Cor™, Nucleus®, Ovation®, Ring-O®, Roots®, SVI®, Tom Wheatley™, Texsteam™, TK™, Valvue™, VHP®, Vista™, Waukesha®, Wayne®, Wayne Plus/3™ and Wheatley® are our and/or our subsidiaries' trademarks to which we refer in this prospectus. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors," "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision.

Our Business

        We are a leading worldwide manufacturer and marketer of highly engineered energy infrastructure and oilfield products and services. In 2003, approximately 85% of our revenues were generated from energy infrastructure and oilfield equipment spending. Our customers use our products for the exploration and production, transportation and processing and storage and distribution of oil and gas and their by-products. Our principal business segments are flow control, measurement systems and compression and power systems. We serve the energy industry globally, with an established sales presence in over 100 countries and manufacturing or customer support facilities in over 22 countries. For the nine months ended September 30, 2004, approximately 59% of our revenues were generated from our operations outside of the United States, and we expect this percentage to increase going forward.

        We offer our customers a broad portfolio of highly engineered products, including valves, instruments, meters, retail fuel dispensers, software and related control systems and natural gas fueled engines. Because a number of our products are for use in mission-critical applications, our customers require us to meet stringent internal, government and industry standards in order to reduce the likelihood of costly system failures. Our customers select our products based on our product performance and reliability, timely service, support and price. Our products are often developed and engineered in cooperation with our customers for specific applications. We believe our established brands, such as Consolidated, Grove, Masoneilan, Roots, Waukesha and Wayne, are well regarded among our customers. As a result of our long operating history, we believe we have developed an installed equipment base that provides us with recurring aftermarket revenues.

        Our more than 10,000 customers include most of the world's major and national oil companies, multinational engineering and construction companies and a number of other Fortune 500 firms. In 2003, our top customers in terms of revenues, excluding distributors, included BPAmoco Corporation, ChevronTexaco Corporation, China Petroleum & Chemical Corporation, Daewoo Engineering and Construction Co. Ltd., ExxonMobil Corporation and Shell Oil Company. In 2003, our largest customer accounted for approximately 2.6% of our revenues.

        Our principal business segments are as follows:

        Flow Control (59.9% of 2003 revenues).    We believe our flow control segment is a leading manufacturer of on/off valves, control valves and pressure relief valves. We serve the oil and gas production, transportation, storage, refining, petrochemical and power generation sectors of the energy industry. In addition to valve products, our flow control segment designs, manufactures and markets six other primary product lines: actuators, which are devices that perform a mechanical function in response to an input signal, integrated flow systems, instruments, meters, pressure regulators and piping specialties.

        Measurement Systems (23.5% of 2003 revenues).    We believe our measurement systems segment is a leading supplier of retail fuel dispensers, pumps, peripherals, point-of-sale and site monitoring systems and software for the retail fueling industry.

        Compression and Power Systems (16.6% of 2003 revenues).    Our compression and power systems segment is a leader in the design, manufacture and marketing of natural gas fueled engines. Our engines are used primarily for natural gas compression and distributed power generation. We believe we have been able to develop a large installed base of natural gas fueled industrial engines as a result of our long operating history.

Our Competitive Strengths

        We believe that our focus on the energy sector along with the following competitive strengths position us to enhance our growth and profitability.

        Global Presence and Market Leadership.    We have a long history of leadership and innovation in the energy infrastructure and oilfield equipment industry. We operate in all of the world's major energy markets and believe that we are a leading provider in most of the key markets we serve. Our sales presence in over 100 countries and manufacturing or customer support and service facilities in over 22 countries enables us to service our customers around the world. We believe that our broad portfolio of products and services, global presence, strong brand recognition and reputation for quality and performance provide us with a significant advantage in competing for business from large, multinational customers.

        Broad Portfolio of Products with Reputation for Performance and Reliability.    We believe our products and brands have earned a reputation for product reliability, performance and innovation. We are one of a select number of approved vendors to many of our clients. We hold more than 120 regulatory and industry approvals or certifications worldwide, and have a history of advanced product introductions.

        Long-Standing Customer Relationships.    We have over 10,000 customers, including long-standing relationships with many of the world's major national and independent oil companies, multinational engineering and construction companies and other Fortune 500 firms. The recurring nature of our sales to our major customers reflects their satisfaction with the reliability and performance of our products and the timeliness of our service.

        Large Installed Base.    We believe that our global installed base of products provides us with recurring aftermarket revenue since our customers award a significant portion of replacement equipment, parts and maintenance services business to the original equipment manufacturer.

        Integrated Solutions Capability.    Our customers are increasingly looking to procure more products and services from fewer global manufacturers in order to increase their efficiency and reduce their costs. We believe our ability to provide our customers with comprehensive solutions to their equipment, engineering and service needs provides us with a competitive advantage in competing for business from large, multinational customers.

        Strong, Experienced Management.    Our management team has substantial experience in manufacturing and in the energy infrastructure and oilfield equipment markets as well as in acquiring and integrating assets and companies.

        Although we believe that we exhibit the competitive strengths described above, our competitors may have greater financial and other resources than we do, and may, among other things, have better product performance, customer service, or product pricing than we do. In addition, we are subject to a number of risks discussed in "Risk Factors" and elsewhere in this prospectus. The principal risks facing our business include, among others, the risk of losing one of our large customers or failing to win a national, regional or global contract from a customer, the economic, political and other risks associated with our international operations, our reliance on third party suppliers and our ability to retain substitute suppliers if our supplies are interrupted, our reliance on the availability and pricing of raw materials and components, particularly steel and steel-related products, our reliance on independent distributors, with whom we have non-exclusive, cancelable contracts, to sell our products and provide aftermarket service and support to our customers and risks relating to our regulatory compliance and accounting controls and procedures.

Our Business Strategy

        In 2003, approximately 85% of our revenues were generated from energy infrastructure and oilfield equipment spending. We intend to capitalize on the expected long-term global growth in energy infrastructure and oilfield equipment investment, especially related to natural gas, by growing our energy-oriented businesses both organically and by acquisitions. We specifically intend to:

        Increase Our Global Presence.    The percentage of our revenues from outside the United States has grown from approximately 50% in 2001 to approximately 59% for the nine months ended September 30, 2004. Our customers are increasingly operating on a global basis, and we plan to continue to pursue new international opportunities and significantly expand our presence in key international growth markets, such as Brazil, China, Russia and West Africa.

        Expand Integrated Solutions Capability.    We intend to continue to provide our customers with comprehensive solutions to their equipment, engineering and service needs. This integrated approach to marketing our products and services streamlines the engineering and procurement process for our customers and increases our revenues over the life cycle of a particular project, while improving our margins.

        Develop New and Innovative Products.    We believe that continued product innovation will provide us with significant opportunities to increase revenues from both new product sales and upgrades to our installed base of products. Many of the products with innovative technology that lower operating costs, improve convenience and increase reliability and performance often generate higher margins than more conventional products. We plan to continue developing innovative products and have invested $69.8 million in research and development over the last three years.

        Continued Focus on Operational Efficiency.    We will continue to focus on operational efficiency in order to improve our earnings, cash flow and return on capital employed. To improve productivity, we are implementing a variety of initiatives including firm-wide lean manufacturing initiatives, a new enterprise resource planning, or ERP, system and a highly disciplined quality management and process optimization methodology, known as Six Sigma.

        Selectively Pursue Acquisitions.    We intend to continue our disciplined pursuit of acquisition opportunities that fit our business strategy. We expect to make acquisitions within the energy sector that add new products or technologies to our portfolio, provide us with access to new markets or enhance our current market positions.

Our Sponsors

        We are now, and after the offering will continue to be, controlled by DEG Acquisitions, LLC, an entity owned by private equity funds managed by First Reserve Corporation and Odyssey Investment Partners, LLC. As of September 30, 2004, the First Reserve and Odyssey funds, through DEG Acquisitions, LLC, indirectly owned approximately 88.48% of our common stock. Following the completion of this offering, the First Reserve and Odyssey funds will indirectly own approximately    % of our common stock (    % if the underwriters' over-allotment option is fully exercised).

        The First Reserve and Odyssey funds acquired their interests in DEG Acquisitions, LLC in connection with a recapitalization of our business in April 2001 under its prior owner, Halliburton Company. In January 2001, Halliburton Company, together with its wholly owned subsidiary, Dresser B.V., entered into an Agreement and Plan of Recapitalization with DEG Acquisitions, LLC in order to effect the recapitalization of its business relating to, among other things, the design, manufacture and marketing of flow control, measurement systems and compression and power systems. The recapitalization was accomplished through a reorganization of various legal entities that comprised the Dresser Equipment Group segment of Halliburton. Halliburton originally acquired our businesses as part of its acquisition of

Dresser Industries, Inc. in 1998. Dresser Industries' operations consisted of certain of our current businesses and certain other operating units that were retained by Halliburton.

        In connection with the recapitalization transactions in April 2001, we entered into an Investor Rights Agreement with DEG Acquisitions, LLC, Halliburton and all other stockholders. Additionally, in connection with the recapitalization transactions in April 2001, we entered into a Sponsor Rights Agreement with affiliates of the First Reserve and Odyssey funds. Our obligations under both the Investor Rights Agreement and Sponsor Rights Agreement were assigned to Dresser, Ltd. on July 3, 2002. In connection with this offering, we intend to amend both the Investor Rights Agreement and Sponsor Rights Agreement. See "Certain Relationships and Related Transactions—Amended and Restated Investor Rights Agreement" and "—Amended and Restated Sponsor Rights Agreement."

Recent and Concurrent Transactions

        Acquisition of Research and Development Technology.    In September 2004, we acquired several engines and core technology from Wartsila France SAS, for $12.3 million. The technology and engines were purchased for the purpose of advancing the development of new engine designs. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 2 "Accounting for Research and Development Costs," items acquired for a particular research and development project that have no alternative future use should be expensed at the time the costs are incurred. As a result, we recognized $12.3 million of expense in the third quarter of 2004, which was reflected in selling, engineering, administrative and general expense in our compression and power systems segment.

        Acquisition of Distribution Business of Nuovo Pignone S.p.A.    On June 4, 2004, we completed the purchase of the distribution business of Nuovo Pignone S.p.A., a subsidiary of General Electric Company, for approximately $170 million and approximately $1.5 million of direct acquisition costs. The purchased business includes a retail fueling systems operation, comprised of gasoline, liquefied petroleum gas and compressed natural gas dispenser products and services, and a gas meters operation, which manufactures and markets certain natural gas meters. This business generated $151.4 million of revenues in the year ended December 31, 2003. The acquisition is expected to substantially improve our market share in retail fueling systems, be complementary from a customer, product and geographical perspective and provide us with substantial cost saving opportunities. To finance the cash consideration related to the acquisition, we incurred additional borrowings under the Tranche C term loan of our credit facility in the amount of $175 million, which included $2.8 million of capitalized financing fees.

        Stock-based Compensation.    In July 2004, we implemented a program allowing employee option holders the opportunity to surrender a portion of their current options in exchange for some combination of new time-based and performance options. The program was completed on August 23, 2004. In some foreign jurisdictions the program was structured as a cancellation of options and amendment of existing options to comply with foreign tax laws, but the end result of the program did not change. The replacement options were issued with the same exercise price as the original options ($40) and will vest and expire as if issued on the original issuance date of the surrendered options. All of the option holders exchanged their options. As a result, 234,333 options were surrendered and 35,208 and 149,875 time-based and performance options, respectively, were issued in replacement. The incremental value associated with the cancellation and reissuance of these options did not have a significant impact on our stock-based compensation expense. Additionally, in July 2004, 258,750 new time-based options and 258,750 new performance options were issued to certain employees. The issuance of the time-based options is expected to result in a non-cash compensation charge of approximately $8.4 million, which will be expensed over the five-year vesting period. The issuance of the performance options is expected to result in a non-cash compensation charge of approximately $8.7 million, which will be expensed over the estimated vesting period of three and one-half to nine and one-half years.

        Ownership Structure.    In connection with this offering, we intend to simplify our ownership structure so that DEG Acquisitions, LLC and the other shareholders of Dresser, Ltd., currently our indirect parent, will become direct holders of our common stock. Dresser, Ltd., as well as our intermediate parent holding companies, Dresser Holdings, Ltd. and Dresser Holdings, Inc., will liquidate and the Dresser, Inc. shares currently held by Dresser Holdings, Inc. will be distributed to the current holders of Dresser, Ltd. shares. In connection with these transactions, each of the employee stock benefits plans that are currently the obligations of Dresser, Ltd. will become the obligations of Dresser, Inc., and compensation under these plans will be based on Dresser, Inc. common stock. For more information regarding these plans, see "Management—Executive Compensation—Dresser, Inc. Plans." In addition, the Investor Rights Agreement and Sponsor Rights Agreement of Dresser, Ltd. will be assumed by Dresser, Inc. and amended as described under "Certain Relationships and Related Transactions—Amended and Restated Investor Rights Agreement" and "—Amended and Restated Sponsor Rights Agreement." These transactions will occur before the completion of this offering.

THE OFFERING

        Unless otherwise indicated, all information in this prospectus assumes the underwriters do not exercise their over-allotment option.

Common stock offered by Dresser, Inc.	shares.
Common stock being offered by the selling stockholders	shares.
Total common stock offered	shares.
Common stock outstanding after this offering	shares.
Over-allotment option	The selling stockholders have granted the underwriters an option to acquire an additional shares to cover over-allotments. We will not receive any of the proceeds from the sale of these shares.
Use of proceeds
We estimate that the net proceeds from the sale of shares by us will be approximately $ million, after deducting underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds from the sale of shares by us to repay indebtedness under the Tranche C term loan of our credit facility. We will not receive any proceeds from the sale of shares by the selling stockholders, and no proceeds from the sale of shares by us will be paid to any of our affiliates. See "Use of Proceeds."
Proposed New York Stock Exchange symbol	"DI."
Risk factors	See "Risk Factors" beginning on page 10 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

        Unless we specifically state otherwise, all information in this prospectus assumes:

  •
  no exercise of the over-allotment option granted by the selling stockholders in favor of the underwriters; and

  •
  that, concurrently with the closing of this offering, the number of our authorized common stock will be increased to            shares, and each share then outstanding will be split into approximately            shares by way of a stock split.

        In addition, the number of shares of common stock outstanding after this offering excludes            shares reserved for issuance under our Share Incentive Plan, under which options to purchase            shares are outstanding as of the date of this prospectus with exercise prices ranging from $        to $        and a weighted average exercise price of $            per share.

        Our principal executive offices are located at 15455 Dallas Parkway, Suite 1100, Addison, TX 75001 and our telephone number is (972) 361-9800. Our internet address is www.dresser.com. The contents of our website are not part of this prospectus.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        The following table sets forth our summary historical financial data for each of the years in the three-year period ended December 31, 2003, and for the nine-month periods ended September 30, 2003 and 2004, and our summary pro forma financial data, as well as our summary pro forma as adjusted for the offering data for the year ended December 31, 2003 and for the nine months ended September 30, 2004. The summary historical statements of operations data for each of the years in the three-year period ended December 31, 2003 have been derived from our financial statements. Our summary historical consolidated statements of operations data as of and for the nine months ended September 30, 2003 and 2004 have been derived from our unaudited financial statements which, in the opinion of management, include all adjustments consisting of normal, recurring adjustments necessary for a fair statement of the results for the unaudited interim period, and the pro forma financial data have been derived from our unaudited pro forma financial statements.

        Our summary pro forma statements of operations have been prepared to give pro forma effect to the disposition of LVF S.p.A. in December 2003 and the acquisition of the distribution business of Nuovo Pignone in September 2004 as if they had occurred as of January 1, 2003. As the acquisition of the distribution business of Nuovo Pignone was consummated on June 4, 2004, the net assets of the business acquired, including our preliminary allocation of the $170 million purchase price and approximately $1.5 million of direct acquisition costs, are reflected in the historical balance sheet of Dresser, Inc. as of September 30, 2004. Accordingly, no pro forma balance sheet is included in the unaudited pro forma financial data. Our summary pro forma as adjusted for the offering statements of operations have been prepared to give effect to the disposition of LVF S.p.A., the acquisition of the distribution business of Nuovo Pignone and this offering as if they occurred as of January 1, 2003. Our summary pro forma as adjusted for the offering balance sheet has been prepared to give effect to this offering as if it occurred on September 30, 2004. The pro forma financial data are not necessarily indicative of future results of operations or the results that might have occurred if the foregoing transactions had been consummated on such dates. We cannot assure you that the assumptions used in preparation of the pro forma financial data will prove to be correct. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Capitalization" sections and our financial statements and notes thereto included elsewhere in this prospectus.

	Historical					Pro Forma		Pro Forma As Adjusted for the Offering(2)
				Nine Months Ended September 30,			Nine Months Ended September 30, 2004		Nine Months Ended September 30, 2004
	Year Ended December 31,
						Year Ended December 31, 2003		Year Ended December 31, 2003
	2001(1)	2002	2003	2003	2004
	(in millions, except share and per share data)
Statement of operations data:
Revenues	$1,540.1	$1,589.4	$1,657.0	$1,183.8	$1,440.4	$1,785.6	$1,507.6
Cost of revenues	1,079.2	1,167.8	1,223.8	871.4	1,025.2	1,323.8	1,075.2
Selling, engineering, administrative and general expenses	344.7	338.7	384.6	272.5	325.2	411.1	336.5
Operating income	116.2	82.9	48.6	39.9	90.0	50.7	95.9
Net income (loss)	(44.8)	(23.2)	(44.7)	(32.2)	3.8	(50.5)	2.7
Share data:
Net income (loss) per share:
Basic
Diluted
Weighted average common stock outstanding:
Basic
Diluted

Cash flow data:
Cash flows provided by operating activities	$94.2	$137.2	$74.6	$37.4	$31.7
Cash flows used in investing activities	(1,361.5)	(44.1)	(13.6)	(23.5)	(207.9)
Cash flows provided by (used in) financing activities	1,350.8	(79.9)	(39.9)	(21.8)	(129.9)
Other financial data:
EBITDA(3)	$172.2	$129.3	$97.2	$81.0	$126.5	$104.2	$135.0
Depreciation and amortization	54.4	43.1	44.5	31.7	35.6	49.8	38.2
Capital expenditures	36.0	15.2	30.8	17.8	36.5
	Historical		Pro Forma As Adjusted for the Offering(2)
	December 31, 2003	September 30, 2004	September 30, 2004
	(in millions)
Balance sheet data:
Cash and cash equivalents	$148.9	$102.0
Working capital	344.2	358.8
Property, plant and equipment, net	208.1	226.9
Deferred financing fees	40.2	25.5
Goodwill	315.2	396.0
Total assets	1,404.2	1,628.2
Total long-term debt (including current portion)	944.1	1,075.5
Mandatorily redeemable common stock of Dresser, Ltd.	12.9	7.4
Stockholders' equity (deficit)	(312.6)	(308.5)

(1)
Our financial statements for periods presented prior to April 10, 2001 have been prepared on a carve-out basis as described in Note 1 to our financial statements.

(2)
Adjusted to give effect to the offering of                  shares by us, including the application of the net proceeds therefrom, based upon an assumed initial offering price of $        per share, the midpoint of the offering range. The adjusted statement of operations information gives effect to the application of the net proceeds of the sale of shares by us to repay indebtedness under the Tranche C term loan of our credit facility as well as to reflect the mark-to-market adjustments in respect of our deferred compensation plan and the write-off of deferred financing costs in connection with this offering. See "Use of Proceeds."

(3)
EBITDA is defined as net income before interest, taxes, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by our investors and other interested parties, as well as by our management, in the evaluation of companies in our industry, many of which present EBITDA when reporting their results. In addition, EBITDA provides additional information used by our management and board of directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes EBITDA facilitates their operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). EBITDA also provides the basis for a number of awards under our stock incentive plan. In addition, some of the covenants contained in our senior credit facility and indenture relating to our senior subordinated notes are based on measures similar to EBITDA, although in each case they allow for adjustments to net income in addition to those included in EBITDA. The following table summarizes the calculation of EBITDA for the periods indicated:

	Historical					Pro Forma		Pro Forma As Adjusted for the Offering(2)
				Nine Months Ended September 30,			Nine Months Ended September 30, 2004
	Year Ended December 31,								Nine Months Ended September 30, 2004
						Year Ended December 31, 2003		Year Ended December 31, 2003
	2001	2002	2003	2003	2004
	(in millions)
Net income (loss)	$(44.8)	$(23.2)	$(44.7)	(32.2)	$3.8	$(50.5)	$2.7
Interest expense	68.6	98.6	85.8	62.9	74.7	94.6	79.3
Interest income	(3.1)	(2.6)	(2.9)	(2.4)	(0.9)	(2.9)	(0.9)
Provision for income taxes	97.1	13.4	14.5	21.0	13.3	13.2	15.7
Depreciation and amortization expense	54.4	43.1	44.5	31.7	35.6	49.8	38.2

EBITDA	$172.2	$129.3	$97.2	$81.0	$126.5	$104.2	$135.0

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our financial results prepared in accordance with U.S. GAAP. Some of these limitations are:

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EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•
EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•
Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only supplementally.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information contained in this prospectus before you decide whether to buy our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. In addition, risks described below are not the only ones facing our company.

Risks Related to Our Business

We have a history of net losses and we may not become profitable or sustain profitability in the future.

        Since 2001, we have had a history of net losses. During 2001, 2002 and 2003, we reported net losses of approximately $44.8 million, $23.2 million and $44.7 million, respectively, and as of September 30, 2004, we had an accumulated stockholders' deficit of $308.5 million. For the nine-month period ended September 30, 2004, we reported net income of $3.8 million. However, we cannot assure you that we will sustain profitability in the future. If we resume incurring net losses, our business, results of operations and financial condition could be materially and adversely affected.

Our customers' businesses are cyclical in nature and our business and operating results could be harmed during economic or industry downturns.

        The businesses of most of our customers, particularly oil, gas and engineering and construction companies, are, to varying degrees, cyclical and have historically experienced periodic downturns. Profitability in those industries is highly sensitive to supply and demand cycles and volatile product prices, and our customers in those industries historically have tended to delay large capital projects, including expensive maintenance and upgrades, during industry downturns. These industry downturns have been characterized by diminished product demand, excess manufacturing capacity and subsequent accelerated erosion of average selling prices. Therefore, any significant downturn in our customers' markets or in general economic conditions could result in a reduction in demand for our products and services and could harm our operating results. For example, in 2001 and 2002 we experienced the effects of a contracting global economy, which resulted in lower capital expenditure budgets at our customers, which, in turn, adversely affected demand for and pricing of our products and services. In addition, because we only compete in some segments of the energy infrastructure and oilfield equipment industries, a downturn in the specific segments we serve may affect us more severely than our competitors who compete in the industry as a whole.

        Currently, oil and gas prices are high and our oil company customers are experiencing increased profitability, resulting in a high level of demand for our products. The current level of oil and gas prices may not continue, and the results of any future industry downturns may have a material adverse effect on our business, results of operations and financial condition.

The loss of any of our large customers, or class of customers, or failure to win national, regional and global contracts from an existing customer, could reduce our cash flow, market share and profits.

        For the nine months ended September 30, 2004, our largest customer represented approximately 2.6% of our total revenues, and our top ten customers collectively represented approximately 14.1% of our total revenues. The loss of any of these customers, or class of customers, or decreases in these customers' capital expenditures, could decrease our cash flow, market share and profits. As a result of industry consolidation, especially among natural gas compression and major oil companies, our largest customers have become larger and, as a result, account for a greater percentage of our sales. We could also lose a large customer as a result of a merger or consolidation. Major oil companies and national oil companies have moved toward creating alliances and preferred supplier relationships with suppliers. In addition, these customers are increasingly pursuing arrangements with suppliers that can meet a larger portion of their needs on a more global basis. Typically, a customer can terminate these arrangements at any time. The loss of a customer, or the award of a contract to a competitor, could significantly reduce our cash flow, market share and profits.

We face intense competition in our industry. Increasing competition and consolidation could require us to adjust the prices of our products, which could have a material adverse effect on our revenues, profitability and our ability to develop new and competitive products.

        We encounter intense competition in all areas of our business. Some of our competitors have greater financial and other resources than we do. Competition in our primary business segments is based on a number of considerations including product performance, customer service, product lead times, global reach, brand reputation, breadth of product line, quality of aftermarket service and support and price. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. Our customers increasingly demand more technologically advanced and integrated products and we must continue to develop our expertise and technical capabilities in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in research and development, manufacturing, marketing, customer service and support and our distribution networks. We believe that in order to maintain our competitiveness, we need to continue to focus on increasing operational efficiency. This focus includes our ongoing initiatives to increase manufacturing efficiencies, improve supply chain capabilities, reduce scrap and rework, consolidate raw material sources, increase global procurement and improve working capital efficiency. We may have to adjust the prices of some of our products to stay competitive, which could have a material adverse effect on our revenues and profitability. We cannot assure you that we will have sufficient resources to continue to make such investments, achieve our stated objectives or maintain our competitive position.

We have experienced material weaknesses in our internal controls. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results and our management may not be able to provide its report on the effectiveness of our internal controls as required by the Sarbanes-Oxley Act for the year ending December 31, 2005.

        During the past two years, we have identified a number of "material weaknesses" and "reportable conditions" in our internal financial controls. Some of these weaknesses resulted in errors in our historical financial statements, which in turn resulted in a restatement of our financial statements for 1999 through 2001 and our financial statements for periods prior to 2001 became unaudited. In addition, we disclosed significant fourth quarter adjustments in 2001 and 2003.

        Although we have taken significant steps to correct the internal control deficiencies that resulted in the restatement of our financial statements, during the audit of our 2003 financial statements we noted a material weakness with respect to our on/off valve operations located in Houston, Texas, including general accounting, inventory reconciliation and correction and contract accounting for large projects. We also noted a reportable condition with respect to the operation of our finance organization, including our consolidation process, and inconsistencies and lack of rigor in the application of company policy.

        In June 2004, the Public Company Accounting Oversight Board, or PCAOB, adopted rules for purposes of implementing Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which include revised definitions of material weaknesses and significant deficiencies in internal control over financial reporting. The PCAOB defined a material weakness as "a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected." Although we are not currently subject to Section 404, we have examined the definitions contained in the PCAOB pronouncement. The new rules describe certain circumstances as being both significant deficiencies and strong indicators that a material weakness in internal control over financial reporting exists. In reviewing our internal control over financial reporting, we have identified a number of these specified circumstances, including (a) identification by our auditors of material misstatements in internal drafts of our financial statements that were not initially identified by our internal control process, (b) an ineffective internal audit function, and (c) an ineffective control environment. We have evaluated these deficiencies and determined that an additional material weakness in our internal control over financial reporting exists with respect to our ability to properly monitor and account for non-routine transactions and to apply GAAP in transactions subject to new or complex accounting pronouncements.

        We have taken and continue to take steps to correct these internal control deficiencies. The efficacy of the steps we have taken to date and the steps we are still in the process of taking to improve the reliability of our interim financial statements is subject to continued management review supported by confirmation and testing by our internal auditors, as well as audit committee oversight. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations. In addition, we cannot assure you that we will not in the future identify further material weaknesses or significant deficiencies in our internal control over financial reporting that we have not discovered to date. Beginning with the year ending December 31, 2005, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, and we will be required to deliver an attestation report of our auditors on our management's assessment of and operating effectiveness of internal controls. We have substantial effort ahead of us to complete documentation of our internal control system and financial processes, information systems, assessment of their design, remediation of control deficiencies identified in these efforts and management testing of the design and operation of internal controls. We cannot assure you that we will be able to complete the required management assessment by our reporting deadline. An inability to complete and document this assessment could result in a scope limitation qualification or a scope limitation disclaimer by our auditors on their attestation of our internal controls. In addition, if a material weakness were identified with respect to our internal control over financial reporting, we would not be able to conclude that our internal controls over financial reporting were effective, which could result in the inability of our external auditors to deliver an unqualified report, or any report, on our internal controls. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

If we are found in violation of Commerce and Treasury Department regulations restricting dealings with sanctioned countries, we may be subject to civil or criminal penalties, which may have a material adverse effect on our business or our ability to do business outside the United States.

        In April 2004, we received allegations that the Dubai branch of one of our U.S. subsidiaries may have engaged in transactions involving the sale of control valves and related parts to Iraq without required authorization. Upon initial investigation, we found transactions by the branch relating to Iraq, Iran and Sudan that appeared to have been undertaken without the required prior U.S. governmental authorizations. With the assistance of outside counsel, we commenced a full investigation of the Dubai branch's transactions with sanctioned countries. On July 9, 2004, we submitted preliminary voluntary disclosures of the Dubai branch transactions to the Commerce and Treasury departments under their voluntary disclosure programs and committed to submit to the departments a report concerning the results of our investigation when it is concluded.

        Thereafter, we expanded the investigation to include other Dresser affiliated offices that have since January 1999 engaged in transactions relating to U.S.-sanctioned countries (including those countries already mentioned, Libya (prior to late April 2004), Cuba and Syria (since mid-May 2004)) to determine whether there were any other violations of U.S. laws related to export controls and economic sanctions.

        The investigation has to date identified a significant number of sales by certain of our other foreign affiliates to sanctioned countries (in addition to such sales by the Dubai branch) that appear to have been performed without the required U.S. governmental authorizations. In some of these transactions, current and former employees of several foreign and U.S. entities (including the Dubai branch) appear to have understood that the sales were wrongful and in some instances took steps to conceal information about them.

        The investigation to date has also found evidence of potential violations by us and certain of our U.S. operations in connection with sanctioned country sales. These include issuing bank guarantees, entering into agreements with foreign representatives, referring sales to foreign affiliates, and providing technical, business or other assistance or support in connection with foreign affiliate sales.

        As part of our Management Integrity Initiative, we have commenced a comprehensive remedial program that is designed to prevent the risk of further unlawful transactions or unlawful facilitations of otherwise legal transactions by our foreign affiliates involving sanctioned countries. Actions that we have initiated include adoption of a requirement that the U.S. corporate legal department conduct a legal review of all pending or new sales by our foreign affiliates to sanctioned countries to determine whether such sales are permissible under applicable U.S. export control laws, issuance of further guidance to, and additional training of, our employees concerning the application of U.S. foreign trade controls, and reorganization of our management team that oversees compliance with these controls. At the conclusion of the investigation, we expect to take appropriate disciplinary action against personnel who willfully engaged in wrongful conduct.

        If we are found in violation of the applicable Commerce and Treasury Department regulations restricting dealings with Iran, Sudan, Cuba and Syria (and in the past, Iraq and Libya) we may be subject to civil or criminal penalties, including fines and/or suspension of the privilege to engage in export trading or to have our foreign affiliates receive U.S.-origin goods, software or technology. Because the investigation is ongoing, we are unable to determine at this time the extent of violations or the exact nature of the penalties to which we may be subjected as a result of any unauthorized dealings with U.S.-sanctioned countries. As a result, we cannot currently predict whether the ultimate resolution of this matter will materially adversely affect us financially, or our business including our ability to do business outside the United States. At this time, we have made no provision in our financial statements for any fines or penalties that might be incurred in this matter. See "Business—Legal Proceedings."

The majority of our sales occur outside the United States, and economic, political and other risks or negative events in the international markets where we have sales and operations could adversely affect our ability to transact business in these markets, which could adversely affect our business, revenues and operating results.

        Since we manufacture and sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales outside the United States for the nine months ended September 30, 2004 were approximately 59% of our total sales for that period. Since 2001, our sales outside the United States as a percentage of our total sales has increased, and we expect this percentage to continue to increase in the foreseeable future. Accordingly, significant negative events affecting the markets where we operate, or other international markets, could jeopardize or limit our ability to transact business in the manner we expect, which could adversely affect our business, revenues and operating results. Some of these factors include:

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  changes in foreign currency exchange rates;

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  exchange controls or other currency restrictions;

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  changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

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  hyperinflation and adverse economic conditions stemming from governmental attempts to reduce inflation, or deflation;

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  tariffs, other trade protection measures and import or export licensing requirements;

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  potentially negative consequences from changes in tax laws;

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  difficulty in staffing and managing widespread operations;

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  changing labor regulations;

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  requirements relating to withholding taxes on remittances and other payments by non-U.S. subsidiaries;

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  different regimes controlling the protection of our intellectual property;

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  restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

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  restrictions on our ability to repatriate dividends from our subsidiaries; and

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  unexpected changes in regulatory requirements.

        Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. In addition, the financial condition of foreign customers may not be as strong as that of our current domestic customers.

        Fluctuations in the value of the U.S. dollar may adversely affect our results of operations. Because our financial results are reported in dollars, if we generate sales or earnings in other currencies, the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings. In addition, our debt service requirements are primarily in U.S. dollars even though a significant percentage of our cash flow is generated in Euros or other foreign currencies. Significant changes in the value of the Euro relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt. In 2003, foreign currency appreciation (particularly the value of the Euro relative to the U.S. dollar) significantly increased our revenues and backlog. In the future, any foreign currency depreciation relative to the U.S. dollar would decrease our revenues and backlog.

        In addition to currency translation risks, we incur currency transaction risks whenever we or one of our subsidiaries enter into a purchase or sales transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks. It is possible that volatility in currency exchange rates will have a material adverse effect on our financial condition or results of operations. We have in the past experienced and expect to continue to experience economic losses and gains and negative and positive impacts on earnings as a result of foreign currency exchange rate fluctuations, particularly as a result of changes in the value of the Euro. We expect that the portion of our revenues denominated in non-U.S. dollar currencies will continue to increase in future periods.

        Our expansion in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business.

We are subject to the Foreign Corrupt Practices Act, or the FCPA, and our failure to comply with the laws and regulations thereunder could result in penalties which could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

        As a U.S. company, we are subject to the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Although we make every effort to comply with the FCPA and to ensure that our employees comply with the FCPA, we cannot assure you that such precautions will protect us against liability under the FCPA, particularly as a result of actions taken in the past, or which may be taken in the future by our agents, employees and intermediaries for whom we may have exposure under the FCPA. If we are not in compliance with such laws and regulations, we may be subject to criminal and civil penalties, which may cause harm to our reputation and to our brand names and could have an adverse effect on our business, financial condition and results of operations.

Disruptions and uncertainties caused by war or terrorism, particularly in the Middle East, could adversely affect our ability to transact business in the manner we expect, which could adversely affect our business, operating results and financial condition.

        Acts of war and/or acts of terrorism could have a material adverse impact on our business, results of operations and financial condition. The threat of terrorism and war and heightened security and military response to this threat, or any future acts of terrorism, may cause further disruption to the economies of the countries in which we do business and create further uncertainties. Because we operate in the Middle East and continue to have strong development activity there, deterioration of the political climate in the Middle East could directly impact our facilities and could affect our sales, supply chain, production capability and ability to deliver our products and services to our customers. To the extent that such disruptions or uncertainties result in delays or cancellations of orders or the manufacture or shipment of our products, our business, operating results and financial condition could be materially and adversely affected.

We may not be able to achieve all of our expected cost savings.

        Our business plan anticipates cost savings. We may not be able to achieve all of our expected cost savings. A variety of risks could cause us not to achieve the benefits of the expected cost savings, including, among others, the following:

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  higher than expected costs relating to facility consolidations;

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  higher than expected severance costs related to headcount reductions;

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  delays in the anticipated timing of activities related to our cost-saving plan; and

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  other unexpected costs associated with operating our business.

If we are not able to apply new technology and software in our products or develop new products to meet our customers' needs, we may not be able to generate new sales.

        Our success depends, in significant part, on our ability to develop products and services that customers will accept. We may not be able to develop successful new products in a timely fashion. Our commitment to customizing products to address particular needs of our customers could burden our resources or delay the delivery or installation of products. If there is a fundamental change in the energy industry, some of our products could become obsolete and we may need to develop new products rapidly. We may be unable to meet our customers' needs or their performance standards. Our products may not be marketed properly or satisfy the needs of the worldwide market in the future.

        In addition, there is intense competition to establish proprietary rights to these new products and the related technologies. The technology and software in our products, including electronic components, point-of-sale systems and related products, are growing increasingly sophisticated and expensive. Several of our competitors have significantly greater financial, technical and marketing resources than we do, and have a lower debt burden. These competitors may develop proprietary products that are superior to ours or integrate new technologies more quickly than we do. We may not be able to obtain rights to this technology. We may also face claims that our products infringe patents that our competitors hold. Any of these factors could harm our relationship with customers and reduce our sales and profits.

Issued patents that cover our proprietary technology may not provide us with substantial protection or be commercially beneficial to us.

        Any issued patents that cover our proprietary technology may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. Protecting our intellectual property can be expensive and may not be cost effective.

Competitors may also be able to design around our patents. If we are unable to protect our patented technologies, our competitors could commercialize our technologies, which could have a material adverse effect on our business, results of operations and financial condition.

The cost of compliance with environmental laws and regulations and environmental liabilities could adversely affect our financial condition.

        Our operations and properties are subject to stringent laws and regulations relating to environmental protection, including laws and regulations governing the investigation and cleanup of contaminated properties as well as air emissions, water discharges, waste management and workplace health and safety. Such laws and regulations are constantly changing, are different in every jurisdiction and can impose substantial fines and sanctions for violations. Further, they may require substantial expenditures for the installation of pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these laws and adapt to regulatory requirements in all relevant jurisdictions as these requirements change.

        We have incurred, and may continue to incur, both operating and capital costs to comply with environmental laws and regulations, including potentially substantial costs for remediation and investigation of some of our properties (many of which are sites of long-standing manufacturing operations). In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, the imposition of new clean-up requirements or new claims for property damage or personal injury arising from environmental matters could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

If we are unsuccessful in negotiating new collective bargaining agreements, we could experience disruptions in our operations.

        As of September 30, 2004, we had approximately 8,900 employees. Approximately 31% of our workforce in the United States is represented by labor unions. Currently, of our eight material collective bargaining agreements, three will expire in 2005, two will expire in 2006, two will expire in 2008 and one will expire in 2009. Although we believe that our relations with our employees are generally good, we cannot assure you that we will be successful in negotiating new collective bargaining agreements. The renegotiation of our existing collective bargaining agreements could result in significant increases in our labor costs. In addition, a breakdown in such negotiations could result in the disruption of our operations, which could have a material adverse effect on our business, financial condition and results of operations. For example, in May 2003, our labor agreement with the International Association of Machinists & Aerospace Workers, AFL-CIO District 10 at our Waukesha, Wisconsin manufacturing plant expired and we failed to reach agreement on a new labor contract at that time. The bargaining unit voted in favor of a strike on May 2, 2003. On July 23, 2003, we announced the signing of a new three-year labor agreement, and our union shop employees resumed work on July 28, 2003. The strike adversely affected our operating results for 2003.

If we lose our senior management, or if we are unable to attract and retain other qualified personnel, our business, financial condition and results of operations may be adversely affected.

        The success of our business is largely dependent on our senior managers, as well as on our ability to attract and retain other qualified personnel. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain "key person" life insurance on any of our key employees.

We rely on a limited number of third party suppliers and subcontractors for many specific components and sub-assemblies. If our supplies are interrupted, we may not be able to expediently obtain substitute suppliers and subcontractors, which could have a material adverse effect on our business, financial condition and results of operations.

        We rely on a limited number of non-affiliated suppliers and subcontractors for the supply of many specific components and sub-assemblies that are incorporated into our products. As our business has increased, we have recently experienced delays in the delivery of some components and sub-assemblies. If these suppliers or manufacturers experience financial, operational, manufacturing capacity or quality assurance difficulties, or if there is any disruption in our relationships, we may be required to locate alternative sources of supply. Our inability to obtain sufficient quantities of these components and sub-assemblies and the relatively long lead time needed to qualify new subcontractors may result in delays in delivery, interruption or delays in manufacturing and the cancellation of orders for our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the availability and pricing of raw materials and components, and we cannot assure you that we will be able to obtain such raw materials and components at current price levels or at all.

        We require substantial amounts of raw materials that we purchase from outside sources. Raw materials comprise a significant portion of our total costs. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, the supply of, and demand for, such raw materials, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by raw materials or component parts suppliers, changes in exchange rates and worldwide price levels. Any change in the supply of, or price for, these raw materials and components could have a material adverse effect on our operating results.

        Steel and steel related products, for example, account for a significant portion of our raw materials. We have recently experienced significant price increases and may experience short-term supply disruptions in our supply of steel and steel related products in the future. Fluctuations in steel prices may result from relatively minimal changes in the supply of and demand for steel, market uncertainties and other factors beyond our control.

        In addition, contracts with certain of our suppliers are short-term contracts. We cannot assure you that these suppliers will continue to provide raw materials to us at attractive prices, or at all, or that we will be able to obtain such raw materials in the future from these or other providers on the scale and within the time frames we require. Any failure to obtain such raw materials on a timely basis at an affordable cost, or any significant delays or interruptions of raw materials, could have a material adverse effect on our business, financial condition and results of operations.

        In addition, certain of our suppliers, in turn, rely on sole or limited sources of supply for components included in their products. Failure of our suppliers to adjust to meet such increasing demand may prevent them from continuing to supply components in the quantities and the quality and at the times we require, or at all. Our inability to obtain sufficient quantities of sole or limited source components or to develop alternative sources if required could result in delays and increased costs in the expansion of our operations or our inability to properly maintain our existing level of operations. Such occurrences would have a material adverse effect on our business, financial condition and results of operations.

We rely on independent distributors to sell our products and provide direct service and aftermarket support to our customers. Our arrangements with these distributors are not exclusive and may be canceled on short notice.

        In addition to our own direct sales force, we depend on the services of independent distributors to sell our products and provide service and aftermarket support to our customers. Many of these independent distributors are not bound to us by exclusive distribution contracts and may offer products and services that compete with ours to our customers. In addition, the majority of the distribution contracts we have with these independent distributors are cancelable by the distributor after a short notice period. The loss of a substantial number of these distributors or the decision by many of these distributors to offer competitors' products to our customers could materially reduce our sales and profits.

We are controlled by First Reserve and Odyssey, whose interests may not be aligned with your interests.

        As of September 30, 2004, private equity funds managed by First Reserve and Odyssey, through DEG Acquisitions, LLC, indirectly owned approximately 88.48% of our common stock, and following this offering will own    % of such common stock. The funds therefore have the power to control the election of our directors, and their interests may not be aligned with your interests. The directors elected by First Reserve and Odyssey will have authority, subject to the terms of our debt agreements, to issue additional shares of common stock, implement repurchase programs and make other decisions about our common stock. Additionally, our amended and restated certificate of incorporation will provide that:

  •
  First Reserve and Odyssey and entities they control may each compete with us; and

  •
  our sponsors and their designees on our Board will not be required to offer any corporate opportunity to us and may take any such opportunity for themselves, other than any opportunities offered to the designees solely in their capacity as one of our directors. See "Description of Capital Stock."

Our business strategy includes the evaluation of selective acquisition opportunities, which may place significant demands on our resources. We may not be successful in identifying suitable acquisition opportunities, and, if we do identify such opportunities, we may not be able to obtain acceptable financing for the acquisition, reach agreeable terms with acquisition candidates or successfully integrate acquired businesses.

        An element of our business strategy is the acquisition and integration of complementary businesses. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities, obtain financing on acceptable terms or reach mutually agreeable terms with acquisition candidates. In addition, to the extent that consolidation becomes more prevalent in our industry, the prices for suitable acquisition candidates may increase to unacceptable levels thereby limiting our ability to grow.

        We have entered into, and may in the future enter into, joint venture transactions. These transactions present many of the same risks involved in acquisitions and may also involve the risk that our joint venture partners have economic, business or legal interests that are inconsistent with ours.

        Our growth through selective acquisitions may place significant demands on our management and our operational and financial resources. Acquisitions involve numerous risks, including the diversion of our management's attention from other business concerns, the possibility that current operating and financial systems and controls may be inadequate to deal with our growth, the possibility of increased leverage or equity dilution and the potential loss of key employees.

        We also may encounter difficulties in integrating any businesses we may acquire, or have recently acquired, with our existing operations. The success of these transactions depends on our ability to:

  •
  successfully merge corporate cultures and operational and financial systems and controls;

  •
  realize marketing and cost reduction synergies; and

  •
  as necessary, retain key management members and technical personnel of acquired companies.

        If we fail to integrate acquired businesses successfully, or to manage our growth, that failure could have a material adverse effect on our business. Further, we may be unable to maintain or enhance the profitability of any acquired business, consolidate its operations to achieve cost savings or maintain or renew any of its contracts.

        In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on any company that we may acquire or have recently acquired. Also, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. Any of our rights to indemnification from sellers to us, even if obtained, may not be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

We are a highly leveraged company, and our substantial indebtedness could adversely affect our financial condition.

        As of September 30, 2004, we had $1,075.5 million of outstanding long-term indebtedness, including the current portion, $8.7 million of short-term notes and a stockholders' deficit of $308.5 million. This level of indebtedness could have important consequences, including the following:

  •
  it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

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  it may limit our flexibility in planning for, or reacting to, changes in our business;

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  we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

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  it may make us more vulnerable to a downturn in our business or the economy;

  •
  a substantial portion of our cash flows from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes;

  •
  there may be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed; and

  •
  a substantial portion of our indebtedness has variable interest rates and increased interest rates could significantly increase our interest cost and reduce our liquidity.

Restrictive covenants in our credit facility, the indenture governing our senior subordinated notes and our senior unsecured term loan facility may restrict our ability to pursue our business strategies.

        Our credit facility, the indenture governing our senior subordinated notes and our senior unsecured term loan facility limit our ability, among other things, to:

  •
  incur additional indebtedness or contingent obligations;

  •
  pay dividends or make distributions to our stockholders;

  •
  repurchase or redeem our common stock;

  •
  make investments;

  •
  grant liens;

  •
  make capital expenditures;

  •
  enter into transactions with our stockholders and affiliates;

  •
  sell assets; and

  •
  acquire the assets of, or merge or consolidate with, other companies.

        In addition, our credit facility requires us to maintain certain financial ratios. We may not be able to maintain these ratios. We have in the past sought and obtained a number of amendments to our credit facility to allow us greater flexibility to maintain these ratios. Covenants in our credit facility may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities, which may restrict our ability to pursue our business strategies.

We have substantial NOLs, which may not be available to us if this offering causes us to experience an ownership change or if we experience an ownership change in the future.

        As of December 31, 2003 we had U.S. federal net operating loss carryforwards, or NOLs, of approximately $166.3 million, which are due to expire in the years 2020 through 2023. We expect to generate additional U.S. federal net operating losses in the current taxable year, which may be used to offset future taxable income through 2024. The Internal Revenue Code of 1986, as amended, or the Code, imposes significant limitations on the utilization of NOLs in the event of an "ownership change" as defined under section 382 of the Code, which we refer to as the Section 382 Limitation. The Section 382 Limitation is an annual limitation on the amount of pre-ownership NOLs that a corporation may use to offset its post-ownership change taxable income. The Section 382 Limitation is calculated by multiplying the value of a corporation's stock immediately before an ownership change by the long-term tax-exempt rate (as published by the Internal Revenue Service). Generally, an ownership change occurs with respect to a corporation if the aggregate increase in the percentage of stock ownership by value of that corporation by one or more 5% or greater stockholders (including specified groups of shareholders who in the aggregate own at least 5% of that corporation's stock) exceeds 50 percentage points over a three-year testing period. This offering may result in an ownership change. If this offering caused us to experience an ownership change, our ability to use our NOLs would be subject to the Section 382 Limitation. Moreover, even if this offering does not cause an ownership change, it is possible that as a result of the issuance of common stock pursuant to this offering, combined with the future issuance of new shares of common stock or sales of common stock by our 5% or greater stockholders or transactions involving our 5% or greater stockholders, we may experience an ownership change in the future, which would cause our NOLs to be subject to the Section 382 Limitation.

Material litigation or changes in legislation or regulations could result in increased costs and restrictions on our ability to conduct our business, which may affect our profitability.

        During the ordinary course of our business, we are from time to time threatened with, or may become a party to, legal actions and other proceedings. While we are currently involved in a number of legal proceedings, we believe the results of these proceedings will not have a material effect on our business, financial condition or results of operations. However, any material litigation or litigations that are material in the aggregate, and for which we are not indemnified, may have a material adverse impact on our future results of operations.

        Our businesses and some of our products are subject to regulation under various and changing federal, state, local and foreign laws and regulations relating to the environment and to employee safety and health. Changes in legislation and regulations could increase our costs and make it more difficult to achieve our business plan, which could have an adverse effect on our profitability.

We may be faced with unexpected product claims or regulations, which could require the time and attention of management and require us to pay considerable fines and damages.

        Because some of our products are used in systems that handle toxic or hazardous substances, a failure of any of our products could have material adverse consequences, such as significant damage to property or serious personal injury, and alleged failures of certain of our products have resulted in, and in the future could result in, claims against us for product liability, including property damage, personal injury damage and consequential damages. Further, we may be subject to potentially material liabilities relating to claims alleging personal injury as a result of hazardous substances incorporated into our products. Any such litigation or claim may cause us to incur substantial costs, divert the attention of our management from our business and subject us to fines and damages, which could have a material adverse effect on our business, financial condition and results of operations.

Our historical financial information may not be comparable to future periods and may not reflect our results of operations, financial position or cash flows for future periods.

        The historical financial information included herein for periods prior to our April 2001 recapitalization transaction may not necessarily reflect our results of operations, financial position and cash flows in the future or the results of operations, financial position and cash flows that would have occurred if we had been a separate, independent entity during the periods presented. The historical financial information included in this prospectus for those periods does not fully reflect the many significant changes that occurred in our capital structure, funding and operations as a result of the recapitalization, our credit facility, our senior subordinated notes or the additional costs to incur in operating as an independent company. For example, funds required for working capital and other cash needs for those periods were obtained from Halliburton on an interest-free intercompany basis without any debt service requirement.

Risks Related to Our Common Stock

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity to sell our common stock at prices equal to or greater than the price you paid in this offering.

        Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on The New York Stock Exchange or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our common stock may prevent you from being able to sell your common stock at or above the price you paid for your common stock. The market price of our common stock could fluctuate significantly for various reasons, including:

  •
  our operating and financial performance and prospects;

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  changes in earnings estimates or recommendations by research analysts who track our common stock or the stock of other companies in our industry;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

  •
  sales of common stock by us or members of our management team.

        In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price and cause you to lose all or part of your investment.

We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

        We have no plans to pay regular dividends on our common stock. We generally intend to invest our future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. Our credit facility, the indenture governing our senior subordinated notes and our senior unsecured term loan facility also include limitations on our payment of dividends. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your common stock and you may lose the entire amount of the investment.

You will suffer immediate and substantial dilution.

        The initial public offering price per share of our common stock is substantially higher than our pro forma net tangible book value per common share immediately after the offering. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. At the offering price of $                        , you will incur immediate and substantial dilution in the amount of $                        per share. We also have outstanding stock options to purchase our common stock at a weighted average exercise price of $                        per share. To the extent these options are exercised, there will be further dilution. See "Dilution."

The requirements of complying with the Exchange Act, the Sarbanes-Oxley Act and the requirements of The New York Stock Exchange may strain our resources and distract management.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and the Sarbanes-Oxley Act, including Section 404, which requires compliance by December 31, 2005. In addition, we will be subject to rules implemented by The New York Stock Exchange. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures, corporate governance standards and internal controls over financial reporting. Beginning with the year ending December 31, 2005, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, and we will be required to deliver an attestation report of our auditors on our management's assessment of and operating effectiveness of internal controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, and to ensure our ongoing compliance with public company reporting requirements, significant resources, management oversight and personnel will be devoted to legal, financial and accounting activities. We cannot assure you that we will be able to complete the documentation and management assessment required by Section 404 of the Sarbanes-Oxley Act by our reporting deadline. In addition, any such efforts may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we would be able to do so in a timely fashion.

        Additionally, we expect that the requirements of complying with public company reporting requirements may make it more difficult or more expensive for us to obtain director and officer liability insurance. We may be forced to accept reduced policy limits or coverage, or to incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board of Directors or as executive officers.

Future sales of our common stock in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our common stock.

        We and substantially all of our stockholders (including the selling stockholders) may sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock or convertible debt securities to finance future acquisitions. After the consummation of this offering, we will have            shares of common stock outstanding. This number includes            shares that we are selling in this offering, which may be resold immediately in the public market. Of the remaining            shares,             , or    % of our total outstanding shares, are restricted from immediate resale under the lock-up agreements between our current stockholders and the underwriters described in "Underwriters," but may be sold into the market in the near future. These shares will become available for sale following the expiration of the lock-up agreements, which, without the prior consent of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC on behalf of the underwriters, is 180 days after the date of this prospectus, subject to volume limitations and manner-of-sale requirements under Rule 144 of the Securities Act of 1933, or the Securities Act.

        DEG Acquisitions, LLC, Halliburton and certain members of our management are party to an investor rights agreement with us. Under the investor rights agreement, DEG Acquisitions, LLC, Halliburton and such members of our management have the right, under certain circumstances, to require us to effect the registration of their shares. Affiliates of First Reserve and Odyssey are party to a sponsor rights agreement with us. Under the sponsor rights agreement, the affiliates of First Reserve and Odyssey will have the right, after the expiration of a specified lock-up period, to require us to effect the registration of their shares. See "Certain Relationships and Related Transactions—Amended and Restated Investor Rights Agreement" and "—Amended and Restated Sponsor Rights Agreement."

        We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

        Provisions of our amended and restated certificate of incorporation and by-laws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our Board of Directors. These provisions include:

  •
  limitations on the removal of directors;

  •
  the sole power of our Board of Directors to fill any vacancy on our Board of Directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of our Board of Directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval; and

  •
  the inability of stockholders to call special meetings.

        The ability of our Board of Directors to create and issue a new series of preferred stock, the acceleration of vesting of our outstanding stock options upon a change of control and certain other provisions of our amended and restated certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving our company or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See "Description of Capital Stock."

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management's good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the impact of general economic conditions in the regions in which we do business; general industry conditions, including competition and product, raw material and energy prices; changes in exchange rates and currency values; capital expenditure requirements; access to capital markets and the risks and uncertainties described under "Risk Factors."

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus includes market share and industry data and forecasts that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management's knowledge of the industry, have not been verified by any independent sources. Forecasts are particularly likely to be inaccurate, especially over long periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $75 per barrel in 1995. In 1995, however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of shares by us will be approximately $                        million, after deducting underwriting discounts and commissions and estimated expenses, based upon an assumed initial public offering price of $                        per share, the midpoint of the proposed offering range.

        We intend to use the net proceeds from the sale of shares by us to repay indebtedness under the Tranche C term loan of our credit facility. The indebtedness under the Tranche C term loan of our credit facility bears interest at a rate of LIBOR (three-month LIBOR was 2.02% at September 30, 2004) plus 2.5% and matures on April 10, 2009. We amended our credit facility in March 2004 to provide for the Tranche C term loan, the proceeds of which were used to refinance our Tranche B term loan under the same facility. The Tranche B term loan bore interest at a rate of 4.85% per annum at the time it was repaid and had a maturity date of April 10, 2009. In June 2004, we incurred an additional $175 million in borrowings under the Tranche C term loan of our credit facility to finance the acquisition of the distribution business of Nuovo Pignone S.p.A.

        We will not receive any proceeds from the sale of shares by the selling stockholders, including if the underwriters exercise their over-allotment option, which is granted to them by the selling stockholders. No net proceeds from the sale of shares by us will be paid to any of our affiliates.

DIVIDEND POLICY

        We have not paid dividends in the past and we do not intend to pay any cash dividends for the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business and the repayment of debt. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors our Board of Directors deems relevant. Our existing indebtedness effectively limits our ability to pay dividends and make distributions to our stockholders. See "Description of Our Indebtedness."

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of September 30, 2004 on an actual basis and on a pro forma as adjusted basis giving effect to the offering of            shares of common stock by us, including the application of the net proceeds therefrom, based upon an assumed initial offering price of $                  per share, the midpoint of the offering range.

        The information in this table should be read in conjunction with "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes thereto included elsewhere in this prospectus.

	September 30, 2004
	Actual	Pro Forma As Adjusted for the Offering
	(in millions)
Long-term debt, including current maturities:
Credit facility(1)	$390.0	$
Senior unsecured term loan	125.0
9 3/8% senior subordinated notes(2)	554.5
Other debt	6.0

Total long-term debt, including current maturities	1,075.5
Minority interest	3.5
Mandatorily redeemable common stock of Dresser, Ltd.	7.4
Stockholders' equity(3):
Common stock, $0.01 par value, shares authorized, shares issued and outstanding	—
Additional paid-in capital	453.9
Loan to Dresser, Ltd.	(1.6)
Dividends in excess of net book value	(595.8)
Accumulated deficit	(108.9)
Accumulated other comprehensive income (loss)	(56.1)

Total stockholders' equity (deficit)	(308.5)

Total capitalization	$777.9

(1)
Our credit facility consists of: (i) a $390.0 million Tranche C term loan facility and (ii) a $100.0 million revolving credit facility. As of September 30, 2004 there were no revolving loan borrowings outstanding under our revolving credit facility. As of September 30, 2004, we had $43.3 million of letters of credit outstanding under that facility. In July, August and October 2004 we made optional prepayments of $10.0 million each on our Tranche C term loan. As a result of these optional prepayments, no mandatory principal payments are due on our Tranche C term loan until March 31, 2008.

(2)
Represents $550.0 million in aggregate principal amount of senior subordinated notes, including a $4.5 million premium.

(3)
Upon completion of this offering, we may incur charges related to marking to market our deferred compensation programs.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering.

        As of September 30, 2004, our net tangible book value was approximately $(710.6) million, or $(710,591) per share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2004. After giving effect to the issuance and sale of             shares of common stock in this offering at an assumed initial public offering price of $            (the midpoint of the offering range on the cover page of this prospectus), deducting the underwriting discounts and estimated offering expenses that we will pay and the application of the proceeds therefrom as described under "Use of Proceeds," our net tangible book value as of September 30, 2004 would have been approximately $             million, or $            per share. This represents an immediate increase in net tangible book value of $            per share to existing shareholders and an immediate dilution of $            per share to new investors purchasing common stock in this offering. The following table illustrates this dilution on a per share basis:

Per Share
Assumed initial public offering price per share		$
Net tangible book value per share as of September 30, 2004	$
Decrease in net tangible book value per share, net of tax, resulting from deferred compensation charge
Increase in net tangible book value per share attributable to this offering

Net tangible book value per share after this offering	$

Dilution per share to new investors		$

        The following table sets forth, as of September 30, 2004, the total number of shares of common stock owned by existing stockholders and to be owned by new investors, and the total consideration paid, and the average price per share paid by our existing stockholders and to be paid by new investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and estimated offering expenses that we will pay:

	Shares Purchased(1)			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors
Total		100.0%			$100.0%		$

(1)
The number of shares disclosed above for the existing stockholders includes            shares being sold by the selling stockholders in this offering. The number of shares disclosed for the new investors does not include the shares being purchased by the new investors from the selling stockholders in this offering.

        The tables and calculations above assume no exercise of outstanding options. As of September 30, 2004, there were            shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of approximately $            per share. To the extent that the            outstanding options are exercised, there will be further dilution of $            per share to new investors purchasing common stock in the offering. See "Description of Capital Stock."

UNAUDITED PRO FORMA FINANCIAL DATA

        The following unaudited pro forma financial data have been derived by the application of pro forma adjustments to our historical financial statements included elsewhere in this prospectus. The unaudited pro forma statements of operations for the year ended December 31, 2003 and nine months ended September 30, 2004 give pro forma effect to the disposition of LVF S.p.A. in December 2003 and the acquisition of the distribution business of Nuovo Pignone in June 2004 as if they were completed as of January 1, 2003. As the acquisition of the distribution business of Nuovo Pignone was consummated on June 4, 2004, the net assets of the business acquired, including our preliminary allocation of the $170 million purchase price and approximately $1.5 million of direct acquisition costs, are reflected in the historical balance sheet of Dresser, Inc. as of September 30, 2004. Accordingly, no pro forma balance sheet is included in the unaudited pro forma financial data. The pro forma statements of operations, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes.

        The pro forma financial data are not necessarily indicative of future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the dates indicated. We cannot assure you that the assumptions used in preparation of the pro forma financial data will prove to be correct. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Capitalization" and the financial statements and notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Statement of Operations
Year Ended December 31, 2003

	Historical Dresser, Inc.	LVF S.p.A. Disposition(a)	Historical Nuovo Pignone(b)	Adjustments for the Nuovo Pignone Acquisition(c)		Pro Forma
	(in millions, except share and per share data)
Revenues	$1,657.0	$(22.8)	$151.4	—		$1,785.6
Cost of revenues	1,223.8	(19.2)	115.7	3.5	(d)	1,323.8

Gross profit	433.2	(3.6)	35.7	(3.5)		461.8
Selling, engineering, administrative and general expenses	384.6	(2.0)	23.2	5.3	(e)(f)	411.1

Operating income	48.6	(1.6)	12.5	(8.8)		50.7
Other income (expense):
Interest expense	(85.8)	0.9	(1.8)	(7.9)	(g)(h)	(94.6)
Interest income	2.9	—	—	—		2.9
Other income (expense), net	3.2	0.1	(0.5)			2.8

Income (loss) before income taxes	(31.1)	(0.6)	10.2	(16.7)		(38.2)
Provision for income taxes	(14.5)	0.7	(5.1)	5.7	(i)	(13.2)

Income (loss) before equity interests	(45.6)	0.1	5.1	(11.0)		(51.4)
Equity in earnings of unconsolidated subsidiaries	0.9	—	—	—		0.9

Net income (loss)	$(44.7)	0.1	$5.1	$(11.0)		$(50.5)

Basic and diluted net loss per share	$(44,700)					$(50,500)

Basic and diluted weighted average shares outstanding	1,000					1,000

See accompanying notes to unaudited pro forma statements of operations.

 Unaudited Pro Forma Statement of Operations
Nine Months Ended September 30, 2004

	Historical Dresser, Inc.	Historical Nuovo Pignone(b)	Adjustments for the Nuovo Pignone Acquisition(c)		Pro Forma for the Nuovo Pignone Acquisition
	(in millions, except share and per share data)
Revenues	$1,440.4	$67.2	—		$1,507.6
Cost of revenues	1,025.2	53.5	(3.5)	(d)	1,075.2

Gross profit	415.2	13.7	3.5		432.4
Selling, engineering, administrative and general expenses	325.2	8.7	2.6	(e)(f)	336.5

Operating income	90.0	5.0	0.9		95.9
Other income (expense):
Interest expense	(74.7)	(0.7)	(3.9)	(g)(h)	(79.3)
Interest income	0.9	—	—		0.9
Other income (expense), net	(0.7)	—	—		(0.7)

Income (loss) before income taxes	15.5	4.3	(3.0)		16.8
Provision for income taxes	(13.3)	(3.4)	1.0		(15.7)

Income (loss) before equity interests	2.2	0.9	(2.0)		1.1
Equity in earnings of unconsolidated subsidiaries	2.4	—	—		2.4
Minority owner's share of consolidated subsidiaries	(0.8)	—	—		(0.8)

Net income (loss)	$3.8	$0.9	$(2.0)		$2.7

Basic and diluted net loss per share	$3,800				$2,700

Basic and diluted weighted average shares outstanding	1,000				1,000

See accompanying notes to unaudited pro forma statements of operations.

Notes to Unaudited Pro Forma Statements of Operations

(a)
This column represents the historical statement of operations for LVF S.p.A., our wholly owned subsidiary. In December 2003, we sold LVF S.p.A. for a total purchase price of approximately $24.0 million and the assumption of approximately $5.5 million in debt. We used the proceeds from this disposition to repay $15.0 million of our Tranche B term loan. The adjustment to interest expense includes a reduction related to this debt repayment of $0.7 million and assumes an interest rate of 4.85%, which was the rate in effect at the time we refinanced our Tranche B term loan in March 2004.

(b)
This column represents the historical statements of operations of the distribution business of Nuovo Pignone purchased by us. The historical Nuovo Pignone column reflects the Nuovo Pignone distribution business' operations for the twelve months ended December 31, 2003 and the five months ended May 31, 2004. The historical statements of operations were prepared in Euros and converted to U.S. dollars using the applicable twelve-month average foreign exchange rate of 1.1319 for the year ended December 31, 2003, and the applicable five-month average foreign exchange rate of 1.2242 for the five months ended May 31, 2004.

(c)
We are in the process of obtaining valuations for certain assets and assessing certain liabilities and income taxes attributed to the transaction. We expect to complete our assessment by the end of 2004. The results of these valuations may impact our preliminary allocation of the purchase price. In addition, the purchase and sale agreement we entered into related to the acquisition of the distribution business of Nuovo Pignone allows for a post-closing adjustment period of 165 days after the closing date to calculate and finalize any net working capital adjustments, unless extensions of time are agreed to by both parties. We expect to complete our net working capital calculation by the end of 2004. While the allocation of the purchase price may be impacted by the net working capital calculation and other valuation analysis, we do not believe any resulting adjustments will have a material impact on the purchase price allocation or on us as a whole.

(d)
The adjustment for the year ended December 31, 2003 records amortization of a step-up in inventory over four months of $3.5 million. The adjustment for the nine months ended September 30, 2004 reverses the amortization of a step-up in inventory which was recorded in the historical Dresser, Inc. statement of operations over the four months of June 2004 through September 2004.

(e)
This adjustment records depreciation expense associated with the preliminary allocation of the purchase price assigned to the property, plant and equipment of the distribution business of Nuovo Pignone, which we will depreciate on a straight line basis over the remaining useful lives of the assets, which approximate twelve years. The amount of the adjustment is $1.2 million for the year ended December 31, 2003 and $0.6 million for the nine months ended September 30, 2004.

(f)
This adjustment records amortization of intangible assets based on our preliminary valuation of those assets. We amortize these assets on a straight line basis over their estimated useful lives, ranging from one and one-half to ten years. The amount of the adjustment is $4.1 million for the year ended December 31, 2003 and $2.0 million for the nine months ended September 30, 2004.

(g)
This adjustment records the increase in interest expense due to additional borrowings of $175 million of Tranche C term loan borrowings under our credit facility, which was used to fund our acquisition. The amount was calculated based on the interest rate on our Tranche C term loan under our credit facility at June 30, 2004, which was LIBOR (three-month LIBOR was 1.61% at June 30, 2004) plus 2.5%. The amount of the adjustment is $7.2 million for the year ended December 31, 2003 and $3.6 million for the nine months ended September 30, 2004. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.2 million.

(h)
This adjustment records amortization of capitalized financing fees associated with additional Tranche C term loan borrowings under our credit facility. The capitalized financing fees were $3.2 million and will be amortized to interest expense through the first quarter of 2009, or approximately $0.2 million per quarter. The amount of the adjustment is $0.7 million for the year ended December 31, 2003 and $0.3 million for the nine months ended September 30, 2004.

(i)
This adjustment reflects the tax effect of the pro forma adjustments based on the Italian statutory rate of 34%.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents selected historical financial data as of the dates and for the periods indicated. The selected statement of operations data presented below for each of the years ended December 31, 2001, 2002 and 2003, and the selected balance sheet data at December 31, 2002 and 2003 have been derived from our financial statements, which are included elsewhere in this prospectus. The selected statements of operations data for the years ended December 31, 1999 and 2000 and the balance sheet data at December 31, 1999 and 2000 are derived from our unaudited financial statements. The selected statements of operations data for the nine months ended September 30, 2003 and September 30, 2004 and the selected balance sheet data as of September 30, 2004 have been derived from our unaudited financial statements which, in the opinion of management include all adjustments consisting of normal, recurring adjustments necessary for a fair presentation of these financial statements. These data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Capitalization" and the financial statements and notes thereto included elsewhere in this prospectus.

        Our financial statements for periods presented prior to April 10, 2001 have been prepared on a carve-out basis and reflect our combined financial position, results of operations and cash flows in accordance with U.S. GAAP. These financial statements exclude certain items which were not transferred as a result of the recapitalization transaction and any financial effects from Halliburton's decision to discontinue this business segment. In addition, certain amounts in the financial statements have been estimated, allocated and pushed down from Halliburton in a consistent manner in order to depict our financial position, results of operations and cash flows on a stand-alone basis. Halliburton allocated the costs for certain services to us based on factors such as number of employees, revenues and assets, or charged us for some services on an as-used basis. We believe the method of allocation was reasonable. In addition, certain expenses associated with our participation in Halliburton's single employer post-retirement benefit plans were recognized as charged to us by Halliburton.

        The carve-out financial position, results of operations and cash flows may not be indicative of what we would have reported if we had been a stand-alone entity during the periods presented prior to April 10, 2001. Prior to the recapitalization transaction, our financial statements reflect intercompany amounts with Halliburton as components of divisional equity. The financial statements subsequent to April 10, 2001 comprise the financial position, results of operations and cash flows of us and our majority owned subsidiaries after the elimination of all significant intercompany accounts.

	Year ended December 31,					Nine Months Ended September 30,
	1999(1)	2000(1)	2001(1)	2002	2003	2003	2004
	(in millions, except share and per share data)
Statement of operations data:
Revenues	$1,431.3	$1,402.4	$1,540.1	$1,589.4	$1,657.0	$1,183.8	$1,440.4
Cost of revenues	993.7	964.6	1,079.2	1,167.8	1,223.8	871.4	1,025.2
Selling, engineering, administrative and general expenses	314.7	299.8	344.7	338.7	384.6	272.5	325.2
Operating income	122.9	138.0	116.2	82.9	48.6	39.9	90.0
Net income (loss)	77.1	78.7	(44.8)	(23.2)	(44.7)	(32.2)	3.8
Share data:
Net income (loss) per share:(2)
Basic and diluted	N/A	N/A
Weighted average common stock outstanding:
Basic and diluted	N/A	N/A
Cash dividends declared per share	—	—	—	—	—	—	—
Cash flow data:
Cash flows provided by operating activities	$141.4	$91.6	$94.2	$137.2	$74.6	$38.0	$31.7
Cash flows (used in) investing activities	(37.7)	(28.9)	(1,361.5)	(44.1)	(13.6)	(23.5)	(207.9)
Cash flows provided by (used in) financing activities	(95.3)	(86.3)	1,350.8	(79.9)	(39.9)	(21.8)	129.9
Other financial data:
EBITDA(3)	174.1	196.2	172.2	129.3	97.2	81.0	126.5
Capital expenditures	38.4	27.3	36.0	15.2	30.8	17.8	36.5
Depreciation and amortization	48.5	49.2	54.4	43.1	44.5	31.7	35.6
Balance sheet data (at period ended):
Working capital	$250.5	$286.1	$383.8	$369.5	$344.2	$345.0	$358.8
Property, plant and equipment, net	223.8	231.1	235.0	208.9	208.1	204.1	226.9
Total assets	1,136.9	1,152.3	1,396.1	1,358.7	1,404.2	1,422.4	1,628.2
Total long-term debt (including current portion)	0.3	0.2	1,017.0	964.4	944.1	961.0	1,075.5
Mandatorily redeemable common stock of Dresser, Ltd.	—	—	7.9	7.9	12.9	7.9	7.4
Stockholders' equity (deficit)	647.8	677.4	(290.5)	(295.6)	(312.6)	(301.9)	(308.5)

(1)
Our financial statements for periods presented prior to April 10, 2001 have been prepared on a carve-out basis as described in Note 1 to our financial statements.

(2)
We were a division of Halliburton prior to April 10, 2001. Therefore, we had no equity from which to compute earnings per share for 1999 and 2000.

(3)
EBITDA is defined as net income before interest, taxes, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by our investors and other interested parties, as well as by our management, in the evaluation of companies in our industry, many of which present EBITDA when reporting their results. In addition, EBITDA provides additional information used by our management and board of directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes EBITDA facilitates their operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). EBITDA also provides the basis for a number of awards under our stock incentive plan. In addition, some of the covenants contained in our senior credit facility and indenture relating to our senior subordinated notes are based on measures similar to EBITDA, although in each case they allow for adjustments to net income in addition to those included in EBITDA. The following table summarizes the calculation of EBITDA for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in millions)
Net income (loss)	$77.1	$78.7	$(44.8)	$(23.2)	$(44.7)	$(32.2)	$3.8
Interest expense	1.8	2.7	68.6	98.6	85.8	62.9	74.7
Interest income	(1.5)	(0.8)	(3.1)	(2.6)	(2.9)	(2.4)	(0.9)
Provision for income taxes	48.2	66.4	97.1	13.4	14.5	21.0	13.3
Depreciation and amortization expense	48.5	49.2	54.4	43.1	44.5	31.7	35.6

EBITDA	$174.1	$196.2	$172.2	$129.3	$97.2	$81.0	$126.5

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our financial results prepared in accordance with U.S. GAAP. Some of these limitations are:

•
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•
EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•
Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only supplementally.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including those described under "Risk Factors" and included elsewhere in this prospectus.

Overview

        We are a leading worldwide manufacturer and marketer of highly engineered energy infrastructure and oilfield products and services. In 2003, approximately 85% of our revenues were generated from energy infrastructure and oilfield equipment spending. Our customers use our products for the exploration and production, transportation and processing and storage and distribution of oil and gas and their by-products. Our principal business segments are flow control, measurement systems and compression and power systems. We serve the energy industry globally, with an established sales presence in over 100 countries and manufacturing or customer support facilities in over 22 countries. As of September 30, 2004, approximately 59% of our revenues were generated from our operations outside of the United States, and we expect this percentage to increase going forward.

        On June 4, 2004, we completed the purchase of the distribution business of Nuovo Pignone S.p.A., a subsidiary of General Electric Company, for approximately $170 million and approximately $1.5 million of direct acquisition costs. The purchased business includes a retail fueling systems operation, comprised of gasoline, liquefied petroleum gas and compressed natural gas dispenser products and services, and a gas meters operation, which manufactures and markets certain natural gas meters. This business generated $151.4 million of revenues in the year ended December 31, 2003. The acquisition is expected to substantially improve our market share in retail fueling systems, be complementary from a customer, product and geographical perspective and provide us with substantial cost saving opportunities. To finance the cash consideration related to the acquisition, we incurred additional borrowings under our credit facility in the amount of $175 million, which included $2.8 million of capitalized financing fees.

Market Forces and Outlook

        Our product offerings include valves, instruments, meters, retail fuel dispensing systems, blowers and natural gas fueled power generation systems. These products are used to produce, transport, process, store and deliver oil and gas and their related by-products.

        There are several key indicators that drive our business. Over the long term, demand for energy infrastructure and oilfield equipment is driven by fluctuations in worldwide economic activity and energy consumption, which is a function of global population, industrial growth, the levels of energy consumption per capita and changes in energy usage patterns. In the short term, demand for our products is affected by overall worldwide economic conditions and by fluctuations in the level of activity and capital spending by major, national and independent oil and gas companies, gas distribution companies, pipeline companies, power generation companies and petrochemical processing plants, as well as our customers' access to capital. Activity levels can vary substantially in different geographic regions throughout the world. For example, in recent years U.S. markets have been relatively weak while international markets have been relatively strong. The level of oil and gas prices affect all of these activities and are a significant factor in determining our primary customers' level of cash flow. Our business is subject to cyclicality and periodic downturns, which have caused revenue and earnings to decline in the past. Our customers' perception of oil and gas prices in the near-to-long term will impact our business, and as such, continued expectation of higher prices will correspond to strengthening in our business. See "Risk Factors—Risks Related to Our Business—Our business is cyclical in nature and our business and operating results could be harmed during economic or industry downturns."

        We believe that in order to maintain our competitiveness, we need to continue to focus on operational efficiency and cash flow. This focus includes our on-going initiatives to increase manufacturing efficiencies, consolidate raw material sources, increase global procurement and improve working capital efficiency. We have improved global procurement through increased coordination among our business units and increased outsourcing of non-core manufacturing functions. In addition, we are implementing firm-wide lean manufacturing initiatives, a new enterprise resource planning, or ERP, system and a highly disciplined company-wide quality management and process optimization methodology, known as Six Sigma. See "—Restructuring and Other Exit Activities" below for more information related to specific restructuring programs.

        Flow Control.    Demand for our on/off valves is generally driven by full-field development of oil and natural gas reserves as well as pipeline construction. In recent years, the U.S. experienced a slowdown in both of these areas which has affected our on/off valves business. There continues to be strong development activity in international areas such as offshore Brazil, onshore and offshore West Africa, the Middle East, Asia, and Russia. We have been successful in winning many international tenders and have seen a corresponding shift in our on/off valves business. Some of these projects, such as the $44.0 million Sakhalin I project in 2004, are substantial in size and may cause our revenues to fluctuate significantly from period to period. The transmission market environment in 2004 remains relatively weak in the U.S. However, the domestic exploration and production market is showing signs of recovery with increased drilling activity which should translate to additional opportunities for the on/off business in the future. International markets remain strong.

        Currently, international demand for new valve construction projects is strong while the U.S. market is stable. We have also been successful in expanding our control valve business in certain new markets such as power generation and floating production systems. There is a significant component of aftermarket sales associated with the control valve product line. During 2004, we have seen indications of improving demand for aftermarket parts. In the several years leading up to 2003, there was a slowdown in aftermarket sales in the U.S. and, to a lesser extent, in Europe. In 2003, these aftermarket sales stabilized, but did not show much, if any, rebound as industry activity began to pick up.

        During 2004, we have seen indications of improving market conditions in our pressure relief, natural gas solutions and instruments product lines. In the pressure relief product line, aftermarket sales have been relatively weak in the U.S. and Europe, partially offset by growth in other international sales. In the natural gas solutions product line (formerly the metering and piping specialties product line) in 2003, relatively weak demand in the U.S. business was offset by growing international sales in Asia, Europe, and South America. A substantial part of the instrument product line has exposure to industries outside of energy. In 2003, a weak manufacturing economy in the U.S. negatively affected product sales, partially offset by the introduction of new products.

        Measurement Systems.    New equipment sales to independents, high volume retailers and major oil companies are stronger during 2004. In North America we are experiencing an upswing in dispenser sales to the major oil companies as they upgrade older sites to improve maintenance costs and performance. In addition, we expect the continuation of point of sale upgrade programs with several major oil companies to continue through the first quarter of 2005. Sales to high volume retailers and independent marketers continue to be stronger as a result of aggressive building and upgrade programs. Internationally we see increased market activity from the national oil companies in Latin America, Eastern Europe and Asia, and we have been successful in a number of recent tenders. We continue to benefit from increased sales volumes and incremental margins from distributors as a result of the acquisition of certain assets of Tokheim North America and its MSI business unit, which we purchased in a bankruptcy court auction in 2003.

        On June 4, 2004, we completed the purchase of the Nuovo Pignone distribution business for approximately $170 million and approximately $1.5 million in direct acquisition costs. The purchased business includes a retail fueling systems operation, comprised of gasoline, liquefied petroleum gas and compressed natural gas dispenser products and services, and a gas meters operation, which manufactures and markets certain natural gas meters. This business generated $151.4 million of revenues in the year ended December 31, 2003. The acquisition is expected to substantially improve our market share in retail fueling systems, be complementary from a customer, product and geographical perspective and provide us with substantial cost saving opportunities.

        Compression and Power Systems.    During 2004, gas compression-related engine sales and parts sales have begun to recover from last year's depressed level. U.S. activity is expected to strengthen throughout the remainder of the year, while recent strong Canadian activity is expected to slow down in the next few months. Engine sales into power generation applications remains relatively strong, although competition based upon price and engine efficiency remains intense in this segment. The domestic power generation market is expected to remain flat this year while international markets for engines and parts are relatively strong, especially in Pakistan, Bangladesh and South America.

Restructuring and Other Exit Activities

        We have initiated restructuring programs affecting several business units in an effort to obtain manufacturing efficiencies and cost savings. In 2002, we discontinued several small product lines and implemented a company-wide reduction in our workforce. In 2003, we eliminated five of our manufacturing facilities through consolidations and outsourced manufacturing at one additional site. We plan to continue to seek opportunities to improve our manufacturing operations. However, we do not expect to incur material charges during the fourth quarter of 2004. At the onset of our restructuring activities in 2002 and 2003, we estimated we would achieve cost savings of approximately $40 million. Due to the nature of the restructuring activities and other cost initiatives undertaken during 2002 and thereafter, we are unable to accurately determine actual cost savings specific to our restructuring activities. In accordance with SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" we recognize costs associated with exit or disposal activities as incurred rather than at the date of a commitment to an exit or disposal plan.

        In connection with these activities, as described above, we incurred certain restructuring charges related to termination benefits as we terminated approximately 707 employees. We also incurred impairment charges with respect to certain assets, related to machinery, goodwill, and capitalized designs. These costs have been reflected in cost of revenues and selling, engineering, administrative and general expenses. The restructuring charges are as follows:

        During 2002, we incurred approximately $6.0 million in costs as a result of our decision to:

  (1)
  consolidate manufacturing of our standard design rotary blower products at our Houston, Texas manufacturing plant and downsize our Connersville, Indiana facility;

  (2)
  cease manufacturing fuel dispensers at a Canadian manufacturing facility and consolidate North American fuel dispenser manufacturing in our Austin, Texas facility;

  (3)
  discontinue several small product lines; and

  (4)
  implement a company-wide reduction in our workforce.

        We incurred charges of approximately $4.0 million for inventory markdowns associated with these activities. These costs have been reflected in costs of revenues in our statements of operations for the year ended December 31, 2002. The restructuring charges incurred in 2002 are as follows:

Description	Restructuring Charge	Cash Payments	Non-Cash Charges	Accrued at December 31, 2002
	(in millions)
Consolidate manufacturing of standard rotary blower
Termination benefits	$0.2	$(0.2)	$—	$—
Cease fuel dispenser manufacturing at a Canadian facility
Termination benefits	0.5	(0.5)	—	—
Discontinuation of several product lines
Termination benefits	0.9	(0.5)	—	0.4
Write-down of other assets	0.5	—	(0.5)	—
Write-down of machinery	0.1	—	(0.1)	—
Write-down of goodwill	0.2	—	(0.2)	—
Company-wide reduction in force
Termination benefits	3.6	(1.7)	—	1.9

Total	$6.0	$(2.9)	$(0.8)	$2.3

        All of the restructuring charges accrued at December 31, 2002 were paid in 2003.

        In 2003, we incurred approximately $21.4 million in costs as a result of a decision to

  (1)
  consolidate a valve operation in Germany (EDG) into an existing facility in Italy;

  (2)
  consolidate an instrument operation in Shelton, Connecticut into an existing facility in Stratford, Connecticut;

  (3)
  consolidate an instrument operation in Berea, Kentucky with existing operations in Brazil into a new facility in Sao Caetano, Brazil;

  (4)
  consolidate a retail fueling dispenser manufacturing operation in Germany into an existing facility in Sweden;

  (5)
  consolidate two Canadian retail fueling dispenser plant operations;

  (6)
  consolidate certain flow control operations in Houston, Texas into a new facility;

  (7)
  outsource the manufacturing of certain blowers;

  (8)
  consolidate a control valve operation in Burlington, Canada into existing facilities; and

  (9)
  continue a reduction in our workforce.

        Accrued liabilities at September 30, 2004 related to the 2003 restructuring initiatives are as follows:

Description	Restructuring Charge	Cash Payments	Non-Cash Charges	Accrued at December 31, 2003	Cash Payments	Accrued at September 30, 2004
	(in millions)
Consolidate EDG operations
Termination benefits	$0.4	$(0.4)	$—	$—	$—	$—
Write-down of fixed assets	0.1	—	(0.1)	—	—	—
Other exit activities	0.1	(0.1)	—	—	—	—
Consolidate Shelton operations
Termination benefits	0.7	(0.7)	—	—	—	—
Write-down of fixed assets	0.7	—	(0.7)	—	—	—
Other exit activities	1.2	(1.2)	—	—	—	—
Consolidate Berea operations
Termination benefits	1.8	(0.3)	—	1.5	(1.5)	—
Other exit activities	0.1	(0.1)	—	—	—	—
Consolidate German retail fueling operations
Termination benefits	6.0	(2.8)	—	3.2	(2.6)	0.6
Write-down of fixed assets	0.6	—	(0.6)	—	—	—
Consolidate Canadian retail fueling operations
Termination benefits	0.5	(0.5)	—	—	—	—
Outsource the manufacturing of certain blowers
Termination benefits	1.7	—	—	1.7	(0.2)	1.5
Other exit activities	0.2	(0.1)	—	0.1	(0.1)	—
Consolidate Burlington operations
Termination benefits	0.8	—	—	0.8	(0.8)	—
Other exit activities	0.2	(0.2)	—	—	—	—
Consolidate Houston operations
Termination benefits	1.3	—	—	1.3	(1.3)	—
Write-down of fixed assets	1.5	—	(1.5)	—	—	—
Other exit activities	0.3	(0.3)	—	—	—	—
Company wide reduction in force
Termination benefits	3.2	(3.0)	—	0.2	—	0.2

Total	$21.4	$(9.7)	$(2.9)	$8.8	$(6.5)	$2.3

        We incurred $6.5 million of restructuring charges for the nine months ended September 30, 2004. Restructuring charges of $0.6 and $5.9 million have been reflected in cost of revenues and selling, engineering, general and administrative expenses, respectively, for the nine months ended September 30, 2004 in our condensed statements of operations. During the first nine months of 2004, we incurred costs in connection with the continuation of:

  (1)
  a consolidation of an instrument operation in Berea, Kentucky with existing operations in Brazil into a new facility in Sao Caetano, Brazil;

  (2)
  a consolidation of a control valve operation in Burlington, Canada into existing facilities;

  (3)
  a consolidation of certain flow control operations in Houston, Texas into a single new facility;

  (4)
  a consolidation of a retail fueling dispenser manufacturing operation in Germany into an existing facility in Sweden; and

  (5)
  the decision to outsource the manufacturing of certain blowers.

        The costs associated with these actions for the nine months ended September 30, 2004 are as follows:

Description	Restructuring Charge	Cash Payments	Non-Cash Charges	Accrued at September 30, 2004
	(in millions)
Consolidate Berea operations
Other exit activities	$0.3	$(0.1)	$(0.2)	$—
Consolidate Burlington operations
Termination benefits	2.6	(1.3)	—	1.3
Consolidate Houston operations
Termination benefits	0.1	(0.1)	—	—
Other exit activities	3.0	(2.9)	—	0.1
Consolidate German retail fueling operations
Other exit activities	0.2	(0.2)	—	—
Outsource the manufacturing of certain blowers
Termination benefits	0.1	—	—	0.1
Other exit activities	0.2	(0.2)	—	—

Total	$6.5	$(4.8)	$(0.2)	$1.5

        The restructuring charges by segment are as follows:

	Restructuring Charge	Cash Payments	Non-Cash Charges	Accrued at end of Period
	(in millions)
2002
Flow control	$3.9	$(1.4)	$(0.8)	$1.7
Measurement systems	1.4	(0.8)	—	0.6
Compression and power systems	0.7	(0.7)	—	—

Total at December 31, 2002	$6.0	$(2.9)	$(0.8)	$2.3

2003
Flow control	$10.2	$(4.3)	$(2.3)	$3.6
Measurement systems	8.0	(4.0)	(0.6)	3.4
Compression and power systems	3.2	(1.4)	—	1.8

Total at December 31, 2003	$21.4	$(9.7)	$(2.9)	$8.8

2004
Flow control	$6.0	$(4.4)	$(0.2)	$1.4
Measurement	0.2	(0.2)	—	—
Compression and power systems	0.3	(0.2)	—	0.1

Total at September 30, 2004	$6.5	$(4.8)	$(0.2)	$1.5

Results of Operations

  Nine months ended September 30, 2004 compared to the nine months ended September 30, 2003

Consolidated

        The following table presents selected financial information regarding consolidated results for the nine months ended September 30, 2004 and 2003, respectively.

	Nine months ended September 30,
	2003	% of Revenue	2004	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$1,183.8	100.0%	$1,440.4	100.0%	$256.6	21.7%
Cost of revenue	871.4	73.6	1,025.2	71.2	153.8	17.6

Gross profit	312.4	26.4	415.2	28.8	102.8	32.9
Selling, engineering, administrative and general expenses	272.5	23.0	325.2	22.6	52.7	19.3

Operating income	$39.9	3.4%	$90.0	6.2%	$50.1	125.6%

Other items:
Depreciation and amortization	$31.7		$35.6		$3.9	12.3%
Restructuring charges	15.8		6.5		(9.3)	(58.9)
Bookings	1,299.2		1,514.0		214.8	16.5
Backlog	472.2		617.5		145.3	30.8

        Revenues.    Revenues in our flow control segment increased $93.3 million primarily due to stronger international demand in our control valves and pressure relief product lines and higher volume and favorable product mix in our remaining product lines. Revenues in our measurement systems segment increased $127.5 million primarily due to the acquisition of the Nuovo Pignone distribution business in June 2004 and higher sales volumes related to dispensers and services. Revenues from our compression and power systems segment increased $36.5 million primarily due to strengthening demand for natural gas compression and power generation products and aftermarket parts. Overall, revenue benefited from a favorable effect of changes in foreign currency exchange rates of approximately $54.2 million.

        Gross Profit.    Gross profit increased due to higher volume in our flow control segment and improved manufacturing productivity, favorable mix and cost savings initiatives in our compression and power systems segment. Our measurement systems segment was positively impacted by cost reduction efforts and the favorable mix of system software products. Overall, gross profit benefited from the favorable impact of changes in foreign currency exchange rates of approximately $11.6 million. As a percentage of revenue, gross profit increased to 28.8% for the nine months ended September 30, 2004 compared to 26.4% in the comparable 2003 period.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses increased primarily due to $12.3 million in expenses related to the purchase of research and development technology for our natural gas engines business and higher incremental expenses associated with the acquisition of the Nuovo Pignone distribution business of $6.6 million. Also contributing to the increase were higher employee separation costs, higher commissions due to volume growth and increased marketing and promotion activity in our flow control segment of $18.2 million. Corporate and other expenses increased $6.3 million due to higher consulting, auditing and legal fees incurred in connection with the audit of our financial statements, costs associated with the retirement of our former chief executive officer and other senior management of $3.7 million and stock option expenses of $3.4 million related to an increase in issued stock options during the third quarter of 2004. Overall, selling, engineering, administrative and general expenses were unfavorably impacted by changes in foreign currency exchange rates of $7.3 million.

        Interest Expense.    Interest expense for the nine months ended September 30, 2004 was $74.7 million or $11.8 million higher than the same period in 2003. The increase was due to the write-off of $16.6 million of unamortized deferred financing fees in March 2003 partially offset by a reduction in interest rates.

        Provision for Income Taxes.    Provision for income taxes for the nine months ended September 30, 2004 was $13.3 million, or $7.7 million lower than the same period in 2003. The decrease was due to changes in the distribution of pretax income across geographical jurisdictions with different tax rates and use of net operating losses in certain foreign jurisdictions for which a valuation allowance was recorded in prior periods. We have provided a full valuation allowance against our U.S. deferred tax assets and therefore, we have not provided any tax expense or benefit related to our U.S. operations during the period.

        Bookings and Backlog.    Bookings include all orders for which we have received firm orders from customers during the reporting period. Firm orders are evidenced in writing. Bookings increased $137.6 million in our measurement systems segment primarily due to the acquisition of the Nuovo Pignone distribution business in June 2004 and stronger demand for dispensers, systems and parts, $48.8 million in our flow control segment primarily due to improved market conditions, and $28.4 million in our compression and power systems segment primarily due to higher demand for natural gas engines and aftermarket parts. Backlog includes all firm orders placed by customers which have not been filled or cancelled. Backlog increased $81.8 million in our measurement systems segment primarily due to the acquisition of the Nuovo Pignone distribution business, $43.1 million in our flow control segment primarily due to increased project activity resulting from improved market demand and $20.4 million in our compression and power systems segment primarily due to delayed receipt of parts from a supplier and shipment delays resulting from the transition of our packing and shipping operations to a third-party logistics operator in our aftermarket parts business. Orders in backlog may be subject to cancellation or delay and, therefore, we do not believe that our backlog at any particular time is indicative of our long term business.

Flow Control

        The following table presents selected financial information regarding results for our flow control segment for the nine months ended September 30, 2004 and 2003, respectively.

	Nine months ended September 30,
	2003	% of Revenue	2004	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$729.3	100.0%	$822.6	100.0%	$93.3	12.8%
Cost of revenue	523.8	71.8	580.9	70.6	57.1	10.9

Gross profit	205.5	28.2	241.7	29.4	36.2	17.6
Selling, engineering, administrative and general expenses	161.8	22.2	188.5	22.9	26.7	16.5

Operating income	$43.7	6.0%	$53.2	6.5%	$9.5	21.7%

Other items:
Depreciation and amortization	$17.8		$17.4		$(0.4)	(2.2)%
Restructuring charges	8.4		6.0		(2.4)	(28.6)
Bookings	799.4		848.2		48.8	6.1
Backlog	345.6		388.7		43.1	12.5

        Revenues.    Revenues in our control valves and pressure relief product line increased $26.3 million due to continued strengthening demand in Europe and Asia. Our on/off product line revenues increased $20.1 million due to higher sales volume and favorable product mix partially offset by the sale of our LVF unit, which contributed $18.1 million during 2003. Higher sales volume and favorable product mix improved revenues in our natural gas solutions product line by $11.6 million and in our instruments product line by $2.2 million. Overall, our flow control segment revenues benefited from the favorable impact of changes in foreign currency exchange rates of $35.8 million.

        Gross Profit.    Gross profit in our on/off product line increased $11.9 million due to higher volume partially offset by increased material costs and fixed costs. Our control valves product line and pressure relief product line increased $12.0 million due to higher volume and lower materials costs. Overall, our flow control segment benefited from the favorable impact of changes in foreign currency exchange rates of approximately $7.9 million and lower restructuring charges of $2.8 million. As a percentage of revenues, gross profit increased to 29.4% for the nine months ended September 30, 2004 compared to 28.2% for the comparable 2003 period.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses increased due to higher marketing and promotion activity and commission expenses related to volume growth of $7.2 million. Also contributing to the increase were higher employee separation costs and administrative and engineering costs of $11.0 million, the unfavorable impact of changes in foreign currency exchange rates of approximately $5.1 million and higher restructuring charges of $0.4 million. Partially offsetting the increase was the write-off of $2.4 million in software costs in 2003 that became impaired based on a decision to implement a global ERP system.

        Bookings and Backlog.    Bookings and backlog increased in our on/off, control valves and pressure relief product lines which benefited from increased project activity due to improved market conditions. These increases were partially offset by the sale of LVF in 2003, which contributed $20.3 million in bookings and $11.7 million in backlog.

Measurement Systems

        The following table presents selected financial information regarding results for our measurement systems segment for the nine months ended September 30, 2004 and 2003, respectively.

	Nine months ended September 30,
	2003	% of Revenue	2004	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$263.0	100.0%	$390.5	100.0%	$127.5	48.5%
Cost of revenue	196.5	74.7	277.8	71.1	81.3	41.4

Gross profit	66.5	25.3	112.7	28.9	46.2	69.5
Selling, engineering, administrative and general expenses	49.3	18.7	57.5	14.7	8.2	16.6

Operating income	$17.2	6.6%	$55.2	14.2%	$38.0	NM %

Other items:
Depreciation and amortization	$4.0		$6.0		$2.0	50.0%
Restructuring charges	7.2		0.2		(7.0)	(97.2)
Bookings	266.8		404.4		137.6	51.6
Backlog	49.2		131.0		81.8	166.3

        Revenue.    The increase in revenues was primarily due to the acquisition of the Nuovo Pignone distribution business, which contributed $50.2 million since June 2004, and higher sales volume in the United States related to dispensers and services of $35.3 million. Also contributing to the increase were higher customer demand in Europe and Brazil of $19.5 million and the favorable impact of foreign currency exchange rates of $18.4 million.

        Gross Profit.    Gross profit was positively impacted by higher volume in the United States, Europe and Brazil of $26.2 million. Also contributing to the increase were cost reduction efforts in North America and Europe of $3.0 million, a favorable mix of systems software products in the United States and Germany of $4.1 million and the acquisition of the Nuovo Pignone distribution business, which contributed $6.8 million since June 2004. In addition, 2003 was negatively impacted by transition services costs of $3.2 million associated with our acquisition of certain assets of Tokheim North America. Gross profit was positively impacted by favorable foreign currency exchange rates of $3.7 million. As a percentage of revenues, gross profit increased to 28.9% in the nine months ended September 30, 2004 compared to 25.3% in the comparable 2003 period.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses increased due to legal expenses and marketing and new product development costs of $3.1 million, the acquisition of the Nuovo Pignone distribution business, which contributed $6.6 million since June 2004, and the unfavorable impact of changes in foreign currency exchange rates of $2.2 million. Partially offsetting the increase were lower restructuring expenses of $7.0 million.

        Bookings and Backlog.    Bookings increased primarily due to the acquisition of the Nuovo Pignone distribution business, which contributed $61.0 million since June 2004 and stronger demand for dispensers, systems and parts both domestically and internationally of $76.6 million. Backlog increased due to the acquisition of the Nuovo Pignone distribution business, which contributed $65.9 million since June 2004, and higher additional international demand of $13.7 million.

Compression and Power Systems

        The following table presents selected financial information regarding results for our compression and power systems segment for the nine months ended September 30, 2004 and 2003, respectively.

	Nine months ended September 30,
	2003	% of Revenue	2004	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$195.6	100.0%	$232.1	100.0%	$36.5	18.7%
Cost of revenue	155.2	79.3	171.2	73.8	16.0	10.3

Gross profit	40.4	20.7	60.9	26.2	20.5	50.7
Selling, engineering, administrative and general expenses	35.8	18.3	48.4	20.9	12.6	35.2

Operating income	$4.6	2.4%	$12.5	5.3%	$7.9	171.7%

Other items:
Depreciation and amortization	$8.2		$10.2		$2.0	24.4%
Restructuring charges	0.3		0.3		—	—
Bookings	233.0		261.4		28.4	12.2
Backlog	77.4		97.8		20.4	26.4

        Revenues.    Revenues increased $13.1 million for our natural gas compression products and $15.3 million for our power generation products, both of which benefited from strengthening demand during 2004. In addition, revenues in 2003 were adversely affected by strike-related production delays at our Waukesha plant. Higher demand for aftermarket parts increased revenues by $7.0 million, although recent months have been negatively impacted by delayed receipt of parts from a supplier and shipment delays resulting from the transition of our packing and shipping operations to a third-party logistics operator. Our industrial blowers business increased revenue by $1.0 million primarily due to market growth in China, the Far East and the Middle East.

        Gross Profit.    Gross profit improved $15.8 million due to increased volume, favorable mix and cost savings initiatives related to engine and parts sales and manufacturing productivity of $9.2 million, which was adversely impacted by strike-related delays in 2003. Partially offsetting the increase were unfavorable materials sourcing variances of $1.9 million due to higher metal prices, freight costs and subcontracting costs, higher manufacturing capacity costs of $4.0 million due to purchased services and additional charges for excess and obsolete inventory of $0.7 million. As a percentage of revenues, gross profit increased to 26.2% in the nine months ended September 30, 2004 compared to 20.7% in the comparable 2003 period.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses increased primarily due to $12.3 million in expenses related to the purchase of research and development technology for our natural gas engines business. Also contributing to the increase were higher employee separation and retirement costs of $1.3 million and higher materials costs related to research and development projects of $1.3 million. Partially offsetting the increase was a gain of $1.7 million recorded in 2004 on the sale of land. Additionally, 2003 was negatively impacted by strike-related costs of $1.6 million.

        Bookings and Backlog.    Bookings increased due to higher demand in our natural gas engines business of $14.1 million, higher aftermarket parts by $11.2 million and increased demand for waste water treatment and other municipal projects in our blowers business of $2.8 million. Backlog increased primarily due to delayed receipt of parts from a supplier and shipment delays resulting from the transition of our packing and shipping operations in our aftermarket parts business of $8.2 million. We also experienced higher demand in our industrial blowers business for wastewater treatment and other projects in China, the Middle East and Asia Pacific of $12.1 million. In addition, backlog levels in 2003 were elevated as a result of the strike at our Waukesha plant.

  Year Ended December 31, 2003 as compared to the Year Ended December 31, 2002

  Consolidated

        The following table presents selected financial information regarding consolidated results for the years ended December 31, 2002 and 2003, respectively.

	Year Ended December 31,
	2002	% of Revenue	2003	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$1,589.4	100%	$1,657.0	100%	$67.6	4.3%
Cost of revenue	1,167.8	73.5	1,223.8	73.9	56.0	4.8

Gross profit	421.6	26.5	433.2	26.1	11.6	2.8
Selling, engineering, administrative and general expenses	338.7	21.3	384.6	23.2	45.9	13.6

Operating income	$82.9	5.2%	$48.6	2.9%	$(34.3)	(41.4)%

Other items:
Depreciation and amortization	$43.1		$44.5		$1.4	3.2%
Restructuring charges	6.0		21.4		15.4	NM
Bookings	1,517.8		1,760.4		242.6	16.0
Backlog	349.1		475.5		126.4	36.2

        Revenues.    Revenues increased in our measurement systems segment by $79.7 million, as a result of increased domestic and international customer demand and sales of products associated with the acquisition of certain assets of Tokheim North America. This increase was partially offset by a decrease in our flow control segment of $9.1 million, as several of our product lines were impacted by weak markets in the first half of 2003. Our compression and power systems segment was unchanged as increased demand in the fourth quarter offset previous declines due to the effects of a labor strike and weak natural gas compression demand. Overall, we experienced a favorable impact due to changes in foreign currency exchange rates of $103.9 million.

        Cost of Revenues.    The increase in costs as a percentage of revenue was primarily due to the effects of the strike, a reduction in sales of certain relatively high margin gas compression related equipment, restructuring charges of $5.3 million and transition related expenses attributed to the acquisition of certain assets from Tokheim North America in 2003. These effects were partially offset by better absorption of manufacturing costs due to increased sales volumes in our measurement systems segment. We also experienced an unfavorable impact due to changes in foreign currency exchange rates of $75.6 million.

        Gross Profit.    Gross profit increased $11.6 million, or 2.8%, to $433.2 million for the year ended December 31, 2003, compared to $421.6 million for the year ended December 31, 2002. As a percentage of revenues, gross profit decreased to 26.1% in 2003 from 26.5% in 2002, as a result of the factors discussed above.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses increased due to approximately $14.5 million in expenses associated with the restatement and re-audit of our financial statements and an additional $5.9 million in expenses due to the acquisition of certain assets of Tokheim North America. We also incurred restructuring expenses in our business segments of approximately $16.1 million in 2003 and our flow control segment abandoned approximately $2.4 million of under-development software costs in 2003 that became impaired when we decided to implement a global ERP system. Corporate and other expenses, net were $13.9 million higher due to expenses associated with the restatement and re-audit of our 2001 financial statements. Overall, we experienced an unfavorable impact due to changes in foreign currency exchange rates of $17.6 million. As a percentage of revenues, these costs rose to 23.2% of revenues in 2003 compared to 21.3% of revenues in 2002.

        Interest Expense.    Interest expense decreased $12.8 million or 13.0% to $85.8 million for the year ended December 31, 2003, compared to $98.6 million for the year ended December 31, 2002. This variance was primarily a result of a charge taken in 2002 for the write-off of unamortized deferred financing fees. In 2002, we extinguished our Tranche A term loan and made optional pre-payments on our Tranche B term loan and, as a result, wrote-off $15.4 million of unamortized deferred financing fees. During 2003, we recorded a $1.1 million charge for the write-off of unamortized deferred financing fees as a result of the optional prepayments on our Tranche B term loan.

        Provision for Income Taxes.    Provision for income taxes increased $1.1 million to $14.5 million for the year ended December 31, 2003, compared to $13.4 million for the year ended December 31, 2002. The provision for income taxes was impacted by changes in the geographical distribution of taxable income in various foreign jurisdictions. We have provided a full valuation allowance against domestic deferred tax assets. Therefore, no deferred income tax expense or benefit has been recorded during the periods indicated above for our U.S. operations.

        Bookings and Backlog.    The increase in bookings was primarily attributable to $109.3 million in our flow control segment due to increased international project activity and the effects of foreign currency appreciation. Higher bookings in our measurement systems segment of $99.6 million benefited from the purchase of certain assets from Tokheim North America and higher demand in both domestic and international markets. Higher bookings in our compression and power systems segment of $33.7 million were due to higher demand for parts and engines. The increase in backlog was attributable to increases in all business segments.

  Flow Control

        The following table presents selected financial information regarding results for our flow control segment for the years ended December 31, 2002 and 2003, respectively.

	Year Ended December 31,
	2002	% of Revenue	2003	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$1,005.1	100%	$996.0	100%	$(9.1)	(0.9)%
Cost of revenue	730.9	72.7	728.7	73.2	(2.2)	(0.3)

Gross profit	274.2	27.3	267.3	26.8	(6.9)	(2.5)
Selling, engineering, administrative and general expenses	205.7	20.5	224.2	22.5	18.5	9.0

Operating income	$68.5	6.8%	$43.1	4.3%	$(25.4)	(37.1)%

Other items:
Depreciation and amortization	$25.0		$25.0		$—	—%
Restructuring charges	3.9		10.2		6.3	161.5
Bookings	952.0		1,061.3		109.3	11.5
Backlog	267.6		350.0		82.4	30.8

        Revenues.    Revenues decreased primarily as a result of volume fluctuations across all of our product lines. Our natural gas solutions product line experienced a decline in volume of approximately $3.2 million as a result of a continued downturn in the North American local gas distribution markets. Our control valves product line decreased $3.3 million due to a decline in volume of $33.9 million as a result of major project shipments that occurred in 2002 but which were not repeated in 2003, partially offset by approximately $30.6 million due to foreign currency appreciation. Our pressure relief product line experienced a decline in volume of approximately $3.9 million as a result of the general downturn in new construction project business. In addition, our instruments product line experienced a decline in volume of approximately $3.1 million primarily due to continued economic weakness in its U.S.-based markets. Our on/off product line experienced increased revenue of $5.8 million due to higher volumes and the effects of foreign currency appreciation of approximately $46.0 million, partially offset by lower volumes due to the substantial completion of the Barracuda-Caratinga project in 2002.

        Gross Profit.    Gross profit decreased due to the revenue decrease in our product lines, as well as $3.8 million in restructuring charges to cost of revenues in 2003. Overall, gross profit was favorably impacted by changes in foreign currency exchange rates. As a percentage of revenues, gross profit decreased to 26.8% for the year ended December 31, 2003 compared to 27.3% for the year ended December 31, 2002.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses increased due to higher selling expenses in our on/off valves product line of $2.0 million related to commissions associated with increased project sales and a higher content of commissionable international sales and our control valves product line was impacted by higher selling costs of $2.0 million. In addition, we incurred restructuring charges of $6.4 million, and costs associated with the abandonment of under-development software of $2.4 million which became impaired when we decided to implement a global ERP system. Overall, the flow control segment was unfavorably impacted by changes in foreign currency exchange rates.

        Bookings and Backlog.    Bookings and backlog increased as a result of strong bookings for international projects in our on/off and control valve product lines.

  Measurement Systems

        The following table presents selected financial information regarding results for our measurement systems segment for the years ended December 31, 2002 and 2003, respectively.

	Year Ended December 31,
	2002	% of Revenue	2003	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$310.9	100%	$390.6	100%	$79.7	25.6%
Cost of revenue	232.0	74.6	286.2	73.3	54.2	23.4

Gross profit	78.9	25.4	104.4	26.7	25.5	32.3
Selling, engineering, administrative and general expenses	55.3	17.8	71.9	18.4	16.6	30.0

Operating income	$23.6	7.6%	$32.5	8.3%	$8.9	37.7%

Other items:
Depreciation and amortization	$5.1		$5.8		$0.7	13.7%
Restructuring charges	1.4		8.0		6.6	NM
Bookings	299.4		399.0		99.6	33.3
Backlog	43.9		57.3		13.4	30.5

        Revenues.    Revenues increased due to sales of approximately $33.3 million related to the acquisition of certain assets of Tokheim North America and increased revenue of $13.0 million attributed to dispensers, $2.0 million attributed to systems and $9.0 million attributed to services in both domestic and international markets. In addition, we experienced the favorable impact of changes in foreign currency exchange rates of $18.2 million.

        Gross Profit.    Gross profit increased primarily due to better absorption of manufacturing costs from increased sales volumes of approximately $11.9 million and the favorable impact of changes in foreign currency exchange rates of $4.5 million. The positive contribution to gross profit from sales volume associated with the acquisition of certain assets of Tokheim North America of $13.4 million was mitigated in part by transition-related expenses and higher operating costs in the first quarter of the year as we consolidated the Tokheim North America assets into our existing business. As a result of our German restructuring, we also experienced lower volumes and higher manufacturing costs of $4.4 million as we shifted production from Germany to Sweden, partially offsetting the volume-related margin increase realized in this segment. As a percentage of revenues, gross profit increased to 26.7% for the year ended December 31, 2003 compared to 25.4% for the year ended December 31, 2002.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses increased primarily due to higher restructuring charges of $6.6 million and higher expenses due to the acquisition of certain assets of Tokheim North America of $5.9 million. In addition, we experienced the unfavorable impact of changes in foreign currency exchange rates of $3.4 million. As a percentage of revenues, these costs increased to 18.4% in 2003 from 17.8% in 2002.

        Bookings and Backlog.    Bookings rose primarily as a result of increased bookings to our domestic and international customers as well as the acquisition of certain assets of Tokheim North America. This increase was offset in part by declines in bookings from our major oil company customers.

  Compression and Power Systems

        The following table presents selected financial information regarding results for our compression and power systems segment for the years ended December 31, 2002 and 2003, respectively.

	Year Ended December 31,
	2002	% of Revenue	2003	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$277.1	100%	$276.9	100%	$(0.2)	(0.1)%
Cost of revenue	209.0	75.4	216.4	78.2	7.4	3.5

Gross profit	68.1	24.6	60.5	21.8	(7.6)	(11.2)
Selling, engineering, administrative and general expenses	51.1	18.4	48.0	17.3	(3.1)	(6.1)

Operating income	$17.0	6.2%	$12.5	4.5%	$(4.5)	(26.5)%

Other items:
Depreciation and amortization	$12.0		$10.9		$(1.1)	(9.2)%
Restructuring charges	0.7		3.2		2.5	NM
Bookings	266.4		300.1		33.7	12.7
Backlog	40.7		68.2		27.5	67.6

        Revenues.    Revenues decreased due to lower demand for gas compression related products of $7.7 million and strike-related production delays in early 2003 of $11.7 million, which were offset towards the end of 2003 by increased sales of small engines, power generation products and aftermarket parts of $17.0 million. Sales of smaller sized engines improved in the area of shallow well gas compression applications in North America. Power generation related products showed some improvement as a result of a 41% increase in sales of small engines while aftermarket parts sales volume increased by approximately $5.5 million.

        Gross Profit.    Gross profit decreased primarily as a result of the Waukesha strike which contributed approximately $11.2 million, partially offset by higher sales volume in the latter part of 2003. As a percentage of revenues, gross profit decreased to 21.8% for the year ended December 31, 2003 compared to 24.6% for the year ended December 31, 2002.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses decreased $4.7 million due to cost savings related to a reduction in our work-force and outsourcing the manufacturing of certain blowers. The effects of these initiatives however, were partially offset by strike-related costs of $1.8 million and higher restructuring charges of $2.5 million in 2003.

        Bookings and Backlog.    Bookings increased primarily due to higher demand for parts and engines of 12.2%. Backlog increased primarily due to strike-related production delays.

Year Ended December 31, 2002 compared to the Year Ended December 31, 2001

  Consolidated

        The following table presents selected financial information regarding consolidated results for the years ended December 31, 2001 and 2002, respectively.

	Year Ended December 31,
	2001	% of Revenue	2002	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$1,540.1	100%	$1,589.4	100%	$49.3	3.2%
Cost of revenue	1,079.2	70.1	1,167.8	73.5	88.6	8.2

Gross profit	460.9	29.9	421.6	26.5	(39.3)	(8.5)
Selling, engineering, administrative and general expenses	344.7	22.4	338.7	21.3	(6.0)	(1.7)

Operating income	$116.2	7.5%	$82.9	5.2%	$(33.3)	(28.7)%

Other items:
Depreciation and amortization	$54.4		$43.1		$(11.3)	(20.8)%
Restructuring charges	—		6.0		6.0	NM
Bookings	1,598.7		1,517.8		(80.9)	(5.1)
Backlog	419.5		349.1		(70.4)	(16.8)

        Revenues.    We had significant increases in revenue in our flow control segment of $157.0 million due to our on/off and control valve product lines. Our on/off valve product line benefited from acquisitions made during 2001 and 2002, which contributed approximately $72.0 million to the increase in revenues for the year ended December 31, 2002, as well as sales of $49.0 million resulting from the Barracuda-Caratinga project in the same year. Our control valve product line experienced higher sales volumes of $41.1 million. The positive growth in our flow control segment was offset by a sharp decline in our compression and power systems segment of $78.2 million. New engine and aftermarket part sales declined by approximately $77.9 million from 2001 primarily due to declines in demand for natural gas compression related equipment as a result of weak market conditions and reductions in capital spending by contract compression companies. We also experienced a decline in sales of $32.2 million in our measurement systems segment, which was negatively impacted by a decline in purchases by our major oil company customers. Overall, revenue benefited from the favorable effect of changes in foreign currency exchange rates of approximately $14.9 million.

        Cost of Revenues.    The increase in costs as a percentage of revenue was attributable to several factors. In 2002, we experienced substantial declines in the sales of relatively high margin equipment in our compression and power systems segment, which contributed to an increase in our overall costs as a percentage of revenues. Our on/off valve product line had higher costs associated with acquisitions of approximately $58 million. While we generated considerable revenue from the Barracuda-Caratinga project, as discussed above, our costs associated with that project were higher than our typical non-project related business due to relatively low margins on a significant amount of buy-out items. We also experienced higher manufacturing and other costs related to throughput issues in a plant in Italy, which increased our costs as a percentage of revenues. Cost of revenues was also impacted by the discontinuation of certain product lines, which resulted in additional markdowns of inventory of approximately $4.0 million and severance payments of $0.1 million. In addition we incurred approximately $7.1 million in additional charges related to inventory shrinkage and additional reserves for excess and obsolete inventory, which was either disposed of or still on hand and fully reserved at the end of 2002. Overall, cost of revenue was negatively impacted by changes in foreign currency exchange rates of $11.8 million.

        Gross Profit.    Gross profit decreased $39.3 million, or 8.5%, to $421.6 million for the year ended December 31, 2002, compared to $460.9 million for the year ended December 31, 2001. As a percentage of revenues, gross profit decreased to 26.5% in 2002 from 29.9% in 2001, primarily as a result of the factors discussed above.

        Selling, Engineering, Administrative and General Expenses.    Although selling, engineering, administrative and general expenses were impacted by higher volume in our flow control segment by approximately $16.9 million, restructuring charges of $6.0 million and the unfavorable effect of changes in foreign currency exchange rates of $2.3 million, these increases were offset in part by the suspension of goodwill amortization of approximately $10.3 million in 2001 and reduced spending due to weak market conditions in our compression and power systems segment of $9.1 million. In addition, in 2001 we accelerated vesting in restricted stock of our former parent held by our employees and recorded expenses for retention bonuses assumed as a result of the recapitalization for a total of $5.9 million and incurred costs of $7.6 million associated with the closure of a retail fueling plant.

        Interest Expense.    Interest expense increased $30.0 million, or 43.7%, to $98.6 million for the year ended December 31, 2002, compared to $68.6 million for the year ended December 31, 2001. Interest expense increased primarily as a result of debt incurred in conjunction with the recapitalization in April 2001, the repayment of lower interest rate term loans from the proceeds of our March 2002 note offering and the subsequent write-off of debt issuance costs of $15.4 million in 2002. Prior to the recapitalization, as part of Halliburton, no third party debt was allocated to us, except for operational accounts payable. As a result, we did not have significant interest expense for the three months ended March 31, 2001. Interest expense was $0.8 million for the three months ending March 31, 2001, as compared to $20.9 million, excluding the write-off of debt issuance costs, for the three months ended March 31, 2002.

        Provision for Income Taxes.    Provision for income taxes decreased $83.7 million, or 86.2%, to $13.4 million for the year ended December 31, 2002, compared to $97.1 million for the year ended December 31, 2001. During fiscal 2002, $0.3 million of state income tax expense was incurred by U.S. operations with taxable income at the state level and $13.1 million of income tax expense was incurred by foreign operations. During fiscal 2001, $0.6 million of state income tax was incurred by U.S. operations with taxable income at the state level and $18.5 million of income tax expense was incurred by foreign operations. The decrease in the provision was primarily due to a charge to tax expense for the creation of a valuation allowance against domestic deferred tax assets in 2001 as well as a decrease in state and foreign income taxes during 2002 due to changes in taxable income in respective tax jurisdictions. No federal income tax expense or benefit was recorded during fiscal 2002 or 2001 as our domestic operations generated taxable losses which we are unable to carry-back against prior year tax payments. We recorded deferred income tax expense of $77.6 million during 2001 in establishing a valuation allowance against our domestic deferred tax assets as our historical financial results and financial projections do not support the continued recoverability of the domestic deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes.

        Bookings and Backlog.    Bookings declined in our compression and power systems segments by $50.4 million as a result of weaker market demand for natural gas compression equipment. In addition, bookings in our measurement systems segment declined by $37.1 million as a result of declines in direct account bookings from our major oil company customers which were down approximately 51.1% from the prior year. Backlog declined primarily in our flow control segment by $57.5 million as we completed the majority of the work associated with the Barracuda-Caratinga project and in our compression and power systems segment by $10.7 million due to weaker demand for natural gas compression equipment.

  Flow Control

        The following table presents selected financial information regarding results for our flow control segment for the years ended December 31, 2001 and 2002, respectively.

	Year Ended December 31,
	2001	% of Revenue	2002	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$848.1	100%	$1,005.1	100%	$157.0	18.5%
Cost of revenue	583.2	68.8	730.9	72.7	147.7	25.3

Gross profit	264.9	31.2	274.2	27.3	9.3	3.5
Selling, engineering, administrative and general expenses	187.8	22.1	205.7	20.5	17.9	9.5

Operating income	$77.1	9.1%	$68.5	6.8%	$(8.6)	(11.2)%

Other items:
Depreciation and amortization	$34.5		$25.0		$(9.5)	(27.5)%
Restructuring charges	—		3.9		3.9	NM
Bookings	945.4		952.0		6.6	0.7
Backlog	325.1		267.6		(57.5)	(17.7)

        Revenues.    Revenues increased due to growth in our on/off product line of $110.7 million, which benefited from acquisitions made during 2001 and 2002 along with increased sales from the Barracuda-Caratinga project of $49.0 million. Increases in revenues from acquisitions totaled approximately $72.0 million, of which $32.0 million was related to Entech, $28.0 million was related to Modern and $12.0 million was related to Elliot Valve. We also experienced significant growth in our control valve and pressure relief product lines of approximately $48.5 million due to a higher volume. Offsetting these increases were declines in our instruments and natural gas solutions product lines of $16.4 million due to weak market conditions. Overall, the flow control segment benefited from the favorable impact of changes in foreign currency exchange rates of $11.2 million.

        Gross Profit.    Gross profit increased primarily due to increases in volume associated with acquisitions of approximately $14.0 million of which Entech contributed $7.0 million, Modern contributed $5.0 million and Elliot Valve contributed $2.0 million. This was offset by declines in gross profit in our instruments and natural gas solutions product lines of $13.4 million, which were affected by weak market conditions. In addition, during 2002, we decided to exit certain product lines in an effort to improve business performance and, as a result, recorded charges of approximately $3.9 million associated with restructuring charges. Also during 2002, we recorded additional charges of approximately $4.9 million related to inventory shrinkage and additional reserves for excess and obsolete inventory. Our margins were negatively impacted by the inventory charges and markdowns and by less profitable product mixes in our valve product lines. In our on/off valve product line, we had substantial volume of products purchased from third parties and resold to the Barracuda-Caratinga project at substantially lower margins than products manufactured ourselves. We also experienced higher manufacturing and other costs related to throughput issues in one of our Italian plants. In the control valve and pressure relief product lines, growth in lower margin original equipment sales for new construction projects combined with relatively flat higher margin part sales resulted in lower overall margins. Overall, gross profit was positively impacted by changes in foreign currency exchange rates of $2.0 million. As a percentage of revenues, gross profit decreased to 27.3% for the year ended December 31, 2002 compared to 31.2% for the year ended December 31, 2001.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses increased due to higher volume impacted expenses in our on/off and control valve product lines which increased by $10.3 million and $6.6 million, respectively. Also contributing to the increase in expenses was $3.9 million in restructuring charges and the impact of acquisitions of approximately $4.0 million, of which Entech and Elliot Valve each contributed $1.0 million and Modern contributed $2.0 million; we also experienced an unfavorable impact of changes in foreign currency exchange rates of $1.9 million. These increases were offset in part by the suspension of the amortization of goodwill, which was $8.4 million for the year ended December 31, 2001. As a percentage of revenue, these costs decreased to 20.5% in 2002 from 22.1% in 2001.

        Bookings and Backlog.    Bookings increased as a result of the factors discussed above. Backlog decreased primarily due to declines in our on/off valve product line as we neared completion of the Barracuda-Caratinga project.

  Measurement Systems

        The following table presents selected financial information regarding results for our measurement systems segment for the years ended December 31, 2001 and 2002, respectively.

	Year Ended December 31,
	2001	% of Revenue	2002	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$343.1	100%	$310.9	100%	$(32.2)	(9.4)%
Cost of revenue	254.3	74.1	232.0	74.6	(22.3)	(8.8)

Gross profit	88.8	25.9	78.9	25.4	(9.9)	(11.1)
Selling, engineering, administrative and general expenses	66.5	19.4	55.3	17.8	(11.2)	(16.8)

Operating income	$22.3	6.5%	$23.6	7.6%	$1.3	5.8%

Other items:
Depreciation and amortization	$7.0		$5.1		$(1.9)	(27.1)%
Restructuring charges	—		1.4		(1.4)	NM
Bookings	336.5		299.4		(37.1)	(11.0)
Backlog	46.7		43.9		(2.8)	(6.0)

        Revenues.    Revenues decreased primarily due to a decline in purchases by our major oil company customers, which contributed to a sales decline in the United States of $25.9 million. Internationally, revenues were approximately $4.6 million lower as a result of market softness in Germany due to major oil customer mergers and an investment slowdown in Poland. Other international markets, such as South Africa and Canada, also declined approximately $6.4 million from the prior year. These declines were partially offset by an increase in service business revenues of $2.8 million and the favorable effect of changes in foreign currency exchange rates of $2.6 million.

        Gross Profit.    Gross profit decreased primarily due to lower sales volume of approximately $13.2 million, offset in part by favorable reductions in manufacturing costs of approximately $3.2 million. In addition, we incurred $0.3 million in inventory markdowns resulting from our decision to discontinue the manufacturing of fuel dispensers at a Canadian manufacturing facility. As a percentage of revenues, gross profit decreased slightly to 25.4% for the year ended December 31, 2002 compared to 25.9% for the year ended December 31, 2001.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses decreased due to cost savings initiatives of $4.3 million implemented in 2002. In addition, in 2001, we incurred $7.6 million in costs associated with a plant closure. In 2002, we recorded a non-cash charge of $0.5 million for the impairment of certain machinery and $1.4 million in severance costs for the termination of employees.

        Bookings and Backlog.    Bookings decreased due to reductions in direct account bookings from major oil company customers, which were down approximately 51.1%.

  Compression and Power Systems

        The following table presents selected financial information regarding results for our compression and power systems segment for the years ended December 31, 2001 and 2002, respectively.

	Year Ended December 31,
	2001	% of Revenue	2002	% of Revenue	$ Change	% Change
	(in millions, except percentages)
Revenue	$355.3	100%	$277.1	100%	$(78.2)	(22.0)%
Cost of revenue	246.4	69.3	209.0	75.4	(37.4)	(15.2)

Gross profit	108.9	30.7	68.1	24.6	(40.8)	(37.5)
Selling, engineering, administrative and general expenses	57.8	16.3	51.1	18.4	(6.7)	(11.6)

Operating income	$51.1	14.4%	$17.0	6.2%	$(34.1)	(66.7)%

Other items:
Depreciation and amortization	$12.4		$12.0		$(0.4)	(3.2)%
Restructuring charges	—		0.7		0.7	NM
Bookings	316.8		266.4		(50.4)	(15.9)
Backlog	51.4		40.7		(10.7)	(20.8)

        Revenues.    Revenues decreased primarily due to a reduction in the demand for gas compression related equipment due to weaker market conditions and reduced capital spending by contract compression companies. Original equipment engine sales were lower by approximately $62.0 million, with the most significant decline in our gas compression oriented VHP line of engines of $52.1 million due to the factors mentioned above. Aftermarket part sales declined by approximately $15.9 million due to weak gas compression demand.

        Gross Profit.    Gross profit decreased due to a volume related decline in margins for engines and parts of $38.5 million, unfavorable production efficiency related variances of $4.7 million associated with a 35% decline in Waukesha production volume, as well as a less profitable product mix of $1.2 million as volume shifted from gas compression and aftermarket parts to power generation. In addition, during 2002, we recorded an additional $1.7 million of reserves for excess and obsolete inventory in our blower product lines. As a percentage of revenues, gross profit decreased to 24.6% for the year ended December 31, 2002 compared to 30.7% for the year ended December 31, 2001.

        Selling, Engineering, Administrative and General Expenses.    Selling, engineering, administrative and general expenses decreased primarily due to reductions in spending of $9.1 million in response to weaker market conditions, as well as increased cost recoveries of $0.9 million from the U.S. Department of Energy. These reductions were offset in part by increases in costs associated with our blower business of $3.4 million, which included a non-cash charge for the impairment of machinery of $1.4 million and termination benefits of $0.7 million associated with restructuring activities. As a percentage of revenue, these costs increased to 18.4% in 2002 from 16.3% in 2001.

        Bookings and Backlog.    Bookings and backlog decreased primarily as a result of a 58.2% decline in gas compression equipment demand.

Unaudited Quarterly Financial Information

        The following table sets forth certain information for each quarter since the first quarter of 2002.

	2002				2003				2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter
	(in millions, except per share data)
Revenues	$384.8	$418.0	$407.9	$378.7	$371.4	$394.9	$417.5	$473.2	$436.3	$495.9	$508.3
Cost of revenues	272.2	307.4	308.8	279.4	271.5	293.8	306.1	352.4	311.9	352.5	360.9
Gross profit	112.6	110.6	99.1	99.3	99.9	101.1	111.4	120.8	124.4	143.4	147.4
Selling, engineering, administrative and general expenses	73.4	87.3	80.1	97.9	88.6	95.1	88.8	112.1	104.7	103.7	116.7
Operating income	39.2	23.3	19.0	1.4	11.3	6.0	22.6	8.7	19.7	39.7	30.7
Net income (loss)	2.2	(1.4)	0.2	(24.2)	(6.1)	(16.9)	(9.2)	(12.5)	(18.4)	18.1	4.1
Income (loss) per share
Basic
Diluted

        We had significant adjustments to results of operations reported in the fourth calendar quarter of 2003, aggregating a $10.0 million decrease to pre-tax income and a $2.4 million decrease to income tax expense, which may affect comparability among quarters and between 2003 and 2004. Management evaluated the effect of these adjustments and concluded the quarter to which the adjustments apply is indeterminate or the effect of the adjustments to prior quarters, where determinable, is not significant to us, as a whole or within any segment, to any quarter. The following table presents the effect of our significant adjustments on each of our segments.

Flow control	$(7.3)
Measurement systems	(1.6)
Compression and power systems	—
Corporate and other, net	(1.1)

Pre-tax income effect	$(10.0)

Liquidity and Capital Resources

        Upon completion of this offering we expect our total outstanding indebtedness to be $             million. In connection with our repayment under the Tranche C term loan with the net proceeds from the sale of shares by us we expect to take a charge in 2004 of $          for the write-off of unamortized deferred financing fees.

        Our primary source of cash is from operations. The primary cash uses are to fund principal and interest payments on our debt, provide working capital and fund capital expenditures. We expect to fund these cash needs with operating cash flow and, if necessary, borrowings under our credit facility.

        Cash and cash equivalents were $108.0 and $102.0 million as of September 30, 2003 and 2004, respectively. A significant portion of our cash and cash equivalents is utilized in our international operations and may not be immediately available to service debt in the United States.

        For the years ended December 31, 2001, 2002, and 2003, net cash flows generated from operating activities were $94.2 million, $137.2 million, and $74.6 million, respectively, mainly from changes in working capital, adjustments for non-cash items, and results of operations. We undertook a concerted program during 2001 and continuing throughout 2002 and 2003 to reduce our investments in accounts receivable and inventory. Those decreases accounted for $122.7 million and $29.3 million of total cash flows from operations in 2002 and 2003, respectively. This contrasts with inventory and receivables growth in 2001 which had the effect of reducing cash flows from operations by $57.9 million in 2001.

        Net cash flows provided by operating activities were $31.7 million for the nine months ended September 30, 2004 due to growth in cash-based earnings and a non-cash charge of $16.6 million related to deferred financing costs associated with the refinancing of our Tranche B term loan. Operating cash was also positively impacted by an increase in accounts payable and accrued expenses related to employee compensation and interest payments subsequently made on October 15, 2004. Partially offsetting the increase in cash flow from operations were higher accounts receivable related to sales and volume growth across our segments.

        Net cash flows used in investing activities for the year ended December 31, 2001 were $1,361.5 million resulting from $36.0 million of capital expenditures, $1,296.3 million used to complete the recapitalization transaction and $35.6 million of asset acquisitions. Net cash flows used in investing activities for the year ended December 31, 2002 were $44.1 million, which were due to capital expenditures of $15.2 million and asset acquisitions of $21.4 million. Net cash flows used in investing activities for the year ended December 31, 2003 was $13.6 million, primarily due to capital expenditures of $30.8 million and the purchase of certain assets of Tokheim North America for $15.4 million, which were partially offset by proceeds from the sale of LVF, an Italian valve manufacturing operation, for approximately $24.0 million. Net cash flows used in investing activities were $207.9 million for the nine months ended September 30, 2004, resulting from capital expenditures of $36.5 million and the acquisition of the Nuovo Pignone distribution business in June 2004 for $171.5 million. Capital expenditures increased $18.7 million compared to the same period of 2003.

        Net cash flows provided by financing activities for the year ended December 31, 2001 were $1,350.8 million resulting from the issuance of the senior subordinated notes and borrowings under our credit facility, along with cash from our investors, which were used to complete the recapitalization transaction. Net cash flows used in financing activities for the year ended December 31, 2002 were $79.9 million resulting primarily from the repayment of debt and deferred financing fees, offset by proceeds from the issuance of additional senior subordinated notes. In addition, Dresser, Inc. issued 250,000 shares of class B common stock for proceeds to us of $10.0 million. Net cash used in financing activities for the year ended December 31, 2003 were $39.9 million resulting primarily from the repayment of long and short term debt and deferred financing fees. Net cash flows provided by financing activities were $129.9 million for the nine months ended September 30, 2004, resulting primarily from the $175 million add-on to our Tranche C term loan in June 2004 partially offset by $45 million in prepayments of our Tranche C term loan.

Total long-term debt, including current maturities outstanding at September 30, 2004:
Tranche C term loan	$390.0
Senior unsecured term loan	125.0
9 3/8% senior subordinated notes	554.5
Other debt	6.0

Total long-term debt, including current maturities	$1,075.5

        In March 2004, we completed a refinancing of approximately $382 million of our Tranche B term loan under our credit facility with a new six-year $125 million senior unsecured term loan and a new $260 million Tranche C term loan under our credit facility. The Tranche B term loan was paid in full with the completion of the refinancing. The $125 million senior unsecured term loan bears an interest rate of LIBOR (three-month LIBOR was 2.02% at September 30, 2004) plus 3.5% and the Tranche C term loan bears an interest rate of LIBOR plus 2.5%. We elected to prepay $25 million of our Tranche C term loan at the time the refinancing was completed. The covenants contained in the agreement governing our new senior unsecured term loan are similar to those included in the indenture governing our senior subordinated notes. In connection with the refinancing, we expensed approximately $16.6 million in deferred financing costs associated with the Tranche B term loan, which was reflected in interest expense on our existing condensed consolidated statement of operations for the nine months ended September 30, 2004.

        In June 2004, in conjunction with our Nuovo Pignone distribution business acquisition we obtained an additional $175 million of borrowings under our Tranche C term loan, which included approximately $2.8 million in capitalized financing fees. In July and August 2004 we made optional prepayments of $10 million each to our Tranche C term loan. In October 2004, we made another $10 million prepayment on our Tranche C term loan. As a result of the optional prepayments, no mandatory principal payments are due on our Tranche C term loan until March 31, 2008.

        We have a $100.0 million revolving credit facility, of which $43.3 million was available subject to certain conditions, and $56.7 million was utilized for letters of credit as of September 30, 2004. As of September 30, 2004 required payments of outstanding debt consisted of $0.9 million in 2004, $3.7 million in 2005, $1.9 million in 2006, $5.3 million in 2007, $195.1 million in 2008 and $868.6 million thereafter.

        We entered into an amendment and waiver to our credit agreement on August 5, 2003, which extended to December 15, 2003 our deadline for providing our senior lenders with audited financial statements for the fiscal years ended December 31, 2001 and December 31, 2002. This amendment also waived, among other things, any default or event of default relating in any respect to the 2001 re-audit, revision or restatement of any financial statement delivered to the senior lenders prior to August 5, 2003, including any default or event of default relating in any respect to any errors contained in such financial statements. The amendment granted a suspension period to deliver audited financials with respect to the waiver, which began on March 31, 2003 and ended on December 12, 2003, the date on which the administrative agent received the audited annual financial statements for the years ended December 31, 2002 and 2001. In March 2004, we entered into another amendment to our credit agreement in order to provide us with additional flexibility in meeting our financial covenants and to expand our ability to incur additional debt and make acquisitions.

        In connection with the restatement of our financial statements for the years 1998 through 2001 and the related delay in filing certain reports with the SEC in 2002, on December 4, 2003 we completed a consent solicitation to amend the indenture governing our senior subordinated notes to provide that we will only be obligated to furnish to the holders of the senior subordinated notes a report by our independent registered public accounting firm with respect to annual information for fiscal years beginning after December 31, 2000. Each holder that consented also waived all events of default with respect to breaches of the reporting provision of the indenture and all rights to cause the principal and accrued interest on the senior subordinated notes to be immediately due and payable. We entered into a supplemental indenture with the trustee for the holders and the guarantors of the senior subordinated notes on December 4, 2003 to put into effect the amendment. We paid a consent fee of $1.4 million in the aggregate to the consenting note holders.

        We believe cash flows from operating activities combined with availability under our credit agreement will be sufficient to enable us to meet our cash flow needs for the next twelve months.

        Our long-term ability to make payments and to refinance our indebtedness, including our credit facility and our senior subordinated notes, to achieve specified ratios required under our credit agreement, and to fund future acquisitions, planned capital expenditures and research and development efforts will depend on our ability to achieve cost savings and generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. However, based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flows from operations and available cash will allow us to achieve our required financial ratios, and together with available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next few years. We cannot be assured, however, that our business will generate sufficient cash flows from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the revolving credit portion of our credit facility in an amount sufficient to enable us to achieve our financial ratios or to pay or refinance our indebtedness, including our credit facility or our senior subordinated notes, or to fund our acquisition strategy or meet our other liquidity needs. If we are unable to achieve the financial ratios specified in our credit facility, we could be required to seek approval from our senior lenders to modify these ratios. In the past, we have had to seek approval for the modification of these financial ratios. In addition, if we consummate an acquisition, our debt service requirements could increase, which could adversely impact our future earnings. We may need to refinance all or a portion of our indebtedness, including our senior subordinated notes on or before maturity. We cannot be assured that we will be able to refinance any of our indebtedness, including our credit facility and our senior subordinated notes, on commercially reasonable terms or at all. See "Risk Factors—Risk Related to our Business—Restrictive covenants in our senior secured credit facility, the indenture governing our senior subordinated notes and our senior unsecured term loan may restrict our ability to pursue our business strategies."

        We may from time to time seek to retire our outstanding debt through cash repurchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In addition, we may elect to issue additional shares to finance future acquisitions or to meet our other liquidity needs. Any future equity issuances will dilute your ownership interest in our company and may adversely impact earnings per share in future periods.

        The following tables set forth our cash obligations relative to principal and contingent liabilities or letters of credit at December 31, 2003 for the next several years:

	2004	2005	2006	2007	2008	2009 and Thereafter	Total
	(in millions)
Contractual Cash Obligations
Long-Term Debt(1)	$0.7	$0.7	$2.8	$4.4	$189.2	$736.8	$934.6
Capital Lease Obligations	2.0	2.2	0.3	—	—	—	4.5
Operating Leases	16.2	14.2	11.0	7.0	5.7	15.5	69.6
Purchase Obligations(2)	3.2	—	—	—	—	—	3.2
Domestic Pension and Other Postretirement Benefits(3)	21.3	22.6	23.6	24.7	25.8	141.6	259.6
Other(4)	6.5	—	—	—	—	—	6.5

Total Contractual Cash Obligations(5)	$49.9	$39.7	$37.7	$36.1	$220.7	$893.9	$1,278.0

(1)
Excludes a $5.0 million premium, which is being amortized over the term of the notes. After giving effect to the refinancing of our Tranche B term loan in March 2004, the additional Tranche C borrowings of $175 million associated with our acquisition of the distribution business of Nuovo Pignone in June 2004 and our optional prepayments on our Tranche C borrowings, our long-term debt obligations as of September 30, 2004 were $0.3 million for the remainder of 2004, $1.4 million for 2005, $1.4 million for 2006, $5.1 million for 2007, $195.1 million for 2008, $868.6 million for 2009 and thereafter and $1,071.9 million total. After giving effect to the completion of this offering and the application of proceeds therefrom to the repayment of indebtedness under our Tranche C term loan of our credit facility we expect that our long-term debt obligations will be $            for 2004, $            for 2005, $            for 2006, $            for 2007, $            for 2008, $             for 2009 and thereafter and $            total.

(2)
Represents significant vendor purchase commitments.

(3)
Estimated cash obligations through 2013.

(4)
Reflects bonus and redeemable share purchase obligations.

(5)
After giving effect to the completion of this offering, the refinancing of our Tranche B term loan in March 2004, the additional Tranche C borrowings of $175 million associated with our acquisition of the distribution business of Nuovo Pignone in June 2004 and our optional prepayments on our Tranche C borrowings, our total contractual cash obligations as of September 30, 2004 were $49.5 million for the remainder of 2004, $40.4 million for 2005, $36.3 million for 2006, $36.8 million for 2007, $226.6 million for 2008, $1,025.7 million for 2009 and thereafter and $1,415.3 million total. After giving effect to the completion of this offering and the application of proceeds therefrom to the repayment of indebtedness under the Tranche C term loan of our credit facility we expect that our total contractual cash obligations will be $            for 2004, $            for 2005, $            for 2006, $            for 2007, $            for 2008, $            for 2009 and thereafter and $            total.

	2004	2005	2006	2007	2008	2009 and Thereafter	Total
	(in millions)
Commitments
Letters of Credit	$27.2	$9.1	$—	$0.1	$—	$1.2	$37.6
Total Commitments	$27.2	$9.1	$—	$0.1	$—	$1.2	$37.6

  Effects of Recent Accounting Transactions and of this Offering on Liquidity

        As a consequence of the revisions to and issuances of stock options in August 2004, we expect to recognize additional noncash compensation charges over the estimated six year life of the stock options. As a consequence of the registration and sale of the company's common stock, we anticipate our executive deferred compensation plan, unless amended, will result in variable accounting treatment whereby a significant portion of the liability, and ultimate cash cost, will be marked to market on a quarterly basis. Upon completion of an initial public offering, we will incur expenses related to the proportionate offering costs of the selling shareholders, which will be recognized in selling, engineering, administrative and general expense. We will also incur expenses related to the unrecognized registration rights of certain of our shareholders.

Controls and Procedures

        We strive to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

        In the course of the audit of our financial statements for the year ended December 31, 2003, we identified a material weakness and a reportable condition regarding various elements of our system of internal controls.

        We noted a material control weakness with respect to our on/off valve operations located in Houston, Texas, pertaining to three areas of accounting: general accounting, inventory reconciliation and correction and contract accounting for large projects. In the general accounting area, customer receivables, accounts payable and accrual accounts were not adequately and completely reconciled to the general ledger, and supporting materials for some manual journal entries, as well as for credits for billing errors, were insufficient. With respect to inventory accounting, controls over inventory reconciliation were weak, delays existed in the accounting recognition of inventory movement and errors existed in recording inventory movement. Additionally, our on/off valve operations located in Houston, Texas did not have adequate accounting practices or procedures establishing internal controls over large projects. Accounting for projects, which involves the administration of larger customer contracts with unique terms, would initially be recorded without respect to specific contract terms in a manner separate from the operation's other accounting systems and without adequate accounting oversight. This necessitated significant manual entries to obtain appropriate recognition of the transactions relating to projects on the general ledger.

        We also noted a reportable condition with respect to the operation of our finance organization. This condition resulted in part from significant complexity in our consolidation process, particularly with respect to complexity of accounting among legal entities and operational units. Also contributing to the condition was a lack of rigor in the application of company policy, including the reconciliation of accounts to the general ledger, and inconsistent application of company policy with respect to inventory costing, bad debts, sales allowances, inventory reserves, property, warranty and various expense accruals. In addition, the finance organization experienced difficulty in responding to more complex areas of accounting and financial reporting, including those involving related party and company stock transactions.

        In June 2004, the PCAOB adopted rules for purposes of implementing Section 404 of the Sarbanes-Oxley Act, which include revised definitions of material weaknesses and significant deficiencies in internal control over financial reporting. The PCAOB defined a material weakness as "a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected." Although we are not currently subject to Section 404, we have examined the definitions contained in the PCAOB pronouncement. The new rules describe certain circumstances as being both significant deficiencies and strong indicators that a material weakness in internal control over financial reporting exists. In reviewing our internal control over financial reporting in connection with the preparation of this prospectus, we have identified a number of these specified circumstances, including (a) identification by our auditors of material misstatements in internal drafts of our financial statements that were not initially identified by our internal control process, (b) an ineffective internal audit function and (c) an ineffective control environment. We have evaluated these deficiencies and determined that an additional material weakness in our internal control over financial reporting exists with respect to our ability to properly monitor and account for non-routine transactions and to apply U.S. GAAP in transactions subject to new or complex accounting pronouncements.

        In addition, in April 2004, we received allegations that the Dubai branch of one of our U.S. subsidiaries may have engaged in transactions involving the sale of control valves and related parts to Iraq without required authorization. Upon initial investigation, we found transactions by the branch relating to Iraq, Iran and Sudan that appeared to have been undertaken without the required prior U.S. governmental authorizations. A short time after the Dubai branch investigation commenced, we expanded the investigation to include other Dresser affiliated offices that have since January 1999 engaged in transactions relating to U.S.-sanctioned countries (including those countries already mentioned, Libya (prior to April 2004), Cuba and Syria (since mid-May 2004)) to determine whether there were any other violations of U.S. laws related to export controls and economic sanctions. The investigation has to date identified a significant number of sales by certain of our other foreign affiliates to sanctioned countries (in addition to such sales by the Dubai branch) that appear to have been performed without required U.S. government authorization. We have already commenced a comprehensive remedial program that is designed to prevent the risk of further unlawful transactions or unlawful facilitations of otherwise legal transactions by our foreign affiliates involving sanctioned countries. At the conclusion of the investigation, we expect to take appropriate disciplinary action against personnel who willfully engaged in wrongful conduct. See "Business—Legal Proceedings."

        As required by SEC Rule 13a-15(b), management conducted an evaluation with the participation of our chief executive officer and our chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon the foregoing, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were not effective at a reasonable assurance level as of September 30, 2004. Management has undertaken the following initiatives with respect to our disclosure controls and procedures:

  •
  We have appointed new controllers for both the on/off product line and its North American operations, and hired additional personnel to increase the depth of accounting experience in our Houston on/off valve operations. We have also hired an experienced controller to oversee project accounting.

  •
  We have established enhanced corporate oversight of the accounting at our Houston on/off valve operation, and expect to continue this oversight throughout 2004. Additionally, we have conducted physical inventories at this location during the first two quarters of 2004 and on a limited basis in the third quarter of 2004 and will perform a full physical inventory at the end of 2004.

  •
  We have significantly increased the number and skills of management and staff personnel in our accounting and finance organization to increase our depth of experience in accounting, SEC reporting matters and internal audit, and have recently implemented processes to identify and review all significant or non-routine issues.

  •
  We have appointed new controllers at six of our eight principal operating units, and have hired a Director of Accounting in our corporate office. Additionally, we have recently hired a new Director of Internal Audit from outside our company. He reports to our Chief Executive Officer and the Audit Committee, and is working with management to enhance the effectiveness of our internal audit function. We are continuing to monitor and review the overall adequacy of our personnel and expect to make additional changes.

  •
  We continue to review and revise a number of our disclosure and accounting policies and procedures, including internal employee training, in order to strengthen and establish greater uniformity in their application.

  •
  We have undertaken a plan to adopt an enterprise resource planning system solution to replace the current variety of systems we used for operating and financial reporting throughout our global organization. We have installed this system at our corporate accounting department and have completed the global design of the system for our operating units. We expect to complete an initial pilot implementation of this system in our U.S. retail fueling operation in 2004.

  •
  We have undertaken a separate project to install new data collection, consolidation and reporting process and systems company wide to significantly increase the consistency and transparency of our consolidation and financial reporting.

        Although we have undertaken the foregoing initiatives, the existence of a material weakness is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in a future period. In addition, we cannot assure you that we will not in the future identify further material weaknesses or significant deficiencies in our internal control over financial reporting that we have not discovered to date. We are taking steps to refine our internal controls and procedures to meet the internal control reporting requirements included in Section 404 of the Sarbanes-Oxley Act, and the efficacy of the steps we have taken to date and the steps we are still in the process of completing is subject to continued management review supported by confirmation and testing by management and by our internal auditors, as well as audit committee oversight. As a result, additional changes will be made to our internal controls and procedures. Other than the foregoing initiatives since the date of the evaluation supervised by our management, there have been no material changes in our disclosure controls and procedures, including our internal controls over financial reporting, that have materially affected, or are reasonably likely to materially affect, our disclosure controls and procedures, including our internal controls over financial reporting.

Seasonality

        Several of our operations experience seasonal fluctuations in demand as some of our customers reduce their capital and maintenance and repair spending during our first quarter. These customers may reduce their capital and maintenance spending in the first quarter because their annual capital spending budget has not yet been internally approved, which prevents spending early in the year, or because the inclement winter weather in the northern hemisphere tends to slow down capital and maintenance construction projects. As a result, our first quarter revenues are often lower than the second, third and fourth quarters. The effects of cyclical changes in our industry, however, have in the past and may in the future offset the impact of these seasonal effects in any particular quarter.

Recent Accounting Pronouncements

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are in effect for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The transition guidance provided in the statement had no impact on our results of operations or financial position through December 31, 2003 as we elected not to change the accounting of our stock based compensation. Effective January 1, 2004, we adopted the fair value recognition provisions of SFAS No. 123. Under the modified prospective method of adoption as provided by SFAS No 148, compensation cost recognized in 2004 is the same as that which would have been recognized had the recognition provisions of SFAS No. 123 been applied from their original effective date. Results for prior years have not been restated.

        In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," an Interpretation of ARB No. 51, "Consolidated Financial Statements" (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN 46 (revised December 2003) "Consolidation of Variable Interest Entities" (FIN 46R), to address certain FIN 46 implementation issues. FIN 46R provides guidance related to evaluating, identifying and reporting of variable interest entities, or VIEs, including entities commonly referred to as special purpose entities, or SPEs. FIN 46R requires us to consolidate certain VIEs if we are deemed to be the primary beneficiary, defined in FIN 46R, as the entity that absorbs a majority of the VIEs expected losses, receives a majority of the entity's expected residual returns or both.

        The provisions of FIN 46R are effective for us as of the date of the initial filing of Form S-1 for all VIEs subject to FIN 46R. Based on our evaluation completed prior to our initial filing of Form S-1, we do not believe we have ownership in any variable interest entities. Therefore, the adoption of FIN 46R had no impact on our financial position, results of operations or cash flows. However, in future periods we will apply the consolidation or disclosure requirements of FIN 46R if we should own any interest deemed to be a variable interest.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The statement establishes standards for how an issuer classifies and measures certain financial instruments that are within its scope as a liability. Many of those instruments were previously classified as equity. SFAS No. 150 is to be implemented by reporting a cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We adopted the statement in accordance with the pronouncement. The statement had no material impact on our results of operations or financial position.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." The standard requires that companies provide more details about their plan assets, benefit obligations, cash flow, benefit costs and other relevant information. The guidance is effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003. We have adopted this standard for the year ended December 31, 2003 for domestic pension plans. SFAS No. 132 becomes effective for disclosures relating to foreign pension plans for fiscal years ending after June 15, 2004.

        In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition". SAB 104 revises portions of SAB 101, "Revenue Recognition in Financial Statements" to include the guidance from Emerging Issues Task Force EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." The adoption of SAB 104 did not have a material effect on the Company's financial position or results of operations.

        In January 2004, the FASB issued FSP No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" which was amended by FSP 106-2 in May 2004 and is effective as of the first interim or annual period beginning after June 15, 2004. We adopted FSP 106-2 as of April 2004. FSP 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers who provide prescription drug coverage for retirees eligible for Medicare. We recognized the effect of the new retiree prescription drug benefit covered by Medicare, and as a result, recorded a net benefit of $1.6 million in the second quarter of 2004, which was reflected as a reduction of selling, engineering, general and administrative expenses. The availability of the new Medicare drug coverage decreased our accumulated postretirement benefit obligation by approximately $27.7 million. We have elected not to apply for federal subsidies eligible under the Act.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including our allowance for uncollectible accounts, inventory valuation and obsolescence, long-lived tangible and intangible assets, income taxes, reserve for warranty obligations, pensions and other post-retirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

  Reserve for Uncollectible Accounts Receivable

        We make ongoing estimates relating to the collectibility of our accounts receivable and maintain a reserve for estimated losses resulting from the inability of our customers to make required payments. In determining the amount of the reserve, we consider our historical level of credit losses and make judgments about the creditworthiness of significant customers based on ongoing credit evaluations. We generally experience higher levels of write-offs in connection with cyclical downturns in the energy industry. Since we cannot predict future changes in the financial stability of our customers, actual future losses from uncollectible accounts may differ from our estimates. If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, a larger reserve might be required. In the event we determine that a smaller or larger reserve is appropriate, we record a credit or a charge to selling and administrative expense in the period in which we make such a determination. At December 31, 2002 and 2003, our reserve for uncollectible accounts receivable was $8.9 million and $15.1 million, respectively. As of December 31, 2003, approximately $31.3 million or 10.8% of our accounts receivable were outstanding in excess of 90 days, which reflects the international nature of our business. As of September 30, 2004, our reserve for uncollectible accounts receivable was $13.6 million.

  Inventory Obsolescence and Valuation

        Inventories are stated at the lower of cost or market. A portion of the United States inventory cost is determined using the last-in, first-out (LIFO) method. All other United States and non-United States inventories are valued on a first-in, first-out (FIFO) or weighted average cost basis. Reserves for excess and obsolete inventories are based on an assessment of slow-moving and obsolete inventories, determined by historical usage and estimated future demand. Cyclical changes in demand, technological innovation and the impact of restructuring are among the factors affecting increases or decreases in our level of write-offs. Excess and obsolete inventory reserves were approximately $44.5 million and $45.8 million at December 31, 2002 and 2003, respectively.

        The specific applications of LIFO that we use allow us to estimate inventories at the beginning of each year. We have not experienced LIFO volatility or significant inflation in recent years that would introduce significant susceptibility to estimate change.

        We also make ongoing estimates relating to the market value of inventories, based upon our assumptions about future demand and market conditions. If we estimate that the net realizable value of our inventory is less than the cost of the inventory recorded on our books, we record a reserve equal to the difference between the cost of the inventory and the estimated market value. This reserve is recorded as a charge to cost of revenues. If changes in market conditions result in reductions in the estimated market value of our inventory below our previous estimate, we would increase our reserve in the period in which we make such a determination and record a charge to cost of revenues. However, once inventory is written down to net realizable value, that measure becomes the revised inventory cost and upward estimate revisions are not recognized.

  Business Combinations

        We account for business combinations in accordance with the purchase method of accounting in which the assets acquired and liabilities assumed are measured on the basis of the estimated fair values at the date of the acquisition. Estimated fair values can be determined using a variety of sources, which include, but are not limited to, independent appraisals and actuarial valuations. Goodwill is recognized as the excess of the cost of the acquisition over the net of the amounts assigned to assets acquired and liabilities assumed. An intangible asset is recognized apart from goodwill if it arises from contractual or other legal rights, or if it is capable of being separated from the acquired entity. The table below reflects the cash paid for and goodwill related to the following acquisitions in the three years ended December 31, 2003 and the nine months ended September 30, 2004:

	Cash Paid	Goodwill
2001
Entech Industries, Inc.	$29.5	$41.5
2002
Modern acquisition(1)	21.4	14.9
2003
Tokheim North America	15.4	—
2004
Distribution business of Nuovo Pignone(2)	171.5	98.2

(1)
The Modern acquisition consists of Modern Supply Company, Inc., Ponca Fabricators, Inc. and Quality Fabricators, Inc.

(2)
Goodwill is preliminary as we are in the process of obtaining valuations for certain assets and assessing certain liabilities and income taxes attributed to the acquisition of the distribution business of Nuovo Pignone. The results of these valuations may impact our preliminary allocation of the purchase price and the associated goodwill attributed to the acquisition.

  Impairment of Long-Lived Assets and Goodwill

        We account for long-lived assets and goodwill in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and SFAS No. 142, "Goodwill and Other Intangible Assets."

        SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For long-lived assets to be held and used, we evaluate for impairment when indicators of impairment are present. If indicators are present, we then must determine whether the sum of the estimated undiscounted future cash flows attributable to the long-lived asset in question is less than the carrying amount. If the carrying amount exceeds our estimate of future undiscounted cash flows, we then calculate the impairment as the excess of the carrying value of the asset over our estimate of its fair market value. We estimate future undiscounted cash flows using assumptions about our expected future operating performance. Changes in the expected operating performance of our product lines, restructuring activities, and changes in market demand for different product lines are among the factors affecting fair market value. Our estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, or changes to our business operations. For the years ended 2002 and 2003, we recorded $1.6 million and $5.3 million, respectively, of impairment charges related to the carrying value of our assets.

        Assets held for sale are measured at the lower of carrying value or fair value less costs to sell. Should certain assets meet the criteria as assets held for sale, potential impairment could result if the fair value of the assets less costs to sell result in a value that is lower than the carrying value of the assets.

        A long-lived asset's value is also dependent upon its estimated useful life. A change in the useful life of a long-lived asset could result in higher or lower depreciation and amortization expense. If the asset's actual life is different than its estimated life, the asset could be over-valued or under-valued.

        With the adoption of SFAS No. 142, goodwill is no longer amortized. Goodwill is assessed for impairment at least annually and when events or circumstances indicate that the carrying value of the asset may not be recoverable. We performed our initial test of impairment in the second quarter of 2002, and our annual tests of impairment of goodwill were performed in the fourth quarters of 2002 and 2003. In performing our impairment analysis under SFAS 142, we complete a two-step process to determine the amount of the impairment. The first step involves comparison of the fair value of the reporting unit to the carrying value to determine if any impairment exists. The second step involves comparison of the implied fair value of the goodwill to the carrying value of the goodwill. The implied fair value of the goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In calculating an impairment charge, the fair value of the impaired reporting units underlying the segments is estimated using discounted cash flow methodology or recent comparable transactions. A reporting unit is an operating segment or one level below an operating segment referred to as a component. The flow control segment has five reporting units: on/off valves, control valves, pressure relief, NGS, and instruments; measurement systems has one reporting unit: Wayne; and compression and power systems has two reporting units: Waukesha and Roots. There is also a reporting unit for the corporate segment.

        In making our assessment, we rely on a number of factors, including operating results, business plans, economic projections, and anticipated future cash flows. There are inherent uncertainties related to these factors and judgment in applying these factors to our goodwill impairment test. At December 31, 2003, we had $315.2 million of goodwill on our balance sheet.

        Future restructuring activities, unexpected significant declines in operating results of the reporting units, and protracted economic weakness may result in our having to perform interim impairment tests and could result in charges for goodwill and other asset impairment charges in the future.

  Product Warranties

        We provide for the estimated cost of product warranties at the time revenue is recognized and revise these estimates as necessary. While we engage in product quality programs and processes, including actively monitoring and evaluating the quality from our suppliers, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required.

        In conjunction with our acquisition of the Nuovo Pignone distribution business, we assumed approximately $1.7 million of accrued warranties. The following shows the activity of our warranty accrual.

			Nine Months Ended September 30,
	December 31, 2002	December 31, 2003
			2003	2004
	(in millions)
Balance at the beginning of the period	$19.8	$18.9	$18.9	$26.9
Accruals for warranties issued during the period	21.6	23.3	13.8	16.4
Changes in accruals related to pre-existing warranties	(2.6)	3.8	2.5	2.0
Settlements made (in cash or in kind) during the period	(19.9)	(19.1)	(12.7)	(18.7)

Balance at the end of the period	$18.9	$26.9	$22.5	$26.6

  Income Taxes

        We determine income taxes based on the recognition of deferred income tax liabilities and assets for the expected future tax consequences of recognition of events that have been included in the financial statements or tax returns. Deferred income tax liabilities and assets are determined based on differences between financial statement and tax basis of liabilities and assets using enacted tax rates in effect for the period in which the differences are expected to reverse. We recognize deferred tax assets only if it is more likely than not that the assets will be realized in future years. A full valuation allowance was established in our 2001 financial statements for domestic deferred tax assets for which realization is not likely primarily due to the effect on domestic earnings of the interest associated with our long-term debt. In assessing the valuation allowance, we considered past operating results and the impact of increased interest expense on our future earnings. As a result, we have a full valuation allowance against our domestic deferred tax assets as of December 31, 2002 and 2003. The requirement for a valuation allowance will continue to be reassessed in future reporting periods.

  Other Contingencies

        In the ordinary course of business, we are involved in legal proceedings involving contractual and employment relationships, product liability claims, trademark rights, environmental matters and a variety of other matters. We record contingent liabilities resulting from claims against us when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third party claimants and courts and indemnification provisions. Therefore, actual losses in future periods are inherently uncertain. Currently, we do not believe that any of our pending legal proceedings or claims or environmental matters will have a material impact on our financial position or results of operations. However, if actual or estimated probable future losses exceed our recorded liability for such claims, we would record additional charges as additional selling, engineering, administrative and general expenses during the period in which the actual loss or change in estimate has occurred.

  Pension and Other Post-Retirement Benefits

        Pension expense is determined in accordance with the provisions of SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Postretirement benefit expense is determined in accordance with the provision of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." Our employee pension and other post-retirement benefit costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, health care cost trends rates, inflation, salary growth, and long-term return on plan assets, retirement rates, mortality rates and other factors. These assumptions and their volatility are among the factors that drive the changes in our pension and postretirement expense amounts and obligations. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension and other post-retirement benefits costs and obligations. The current year assumption changes will result in significant increase in our pension expense, which we expect will be offset by decreases in expense based on changes to plan benefits and the closing of facilities.

        We estimate the long-term rate of return on plan assets will be 8.75% for domestic and 3.5% to 8.0% for foreign plans based on the weighted average annual return for each investment type over the past 10 years.

        In addition, assumed healthcare cost trend rates have a significant effect on amounts reported for the healthcare plans. A one-percent change in assumed healthcare cost trend rates would have the following effect (in millions):

	1% Increase	1% Decrease
Effect on total service and interest cost components of net periodic postretirement healthcare benefit costs for the year ended December 31, 2003	$1.2	$(1.0)
Effect on healthcare cost component of the postretirement benefit obligation at December 31, 2003	$20.4	$(16.9)

        In accordance with SFAS No. 87, a minimum pension liability is required to be recognized at year-end when the accumulated benefit obligation, or ABO, exceeds the fair value of pension plan assets. The minimum pension liability is included in non-current pension and other retiree benefit obligations on the balance sheet. An offsetting charge is included as an intangible asset to the extent of unrecognized prior service cost, and the balance is included in accumulated other comprehensive income.

        Details regarding the minimum pension liability are as follows:

	December 31
	2002	2003
	(in millions)
Minimum pension liability	$82.4	$102.4
Less: intangible asset	16.2	17.4

Accumulated other comprehensive income	$66.2	$85.0

        In general, we fund our U.S. defined benefit plans at an amount equal to the minimum required contribution under the Employee Retirement Income Security Act of 1974. We will, from time to time, increase our contribution beyond this minimum, based on the tax and cash position of our company and the funded status of the plan. Funding for the remaining defined benefit plans outside the U.S. is based on legal requirements, tax considerations, investment opportunities, and customary business practices in such countries.

Backlog

        Backlog at September 30, 2004 was $617.5 million, a $145.3 million, or 30.8%, increase over a backlog of $472.2 million at September 30, 2003. The majority of the increase was in our Measurement Systems segment due to strong demand both in the U.S. and internationally and the acquisition of the Nuovo Pignone distribution business, which contributed $65.9 million since June 2004. We expect substantially all of our backlog at September 30, 2004 to be filled during the remainder of 2004.

Business Segment Information

        We aggregate our business units reported to our chief operating decision maker under three reportable segments: flow control, measurement systems and compression and power systems. Our business segments are organized around the products and services provided to the customers each serves. Our aggregated business units share like businesses, operational and economic features. During the second quarter of 2002, we made changes to our internal corporate structure with the reorganization of certain of our operating units. As a result, starting in the second quarter of 2002, the operating units that comprise each reportable segment changed, although we continue to report under three reportable segments.

Quantitative and Qualitative Disclosures About Market Risk

        In the normal course of business, we employ financial instruments to manage exposure to fluctuations in the value of foreign currencies and interest rates. It is our policy to utilize these financial instruments only where necessary to manage such exposures. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk and variability to us. We do not enter into these transactions for speculative purposes.

        We are exposed to foreign currency fluctuation as a result of our international sales, production and investment activities. Our foreign currency risk management objective is to reduce the variability in the amount of expected future cash flows from sales and purchases that are the result of changes in exchange rates relative to the business unit's functional currency. We use forward exchange contracts to hedge certain firm commitments and the related receivables and payables. Generally, all firmly committed and anticipated transactions that are hedged are to be recognized within twelve months.

        Our financial performance is also exposed to movements in short term floating market interest rates. Our objective in managing this interest rate exposure is to limit the impact of interest rate changes on earnings and cash flows, and to reduce overall borrowing costs.

        The following table provides information about our derivative instruments and other financial instruments that are sensitive to foreign currency exchange rates and changes in interest rates. For foreign currency forward exchange agreements, the table presents the notional amounts and weighted-average exchange rates by expected (contractual) maturity dates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on the implied forward rate in the yield curve.

	September 30, 2004								December 31, 2003
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value	Carrying Amount	Fair Value
	(in millions)
Related forward contracts to sell USD
Japanese Yen
Contract Amount	$1.5	$—	$—	$—	$—	$—	$1.5	$—	$—	$—
Avg. Contract Rate	110.9036	—	—	—	—	—	—	—	—
Euro
Contract Amount	$21.3	$26.8	$—	$—	$—	$—	$48.1	$(0.2)	$53.5	$4.0
Avg. Contract Rate	1.2073	1.2129	—	—	—	—	—	—	1.1507
Related forward contracts to buy GBP
Euro
Contract Amount	$0.9	$—	$—	$—	$—	$—	$0.9	$—	$—	$—
Avg. Contract Rate	0.6741	—	—	—	—	—	—	—	—
Related forward contracts to buy USD
South African Rand
Contract Amount	$1.1	$1.0	$—	$—	$—	$—	$2.1	$(0.1)	$0.5	$—
Avg. Contract Rate	6.8368	6.6347	—	—	—	—	—	—	6.9107
Euro
Contract Amount	$1.8	$3.4	$—	$—	$—	$—	$5.2	$—	$6.4	$(0.4)
Avg. Contract Rate	1.1823	1.1459	—	—	—	—	—	—	1.1598
Japanese Yen
Contract Amount	$2.0	$17.0	$—	$—	$—	$—	$19.0	$—	$0.1	$—
Avg. Contract Rate	107.4829	107.4013	—	—	—	—	—	—	110.3356
British Pound
Contract Amount	$2.1	$2.6	$—	$—	$—	$—	$4.7	$—	$—	$—
Avg. Contract Rate	1.6671	1.4900	—	—	—	—	—	—	—
Canadian Dollar
Contract Amount	$3.4	$21.1	$—	$—	$—	$—	$24.5	$—	$—	$—
Avg. Contract Rate	1.3371	1.3415	—	—	—	—	—	—	—
Related forward contracts to buy EUR
South African Rand
Contract Amount	$0.2	$0.1	$—	$—	$—	$—	$0.3	$—	$0.5	$—
Avg. Contract Rate	8.0441	8.1775	—	—	—	—	—	—	8.3851
British Pound
Contract Amount	$0.2	$—	$—	$—	$—	$—	$0.2	$—	$—	$—
Avg. Contract Rate	0.6700	—	—	—	—	—	—	—	—
Japanese Yen
Contract Amount	$0.1	$1.0	$—	$—	$—	$—	$1.1	$—	$—	$—
Avg. Contract Rate	131.3400	132.1200	—	—	—	—	—	—	—
Long-term debt
U.S. Dollar Functional Currency
Fixed Rate	0.7	2.7	0.9	0.7	0.7	551.5	557.2	608.0	559.1	602.8
Average Interest Rate	9.30%	9.31%	9.32%	9.34%	9.34%	9.36%			9.33%
Variable Rate	—	—	—	4.0	194.0	317.0	515.0	522.9	381.6	381.6
Average Interest Rate	—	—	—	5.77%	6.06%	6.68%			8.59%
Euro Functional Currency
Fixed Rate	0.2	1.0	1.1	0.6	0.4	—	3.3	3.4	3.4	3.5
Average Interest Rate	4.17%	4.20%	4.26%	4.44%	4.50%	—			8.49%

BUSINESS

Our Business

        We are a leading worldwide manufacturer and marketer of highly engineered energy infrastructure and oilfield products and services. In 2003, approximately 85% of our revenues were generated from energy infrastructure and oilfield equipment spending. Our customers use our products for the exploration and production, transportation and processing and storage and distribution of oil and gas and their by-products. Our principal business segments are flow control, measurement systems and compression and power systems. We serve the energy industry globally, with an established sales presence in over 100 countries and manufacturing or customer support facilities in over 22 countries. As of September 30, 2004, approximately 59% of our revenues were generated from our operations outside of the United States, and we expect this percentage to increase going forward.

        We offer our customers a broad portfolio of highly engineered products, including valves, instruments, meters, retail fuel dispensers, software and related control systems and natural gas fueled engines. Because a number of our products are for use in mission-critical applications, our customers require us to meet stringent internal, government and industry standards in order to reduce the likelihood of costly system failures. Our customers select our products based on our product performance and reliability, timely service, support and price. Our products are often developed and engineered in cooperation with our customers for specific applications. We believe our established brands, such as Consolidated, Grove, Masoneilan, Roots, Waukesha and Wayne, are well regarded among our customers. As a result of our long operating history, we believe we have developed an installed equipment base that provides us with recurring aftermarket revenues.

        Our more than 10,000 customers include most of the world's major and national oil companies, multinational engineering and construction companies and a number of other Fortune 500 firms. In 2003, our top customers in terms of revenues, excluding distributors, included BPAmoco Corporation, ChevronTexaco Corporation, China Petroleum & Chemical Corporation, Daewoo Engineering and Construction Co. Ltd., ExxonMobil Corporation and Shell Oil Company. In 2003, our largest customer accounted for approximately 2.6% of our revenues.

        Our principal business segments are as follows:

        Flow Control (59.9% of 2003 revenues).    Our flow control segment is a leading manufacturer of on/off valves, control valves and pressure relief valves. We serve the oil and gas production, transportation, storage, refining, petrochemical and power generation sectors of the energy industry. Our flow control segment produces what we believe is one of the most complete valve product lines for the energy infrastructure industry, including both standard and customized product offerings. In addition to valve products, our flow control segment also designs, manufactures and markets six other primary product lines: actuators, which are devices that perform a mechanical action in response to an input signal, integrated flow systems, instruments, meters, pressure regulators and piping specialties.

        Measurement Systems (23.5% of 2003 revenues).    We believe our measurement systems segment is a leading supplier of retail fuel dispensers, pumps, peripherals, point-of-sale and site monitoring systems and software for the retail fueling industry. We have marketed our retail fuel systems for approximately 100 years under the Wayne brand. As an industry pioneer, we were the first to introduce self-service consoles and fuel blending dispensers to service stations. More recently, we introduced the first in-pump card readers and cash acceptors, the first use of microcomputers in fuel processing systems, the first in-pump radio frequency identification payment systems such as Speedpass (a registered trademark of ExxonMobil Corporation) and the first dispenser mounted touch screen payment/communication systems. We also produce regulatory approved vapor recovery systems that reduce gasoline vapor emissions during the fueling process. Our June 2004 acquisition of the retail fueling systems operation of Nuovo Pignone

S.p.A. from General Electric Company has increased our global market share in retail fuel systems and expanded our penetration of the retail fuel systems market in Europe.

        Compression and Power Systems (16.6% of 2003 revenues).    Our compression and power systems segment is a leader in the design, manufacture and marketing of natural gas fueled engines. Our engines are used primarily for natural gas compression and distributed power generation. Our product offering includes high horsepower engines and complete power generation packages. We also manufacture positive displacement blowers and centrifugal compressors in air and gas applications. Our power systems and compression products are sold under the Waukesha and Roots brand names worldwide, both directly to end-users and through a network of independent distributors. We believe we have been able to develop a large installed base of natural gas fueled industrial engines as a result of our long operating history.

Our Industry

        The worldwide energy infrastructure and oilfield equipment industry is primarily comprised of products and services used in finding, producing, transporting, processing, storing and distributing oil and natural gas and their by-products. The market spans the energy value chain, from exploration and production through transmission, storage and conversion, which includes refining, petrochemical and power generation, to end-product retail distribution.

        Over the long term, demand for energy infrastructure and oilfield equipment is generally driven by the level of worldwide economic activity and energy consumption. Energy demand is driven by global population, industrial growth, the levels of energy consumed per capita and changes in energy usage patterns. Short-term demand for energy infrastructure and oilfield equipment, however, is primarily driven by the level of capital expenditures made by the oil and gas and power industries to maintain, upgrade and expand energy infrastructure, which in turn is typically driven by actual oil and gas prices or anticipated changes. According to the Energy Information Administration, or the EIA, global energy consumption is projected to grow at a compound annual rate of 1.8% from 2001 to 2025. The EIA projects that natural gas will be the fastest growing primary energy source, with global consumption growing at a 2.2% compound annual rate over the same period. The EIA also projects that energy consumption within developing countries will nearly double over the next 25 years, growing at a compound annual rate of 2.7%, compared with 1.2% for industrialized countries. The increase in natural gas consumption is partly due to its position as the desired fuel source for electric power generation, given its relative efficiency and environmental advantages. Over the forecast period, the EIA expects the electricity generated using natural gas to increase as a percentage of total electricity generated from 18% in 2001 to 25% in 2025.

        The increase in world natural gas consumption will require bringing new natural gas resources to market. While natural gas reserves have trended upward each year, developing countries, which generally account for nearly two-thirds of the world's reserves, have accounted for virtually all of the increase. With many of the natural gas reserves in remote areas, the increase in natural gas consumption is expected to generate substantial investment within these regions in order to bring natural gas to major consuming markets.

        According to the International Energy Agency, or the IEA, the cumulative investment in finding, transporting, storing and refining of oil and natural gas is expected to be $6.0 trillion from 2001 to 2030. This investment is expected to be driven by the need to replace declining production and update and replace historical oil and natural gas infrastructure, as well as by liquid natural gas, or LNG, facility growth, among other factors. According to the February 2, 2004 issue of Oil & Gas Journal, in 2004 and 2005, pipeline operators expect to complete or begin construction on over 55,000 miles of oil and natural gas pipelines at an estimated cost of over $81.0 billion.

        Oil and gas companies often use infrastructure equipment for mission-critical applications in which product failure can have severe consequences and result in substantial financial losses that can reach levels many times the value of the product. As a result, oil and gas companies tend to focus on product performance and reliability and limit the number of their approved vendors. Completing the required testing and qualification for placement on approved vendor or product lists can take several years and may require significant capital expenditures. Customers are also reluctant to replace proven equipment designs with those of new or unknown manufacturers.

        Oil and gas companies are also increasingly looking for equipment suppliers to provide more comprehensive engineering services and integrated solutions as part of their procurement process in order to reduce personnel and internal costs. As part of their efforts to streamline their procurement process, these companies are also reducing the number of manufacturers with whom they work, favoring firms with broader product offerings and global presence. Oil and gas companies are increasingly pursuing large, international projects, often involving extreme temperatures and pressures. We believe that our innovative and highly engineered products are well-suited to these extreme applications. For example, the Ras Gas project for natural gas development offshore Qatar uses our on/off valves to handle flow rates of one billion cubic feet of gas per day at flowing pressures of up to 5,000 psi and temperatures of up to 350 degrees centigrade. We believe that this trend will continue in the future and that we will benefit from oil and oil and gas companies' need for innovative products and technology, which often generate higher margins than more conventional products, to complete projects under extreme temperatures and pressures.

Our Competitive Strengths

        We believe that our focus on the energy sector along with the following competitive strengths positions us to enhance our growth and profitability.

        Global Presence and Market Leadership.    We have a long history of leadership and innovation in the energy infrastructure and oilfield equipment industry. We operate in all of the world's major energy markets and believe that we are a leading provider in most of the key markets we serve. Our sales presence in over 100 countries and manufacturing or customer support and service facilities in over 22 countries enables us to service our customers around the world. We believe that our broad portfolio of products and services, global presence, strong brand recognition and reputation for quality and performance provide us with an advantage in competing for business from large, multinational customers.

        Broad Portfolio of Products with Reputation for Performance and Reliability.    We believe our products and brands have earned a reputation for product reliability, performance and innovation. We are one of a select number of approved vendors to many of our clients. We hold more than 120 regulatory and industry approvals or certifications worldwide, and have a history of advanced product introductions. Our reputation for innovation provides us with an advantage in competing for business in mission- critical applications, particularly those requiring highly engineered products that perform in challenging temperature and pressure environments.

        Long-Standing Customer Relationships.    We have over 10,000 customers, including long-standing relationships with many of the world's major national and independent oil companies, multinational engineering and construction companies and other Fortune 500 firms. The recurring nature of our sales to our major customers reflects their satisfaction with the reliability and performance of our products and the timeliness of our service. These relationships also have provided us with the opportunity to collaborate with our clients to better address their needs. For example, our close working relationship with Statoil resulted in our being selected to provide valves in a subsea manifold and land terminals in Norway and the United Kingdom for the Ormen Lange development in the North Sea. For this project, we designed, engineered, fabricated and tested several different valve designs, six of which were original designs.

        Large Installed Base.    We believe that our global installed base of products provides us with substantial recurring aftermarket revenue since our customers award a significant portion of replacement equipment, parts and maintenance services business to the original equipment manufacturer. The margin on this revenue often exceeds that of our original equipment. Aftermarket sales accounted for approximately 23% of our revenues in 2003. Aftermarket parts typically sell at higher gross profit margins than sales of original equipment. Additionally, our installed base enables us to maintain strong customer relationships and increase our understanding of our customers' needs.

        Integrated Solutions Capability.    Our customers are increasingly looking to procure more products and services from fewer global manufacturers in order to increase their efficiency and reduce their costs. We believe our ability to provide our customers with comprehensive solutions to their equipment, engineering and service needs provides us with a competitive advantage in competing for business from large, multinational customers. For example, we were recently named the sole valve supplier for an ExxonMobil oil and gas development project on Sakhalin Island based on our ability to design, engineer, supply and procure all valves for the project, deliver the required local content in the product through our Russian joint venture and commit to supply aftermarket parts and services support.

        Strong, Experienced Management.    Our management team has substantial experience in manufacturing and in the energy infrastructure and oilfield equipment markets. Our executive management and business unit heads average 25 years of relevant experience and many of them have held executive positions in other major public companies. Our management team also has substantial experience acquiring and integrating assets and companies that complement our portfolio of products and services.

Our Business Strategy

        In 2003, approximately 85% of our revenues were generated from energy infrastructure and oilfield equipment spending. We intend to capitalize on the expected long-term global growth in energy infrastructure and oilfield equipment investment, especially related to natural gas, by growing our energy-oriented businesses both organically and by acquisitions. We specifically intend to:

        Increase Our Global Presence.    The percentage of our revenues from outside the United States has grown from approximately 50% in 2001 to approximately 59% during the nine months ended September 30, 2004. Our customers are increasingly operating on a global basis, and we plan to continue to pursue new international opportunities and significantly expand our presence in key international growth markets, such as Brazil, China, Russia and West Africa, where energy infrastructure investment capital is expected to grow. We plan to broaden our international presence through both organic expansion and acquisitions. Our purchase in June 2004 of the distribution business of Nuovo Pignone S.p.A. reflects this strategy.

        Expand Integrated Solutions Capability.    We intend to continue to provide our customers with comprehensive solutions to their equipment, engineering and service needs. For example, our project valve management program integrates system design and engineering, product selection, fabrication, service and support to meet our customers' total flow control needs for the life of a particular project. This integrated approach to marketing our products and services streamlines the engineering and procurement process for our customers and increases our revenues over the life cycle of a particular project, while improving our margins.

        Develop New and Innovative Products.    We believe that continued product innovation will provide us with significant opportunities to increase revenues from both new product sales and upgrades to our installed base of products. Many of the products with innovative technology that lower operating costs, improve convenience and increase reliability and performance often generate higher margins than more conventional products. For example, our recently developed SVI smart positioner, which controls a valve's position in accordance with a signal from a control system, and Valvue software suite, a software interface that configures, calibrates and provides valve diagnostics, provide value-added solutions for our control valve customers. Installed on new control valves or retrofitted to valves in place, these products improve process control and yields, decrease operating costs through more effective, predictive and preventative maintenance and lower automation costs by allowing distributed control of SVI-equipped valves. We plan to continue developing innovative products and have invested $69.8 million in total on research and development over the last three fiscal years.

        Continued Focus on Operational Efficiency.    We will continue to focus on operational efficiency in order to improve our earnings, cash flow and return on capital employed. To improve productivity, we are implementing a variety of manufacturing strategies, including cellular manufacturing, just-in-time process engineering and the outsourcing of the fabrication of subassemblies, components, or in some cases, complete products. Beginning in 2002, we initiated restructuring programs affecting several of our business units in an effort to achieve manufacturing efficiencies and cost savings. During 2002 and 2003, we eliminated five manufacturing facilities through consolidations, outsourced manufacturing at one additional site and eliminated approximately 700 employees through reductions in workforce. We have also improved global procurement by increasing coordination among our business units and increasing outsourcing of non-core manufacturing functions. In addition, we are in the process of implementing firm-wide lean manufacturing initiatives, a new enterprise resource planning, or ERP, system and a highly disciplined quality management and process optimization methodology, known as Six Sigma. As a result, we have increased revenue per employee from $181,300 in 2001 to $218,200 in 2003 and annual inventory turns from 3.0 times per annum in 2001 to 3.8 times per annum in 2003. We believe that these efforts, together with our continued focus on operational efficiency, will result in improved margins and cash flow in the future.

        Selectively Pursue Acquisitions.    Since our leveraged recapitalization in April 2001, we have acquired several assets and companies in transactions with values of up to $170 million. We intend to continue our disciplined pursuit of acquisition opportunities that fit our business strategy. We expect to make acquisitions within the energy sector that add new products or technologies to our portfolio, provide us with access to new markets or enhance our current market positions.

Our Sponsors

        We are now, and after the offering will continue to be, controlled by DEG Acquisitions, LLC, an entity owned by private equity funds managed by First Reserve Corporation and Odyssey Investment Partners, LLC. As of September 30, 2004, the First Reserve and Odyssey funds, through DEG Acquisitions, LLC, indirectly owned approximately 88.48% of our common stock. Following the completion of this offering, the First Reserve and Odyssey funds will indirectly own approximately    % of our common stock (    % if the underwriters' over-allotment option is fully exercised).

        The First Reserve and Odyssey funds acquired their interests in DEG Acquisitions, LLC in connection with a recapitalization of our business in April 2001 under its prior owner, Halliburton Company. In January 2001, Halliburton Company, together with its wholly owned subsidiary, Dresser B.V. entered into an Agreement and Plan of Recapitalization with DEG Acquisitions, LLC in order to effect the recapitalization of its business relating to, among other things, the design, manufacture and marketing of flow control, measurement systems and compression and power systems. The recapitalization was accomplished through a reorganization of various legal entities that comprised the Dresser Equipment Group segment of Halliburton. Halliburton originally acquired our businesses as part of its acquisition of Dresser Industries, Inc. in 1998. Dresser Industries' operations consisted of certain of our current business and certain other operating units that were retained by Halliburton.

        In connection with the recapitalization transactions in April 2001, we entered into an Investor Rights Agreement with DEG Acquisitions, LLC, Halliburton and our other stockholders. Additionally, in connection with the recapitalization transactions in April 2001, we entered into a Sponsor Rights Agreement with affiliates of the First Reserve and Odyssey funds. Our obligations under both the Investor Rights Agreement and Sponsor Rights Agreement were assigned to Dresser, Ltd. on July 3, 2002. In connection with this offering, we intend to assume the obligations of Dresser, Ltd. and amend both the

Investor Rights Agreement and Sponsor Rights Agreement. See "Certain Relationships and Related Transactions—Amended and Restated Investor Rights Agreement," and "—Amended and Restated Sponsor Rights Agreement."

        First Reserve was one of the first private equity firms to actively pursue building a broadly diversified portfolio within the energy industry. First Reserve currently manages four active private equity funds with aggregate committed capital of $4.7 billion and has made investments totaling over $2.7 billion in more than 80 principal transactions (in core holdings), and over 200 add-on acquisitions with its core companies. First Reserve invests solely in the energy industry and focuses its activities on energy services and manufacturing businesses similar to Dresser. First Reserve has managed this family of investment funds since 1983 and has a management team with over 250 years of collective energy investment experience. Other past and present public First Reserve portfolio companies include Pride International, Inc., Weatherford International Ltd., Quanta Services Inc., National-Oilwell, Inc., Superior Energy Services, Inc., Cal Dive International, Inc., Chicago Bridge & Iron N.V. and Maverick Tube Corporation.

        Odyssey is a private equity firm that invests in management-backed leveraged acquisitions, growth financings and recapitalizations of manufacturing, financial services and communications companies. The principals of Odyssey collectively have been involved in over 65 private equity transactions including Williams Scotsman, Inc., Monarch Marking Systems, Inc., TransDigm Inc., Western Wireless Corp. (the former parent of VoiceStream Communications), Dayton Superior Corporation, United Site Services, Inc. and Aviation Technologies, Inc. Odyssey Investment Partners, LLC is the successor firm to the private equity activities of Odyssey Partners, LP, which was founded in 1982. Its current fund has over $760 million of committed capital.

Products and Services

        We have three business segments: flow control, measurement systems, and compression and power systems. Our businesses are organized around the products and services provided to the customers they serve. The flow control segment consists of valve, actuator, instruments, meters, regulators, and piping specialties product lines. We have aggregated these product lines into this segment as we believe these product lines are similar in nature, have similar economic characteristics, serve the same type or class of customer and have similar distribution and production processes. Measurement systems primarily reflects the results of our retail fueling product line. The compression and power systems segment reports the results of our natural gas engine and industrial blower product lines. Segment and geographic financial information appear in note 18 to our financial statements located elsewhere in this prospectus.

  Flow Control

        Our flow control segment manufactures on/off valves, control valves, pressure relief valves and actuators. We serve the oil and gas production, transportation, storage, refining, petrochemical and power generation sectors of the energy industry. We believe we produce one of the most complete valve product lines for the energy infrastructure industry, including both standard and customized product offerings. Our broad portfolio of products, combined with a global sales and service network, positions us as one of the preferred global flow control solutions providers. In addition, our technical expertise and product knowledge allow us to be one of a few global vendors who can meet the needs of our most demanding energy customers, including products specially designed for deep-water and severe service applications. For example, we recently were named the sole valve supplier for an ExxonMobil oil and gas development project on Sakhalin Island based on our ability to provide design, engineer, supply and procure all valves for the project, deliver the required local content in the product through our Russian joint venture, and commit to supply aftermarket parts and services support. Our valve products compete at unit price levels up to approximately $500,000.

        In addition to valve products, our flow control segment also designs, manufactures and markets five other primary product lines: meters, instruments, pressure regulators, integrated flow systems and piping specialties. Demand for these products is driven primarily by natural gas consumption and infrastructure spending in the hydrocarbon and chemical process industries. We expect that customer trends such as integration of information technology systems with "smart" equipment and increased outsourcing of metering and monitoring services will drive demand in this market.

        Historically, demand for our flow control products has been driven by the performance of the energy industry and in particular by energy infrastructure spending. Demand for valve products has therefore been greatest in industrialized nations throughout North America and Europe. In the future, we expect that growth will primarily be driven by upgrading existing products, the development of new applications and increasing demand in developing regions such as Latin America, Asia and West Africa. Demand for meters, instruments, integrated flow systems and piping specialties has historically been strongest in North America and Europe, with future growth expected in Latin America, Asia and the Middle East as industrialization continues.

        Our on/off valves, which are sold under the Control Seal, Grove, Ledeen, Ring-O, TK, Tom Wheatley, Wheatley and Texsteam brand names, are typically used in applications that either require flow to be completely on or off or have limited flow adjustment capabilities. Included in this category are: ball, gate, globe, check and butterfly valves. We have designed and patented hundreds of specialized on/off valve products. Among other new product development programs, we are designing subsea ball and check valves for deep-water oil and gas development, severe service valves, liquefied natural gas valves and more cost-effective rising-stem ball valves. Many of these valves are custom manufactured from specialty materials to handle the demanding environments in which they will be used and to meet our customers' stringent specifications. Demand for our on/off valves is generally driven by development of oil and natural gas reserves as well as pipeline construction.

        Our control valves, which are sold under the Masoneilan and Becker Precision Equipment (BPE) brands, are used primarily in applications that require continuous and accurate control of flow rates. Our Masoneilan control valves have been used in applications ranging from regulators for Stanley Steemer International, Inc. to valves for NASA spacecraft launch complexes. Control valves adjust flow passage size at the direction of remote signals emanating from an external control system. We are developing new "smart" technologies that transmit control and measurement data generated by our products to our customers' service systems that remotely monitor the performance of their plant and equipment. These technologies can substantially lower operating costs for our customers. In addition, we are developing products that remotely transmit predictive maintenance information, thereby avoiding unexpected downtime. We believe providing smart capabilities to enhance our existing product lines will be an important driver of growth in our valve business over the next several years. We are currently marketing smart valve products with both analog and digital communication interfaces. We expect demand for digital products to grow significantly in the future as this relatively new communication interface matures.

        We have established a product development and marketing alliance with Yokogawa Electric Corporation, a leading Japanese process control systems provider, in order to offer our customers integrated valve and control system solutions. In 2003, the Masoneilan control valve product line joined the Honeywell PKS (PKS is a registered trademark of Honeywell International, Inc.) (Process Knowledge Solutions) program. This marketing and technology development program is aimed at providing end-users with fully integrated and interoperable control, diagnostic and maintenance solutions. Masoneilan is one of two control valve suppliers selected to participate in this program. Honeywell is a market leader in the supply of advanced control systems and instruments to the process control industry. There is a significant component of aftermarket sales associated with the control valve product line.

        Pressure relief valves, including both safety and safety relief valve types, are used to protect process equipment from excessive pressure. We sell our pressure relief valves to the power generation, oil and gas, and refining and petrochemical industries under the Consolidated brand name. We are developing new products for use in growing applications, including enhanced pilot operated safety valves for use in offshore and liquefied natural gas applications.

        Meters, pressure regulators and piping specialties, which are sold primarily to customers in the natural gas industry under the Roots, Mooney and Dresser brand names, are used for volume measurement and pressure regulation. These products are sold at unit prices ranging from approximately $400 to over $82,500. We sell complete, integrated natural gas control stations that can be used by a utility to regulate distribution of low-pressure natural gas from high-pressure transmission pipelines. These control stations typically combine a number of our products such as valves, meters, pressure sensors and regulators into a complete system solution.

        Instrument products consist primarily of pressure and temperature instrumentation manufactured for oil and gas, refining, chemical, industrial and commercial customers worldwide. These products are used by our customers to monitor pressure, temperature, pH levels, and flow rates of gases and liquids. Our key instrument brands and related products are Ashcroft pressure and temperature instruments, Heise precision testing and calibration devices and digital and analog transducers, Ebro portable electronic instruments and Ashcroft utility gauges, which are designed specifically for high reliability of service. Our instrument products range in price from $1 to over $5,500 per unit. This product line has significant exposure to industries outside of energy.

        Our flow control segment's other products, sold under the Ledeen, Texsteam and Nil-Cor brands, include: chemical injection pumps; high-alloy gate, globe, check and ball valves; compact and linear electric actuators; and composite ball, butterfly and check valves. Our actuator products, which are used to control valve movement, are often sold in packages for use with our other products, such as our subsea actuators used in conjunction with our subsea on/off valve technology.

  Measurement Systems

        Our measurement systems segment consists of retail fueling, where we believe we are a leading supplier of fuel dispensers, pumps, peripherals, point-of-sale and site monitoring systems and software for the retail fueling industry. In March 2003, we acquired certain retail fuel dispenser and point of sale system assets of Tokheim North America and its MSI business unit. We have substantially integrated these assets into our Wayne business unit. On June 4, 2004, we completed the purchase of the distribution business of Nuovo Pignone S.p.A., a subsidiary of General Electric Company, for approximately $170 million and the integration of this business is continuing. The acquisition of the distribution business of Nuovo Pignone is expected to substantially improve our market share in retail fueling systems, be complementary from a customer, product and geographical perspective and provide us with substantial cost saving opportunities.

        Capital spending is the primary driver of demand in this segment. That spending is driven by commodity price levels, legislative mandates, such as tightening vapor recovery standards and other environmental regulations, and technological innovations, such as improved convenience, metering and other features. Over the last few years, many of our major and national oil and gas company customers have delayed upgrading or replacing their equipment. Given currently high oil and gas price levels, product innovations and legislative mandates, we expect demand for our systems to increase as customers make investments to upgrade, re-brand or replace equipment, to introduce new customer convenience features, to support new marketing initiatives and to comply with government regulations.

        We also expect increased automobile sales in the developing economies to drive growth in this segment. According to Wards Automotive Yearbook, sales of automobiles in China increased to approximately 4.4 million vehicles in 2003 from approximately 3.2 million vehicles in 2002. We expect similar growth in other areas of Asia, Russia and Latin America. We have been successful in recent tenders for dispensers in these areas.

        We expect high volume retailers, such as Sam's Club, Kroger and Safeway, to continue to be a source of growth. They have entered the domestic retail fuel market, generating demand for new equipment, software and service. These retailers typically utilize twice as many fuel dispensers per location as traditional retail fueling stations and represent a fast growing segment of the U.S. market.

        Our core product line consists of four fuel dispenser lines: Ovation, Global Century, VISTA and Global Star. Our fuel dispenser designs support single and multiple hose configurations that can measure and dispense dedicated or blended fuel. Our fuel dispensing platforms can be expanded to include card processing terminals, cash acceptors, bar code scanners, radio frequency identification payment systems, keypads, printers and graphic displays to allow consumers to purchase and pay for fuel and other items at the pump. In addition, our dispensers are usually designed and graphically detailed in collaboration with our customers to meet their precise image standards. Our retail fuel dispensers range in price from approximately $2,800 to over $15,000 per unit.

        We also design and market self-service control and point-of-sale systems for the retail fueling industry. These enterprise software solutions are designed to support our retail customers' efforts to improve back office efficiency and record keeping, reduce labor hours and improve retail margins. For example, our Nucleus system, which is an open architecture, PC based point-of-sale system, is designed to support larger convenience store formats that feature a wide selection of in-store merchandise and services. As the hub of all store operations, the Nucleus system interfaces with a wide variety of peripherals and systems, enabling cashiers and managers to monitor and manage store operations efficiently. The Nucleus system also supports back office functions including inventory control, price book management, employee management and site administration. In addition, we were one of the first to introduce a fully integrated point-of-sale system that combined the functionality of a self-service control console, electronic cash acceptor and card processing system into a single countertop terminal called the Wayne Plus/3 terminal. Our software systems range in price from approximately $7,000 to over $16,000. In 2003, we began the rollout of several significant point-of-sale systems contracts to major oil companies such as ExxonMobil and ChevronTexaco in the U.S. and Europe.

        We have marketed our retail fuel systems for approximately 100 years under the Wayne brand. As an industry pioneer, we were the first to introduce self-service consoles and fuel blending dispensers to service stations. More recently, we introduced the first in-pump card readers and cash acceptors, the first use of microcomputers in fuel processing systems, the first in-pump radio frequency identification payment systems such as Speedpass (a registered trademark of ExxonMobil Oil Corporation) and the first dispenser mounted touch screen payment/communication systems. We also produce regulatory agency approved vapor recovery systems that reduce gasoline vapor emissions into the atmosphere during the fueling process. We continue to develop and market innovative technologies that allow our customers to reduce costs, increase throughput and improve profits at their locations.

        In connection with our product development initiatives, we have entered into a number of important strategic alliances with technology partners to enhance and broaden our retail product offerings. For example, our alliance with Texas Instruments was important in our development of advanced pay-at-the-pump technologies, including Speedpass, which allows consumers to buy fuel with the wave of a radio frequency key fob.

        In order to help our customers derive maximum value from their investment in our retail fuel solutions, we offer a comprehensive suite of services. These services include product rollout management, installation, user training and a 24/7 help desk. We also offer 24/7 onsite maintenance and repair, including one-hour response to site emergencies, four-hour response to critical problems and 24-hour response to all other concerns. Onsite services are provided by a mix of our own field support technicians and independent service organizations. All field support technicians and independent service organizations receive ongoing technical training and carry an extensive inventory of service parts and diagnostic equipment. These services provide a recurring revenue stream and attractive margins and provide us improved insights into our customers' fuel dispensing needs. We expect the expansion of our service business to be another source of growth.

  Compression and Power Systems

        In our compression and power systems segment, we are a leader in the design, manufacture and marketing of natural gas fueled engines. Our engines are used primarily for natural gas compression and distributed power generation. Most natural gas compression applications involve pressurizing gas for delivery from one point to another, typically from lower pressure wells to higher pressure gathering and pipeline systems. Compression is also used to re-inject natural gas into oil wells to help lift liquids to the surface and to inject gas into underground reservoirs. Distributed power generation is the use of onsite electric generators for primary, supplemental or back-up power in areas where existing power sources are unreliable or costly.

        Our product offering ranges from 85 to 4,500 horsepower (60 to 3,400 kilowatt brake) engines and power generation packages with a base wholesale price range of approximately $30,000 to over $1,200,000. We also manufacture positive displacement blowers and centrifugal compressors covering air and gas applications requiring inlet vacuum levels to 27" Hg (inches of mercury on an atmospheric pressure gauge) and discharge pressures to 40 psig, or pounds per square inch, as indicated on a pressure gauge. Flow rates range varies from 2 cubic feet per minute to 350,000 cubic feet per minute. Our power systems and compression products are sold under the Waukesha and Roots brand names both directly to end-users and through a network of independent distributors worldwide.

        Long-term demand for our compression and power system products is primarily a function of worldwide energy consumption and infrastructure spending. Gas compression demand is driven predominantly by natural gas exploration and production expenditures. The EIA projects that natural gas will be the fastest growing primary energy source, with global energy consumption growing at a 1.8% compound annual rate from 2001 to 2025. Meeting this demand growth will require investment in gas exploration and development investment, which the IEA expects to total $1.7 trillion between 2001 and 2030.

        We view distributed power generation as another revenue growth opportunity. We believe favorable environmental characteristics of natural gas compared to other energy sources and the relatively wide dispersion of gas reserves throughout the world will increase its use in power generation. The need for "clean" power for high tech equipment, uncertainty about electrical utility deregulation and lack of infrastructure in underdeveloped nations are potential sources for growth in demand. We believe improved infrastructure for developing nations will also drive our blower business growth in the future, especially in waste water treatment and power generation applications.

        We believe we have developed some of the most reliable and durable engines and blowers in our industry. These products provide our customers with low total cost of ownership through long intervals between overhauls, high equipment uptimes and predictable service schedules. We typically expect our VHP engine model to operate in excess of 40,000 hours at 98% rated uptime before requiring a major overhaul. Engine reliability is essential because they are frequently used consistently for long periods of time in mission-critical applications or in remote locations where the cost of failure is extremely high. For example, two of our engines provide standby power for Chicago's 911 Emergency Communications Center, and seven of our top-of-the-line engines drive compressors at a remote gas storage facility in Aitken Creek, British Columbia. Customers also value our generation engines for consistency. For example, a significant retail customer disconnected from the electric utility grid, relying on our engines as their sole source of power. We also expect government regulations requiring lower emissions and increased efficiency to drive growth.

        The aftermarket in both the natural gas compression and distributed power generation markets is substantial. Our natural gas engines typically run continuously for years at a time, creating a regular need for maintenance services and replacements parts. Our customers typically spend many times the initial purchase price of one of our engines in service, upgrades and maintenance costs over its lifetime. We believe we have a large installed base of natural gas fueled industrial engines as a result of our long history. Many customers prefer OEM (original equipment manufacturer) replacement parts for the more highly engineered components of our engines and are more focused on reliability than price. As a result, our aftermarket parts and services revenues are an important part of our business. Aftermarket sales represented approximately 45% of our total natural gas engine related revenues in 2003. We believe we currently have a significant market share in aftermarket parts and service.

        In addition to selling stand-alone engines, we provide our customers with a variety of services and equipment packages. For example, we offer complete power generation systems (Enginator) in which we integrate our engines with generators, switchgear and controls manufactured by other vendors in order to deliver a total solution to our customers. We also offer our customers technical training, subcontracted turnkey installation and field troubleshooting worldwide.

        We recently developed and released a state-of-the-art electronic controls platform for high-performance engines, ESM (Engine System Manager) on several of our current engine models. ESM provides control of multiple engine functions necessary to achieve high efficiency and low emissions required in future engine development. To further engine technology development, we signed a cooperative agreement with the U. S. Department of Energy in 2001. This agreement provides up to $10 million in funding through 2006, with a possible extension for a Phase II program. In addition, the California Energy Commission awarded approximately $3 million in funding in 2002 to a consortium headed by Waukesha Engine to develop ultra-low emissions technology on gas fueled engines. We anticipate that this program will be completed in 2006.

Manufacturing

        Our manufacturing processes generally consist of fabrication, machining, component assembly and testing. Many of our products are designed, manufactured and produced to order and are often built in compliance with specific customer requirements. Our manufacturing operations are conducted in 48 locations around the world. We typically own the plants and equipment and the underlying real property at our facilities but intend to increasingly lease facilities as we relocate or consolidate manufacturing operations. We believe that we have sufficient production capacity to meet demand over the next several years.

        Beginning in 2002, we initiated restructuring programs affecting several business units in an effort to obtain manufacturing efficiencies and cost savings. In 2002, we discontinued several small product lines and implemented a company-wide reduction in our workforce. In 2003, we eliminated five of our manufacturing facilities through consolidations and outsourced manufacturing at one additional site. We continue to actively rationalize our manufacturing footprint, which entails combining, closing or relocating some of our facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restructuring and Other Exit Activities."

        To improve productivity, we are implementing lean manufacturing strategies in our operation. Examples of such initiatives include:

  •
  Cellular manufacturing to assemble highly configurable products with a short lead-time. This allows us to quickly adjust to changes in demand for product and allows us a better production balance within a facility;

  •
  Component standardization to minimize inventories and leverage our global sourcing abilities. Prior to the acquisition of the retail fueling systems business of Nuovo Pignone S.p.A., over 70% of our retail fuel dispenser parts were standard in our manufacturing locations in Texas, Brazil, and Europe;

  •
  Model rationalization to shorten deliveries, minimize supply base and maximize factory efficiencies. For example, we have rationalized variations of seven fuel dispenser models into five, and six point-of-sale systems models into one in our retail fueling business;

  •
  Just-in-time and line set processing to improve delivery times, provide more ability to custom configure products, and reduce inventories of materials, components, and work-in-process; and

  •
  Outsourcing of the fabrication of select non-core components, subassemblies and, in some cases, complete products for standardized or non-core products.

        In addition, we are in the process of implementing firm-wide lean manufacturing initiatives, a new enterprise resource planning, or ERP, system and a highly disciplined quality management and process optimization methodology, known as Six Sigma. These initiatives have begun to yield results. For example, due to initiatives in our retail fuel systems business, fuel dispensers that previously took four days to produce now take on average four hours and yield a higher-quality product.

        In 2003 we formed an Operational Excellence group to spearhead our transition towards becoming a continuous improvement company. The Operational Excellence group started by training our management in lean tools and techniques. This training was designed to educate employees on recognizing waste/non-valued added activities and providing tools to reduce and eliminate the sources of waste. In 2004, the Operational Excellence group began training management and employees in the Six Sigma methodologies.

        We strive to produce high quality products and are committed to continuous quality and efficiency improvement of our products and processes. To help achieve our quality goals, we carefully control our manufacturing processes and materials and have satisfied the standards for ISO-9001 certification at most of our manufacturing facilities. The International Organization for Standardization awards ISO-9001 certification on a facility-by-facility basis to manufacturers who adhere to strict quality standards. Companies must maintain these standards and supply supporting documentation to retain their ISO certification, and certified facilities are audited regularly.

Raw Materials

        The main raw materials we use are commodity metals, forgings, castings, fasteners and electronic circuitry. We seek to purchase raw materials globally to benefit from low cost sources. Substantially all our raw materials are purchased from outside sources and are readily available. However, the availability and prices of raw materials may be subject to curtailment or change due to, among other things, the supply of, and demand for, such raw materials, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by raw materials or component parts suppliers, changes in exchange rates and worldwide price levels. For example, along with other consumers of steel and steel-related raw materials, we have recently experienced significant price increases and may experience short-term supply disruptions. See "Risk Factors—Risks Related to Our Business—We are dependent on the availability and pricing of raw materials and components, and we cannot assure you that we will be able to obtain such raw materials, at current price levels, or at all."

Properties

        We currently have an established sales presence in over 100 countries, with manufacturing or customer support facilities in over 22 countries. In 2002 and 2003, we eliminated five of our manufacturing facilities through consolidations and outsourced manufacturing at one additional site. We plan to continue to seek opportunities to improve our manufacturing operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restructuring and Other Exit Activities."

        Our corporate headquarters are located in Addison, Texas where we lease a 27,000 square foot property. We generally operate our facilities at full capacity, although usage rate among our facilities varies. The following are the locations of our principal facilities, the facility types and their approximate square footage for our industry segments as of September 30, 2004:

	Use
Location	Distribution	Manufacturing	Multi- Purpose	Sales	Sales/ Service	Service	Administrative	Leased/ Owned	Size (Sq. Ft.)
Flow Control:
Alexandria, Louisiana		X						Owned	304,000
Anrath, Germany						X		Owned	11,000
Avon, Massachusetts		X						Owned	136,000
Baesweiler, Germany		X						Owned	24,000
Barcelona, Spain			X					Leased	11,000
Berea, Kentucky(1)		X						Owned	105,000
Berlin, Germany						X		Leased	5,000
Bradford, Pennsylvania		X						Owned	394,000
Brookfield, Illinois			X					Leased	9,000
Calgary, Canada				X				Leased	9,100
Cedex, France				X				Leased	9,000
Chiba, Japan						X		Leased	14,000
Clute, Texas					X			Leased	7,500
Coconut Creek, Florida			X					Leased	5,000
Coimbatore, India		X						Leased	27,000
Colico, Italy		X						Owned	131,000
Colico, Italy		X						Leased	46,000
Conde, France		X						Owned	193,000
Corpus Christi, Texas					X			Leased	12,000
Deer Park, Texas					X			Leased	73,000
Duisburg-Rheinhausen, Germany						X		Leased	5,000
Edenvale, South Africa						X		Leased	26,000
Edmonton, Canada		X						Owned	51,000
Edmonton, Canada			X					Leased	13,000
Einbeck, Germany			X					Owned	18,000
Elk Grove Village, Illinois		X						Leased	51,000
Hammond, Louisiana		X						Owned	60,000
Highland Ranch, Colorado							X	Leased	3,000
Hoogvliet, Netherlands			X					Owned	10,000
Houston, Texas		X						Leased	333,000
Houston, Texas		X						Owned	324,000
Houston, Texas(1)		X						Owned	183,000
Houston, Texas(1)		X						Owned	53,000
Houston, Texas							X	Leased	10,000
Ingolstadt, Germany		X						Owned	65,000
Jacerei, Brazil		X						Owned	81,000
Jebel Ali Free Zone, United Arab Emirates			X					Leased	12,000
Kariwa, Japan		X						Owned	330,000
Kariwa, Japan		X						Leased	9,000
Kloten, Switzerland							X	Leased	26,000
Mississauga, Canada	X							Leased	25,000
Montfoort, Netherlands		X						Leased	22,000
Montfoort, Netherlands		X						Leased	16,000
Naples, Italy		X						Owned	364,000

Newmarket, United Kingdom						X	Leased	24,000
Ontario, California			X				Leased	6,000
Panningen, Netherlands					X		Leased	7,000
Ponca City, Oklahoma	X						Leased	104,000
Rud, Norway						X	Leased	13,000
Salt Lake City, Utah						X	Leased	17,000
Sao Caetano do Sul, Brazil			X				Owned	73,000
Sao Paulo, Brazil		X					Leased	97,000
Shelton, Connecticut(1)		X					Leased	55,000
Singapore, Singapore					X		Leased	16,000
Skelmersdale, United Kingdom		X					Leased	160,000
Somersworth, New Hampshire			X				Leased	7,000
Stafford, Texas(1)		X					Owned	185,000
Stratford, Connecticut		X					Owned	335,000
Thatcham, United Kingdom				X			Leased	5,000
Tlalnepantla, Mexico		X					Owned	30,000
Viersen, Germany		X					Leased	12,000
Voghera, Italy		X					Owned	1,327,000
Voghera, Italy		X					Owned	303,000

Total								6,391,600
Measurement Systems:
Austin, Texas		X					Leased	134,000
Austin, Texas		X					Owned	103,000
Bonnyrigg, United Kingdom		X					Owned	63,000
Brighton, Canada					X		Owned	29,000
Cape Town, South Africa						X	Leased	17,000
Einbeck, Germany		X					Owned	69,000
Einbeck, Germany			X				Owned	18,000
Talamona, Italy	X						Owned	282,000
Foerde, Norway					X		Leased	9,000
Fremont, Indiana					X		Owned	31,000
Malmo, Sweden		X					Owned	310,000
Rio de Janiero, Brazil		X					Owned	126,000
Salisbury, Maryland(1)		X					Owned	360,000
Florence, Italy					X		Leased	10,000

Total								1,561,600
Compression and Power:
Appingedam, Netherlands		X					Owned	85,000
Connersville, Indiana	X						Owned	50,000
Connersville, Indiana		X					Owned	283,000
Houston, Texas					X		Leased	19,000
Huddersfield, United Kingdom		X					Owned	241,000
Waukesha, Wisconsin		X					Owned	31,000
Waukesha, Wisconsin		X					Owned	780,000
Waukesha, Wisconsin					X		Owned	59,000
Waukesha, Wisconsin						X	Owned	18,000

Total								1,566,000

(1)
Facilities are idle. Idle facilities represent approximately 10% of our total square footage. For a discussion of other facilities that may be consolidated, closed or relocated see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restructuring and Other Exit Activities."

Research and Development

        We invest in research and development each year in order to maintain our product leadership positions. We have developed many of the technological and product breakthroughs in our markets and produce some of the most advanced products available in many of our businesses. We believe we have significant opportunities for growth by developing new products and services that offer our customers greater performance and significant cost savings by adding intelligence and remote communications capabilities. These opportunities include developing "smart" valves, new instruments and meters, new retail fuel point-of-sale payment technologies and additional natural gas fueled engine models operating at greater efficiencies. Potential end-users for these technologies include most of our existing customer base as well as customers of our competitors.

        We are also actively engaged in research and development programs designed to advance the design of products to meet specific functional and economic requirements and manufacturing methods. In particular, we have begun efforts to redesign a number of our products to use common components. These engineering efforts span many of our businesses. We have also placed special emphasis on ensuring that newly developed products are compatible with, and build upon, our existing manufacturing and marketing capabilities.

        Each of our business segments maintains its own research and development staff. Our research and development expense was $26.7 million, $21.2 million and $21.9 million for the years ended December 31, 2001, 2002 and 2003, and $26.9 million for the nine months ended September 30, 2004, respectively. In September 2004, we acquired several engines and core technology from Wartsila France SAS for the purpose of advancing the development of new engine designs. Since these items were acquired for a particular research and development project that has no alternative future use, we recognized the acquisition cost of $12.3 million as research and development expense in the third quarter of 2004. Although we believe current expenditures are adequate to sustain existing product lines, we intend to increase overall research and development spending over the next several years to develop new product technologies.

Sales and Marketing

        We market our products and services worldwide through our established sales presence in over 100 countries and a manufacturing or support facility presence in over 22 countries. We believe our proximity to customers has historically been an important sales advantage.

        Our sales force is comprised of over 400 direct sales and service representatives and an extensive global network of over 900 independent distributors and over 300 authorized service centers who sell our products and provide service and aftermarket support to our installed base. Due to the long operating history of our business, many of our distributor relationships are longstanding and exclusive to us. For example, our flow control business is supported by an independent global network of over 100 Green Tag and Masoneilan Authorized Repair Centers (MARC), the majority of which represent long-term relationships. We also offer training programs for some of our independent distributors, allowing them to reach increasingly higher levels of certification. Our most highly qualified independent distributors are often able to command higher aftermarket service margins as a result of their expertise and tend to be our most loyal distributors. Most of our distributor agreements are terminable at any time by either us or the distributor, subject to short notice periods.

        We believe the performance driven nature of our products has fostered close working relationships with our customers. Our marketing strategy is to leverage our strong brand reputations and technical expertise to develop new products and achieve qualification and certification as an approved vendor. For example, our measurement systems segment has successfully targeted the domestic high volume retail market for gasoline through a systematic marketing and technology development effort, securing significant share of this market. We have worked to enhance our competitive position by aggressively pursuing alliance relationships with our key customers whereby we work directly with our customers' design and engineering departments to develop products to meet specific infrastructure needs or other customer-specific requirements. The compression and power systems segment has strategically positioned itself with certain customers in the gas compression market by selling engines directly to them. These customers include four major gas compression packagers and seven medium size packagers. All four of the major packagers operate gas compressor lease fleets of their own or provide contract compression services.

Customers

        We sell our products and services to more than 10,000 customers, including most of the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms. Many of our customers purchase products and services from each of our three operating segments. Our customer base is geographically diverse, with 52.9% of our 2003 revenues in North America, 27.2% in Europe/Africa, 3.9% in Latin America, 9.6% in Asia and 6.4% in the Middle East. In 2003, our top customers in terms of revenues, excluding distributors, included BP Amoco Corporation, ChevronTexaco Corporation, China Petroleum & Chemical Corporation, Daewoo Engineering and Construction Co. Ltd., ExxonMobil Corporation and Shell Oil Company. Our top ten customers accounted for 14.3% of our revenues in 2003. Our largest customer accounted for approximately 2.6% of our revenues in 2003.

Competition

        As one of a small group of major competitors in each of our business lines, we encounter intense competition in all areas of our business. Our businesses typically are characterized by fewer than ten manufacturers that together account for the majority of each market and a large number of smaller competitors who divide the remainder. The primary bases of competition include product performance, customer service, product lead times, global reach, brand reputation, breadth of product line, quality of aftermarket service and support and price. We believe the significant capital required to construct new manufacturing facilities, the production volumes required to maintain competitive unit costs; the need to secure a broad range of reliable raw material and intermediate material supplies, the significant technical knowledge required to develop high performance products, applications and processes, and the need to develop close, integrated relationships with customers serve as disincentives for new market entrants. Some of our existing competitors, however, have greater financial and other resources than we.

Intellectual Property

        We rely on a combination of patents, trademark, copyright and trade secret protection, employee and third-party nondisclosure agreements and license arrangement to protect our intellectual property. We sell most of our products under a number of registered trademarks, which we believe are widely recognized in the industry. In addition, many of our products and technologies are protected by patents. No single patent, trademark or trade name is material to our business as a whole or to any one of our business segments. We anticipate we will apply for additional patents in the future as we develop new products and processes.

        Any issued patents that cover our proprietary technology may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. Our competitors may also be able to design around our patents. If we are unable to protect our patented technologies, our competitors could commercialize our technologies.

        With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our technology is difficult, and the steps we have taken may not prevent unauthorized use of our technology. The disclosure or misappropriation of our intellectual property could harm our ability to protect our rights and our competitive position.

Employees

        We had approximately 8,900 employees worldwide as of September 30, 2004. Of our employees, approximately 47% are located in the United States and 53% are located outside the United States.

Approximately 31% of our employees in the United States are covered by collective bargaining agreements.

        We have long-term labor agreements with United Automobile, Aerospace and Agricultural Implement Workers of America, Local Union 470 in Massachusetts; United Automobile, Aerospace and Agricultural Implement Workers of America Union Local 1118 in Indiana; International Association of Machinists & Aerospace Workers, AFL-CIO, District 10 in Wisconsin; International Brotherhood of Teamsters, Chauffeurs, Warehousemen, Local 145 in Connecticut; International Association of Machinists & Aerospace Workers, AFL-CIO, Local 1644 in Pennsylvania; and the International Association of Machinists and Aerospace Workers, AFL-CIO, Local 2518 in Alexandria, Louisiana. In addition, we have two office union labor agreements, one with Office & Professional Employees International Union on behalf of Local 465 in Alexandria, Louisiana, and one with International Brotherhood of Teamsters and Chauffeurs, Warehousemen Local 145 in Stratford, Connecticut. Of these agreements, three expire in 2005, two expire in 2006, two expire in 2008 and one expires in 2009.

        In May 2003, our labor agreement with the International Association of Machinists and Aerospace Workers, District 10 at our Waukesha, Wisconsin manufacturing plant expired and we failed to reach agreement on a new labor contract at that time. The bargaining unit voted in favor of a strike on May 2, 2003. On July 23, 2003, we announced the signing of a new three-year labor agreement and our union shop employees resumed work on July 28, 2003. This strike had a material adverse impact on our results of operations in the second and third quarters of 2003, which were somewhat mitigated in the fourth quarter through a reduction in backlog. Additionally, one of our other bargaining agreements expired in November 2003. On November 7, 2003, members of that bargaining unit voted in favor of a strike that commenced on that date. On November 9, 2003, a new labor agreement was signed, and employees returned to work on November 10, 2003. This strike had no effect on our results of operations.

        See "Risk Factors—Risks Related to Our Business—Our business could suffer if we are unsuccessful in negotiating new collective bargaining agreements."

Environmental Matters

        Our businesses and some of our products are subject to regulation under various and changing federal, state, local and foreign laws and regulations relating to the environment and to employee safety and health. These environmental laws and regulations govern the generation, storage, transportation, handling, disposal and emission of various regulated substances. These environmental laws also impose liability for personal injury or property damage related to releases of hazardous substances. Under environmental laws, permits are required for operation of our businesses, and these permits are subject to renewal, modification and, in certain circumstances, revocation. We believe we are substantially in compliance with these laws and permitting requirements. Various and changing environmental laws allow regulatory authorities and private parties to compel (or seek reimbursement for) cleanup of environmental contamination at sites now or formerly owned or operated by our businesses and at facilities where our waste is or has been disposed.

        As a result, we spend money each year assessing and remediating contaminated properties to avoid future liabilities, to comply with legal and regulatory requirements, or to respond to claims by third parties. Several such sites are currently being investigated and/or remediated under applicable environmental law. While we do not expect that the costs for such activities will be, in the aggregate, material, and also believe that the Halliburton indemnity (discussed below) will adequately cover these costs, we have set aside reserves for these costs. However, in the event that we were to incur these costs ourselves, these reserves may not fully cover the costs of such investigation and/or remediation. Going forward, we expect to incur ongoing capital and operating costs for investigation and remediation and to maintain compliance with currently applicable environmental laws and regulations; however, we do not expect those costs, in the aggregate, to be material.

Legal Proceedings

        During the ordinary course of our business, we are from time to time threatened with, or may become a party to, legal actions and other proceedings. While we are currently involved in a number of legal proceedings, we believe the results of these proceedings will not have a material effect on our business, financial condition or results of operations. However, any material litigation or litigations that are material in the aggregate, and for which we are not indemnified, may materially adversely impact our future results of operations.

        In April 2004, we received allegations that the Dubai branch of one of our U.S. subsidiaries may have engaged in transactions involving the sale of control valves and related parts to Iraq without required authorization. Upon initial investigation, we found transactions by the branch relating to Iraq, Iran and Sudan that appeared to have been undertaken without the required prior U.S. governmental authorizations. With the assistance of outside counsel, we commenced a full investigation of the Dubai branch's transactions with sanctioned countries. On July 9, 2004, we submitted preliminary voluntary disclosures of the Dubai branch transactions to the Commerce and Treasury Departments under their voluntary disclosure programs and committed to submit to these departments a report concerning the results of our investigation when it is concluded.

        Thereafter, we expanded the investigation to include other Dresser affiliated offices that have since January 1999 engaged in transactions relating to U.S.-sanctioned countries (including those countries already mentioned, Libya (prior to late April 2004), Cuba and Syria (since mid-May 2004)) to determine whether there were any other violations of U.S. laws related to export controls and economic sanctions.

        The Audit Committee of the Board of Directors assumed oversight of the investigation in early October 2004. We currently expect the investigation will be completed and our final reports to the Commerce and Treasury Departments will be submitted during the first quarter of 2005.

        The investigation has to date identified a significant number of sales by certain of our other foreign affiliates to sanctioned countries (in addition to such sales by the Dubai branch) that appear to have been performed without the required U.S. governmental authorizations. In some of these transactions, current and former employees of several foreign and U.S. entities (including the Dubai branch) appear to have understood that the sales were wrongful and in some instances took steps to conceal information about them.

        The investigation to date has also found evidence of potential violations by the Company and certain of its U.S. operations in connection with sanctioned country sales. These include issuing bank guarantees, entering into agreements with foreign representatives, referring sales to foreign affiliates, and providing technical, business or other assistance or support in connection with foreign affiliate sales.

        As part of its Management Integrity Initiative, the Company has commenced a comprehensive remedial program that is designed to prevent the risk of further unlawful transactions or unlawful facilitations of otherwise legal transactions by our foreign affiliates involving sanctioned countries. Actions that we have initiated include adoption of a requirement that the U.S. corporate legal department conduct a legal review of all pending or new sales by the Company's foreign affiliates to sanctioned countries to determine whether such sales are permissible under applicable U.S. export control laws, issuance of further guidance to, and additional training of, our employees concerning the application of U.S. foreign trade controls, and reorganization of the Company's management team that oversees compliance with these controls. At the conclusion of the investigation, we expect to take appropriate disciplinary action against personnel who willfully engaged in wrongful conduct.

        If we are found in violation of the applicable Commerce and Treasury Department regulations restricting dealings with Iran, Sudan, Cuba and Syria (and, in the past, Iraq and Libya) we may be subject to civil or criminal penalties, including fines and/or suspension of the privilege to engage in export trading or to have our foreign affiliates receive U.S.-origin goods, software or technology. Because the investigation is ongoing, we are unable to determine at this time the extent of the violations or the exact nature of the penalties to which the Company may be subjected as a result of any unauthorized dealings with U.S.-sanctioned countries. As a result, we cannot currently predict whether the ultimate resolution of this matter will materially adversely affect us financially, or our business including our ability to do business outside the United States. At this time, we have made no provision in our financial statements for any fines or penalties that might be incurred in this matter.

  Halliburton Indemnifications

        In accordance with the agreement relating to our recapitalization transaction, Halliburton agreed to indemnify us for certain items. Those indemnified items include any product liability claim or product warranty claim arising out of any products relating to any discontinued product or service line of Dresser. In addition, Halliburton has agreed to indemnify us for certain other claims and liabilities, including: any other product liability claim made on or prior to closing of the recapitalization; any other loss, liability, damage or expense resulting from any action, suit or proceeding initiated prior to the closing; any asbestos claims (present or future) based on or arising out of events or occurrences with respect to our businesses prior to the closing; and certain environmental liability claims against us, to the extent that notice is given to Halliburton prior to the fifth anniversary of the closing. Halliburton had also agreed to indemnify us against any loss, liability, damage or expense relating to worker's compensation, general liability, and automobile liability arising out of events or occurrences prior to the closing, but such rights with respect to those claims expired on April 10, 2004. The maximum aggregate amount of all losses indemnifiable by Halliburton pursuant to the recapitalization agreement is $950.0 million. In the case of certain general indemnities in the recapitalization agreement, other than those described above, there is an aggregate $15.0 million deductible that is applicable prior to the indemnification obligations. In addition, any single claim for such indemnities is subject to a threshold of $0.5 million in the case where there was no knowledge of such claim by Halliburton and a $0.1 million threshold if there was knowledge. For purposes of determining the threshold or maximum amount of indemnity and other overall indemnity obligations, such amounts shall be offset by insurance proceeds received by us or the amount of tax benefit received by us. All indemnification claims are subject to notice and procedural requirements that may result in Halliburton denying indemnification claims for some losses.

        Under the agreement relating to our recapitalization transaction, we agreed to indemnify Halliburton for all assumed obligations of the businesses as set forth in the recapitalization agreement. This includes certain environmental matters, including those arising out of acts by Dresser that take place after the closing. We have the same aggregate indemnity deductible and maximum indemnity obligation as set forth above in the Halliburton indemnity, but do not have the single claim thresholds described above. In addition, the indemnifiable amounts have the same offsets as set forth above with regard to insurance proceeds and tax benefits received by Halliburton.

        As Halliburton has publicly disclosed, it has been subject to numerous lawsuits involving asbestos claims associated with, among other things, the operating units of Dresser Industries that were retained by Halliburton or disposed of by Dresser Industries or Halliburton prior to the recapitalization transaction. These lawsuits have resulted in significant expense for Halliburton. In December 2003, certain affiliates of Halliburton filed a petition for relief under the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Pennsylvania. In connection with the petition, the bankruptcy judge issued an order enjoining asbestos claims against the debtors and Halliburton, as well as asbestos claims against us, pending confirmation and effectiveness of a definitive plan of reorganization for the Halliburton affiliates subject to the bankruptcy petition. On July 21, 2004, the plan of reorganization was confirmed by the bankruptcy judge, and on July 26, 2004 the confirmation order was affirmed by the U.S. District Court for the Western District of Pennsylvania. The confirmation order was appealed to the United States Court of Appeals for the Third Circuit and, at the request of the debtors and certain of the debtors' insurance carriers which had filed appeals, the District Court and the Court of Appeals have entered orders staying the confirmation order. As a result of those stays, the plan of reorganization has not yet been consummated. On November 17, 2004, the Bankruptcy Court entered an order granting the debtors' motions seeking approval of settlements with certain insurance carriers. The debtors have stated that these settlements will permit the stay of the confirmation order to be lifted and the plan of reorganization can soon be consummated.

        Our right to indemnification under the recapitalization agreement with Halliburton as it relates to asbestos claims based on events occurring prior to the closing of the recapitalization has also been enjoined pending effectiveness of the definitive plan of reorganization referred to above. However, this indemnification right is unnecessary as long as we are also protected by the injunction, as we are. We expect that our indemnity rights against Halliburton relating to asbestos claims based on events occurring prior to the closing of the recapitalization will terminate if the plan of reorganization is confirmed and becomes effective; however, such rights would no longer be necessary because the plan would require asbestos plaintiffs with claims against us or Halliburton to look for relief exclusively to a trust to be established in the bankruptcy. If the plan of reorganization described above does not become effective, or if the injunction of asbestos claims against us is otherwise terminated and asbestos claimants are again permitted to proceed against us, we would immediately seek to terminate the injunction of our exercise of indemnification rights against Halliburton. Although we believe that in such a circumstance we would be able to terminate the injunction of our exercise of indemnification rights against Halliburton, we cannot assure you that we would succeed in doing so. See "—Environmental Matters."

        Although we have been named in certain asbestos lawsuits, we have not historically incurred, and in the future we do not believe that we will incur, any material liability as a result of the past use of asbestos in products manufactured by the units of Dresser Industries retained by Halliburton, or as a result of the past use of asbestos in products manufactured by the businesses currently owned by us or any predecessor entities of those businesses.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our executive officers and directors, as of the date of this prospectus:

Name	Age	Position
Patrick M. Murray	61	Chairman of the Board and Director
Steven G. Lamb	48	President, Chief Executive Officer and Director, Dresser, Inc.
James A. Nattier	43	Executive Vice President and Chief Financial Officer, Dresser, Inc.
Andrew E. Graves	45	Vice President, Dresser, Inc. and President, Dresser Flow Solutions
John P. Ryan	52	Vice President, Dresser, Inc. and President, Dresser Wayne
Thomas J. Laird	54	Vice President, Dresser, Inc. and President, Waukesha Engine
Mark J. Scott	50	Senior Vice President, Human Resources, Dresser, Inc.
Frank P. Pittman	58	Vice President, General Counsel and Secretary, Dresser, Inc.
Thomas J. Kanuk	52	Corporate Controller and Chief Accounting Officer, Dresser, Inc.
Paul D. Barnett	42	Director
Bernard J. Duroc-Danner	51	Director
Ben A. Guill	53	Director
Muzzafar Mirza	46	Director
William E. Macaulay	59	Director
Gary L. Rosenthal	55	Director
Thomas J. Sikorski	43	Director

        Patrick M. Murray became Chairman of the Board of Directors of Dresser, Inc. in May 2004. From April 2001 to April 2004, Mr. Murray served as Chief Executive Officer of Dresser, Inc. and from April 2001 to November 2002, he served as President of Dresser, Inc. From September 1998 to April 2001, Mr. Murray served as President of Dresser Equipment Group. Previously, Mr. Murray served as Vice President, Strategic Initiatives of Dresser Industries, and Vice President, Operations of Dresser Industries. Mr. Murray has also served as the President of Sperry-Sun Drilling Services and the Controller of NL Industries, a manufacturer of titanium dioxide. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and has served in a variety of increasingly senior management positions with NL Industries, Baroid Corporation and Dresser Industries. Mr. Murray is currently a director of Precision Drilling Corporation and Harvest Natural Resources, Inc.

        Steven G. Lamb is President, Chief Executive Officer and a Director of Dresser, Inc. Mr. Lamb joined Dresser as President in November 2002, and became President and Chief Executive Officer on May 1, 2004. He previously served as President and Chief Executive Officer of World Kitchen, Inc., a company that manufactures and markets bakeware, dinnerware and other household tools and cookware. World Kitchen, Inc. filed for federal bankruptcy protection in May 2002, from which it emerged in December 2002. Prior to his tenure at World Kitchen, Inc., which he joined in 2001, Mr. Lamb was President and Chief Operating Officer of CNH Global N.V., a company created in 1999 from the merger of Case

Corporation and New Holland N.V. Before the merger, he held the same position for Case Corporation beginning in 1995.

        James A. Nattier is Executive Vice President and Chief Financial Officer of Dresser, Inc. Mr. Nattier became Chief Financial Officer in March 2002 after serving as Executive Vice President and Chief Administrative Officer of Dresser, Inc. from April 2001 to March 2002, Vice President, Shared Services for Dresser Equipment Group, Inc. from 1999 to 2001, Vice President, Shared Services for Halliburton Energy Services from 1998 to 1999 and Vice President—Industrial Products for Baroid Drilling Fluids. Mr. Nattier joined NL Industries in 1978 and has served in a variety of technical, operations, marketing and senior management positions with NL Industries, Baroid Corporation, Dresser Industries and Halliburton.

        Andrew E. Graves is a Vice President of Dresser, Inc. and the President of Dresser Flow Solutions. Mr. Graves joined Dresser in April 2003. Mr. Graves previously held the position of President and Chief Operating Officer of Federal Signal Corporation, a manufacturer and supplier of safety, signaling and communications equipment, since 2001. Prior to his tenure there, he was President of CNH Capital Corporation, a financial services subsidiary of CNH Global. Mr. Graves also led the Latin America business for Case Corporation (a predecessor company to CNH Global) from 1994 to 1998. From 1983 to 1994, Mr. Graves held a variety of operations management positions in FMC Corporation's Wellhead Equipment division.

        John P. Ryan is a Vice President of Dresser, Inc. and President of Dresser Wayne. Mr. Ryan served as President of Dresser Wayne since 1996 and became Vice President of Dresser, Inc. in 2001. Mr. Ryan joined Dresser as a National Accounts Sales Manager in 1987, worked in Field Sales and National Sales and became the Vice President of Sales in 1991. Prior to working at Dresser Wayne, Mr. Ryan worked for 10 years with Goulds Pumps Inc. in various sales capacities in Singapore and the United States.

        Thomas J. Laird is a Vice President of Dresser, Inc. and the President of Waukesha Engine. He joined Dresser in January 2004. Prior to joining Dresser, Mr. Laird was president and CEO of Ace Products, Inc., a company that manufactures off-road tires, from 2002 to 2003 and from 2001 to 2002, he was president and CEO of Advance Mixer, Inc., which produces concrete mixer trucks. Advance Mixer, Inc. filed for federal bankruptcy protection in December 2001. From 1993 to 2001, Mr. Laird was president and CEO of Woods Equipment Company, a company that manufactures attachments and replacement parts for the agricultural, landscape and light-construction markets. From 1972 to 1993, Mr. Laird held a number of management and executive positions in units of General Electric Company.

        Mark J. Scott is Senior Vice President of Human Resources of Dresser, Inc. He joined Dresser in May 2004. Prior to joining Dresser, he was Vice President, Human Resources for Saint Gobain Corporation, a holding company for the U.S. and Canadian-based businesses of Compagnie de Saint-Gobain, from 1999 to 2004 and a Director, Human Resources for Case Corporation from 1995 to 1999. Previous experience includes human resources roles at FMC Corporation, Nestle Foods and Sherwin Williams, as well as private practice as an attorney.

        Frank P. Pittman is Vice President, General Counsel and Secretary of Dresser, Inc. Mr. Pittman previously served as Vice President, Law for Dresser Equipment Group, Inc., Vice President & Associate General Counsel of Halliburton Energy Services, Inc., and as Senior Counsel of Dresser Industries and its affiliate, Dresser-Rand Company. Mr. Pittman joined Dresser Industries in 1979.

        Thomas J. Kanuk is the Corporate Controller and Chief Accounting Officer of Dresser, Inc. He joined Dresser in July 2002 as Corporate Controller and became our Chief Accounting Officer in October 2003. Prior to joining Dresser, Mr. Kanuk was the Corporate Controller for Dal-Tile International, Inc., which manufactures ceramic tile products, from 1998 to 2002. He has also previously served in corporate and operational financial management positions at Invacare Corporation, a manufacturer and distributer of home medical products, and the Sherwin Williams Company, a manufacturer of paint and related products, and has also worked for Ernst & Young LLP.

        Paul D. Barnett has been a Director of Dresser, Inc. since April 2001. Mr. Barnett is currently an independent consultant to Odyssey and was one of the founders of, and was a Managing Principal with, Odyssey Investment Partners, LLC from 1997 to June 2004. Mr. Barnett was also a Principal in the equity investing group at Odyssey Partners from 1993 to 1997. Prior to joining Odyssey Partners, Mr. Barnett was a Managing Director of Mancuso & Company, a New York-based private equity investor, from 1990 to 1993. From 1984 to 1990, Mr. Barnett was in the corporate finance department of Kidder, Peabody & Co., where he was involved primarily in structured finance, high yield capital markets and merchant banking.

        Bernard J. Duroc-Danner has been a Director of Dresser, Inc. since April 2001. Since July 1998, Mr. Duroc-Danner has held the position of Chairman, President and Chief Executive Officer of Weatherford International, Ltd., an oilfield services company. He currently serves as a director of Parker Drilling Company, Cal Dive International, Universal Corporation and Weatherford International, Ltd. Prior to Weatherford's merger with EVI, Inc., Mr. Duroc-Danner was the President and Chief Executive Officer of EVI, Inc. In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil, Inc. (now ExxonMobil).

        Ben A. Guill has been a Director of Dresser, Inc. since April 2001. Mr. Guill is President of First Reserve Corporation and joined that firm in 1998. Prior to joining First Reserve, Mr. Guill spent 18 years with Simmons & Company International, an investment banking firm, where he served as Managing Director and Co-Head of Investment Banking. Prior to that time he was with Blyth Eastman Dillon & Company. Mr. Guill is a director of National-Oilwell, Inc., Superior Energy Services, Inc., T-3 Energy Services, Inc. and Quanta Services, Inc. and serves on the compensation committee of National-Oilwell, Inc., Superior Energy Services, Inc. and T-3 Energy Services, Inc.

        Muzzafar Mirza has been a Director of Dresser, Inc. since April 2001. Mr. Mirza was one of the founders of and has been a Managing Principal with Odyssey Investment Partners, LLC since 1997. Mr. Mirza also was a Principal in the private equity investing group at Odyssey Partners from 1993 to 1997. Prior to joining Odyssey Partners, Mr. Mirza was head of merchant banking at GE Capital Corp., where he was responsible for cash flows lending and investing. Mr. Mirza spent five years at Marine Midland Bank and was a member of the bank's first LBO finance group.

        William E. Macaulay has been a Director of Dresser, Inc. since April 2001. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation and has been with that firm since 1983. Prior to joining First Reserve in 1983, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer's capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay is currently a director of Weatherford International, Ltd. and National-Oilwell, Inc., and Chairman of the Board of Pride International, Inc.

        Gary L. Rosenthal has been a Director of Dresser, Inc. since April 2001. Mr. Rosenthal is co-founder and President of Heaney Rosenthal Inc., a private investment company, a position he has held since October 1994. From July 1998 to September 2000, Mr. Rosenthal also served as Chairman of the Board and Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company, and until May 2001 as President. In prior years, Mr. Rosenthal served as Chairman and then President and Chief Executive Officer of Wheatley TXT Corp., as a Senior Vice President of Cain Chemical Inc., and as a partner in The Sterling Group, Inc., a private equity firm. He currently serves as a director of Oil States International, Inc. and Pioneer Companies, Inc. and as non-executive Chairman of the Board of HydroChem Holdings, Inc.

        Thomas J. Sikorski has been a Director of Dresser, Inc. since May 2002. Mr. Sikorski is a Managing Director of First Reserve Corporation and joined that firm in April 2002. Prior to joining First Reserve

Corporation, Mr. Sikorski was most recently a co-founder and Partner with Windward Capital, a New York-based private equity firm from 1994 to 2002. He was a Director at MetLife Private Equity Investments and a Vice President in the CSFB Private Equity Group. Mr. Sikorski is a Director of Quanta Services, Inc., Aquilex Services, Inc. and HCC Industries, Inc.

Composition of the Board After this Offering

        Our Board of Directors currently consists of nine directors. Immediately following the closing of this offering, our Board of Directors will consist of nine directors, including three independent directors.

        We are considered to be "controlled" by DEG Acquisitions, LLC, under The New York Stock Exchange Corporate Governance Rules. As a result, we are eligible for exemptions from provisions of these rules requiring a majority of independent directors, nominating/corporate governance and compensation committees composed entirely of independent directors and written charters addressing specified matters. We have elected to take advantage of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the transition periods specified in The New York Stock Exchange Corporate Governance Rules.

Committees of the Board of Directors

        Our Board of Directors currently has an Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Following the completion of this offering, we intend to appoint the following committees and may appoint additional committees of our Board of Directors in the future, including for purposes of complying with all applicable corporate governance rules of The New York Stock Exchange.

  Audit Committee

        The current members of the Audit Committee are Messrs. Barnett, Rosenthal (an independent director) and Sikorski. Upon completion of this offering, the Audit Committee will be responsible for, among other things, (1) the appointment, compensation, oversight and retention of our independent auditor; (2) approving the engagement of our independent auditor; (3) reviewing the independence and qualifications of our independent auditor; (4) approving the overall scope of our audit; (5) reviewing with the independent auditor any audit difficulties and managements' responses; (6) reviewing our annual and quarterly financial statements; (7) discussing with our independent auditor the adequacy and effectiveness of our accounting and financial controls (8) discussing with our independent auditor any items included in any management letter or other report delivered by our independent auditor; (9) setting hiring policies for employees or former employees of our independent auditor; (10) discussing with management and our independent auditor certain related party-transactions or regulatory matters; (11) discussing with our counsel certain legal matters brought to the attention of the Audit Committee; and (12) establishing procedures in connection with any complaints regarding accounting, internal controls or auditing matters.

        Upon completion of this offering, the Audit Committee will be comprised of three independent directors, and we will be in compliance with The New York Stock Exchange corporate governance rules with respect to the charter, structure and membership requirements for audit committees.

        Audit Committee Financial Expert.    Our Board of Directors has determined that Mr. Barnett, the chairman of our audit committee, qualifies as a financial expert. Mr. Barnett is not currently considered independent, as he was a Managing Principal of Odyssey Investment Partners until June 2004, which beneficially owns 25% of DEG Acquisitions, LLC's voting interest in Dresser, Inc.

  Executive, Nominating and Corporate Governance Committee

        We currently have both an Executive Committee and a Nominating and Corporate Governance Committee. Upon completion of this offering, we intend to combine these committees into one Executive, Nominating and Corporate Governance Committee.

        In its capacity as an executive committee, the Executive, Nominating and Corporate Governance Committee will have all powers and authority of our board of directors in the management of our business and affairs, except in respect of (1) approving or adopting, or recommending to stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval and (2) adopting, amending or repealing any of our by-laws. We call the types of actions described in the preceding clauses (1) and (2) "full board matters." Our Executive, Nominating and Corporate Governance Committee will have the power and authority to submit recommendations to the Board of Directors with respect to "full board matters" prior to the Board of Directors taking any action. In addition, the scope of the Executive, Nominating and Corporate Governance Committee, in its capacity as an executive committee, will exclude those matters that The New York Stock Exchange or SEC rules require to be within the purview of independent directors or that is otherwise in conflict with such rules.

        In its capacity as a nominating and corporate governance committee, the Executive, Nominating and Corporate Governance Committee will oversee all aspects of our corporate governance functions and will make recommendations to our board of directors and assist our board of directors in determining the composition of our board of directors and its committees.

        The current members of our Nominating and Corporate Governance Committee, which will be dissolved upon completion of this offering, are Messrs. Macaulay and Duroc-Danner. The current members of our Executive Committee, which will be dissolved upon completion of this offering, are Messrs. Murray, Macaulay and Barnett. Following completion of this offering, we expect that our Executive, Nominating and Corporate Governance committee will be comprised of three members: one designated by First Reserve, one designated by Odyssey and the third designated by the first two designees.

  Compensation Committee

        The current members of the Compensation Committee are Messrs. Guill and Mirza. Following completion of this offering, we expect that our Compensation Committee will be comprised of three members; one designated by First Reserve, one designated by Odyssey and the third designated by the first two designees. Upon completion of this offering, the Compensation Committee will be responsible for, among other things; (1) reviewing our compensation policies; (2) reviewing and approving the compensation of our executive officers; (3) making recommendations to our Board of Directors with respect to employment and severance arrangements; (4) managing and reviewing bonus and long-term incentive compensation; (5) managing and reviewing director and officer insurance and indemnification matters; and (6) determining our policy with respect to change of control payments.

  Compensation of Directors

        The members of our Board of Directors are reimbursed for their out-of-pocket expenses. The Chairman of our Board of Directors is compensated $125,000 annually. In addition, the remaining non-employee non-affiliate members of the Board of Directors are compensated $5,000 for each Board meeting and $1,000 for each Committee meeting attended by such director. Compensation is in the form of cash or common shares.

        Upon the consummation of this offering, each non-employee, non-affiliate member of the Board of Directors will be compensated as follows: $30,000 in cash as an annual retainer; $1,250 in cash for each Board of Directors meeting or Committee meeting attended by such director; $1,000 in cash for each Board of Directors meeting or Committee meeting chaired by any such director; and $80,000 in stock options annually, based on the value of the stock on the date of issue. So long as Mr. Murray is Chairman of the Board, he will be compensated with $125,000 as an annual retainer pursuant to his agreement with the Company dated December 18, 2003, in addition to the $80,000 annual stock option grant described above. In the event that Mr. Murray continues as a member of the Board of Directors after his agreement expires, he will then receive the same compensation as a non-employee, non-affiliate member of the Board of Directors as noted above.

  Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee has ever been one of our employees or officers. None of our current executive officers serves as a member of our Compensation Committee. No interlocking relationship exists between our Compensation Committee and the compensation committee of any other company.

  Code of Ethics

        We have adopted a code of ethics that applies to all of our directors, officers and employees. In the event that we make any amendment to, or grant any waiver of, a provision of the code of ethics that applies to our principal executive officer or principal financial officer and that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons for the amendment or waiver on our Internet site.

Executive Compensation

  Summary Compensation Table

        The following table sets forth the 2003, 2002 and 2001 compensation of our Chief Executive Officer and each of our four other most highly compensated executive officers. We sometimes refer to these five executive officers as the "named executive officers."

Name	Year	Salary		Bonus(1)		Securities Underlying Options (#)(2)	LTIP Payouts(3)	All Other Compensation(4)
Steven G. Lamb(5) President and Chief Executive Officer	2003 2002	$ $	650,000 128,646	$ $	195,000 355,000	— —	— —		$101,436 —
Patrick M. Murray(6) Chairman of the Board and Director	2003 2002 2001	$ $ $	650,000 500,000 476,788	$ $ $	97,500 122,542 1,299,617	— —	— —	$ $ $	125,000 195,757 32,985
James A. Nattier Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	300,002 220,008 206,586	$ $ $	45,000 54,012 536,342	— —	— — —	$ $ $	21,475 17,525 11,181
John P. Ryan President, Dresser Wayne	2003 2002 2001	$ $ $	241,133 203,280 203,280	$ $ $	135,000 81,312 632,994	— —	— — —	$ $ $	27,185 21,594 18,366
Andrew E. Graves(7) President, Dresser Flow Solutions	2003		$237,372		$52,500	—	—		$9,694

(1)
Incentive payments with respect to 2003 were earned in 2003 and paid in 2004 under the 2003 Incentive Plan. Mr. Lamb's 2003 payment includes a $97,500 discretionary incentive payment and a $97,500 contractual retention bonus. The 2002 bonus for Mr. Lamb represents a signing bonus.

  Bonuses with respect to 2001 include a bonus associated with the sale of DEG; the amounts are as follows:

Patrick M. Murray	$1,075,580
James A. Nattier	$443,677
John P. Ryan	$546,610

In addition, 2001 bonus amounts include a Halliburton business performance incentive paid in the first quarter of 2001 and a Dresser business performance incentive for the final nine months of 2001.

(2)
Mr. Lamb holds an agreement for options to purchase common shares of Dresser, Ltd., which will become options to purchase             shares of Dresser, Inc. common stock in connection with this offering; Mr. Graves holds an agreement for options to purchase common shares of Dresser, Ltd., which will become options to purchase            shares of common stock of Dresser, Inc. in connection with this offering. As such, the schedule reflects stock options of Dresser, Inc.

(3)
2001 payouts were made under the Performance Stock Unit Plan and the Incentive Stock Unit Plan of Dresser Industries, Inc.

(4)
Other compensation for 2003 includes a Dresser Industries, Inc. short-term deferred compensation plan payment to Mr. Murray in the amount of $72,315; financial planning assistance; for some of the listed executives imputed income on executive life insurance, relocation, and living expenses; company match to qualified and non-qualified plans; above market interest credited to deferred compensation; legal negotiation fees and pension equalizer awards. Amounts for 2002 include company match to qualified and non-qualified plans, 2002 financial planning assistance, pension equalizer award, imputed income on executive life insurance and above market interest credited to deferred compensation. For Mr. Murray, other compensation includes $144,364 related to short-term deferred compensation plan payment. Amounts in this column for 2001 represent company match on qualified and nonqualified plans; pension equalizer awards, patent awards, financial planning assistance, restricted stock dividends, above market interest credited on deferred compensation and imputed income on executive life insurance.

(5)
Mr. Lamb's employment agreement became effective on November 1, 2002. His salary represents his actual earnings in 2002. Mr. Lamb's annual salary is $650,000.

(6)
Mr. Murray served as Chief Executive Officer until April 30, 2004. Effective May 1, 2004, he became our non-employee Chairman of the Board.

(7)
Mr. Graves joined Dresser effective April 15, 2003. His salary represents his actual 2003 earnings. Mr. Graves' annual salary is $350,000.

  Option Grants in Last Fiscal Year

        No options were granted during the year ended December 31, 2003.

  Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

        The following table shows aggregate exercises of options to purchase common stock in the fiscal year ended December 31, 2003 by the named executive officers in the Summary Compensation Table.

			Securities Underlying Unexercised Options at Fiscal Year-End (#)(2)		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven G. Lamb	—	—	—	—	—	—
Patrick M. Murray	—	—			—	—
James A. Nattier	—	—			—	—
John P. Ryan	—	—			—	—
Andrew E. Graves	—	—	—	—	—	—

(1)
No shares were acquired through exercise in 2003, therefore no value was realized.

(2)
As a result of the transactions in which Dresser, Ltd. became our indirect parent, all awards outstanding under the Dresser, Inc. 2001 Stock Incentive Plan as of July 3, 2002 were converted into awards under the Share Incentive Plan of Dresser, Ltd. Prior to the completion of this offering, Dresser, Inc. will assume the Dresser, Ltd. Share Incentive Plan, and compensation under this plan will be based on Dresser, Inc. common stock. As such, the schedule reflects stock options of Dresser, Inc.

  Employment Agreements

        We have entered into employment agreements with each of the named executive officers named in the Summary Compensation Table, except Mr. Murray whose employment agreement expired on April 30, 2004. Each of the employment agreements provides generally:

  •
  The annual base salary, which may be increased by our Board of Directors in its discretion for each of the named executive officers in the Summary Compensation Table.

  •
  Each named executive officer is entitled to participate in the Dresser, Inc. Incentive Plan, and in our various other employee benefit plans and arrangements that are applicable to senior officers. The Dresser, Inc. Incentive Plan provides cash payments based on a combination of financial and personal objectives established on an annual basis by our Compensation Committee. Incentive payments made to our corporate officers are based on our performance as a whole, while incentive payments to business unit leaders are based on a combination of the performance of a specific business unit and our performance as a whole. Payments under the Dresser, Inc. Incentive Plan may be adjusted to reflect individual performance on such pre-established objectives.

  •
  If a named executive officer listed in the table is terminated without "cause," or if he resigns for "employee cause" (each as defined in the respective employment agreements), he is entitled to receive certain severance benefits. Mr. Lamb's benefits are discussed below. Messrs. Nattier and Graves will receive their incentive bonus and annual base salary for 24 months; will continue their coverage under our medical, dental and life insurance programs for 24 months on the same basis as they were entitled to participate prior to termination; all unvested options will become immediately vested upon the date of termination and the restrictions will lapse on any previously awarded shares of restricted stock. Mr. Ryan, under similar terms of termination, is entitled to receive his incentive bonus and annual base salary for 24 months; will continue his coverage under our medical, dental and life insurance programs for 18 months on the same basis as he was entitled to participate prior to termination; and all unvested options, other than performance based options, will become immediately vested upon the date of such termination and the restrictions will lapse on any previously awarded shares of restricted stock.

  •
  If a named executive officer is terminated in anticipation of or within one year following a change in control, he is entitled to receive a change in control payment in addition to the health and welfare benefit continuation described above. Mr. Lamb's payment and benefits are described below. Messrs. Nattier and Graves will receive a change in control payment consisting of two times their base salary and two times their incentive bonus in a single lump sum. Mr. Ryan's employment agreement does not provide for a change in control payment. The agreements of Messrs. Lamb, Nattier and Graves also provide that if any payments made to them in connection with a change of control are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then they will be paid an additional "gross up" payment sufficient to place them in the same after-tax position as they would have been had the excise tax not applied.

  •
  Each named executive officer has agreed not to compete with us for a specified period of time while receiving severance benefits. Mr. Lamb's non-compete period is described below. Messrs. Nattier and Graves have agreed not to compete with us for two years following the termination of their employment. Mr. Ryan has agreed not to compete with us for one year following the termination of his employment.

        Mr. Nattier's employment agreement is dated January 5, 2004 and has an initial term of two years. Following the first anniversary, the agreement extends until 24 months notice of its termination is given. Mr. Nattier's employment agreement provides for an annual base salary of $300,000. Mr. Nattier is eligible for an annual incentive bonus, based on the achievement of performance goals established by the Board of Directors, of up to 100% of his base salary.

        Mr. Ryan's employment agreement is dated January 29, 2001 and remains in effect for the duration of his employment. Mr. Ryan's employment agreement may be terminated by either party, provided that Mr. Ryan must provide 30 days notice prior to termination. Mr. Ryan's 2001 employment agreement provides for an annual base salary of $214,000. Since that time, his base salary has been regularly reviewed and increased as reflected on the Summary Compensation Table. Mr. Ryan is eligible for an annual incentive bonus, based on the achievement of performance goals established by the Board of Directors, of up to 100% of his base salary.

        Mr. Graves' employment agreement is dated April 15, 2003 and has an initial term of three years. Following the first anniversary, the agreement will extend until 12 months notice of its termination is given. Mr. Graves' employment agreement provides for an annual base salary of $350,000. Mr. Graves is eligible for an annual incentive bonus, based on the achievement of performance goals established by the Board of Directors, of up to 100% of his base salary.

  Employment Agreement with Mr. Lamb

        Mr. Lamb entered into an employment agreement on October 8, 2002, which provides for an annual base salary of $650,000. The initial term of Mr. Lamb's agreement is three years, and the agreement extends thereafter until 24 months notice of its termination is given. Mr. Lamb will be eligible for an annual incentive bonus, if at all, based on achievement of performance goals established annually by the Board of Directors, in consultation with Mr. Lamb. The Board of Directors will determine whether performance goals have been met, and the amount of any annual incentive bonus could equal up to 100% of Mr. Lamb's base salary. Mr. Lamb received an initial signing bonus of $355,000 and is entitled to receive an additional retention bonus no later than December 31, 2004 of no less than $50,000 and no more than $325,000. For the year ended December 31, 2003, Mr. Lamb received a retention bonus of $97,500 and a discretionary bonus of $97,500. The Board of Directors will determine the amount of the 2004 retention bonus based on the same performance goals as the incentive bonus for 2004. In addition, Mr. Lamb may receive a perquisite allowance as determined by the Board of Directors throughout his employment.

        If Mr. Lamb's employment is terminated without "cause" or if he resigns for "employee cause", he is entitled to receive his earned but unpaid base salary, earned but unpaid incentive bonus, initial signing bonus, and retention bonus payable for years prior to the year of his termination of employment and unpaid incentive target bonus and minimum retention bonus for the year of termination, pro rated through the date of termination. These amounts shall be paid him in a single lump sum cash payment. In addition, Mr. Lamb is entitled to receive a severance benefit consisting of his base salary and his incentive target bonus for three years. Mr. Lamb will also be entitled to participate in all applicable employee benefit plans and programs for as long as he is receiving a severance benefit. If his employment is terminated in anticipation of or within one year following a change in control, Mr. Lamb will receive a change in control payment consisting of three times his base salary and three times his incentive target bonus in a single lump sum, in addition to the health and welfare benefit continuation described above. Mr. Lamb has agreed not to compete with us for three years following the termination of his employment.

        On October 8, 2002, Mr. Lamb was approved to receive a grant of options to purchase 224,000 common shares of Dresser Ltd. under the Share Incentive Plan. Pursuant to an additional agreement, entered into on July 2, 2004, Mr. Lamb was granted options to purchase 200,000 common

shares. In connection with this offering, these options will become exercisable for an aggregate of                  shares of Dresser, Inc. common stock. Mr. Lamb agreed to amend the number of options granted in exchange for participation in our Supplemental Executive Retirement Plan. The options granted to Mr. Lamb have a vesting commencement date of October 8, 2002. The unvested options will terminate without payment upon termination for employer cause or resignation without employee cause. Unvested options will vest immediately upon any other termination. Vested options will expire if unexercised on the first anniversary of termination.

  Employment Agreement with Mr. Murray

        Mr. Murray signed a new employment agreement effective January 5, 2004, which superseded his prior employment agreement dated January 29, 2001. Under the new agreement, he served as Chief Executive Officer and a member of the Board of Directors until April 30, 2004, with annual base compensation of $650,000. Effective May 1, 2004, Mr. Murray became a non-employee Chairman of the Board.

        Mr. Murray retired from his prior position on April 30, 2004, and pursuant to the terms of his employment agreement, he is entitled to (1) continue his health benefits through December 31, 2007, (2) receive a pro-rata bonus for 2004, (3) receive all unforfeited benefits under the Dresser, Inc. Senior Executives Deferred Compensation Plan, which will be paid in the form of common stock valued in accordance with the Plan, and (4) receive an "End of Term" bonus of $1,217,670.

        As of May 1, 2004, Mr. Murray's remaining unvested time-based options became fully vested and he is entitled to exercise these vested options at any time until one year following his resignation or removal as Chairman of the Board.

  Dresser, Inc. Plans

        With the recapitalization transaction, we had a stock incentive plan, a management equity purchase plan, and deferred compensation plans, which generally provided for various forms of compensation in Dresser, Inc. common stock or otherwise in a form based on the value of Dresser, Inc. common stock. Since Dresser, Ltd. became our indirect parent company, Dresser assigned its rights and obligations under its Management Equity Purchase Plan and the Stock Incentive Plan to Dresser, Ltd., effective July 3, 2002. Upon completion of this offering and the simplification of our ownership structure, each of the plans that are currently the obligations of Dresser, Ltd. will become the obligations of Dresser, Inc., and compensation under these plans will be based upon Dresser, Inc. common stock. The discussion below regarding the Share Incentive Plan and the Management Equity Purchase Plan gives effect to Dresser, Inc.'s assumption of such obligations.

        In connection with this offering we are currently undertaking a strategic review of our compensation plans and arrangements. Based upon the results of this review, we may amend our existing plans and arrangements (or adopt new plans or arrangements) prior to or upon the completion of this offering.

  Share Incentive Plan

        The Share Incentive Plan permits the grant of a variety of equity based compensation awards, including, but not limited to, non-qualified share options, incentive share options, restricted share awards, phantom shares, share appreciation rights and other rights with respect to Dresser, Inc.'s common stock.                  shares of common stock are issuable under the Share Incentive Plan (subject to adjustment for events such as share dividends, share splits, recapitalizations, mergers and reorganizations). Our employees, consultants and directors are eligible to receive awards under the Share Incentive Plan.

        As of December 31, 2003, we had the following options outstanding under the Share Incentive Plan:

  •
  Options to purchase             shares of common stock that generally vest 20% on the first anniversary of the date of the grant and 1/48 of the remaining 80% per month for each month thereafter until the options are fully vested. Vesting of these options will accelerate if the employee leaves for good reason, is terminated by us without cause, dies or suffers a permanent disability. We refer to these options as "time-based options."

  •
  Options to purchase             shares of common stock that will vest, if at all, if our majority stockholder realizes a 35% annualized internal rate of return on its initial investment in us and is able to liquidate its initial investment in us at a price equal to at least 450% of the price paid for its initial investment (as adjusted for stock splits and other recapitalizations). We refer to these options as "home-run options."

  •
  Options to purchase             shares of common stock that vest if the employee is still employed after nine and one-half years, but vesting will accelerate (up to 20% per year over five years) if we achieve predetermined financial performance milestones. The vesting of these options will also be accelerated if the options discussed in the preceding paragraph vest. We refer to these options as "performance options."

        If the employee retires, is terminated for cause, or resigns (without good reason) then the option is immediately terminated with respect to all unvested shares, and with respect to all vested shares is terminated at the end of the later of: (1) 60 days, or (2) the minimum time period the employee has to cause us to repurchase the vested shares at fair market value under the terms of his or her employment agreement and the amended and restated investor rights agreement. See "Certain Relationships and Related Transactions."

        Certain terms of options which may be granted to our non-employee directors are set forth in the Share Incentive Plan. In particular, the Share Incentive Plan contains a maximum limit on the number of shares of common stock purchased by a non-employee director. In addition, each non-employee director option will generally have a per share exercise price equal to the fair market value per share of common stock as of the date of grant. Options vest along the same time-based schedule as employee options except that options generally vest in full upon the occurrence of certain corporate transactions.

        Shares of common stock purchased or acquired under the Share Incentive Plan are generally subject to restrictions on transfer, repurchase rights, and other limitations set forth in the investor rights agreement (or in an option agreement, stockholders' agreement or other similar agreement that we may enter into with the Share Incentive Plan participant).

        We determined in late 2003 that it was unlikely that the home-run options currently outstanding would ever vest, or that the performance options currently outstanding would vest prior to the nine and one-half year vesting date and that such options thus did not effectively serve the Share Incentive Plan's purpose of attracting, motivating and retaining option holders. As a result, in July 2004 we began offering current option holders the opportunity to turn in their current home-run options and performance options for replacement (typically fewer) options that are a combination of time-based options and performance options with modified performance goals, that management believes are more appropriate (and which generally increase the likelihood that the performance options will vest prior to the nine and one-half year outside vesting date). In one instance, the opportunity involves the employee also turning in some of his time-based options along with his home-run options and performance options; in certain other cases, the opportunity may include the issuance of additional replacement options. This program ended on August 23, 2004, with all of the option lenders agreeing to participate in the program.

        The replacement time-based options and performance options issued are deemed to have begun vesting on the date the original options were issued, and the expiration date of the replacement options is the same as the original options. In addition, the exercise price for the replacement options is the same as the exercise price of the original options, and the other terms and conditions of the options generally are the same as the original options. Thus, the only material changes to the form of the options are in the vesting provisions. As a result of this program, no home-run options are outstanding, and there are a total of            time-based options and             performance options outstanding, which also includes the additional new issuances of time-based options and performance options in August 2004 discussed above. The Share Incentive Plan was amended to increase the shares available under the plan prior to issuing the new options.

  Management Equity Purchase Plan

        The Management Equity Purchase Plan provided for certain of our employees, directors and consultants to purchase shares of common stock. No awards under the Management Equity Purchase Plan have been granted subsequent to July 30, 2001.             shares of common stock, par value $0.01, were purchased under the Management Equity Purchase Plan as of September 30, 2004. Following the completion of this offering, the Management Equity Purchase Plan will be frozen as to future purchases.

  Deferred Compensation Plans

        We adopted the Dresser, Inc. Senior Executives' Deferred Compensation Plan, the Dresser, Inc. Management Deferred Compensation Plan, the Dresser, Inc. Elective Deferral Plan and the Dresser, Inc. Short Term Deferred Compensation Plan, or the deferred compensation plans, effective as of April 10, 2001. The deferred compensation plans are non-qualified plans. The deferred compensation plans allowed certain of our employees to elect to defer salary or other compensation. In connection with the establishment of such deferred compensation plans, liabilities from certain Halliburton deferred compensation plans and supplemental executive retirement plans and certain existing Dresser deferred compensation plans were transferred to the newly established plans. In addition, certain of our employees who were eligible to receive retention bonuses, cash payments pursuant to Halliburton restricted stock, or other payments from Halliburton elected to defer the receipt of such payments under the deferred compensation plans. Amounts deferred under the deferred compensation plans are general liabilities of Dresser and are represented by bookkeeping accounts maintained on behalf of the participants. Participants are generally able to elect to have such accounts deemed to be invested either in share units that track the value of our common shares or in an interest bearing account. Due to the absence of a readily available market, the value of the share units are determined by First Reserve's valuation of those units in its portfolio investments for the purpose of reporting such valuations to its partners under its partnership agreements. Distributions will generally be made from the deferred compensation plans to a participant over time following his or her retirement or other termination of employment.

        In addition to establishing the deferred compensation plans, we adopted the ERISA Excess Benefit Plan for Dresser, Inc. and the Supplemental Plan for Dresser, Inc. for the benefit of certain of our employees. These plans provide accruals to certain highly paid employees based on the benefits those employees would have received under our retirement plans but for certain Internal Revenue Code limitations.

        All of the deferred compensation plans are currently frozen.

  Retirement Plans

        In connection with the recapitalization transaction, we adopted, as of April 10, 2001, the Dresser, Inc. Consolidated Salaried Retirement Plan, or the Pension Plan. The purpose of the Pension Plan is to preserve accrued benefits made available to certain of our employees, which were frozen to new participants and benefit accruals on May 31, 1995. The Pension Plan generally provides a benefit equal to a certain percentage of final average earnings, adjusted to reflect, among other things, variations among participants in social security benefits, credited service and retirement dates.

        We adopted, as of April 10, 2001, the Dresser, Inc. Retirement and Savings Plan, or the 401(k) Plan, which is intended to be the primary plan to provide retirement benefits to our eligible non-union employees. Subject to statutory limits, participants in the 401(k) Plan may elect to contribute a portion of their current compensation and we may make matching contributions of up to 100% of the first 4% of an employee's annual compensation. In connection with the recapitalization transaction, we agreed to make additional contributions to the 401(k) Plan. Such additional contributions mirror contributions made to certain of our employees under the Halliburton Retirement and Savings Plan, and are intended to make up for benefits lost pursuant to the freezing of the Dresser Industries, Inc. Consolidated Salaried Retirement Plan, as described above.

  Supplemental Executive Retirement Plan

        Dresser, Inc has a Supplemental Executive Retirement Plan, or SERP, an unfunded non-qualified retirement plan that provides a lump sum payment upon termination to nominated executives. The SERP benefit is calculated as a percentage of a participant's Final Average Earnings, as such term is defined in the SERP, times years of covered service. The benefit is offset by the value of qualified and nonqualified Company-funded retirement and pension plan benefits. For all participants, vesting generally occurs after five years of service. Acceleration of vesting may occur in the event of death, disability, voluntary or involuntary termination (assuming other age and/or service conditions are met) or a change in control.

        On January 1, 2004, the SERP was amended and restated to extend coverage to Messrs. Lamb, Graves, Nattier and Ryan. Mr. Lamb will be eligible for a benefit of approximately $3.62 million at age 60, based on his current salary and projected bonus. For Messrs. Graves, Nattier and Ryan, benefit accrual begins the later of age 40 or their date of hire; they will be eligible for a full unreduced benefit at age 65, or a reduced early retirement benefit no earlier than age 60. Additionally, Mr. Murray received a benefit of $2.36 million as a result of his termination as an active employee effective April 30, 2004.

  Treatment Of Halliburton Options

        We did not assume, replace, roll-over, or otherwise reimburse our employees for any options to purchase Halliburton stock that they held prior to the recapitalization transaction. Accordingly, any such options outstanding as of April 10, 2001 will remain outstanding until they expire according to the terms of the Halliburton option plans and option agreements governing such options. No options to purchase Halliburton stock were granted to any of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2000.

  Treatment Of Halliburton Restricted Stock

        In connection with the recapitalization transaction, we agreed to assume the value of Halliburton's liability for certain individuals with respect to cash payments for the value of Halliburton's restricted stock as to which the restrictions had not lapsed as of April 10, 2001. Certain of our employees, including Messrs. Murray, Nattier and Ryan, have elected to roll over these cash payments into deferred compensation arrangements which we have adopted in accordance with the recapitalization transaction.

Pension Plan Table

        The Dresser, Inc. SERP is an unfunded non-qualified retirement plan. The Dresser, Inc. Consolidated Salaried Retirement Plan, or the Pension Plan, is a tax-qualified defined benefit plan that has been frozen to new participants and benefit accruals since 1995. The following table shows projected unreduced annual retirement benefits to a participant at specified years of service and Final Average Earnings levels.

 Supplemental Executive
Retirement Plan Table

	Annual Benefits for Years of Service
5-Year Final Average Earnings
	5 Years	10 Years	15 Years	20 Years
$200,000	$25,000	$50,000	$75,000	$100,000
$400,000	$50,000	$100,000	$150,000	$200,000
$600,000	$75,000	$150,000	$225,000	$300,000
$800,000	$100,000	$200,000	$300,000	$400,000
$1,000,000	$125,000	$250,000	$375,000	$500,000
$1,200,000	$150,000	$300,000	$450,000	$600,000
$1,400,000	$175,000	$350,000	$525,000	$700,000
$1,600,000	$200,000	$400,000	$600,000	$800,000
$1,800,000	$225,000	$450,000	$675,000	$900,000

        Benefits provided under the SERP are offset by the value of any other qualified and nonqualified company-funded retirement benefits, including any benefits provided under the Pension Plan. Mr. Ryan is the only participant in the SERP who is eligible for a benefit under the Pension Plan. The estimated value of Mr. Ryan's frozen benefit under the Pension Plan is $11,058 per year. For purposes of determining benefits under the SERP, "Final Average Earnings" means the average of a participant's last five full years' base salary plus earned incentive.

        SERP participants (other than Mr. Lamb) are able to retire with unreduced benefits at age 65. Mr. Lamb will be eligible for unreduced benefits at age 60.

        Under the terms of the SERP, participants may not receive more than 20 years of credited service. As of December 31, 2003, our named executive officers had the following number of years of credited service under the SERP: Mr. Lamb, 1 year; Mr. Nattier, 2 years; Mr. Ryan, 12 years; and Mr. Graves, 0 years. Mr. Murray's benefit under the SERP was paid to him in full in May 2004 and he is no longer a participant in the SERP. See "Management—Dresser, Inc. Plans—Supplemental Executive Retirement Plan."

        The benefit amounts set forth in the above table have been calculated as if the SERP benefits were payable in the form of a single life annuity. All benefits under the SERP are actually paid in the form of a single lump sum.

        For additional information regarding the Pension Plan and the SERP, see "—Retirement Plans" and "—Supplemental Executive Retirement Plan."

Equity Compensation Plan Information

        The following table sets forth information with respect to options issued under the Share Incentive Plan on the last day of the most recent fiscal year after giving effect to the assumption of the Share Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders		$
Equity compensation plans not approved by security holders	—		—	—

PRINCIPAL AND SELLING STOCKHOLDERS

Principal Stockholders

        The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of the common stock in this offering (assuming no exercise of the underwriters' over-allotment option), by:

  •
  each person that is a beneficial owner of more than 5% of our outstanding common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

        For purposes of this table, information as to the number and percentage of shares beneficially owned is calculated based on                        shares of common stock outstanding as of September 30, 2004, and the number and percentage of shares beneficially owned after this offering gives effect to the issuance of our common stock in this offering.

Beneficial Ownership of Dresser
	Number of Shares Beneficially Owned Prior to this Offering(1)		Number of Shares Beneficially Owned After this Offering(1)
Name and Address of Beneficial Owner
	Number	%	Number	%
First Reserve Corporation(2)(3)		91.7
DEG Acquisitions, LLC(2)(4)		88.3
First Reserve Fund IX, L.P.(2)(5)		31.6
First Reserve Fund VIII, L.P.(2)(6)		35.4
First Reserve Fund VII, Limited Partnership(2)(7)		2.2
First Reserve Fund VI, L.P.(2)(8)		*
Odyssey Investment Partners Fund, LP(9)		22.0
Odyssey Coinvestors, LLC(9)		*
Halliburton Energy Services, Inc.(10)		4.6
Patrick M. Murray		*
Steven G. Lamb		*
James A. Nattier		*
Andrew E. Graves		*
Frank P. Pittman		*
John P. Ryan		*
William E. Macaulay(4)(9)(11)		*
Paul D. Barnett		*
Bernard J. Duroc-Danner(12)		*
Ben A. Guill(4)(9)		*
Muzzafar Mirza(9)		*
Gary L. Rosenthal		*
Thomas Sikorski(4)(9)		*
All directors and executive officers as a group (20 persons)		*

*
Less than 1.0%.

(1)
As used in this table, each person or entity with the power to vote or direct the disposition of shares is deemed to be a beneficial owner. Ownership includes the following number of options that become exercisable within 60 days of September 30, 2004: Mr. Murray            shares, Mr. Lamb    shares, Mr. Nattier            shares, Mr. Graves    shares, Mr. Pittman            shares, Mr. Ryan            shares, Mr. Duroc-Danner             shares and Mr. Rosenthal            shares.

(2)
Address is c/o First Reserve Corporation, One Lafayette Place, Greenwich, Connecticut 06830

(3)
Consists of            shares held by DEG Acquisitions, LLC, of which First Reserve Corporation is ultimate general partner of the manager, and            ,                         and                         shares held by First Reserve Fund VIII, L.P., First Reserve Fund VII, Limited Partnership, and First Reserve Fund VI,

  L.P., of which First Reserve Corporation is either the direct or ultimate general partner, as described above. First Reserve Corporation may be deemed to share beneficial ownership of all shares of any limited partnership of which it is a general partner. William E. Macaulay and Ben A. Guill are executive officers and members of the board of directors of First Reserve Corporation, and Thomas Sikorski is an executive officer, but each such individual disclaims beneficial ownership of any shares beneficially owned by First Reserve Corporation.

(4)
DEG Acquisitions, LLC is a Delaware limited liability company managed by First Reserve Fund VIII, L.P. (see note 5 below). Under the terms of the Amended and Restated Sponsor Rights Agreement, dated April 10, 2001, among Dresser, Ltd., and all of the members of DEG Acquisitions, LLC, each member of DEG Acquisitions, LLC may be deemed to have voting and dispositive power over its proportionate share of the shares of common stock held by DEG Acquisitions, LLC, as described in the following footnotes. The members of DEG Acquisitions, LLC include First Reserve Fund IX, L.P., First Reserve Fund VIII, L.P., Odyssey Investment Partners Fund, LP, Odyssey Coinvestors, LLC, and DI Coinvestment, LLC.

(5)
Includes            shares attributed to it as a member of DEG Acquisitions, LLC, and            shares held directly. First Reserve Fund IX, L.P. is a Delaware limited partnership whose sole general partner is First Reserve GP IX, L.P., which in turn is a Delaware limited partnership. First Reserve GP IX, Inc., as the general partner of First Reserve GP IX, L.P., may be deemed to share beneficial ownership of these shares. William E. Macaulay and Ben A. Guill are executive officers and members of the board of directors of First Reserve GPIX, L.P., and Thomas Sikorski is an executive officer, but each such individual disclaims beneficial ownership of any shares beneficially owned by First Reserve GPIX, Inc.

(6)
Includes            shares attributed to it as a member of DEG Acquisitions, LLC, and            shares held directly. First Reserve Fund VIII, L.P. is a Delaware limited partnership whose sole general partner is First Reserve GP VIII, L.P, which in turn is a Delaware limited partnership whose sole general partner is First Reserve Corporation.

(7)
First Reserve Fund VII, Limited Partnership is a Delaware limited partnership whose sole general partner is First Reserve GP VII, L.P., which in turn is a Delaware limited partnership whose sole general partner is First Reserve Corporation.

(8)
First Reserve Fund VI, L.P. a Delaware limited partnership whose sole general partner is First Reserve Corporation.

(9)
Consists of      shares held by DEG Acquisitions LLC attributable to Odyssey Investment Partners Fund, LP (the "Fund"), a Delaware limited partnership (      shares), and Odyssey Coinvestors LLC ("Coinvestors" and, together with the Fund, "Odyssey"), a Delaware limited partnership (      shares), as a result of Odyssey's 25% aggregate limited liability company interest in DEG Acquisitions, LLC. Odyssey Capital Partners, LP is the general partner of the Fund. Odyssey Investment Partners, LLC is the manager of the Fund and Coinvestors. Muzzafar Mirza is a managing member of Odyssey Capital Partners, LP and Odyssey Investment Partners, LLC, but Mr. Mizra disclaims beneficial ownership of any shares beneficially owned by them. Odyssey's address is c/o Odyssey Investment Partners, LLC, 280 Park Avenue, West Tower, 38th Floor, New York, New York 10017.

(10)
Address is c/o Halliburton Company, 4100 Clinton Drive, P.O. Box 3, Houston, Texas 77020.

(11)
Includes            shares held by Robert A. Albrecht, Trustee for the Macaulay Family 2000 Trust,            shares held by Anne R. Macaulay Trust-1 and          shares held by Elizabeth R. Macaulay Trust-1 which Mr. Macaulay may be deemed to beneficially own, and as to which Mr. Macaulay disclaims beneficial ownership. Mr. Macaulay is the chief executive officer of First Reserve Corporation and First Reserve GP IX, Inc. but disclaims beneficial ownership of any shares owned by such entities.

(12)
Includes            shares held by Duroc-Danner Family Investments L.P. and            shares held by Consuelo Duroc-Danner.

Selling Stockholders

        The following table sets forth information (assuming no exercise of the underwriters' over-allotment option) for each selling stockholder regarding:

  •
  the number of shares of our common stock being offered; and

  •
  the beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of the common stock in this offering.

        For purposes of this table, information as to the number and percentage of shares beneficially owned is calculated based on                        shares of common stock outstanding as of September 30, 2004, and the number and percentage of shares beneficially owned after this offering gives effect to the issuance of our common stock in this offering.

							Number of Shares Beneficially Owned After Exercise of the Underwriters' Over-Allotment Option
	Number of Shares Beneficially Owned Prior to this Offering(1)			Number of Shares Beneficially Owned After this Offering(1)		Number of Shares Being Sold if the Underwriters' Over-Allotment Option is Fully Exercised
			Number of Shares Being Sold in this Offering
Name and Address of Beneficial Owner
	Number	%		Number	%		Number	%
First Reserve Corporation(2)(3)		91.7
DEG Acquisitions, LLC(2)(4)		88.3
First Reserve Fund IX, L.P.(2)(5)		31.6
First Reserve Fund VIII, L.P.(2)(6)		35.4
First Reserve Fund VII, Limited Partnership(1)(7)		2.2
First Reserve Fund VI, L.P.(2)(8)		*
Odyssey Investment Partners Fund, LP(9)		22.0
Odyssey Coinvestors, LLC(9)		*
Robert A. Albrecht, trustee for the Macaulay Family 2000 Trust(10)		*
Robert A. Albrecht, trustee for the Anne R. Macaulay Trust-1(10)		*
Robert A. Albrecht, trustee for the Elizabeth R. Macaulay Trust-1(10)		*

*
Less than 1.0%.

(1)
As used in this table, each person or entity with the power to vote or direct the disposition of shares is deemed to be a beneficial owner. Ownership includes the following number of options that become exercisable within 60 days of September 30, 2004: Mr. Murray            shares, Mr. Lamb    shares, Mr. Nattier            shares, Mr. Graves    shares, Mr. Pittman            shares, Mr. Ryan            shares, Mr. Duroc-Danner             shares and Mr. Rosenthal            shares.

(2)
Address is c/o First Reserve Corporation, One Lafayette Place, Greenwich, Connecticut 06830

(3)
Consists of            shares held by DEG Acquisitions, LLC, of which First Reserve Corporation is ultimate general partner of the manager, and                        ,                         and                         shares held by First Reserve Fund VIII, L.P., First Reserve Fund VII, Limited Partnership, and First Reserve Fund VI, L.P., of which First Reserve Corporation is either the direct or ultimate general partner, as described below. First Reserve Corporation may be deemed to share beneficial ownership of all shares of any limited partnership of which it is a general partner. William E. Macaulay and Ben A. Guill are executive officers and members of the board of directors of First Reserve Corporation, and Thomas Sikorski is an executive officer, but each such individual disclaims beneficial ownership of any shares owned by First Reserve Corporation.

(4)
DEG Acquisitions, LLC is a Delaware limited liability company managed by First Reserve Fund VIII, L.P. (see note 5 below). [Under the terms of the Sponsor Rights Agreement, dated April 10, 2001, among Dresser, Ltd., and all of the members of DEG Acquisitions, LLC,] each member of DEG Acquisitions, LLC may be deemed to have voting and dispositive power over its proportionate share of the shares of common stock held by DEG Acquisitions, LLC, as described in the following footnotes. The members of DEG Acquisitions, LLC include First Reserve Fund IX, L.P., First Reserve Fund VIII, L.P., Odyssey Investment Partners Fund, LP, Odyssey Coinvestors, LLC, and DI Coinvestment, LLC.

(5)
Includes            shares attributed to it as a member of DEG Acquisitions, LLC, and            shares held directly. First Reserve Fund IX, L.P. is a Delaware limited partnership whose sole general partner is First Reserve GP IX, L.P., which in turn is a Delaware limited partnership. First Reserve GP IX, Inc., as the general partner of First Reserve GP IX, L.P., may be deemed to share beneficial ownership of these shares. William E. Macaulay and Ben A. Guill are executive officers and members of the board of directors of First Reserve GPIX, L.P., and Thomas Sikorski is an executive officer, but each such individiual disclaims beneficial ownership of any shares beneficially owned by First Reserve GPIX, Inc.

(6)
Includes            shares attributed to it as a member of DEG Acquisitions, LLC, and            shares held directly. First Reserve Fund VIII, L.P. is a Delaware limited partnership whose sole general partner is First Reserve GP VIII, L.P, which in turn is a Delaware limited partnership whose sole general partner is First Reserve Corporation.

(7)
First Reserve Fund VII, Limited Partnership is a Delaware limited partnership whose sole general partner is First Reserve GP VII, L.P., which in turn is a Delaware limited partnership whose sole general partner is First Reserve Corporation.

(8)
First Reserve Fund VI, L.P. a Delaware limited partnership whose sole general partner is First Reserve Corporation.

(9)
Consists of      shares held by DEG Acquisitions LLC attributable to Odyssey Investment Partners Fund, LP (the "Fund"), a Delaware limited partnership (      shares), and Odyssey Coinvestors LLC ("Coinvestors" and, together with the Fund, "Odyssey"), a Delaware limited partnership (      shares), as a result of Odyssey's 25% aggregate limited liability company interest in DEG Acquisitions, LLC. Odyssey Capital Partners, LP is the general partner of the Fund. Odyssey Investment Partners, LLC is the manager of the Fund and Coinvestors. Muzzafar Mirza is a managing member of Odyssey Capital Partners, LP and Odyssey Investment Partners, LLC, but Mr. Mirza disclaims beneficial ownership of any shares beneficially owned by them. Odyssey's address is c/o Odyssey Investment Partners, LLC, 280 Park Avenue, West Tower, 38th Floor, New York, New York 10017.

(10)
Address is c/o Albrecht & Associates, 1001 McKinney, Suite 1950, Houston, Texas 77024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transition Agreements

        On April 10, 2001, Halliburton executed a transition services agreement with us whereby Halliburton agreed to provide us with certain transition services for up to nine months at its cost, which we believe did not exceed the fair market value of those services. The services covered by this agreement include certain human resources and employee benefit administration services, certain information technology services and certain real estate support services at facilities that we shared with Halliburton. We obtained voice and fax services via the Halliburton software defined network through June 2004. During 2003, we paid Halliburton approximately $0.8 million under this agreement. For the six months ended June 30, 2004, we paid Halliburton approximately $0.4 million under this agreement.

        Certain of the foreign operations that we acquired pursuant to the recapitalization agreement are located in jurisdictions where governmental consents are required for the transfer of ownership and were not obtained by the time of closing of the other recapitalization transaction. Pursuant to a closing agreement and waiver executed on April 10, 2001, Halliburton agreed to operate these entities for our benefit and to affect the transfer as soon as practicable. These transfers have now been completed. In addition, Halliburton has agreed to operate certain foreign facilities for our benefit until the leases related to these facilities can be assigned to us. These facilities are not, individually or in the aggregate, material to our financial condition or results of operations taken as a whole.

Lease Agreement

        We leased approximately 21,000 square feet to Halliburton on a month-to-month basis under an arrangement that was cancelable by either party on 30 days' notice. Payments under these leases were on terms similar to those we would negotiate with an unaffiliated party. Effective February 28, 2002, Halliburton vacated the space. We have also granted certain easements and non-exclusive access rights to Halliburton, including rights pursuant to a related Access Agreement, to use portions of our adjoining property. During 2002, we received payments of approximately $0.2 million.

Trademark Assignment And License Agreement

        In 2001, we entered into agreements with Halliburton, pursuant to which we own all right, title and interest in and to the marks "Dresser" and "Dresser and Design" and other trademarks and servicemarks in the U.S. and in various jurisdictions throughout the world. We granted back to Halliburton a non-exclusive license to use these marks during a transition period, which expired in April 2004. We also granted back to Halliburton a perpetual, exclusive license to use the name "Dresser Industries" provided the name is not used in connection with raising capital, or the sale, promotion, design or manufacture of goods or services that would create market confusion affecting Dresser. We also granted to Halliburton the use of the name "Dresser Industries, Inc." for use as a holding company name. In addition, we agreed not to use the Dresser name for seven years from the date of the agreement in certain businesses where Halliburton operates, or to directly compete with Halliburton for three years from the date of the agreement.

        In October 2004, we agreed to license the "Dresser" name and mark to Dresser-Rand Group, Inc., owned by First Reserve, for a total of $5 million of consideration over a ten-year period. The agreement, which was approved by disinterested members of our Executive Committee, allows Dresser-Rand Group, Inc. world-wide, limited, nonexclusive, terminable license to use the "Dresser" name as part of any trade name, corporate name, domain name, trademark or service mark in connection with the Dresser-Rand business lines.

Sales and Receivables

        During 2003, we had sales of approximately $24.3 million to Halliburton and its affiliates, and during the nine months ended September 30, 2004, we had sales of approximately $6.5 million to Halliburton and its affiliates. Accounts receivable related to Halliburton and its affiliates totaled approximately $13.1 million at December 31, 2003, and approximately $2.0 million as of September 30, 2004. At September 30, 2004, approximately $0.2 million of accounts receivable due from Halliburton affiliates comprise trade and other receivables due from Halliburton operating units that entered into plans of bankruptcy during 2003. We have evaluated the likelihood of collectibility of the amounts due and have concluded that our related reserves are adequate and that our exposure to non-payment is not significant.

Expense Reimbursement

        We reimburse First Reserve and Odyssey for certain expenses incurred in connection with the ongoing ownership and management of Dresser. In each of 2002 and 2003, we paid First Reserve and Odyssey a total of approximately $100,000 for these expenses. There were no reimbursed expenses for the nine month period ended September 30, 2004.

        Additionally, in 2001, we paid First Reserve and Odyssey a $30.4 million fee for their assistance in evaluating, structuring and facilitating the recapitalization transaction.

Amended and Restated Investor Rights Agreement

        In April 2001, we entered into an Investor Rights Agreement with DEG Acquisitions, LLC, Halliburton and certain members of our management who are also stockholders. On July 3, 2002, we assigned our rights and obligations under the Investor Rights Agreement, to Dresser, Ltd. In connection with this offering, the Investor Rights Agreement will be assumed by Dresser, Inc. and will be amended and restated to include all First Reserve and Odyssey entities, including those whose ownership of our stock is indirect through membership in DEG Acquisitions, LLC, and the following terms.

        Under the terms of the Amended and Restated Investor Rights Agreement, we will agree to register the shares of common stock owned by the parties to the agreement under the following circumstances:

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  Demand Rights.  Upon written request from DEG Acquisitions, LLC or Halliburton, we will register shares of common stock specified in such request for resale under an appropriate registration statement filed and declared effective by the SEC. No demand may be made until 180 days after our initial public offering. DEG Acquisitions, LLC is entitled to six such requests, and Halliburton is entitled to one such request. We may defer a demand for registration by 90 days if our Board of Directors deems it to be materially detrimental for us to file a registration statement. We will only be able to make such a deferral twice in any 12-month period.

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  Piggyback Rights.  If at any time we file a registration statement for the purposes of making a public offering of our common stock or register outstanding shares of common stock for resale on behalf of any of our stockholders the parties to the Investor Rights Agreement may elect to include in such registration any shares of common stock they hold. If the offering is an underwritten offering, the managing underwriter may exclude all or a part of the shares if market factors dictate.

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  Lockup.  In consideration of these registration rights, the parties to the agreement will agree not to sell their common stock for a period of 90 days following any exercise of the registration rights.

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  Termination.  Our obligations to register the common stock of any of these stockholders will terminate with respect to such stockholder on the date on which all remaining shares of common stock can be sold in any single transaction in reliance on Rule 144 of the Securities Act.

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  Assignment. In addition to other provisions relating to assignment, the demand rights of DEG Acquisitions, LLC may be assigned to the members of DEG Acquisitions, LLC in connection with a liquidation (in full or in part) of DEG Acquisitions, LLC.

        Repurchase of Employee Shares.    If a member of management who is a party to this agreement leaves for good reason, is terminated by us without cause, dies or suffers a permanent disability, then such employee will, pursuant to a right granted in the employee's employment agreement, be permitted to cause us to repurchase their vested shares that they have held for at least three months at fair market value. If an employee retires, is terminated for cause, or resigns (without good reason), or leaves for the reasons enumerated in the prior sentence but fails to "put" their shares to us for repurchase, then we will have the right to repurchase their shares at fair market value (with a discount for minority ownership in the case of a retirement, termination by us for cause, or resignation without good reason).

        All parties to the Investor Rights Agreement have agreed that, without the prior written consent of both Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC on behalf of the underwriters, they will not, during the period ending 180 days after the date of the final prospectus, exercise their registration rights.

Amended and Restated Sponsor Rights Agreement

        On April 10, 2001 we entered into a Sponsor Rights Agreement, among affiliates of First Reserve and Odyssey who hold all of the equity interests in DEG Acquisitions, LLC, and on July 3, 2002, we assigned our rights and obligations under the Sponsor Rights Agreement to Dresser, Ltd. In connection with this offering, the Sponsor Rights Agreement will be assumed by Dresser, Inc. and will be amended and restated to include the following terms. The Amended and Restated Sponsor Rights Agreement will provide that our Board of Directors will consist of nine directors, four of whom will be designated by First Reserve, one of whom will be designated by Odyssey and one of whom will be our Chief Executive Officer. In addition, the Amended and Restated Sponsor Rights Agreement will provide for the selection of members to our Audit Committee, Compensation Committee and Executive, Nominating and Corporate Governance Committee. See, "Management—Committees of the Board of Directors." The Amended and Restated Sponsor Rights Agreement will provide that if either First Reserve or Odyssey beneficially owns less than 10% of the combined voting power of our company, then that sponsor may designate only one director, and if either sponsor owns less than 5% of the combined voting power of our company, that sponsor's right to designate directors will terminate.

LVF S.p.A.

        Pursuant to a purchase agreement dated November 7, 2003, between LVF Holding S.r.l. (our wholly owned subsidiary) and the former managing director of LVF S.p.A., we sold the capital stock of LVF S.p.A., our wholly owned subsidiary, to its former managing director for a purchase price of approximately $24.0 million and the assumption of approximately $5.5 million in debt. The LVF S.p.A. transaction was consummated on December 16, 2003.

Redeemable Shares

        In connection with our 2001 acquisition of Entech Industries, Inc. from funds managed by First Reserve and the other Entech shareholders, our consideration included issuing shares of our common stock in exchange for each outstanding share of Entech common stock. At the time we purchased Entech, certain former Entech shareholders had a put right with respect to their 27,908 shares of Entech common stock, which we assumed by giving them a similar put right with respect to the shares of our common stock they received in the acquisition. This put right allowed them to require us to purchase their shares of our common stock at a purchase price of 107.49 British Pounds per share, which represented an aggregate of approximately $5.3 million at December 31, 2003. In connection with the modification of our corporate structure in 2002, the shares subject to the put right became class A common shares of Dresser, Ltd. Due to Dresser, Ltd.'s having no substantive operations, the obligation relating to the put rights was reflected as mandatorily redeemable common stock in our financial statements. In April 2004, those former Entech stockholders exercised their put right. To facilitate the repurchase of the shares, we established a loan to Dresser, Ltd. with which the shares were repurchased, which is reflected as contra-equity in our financial statements. Accordingly, the shares were transferred from mandatorily redeemable stock to additional paid in capital to reflect the settlement of the put rights. The advance to Dresser, Ltd. is to be reduced by proceeds received by us on behalf of Dresser, Ltd. from the escrow account (discussed below) or from the exercise of options to acquire Dresser, Ltd. common shares.

        At the time of the Entech acquisition, the First Reserve funds invested in Entech and certain other Entech shareholders deposited into an escrow account shares of our common stock equal to the then aggregate value of certain known liabilities of Entech, including the value of the put right in excess of $40 per share, for us to use to satisfy those liabilities as they became due. In connection with the modification of our corporate structure in 2002, the shares deposited in the escrow account became common shares of Dresser, Ltd. Each First Reserve fund and the other two shareholders that deposited shares in the escrow account had the right to remove its shares from the escrow account upon substituting cash into the escrow account in an amount equal to $40 per share or a greater fair market value determined by us, and either the shareholders or we could challenge the valuation used for any cash substitution. By June 2004, the shares in the escrow account held by First Reserve funds and not previously used to satisfy other known Entech liabilities had been replaced with approximately $2.9 million in cash at a rate of $40 per share, which valuation was not challenged. The proceeds received from the escrow account were used to reduce the advance to Dresser, Ltd. The holders of the remaining 9,134 escrowed shares replaced their shares with approximately $0.3 million in cash in September 2004, which was also used to reduce the advance to Dresser, Ltd. We are now in the process of liquidating this escrow account. The difference between the amount we paid to the putting shareholders and the amount of funds in the escrow account at the time the put right was exercised, in excess of $40 per share repurchased, reflects the decreased value of the U.S. dollar against the British Pound since the closing of the Entech acquisition, when the dollar value of the put right and the other known liabilities addressed by the escrow account was estimated.

        Cash received by us from the exercise of stock options in June 2004, totaling approximately $0.5 million has also reduced the advance to Dresser, Ltd., resulting in a loan receivable balance at September 30, 2004 of $1.6 million. The loan bears interest at LIBOR plus 2.75% and is payable on demand.

Tax Sharing Agreement

        Pursuant to a tax sharing agreement between us and DEG Acquisitions, LLC, DEG Acquisitions filed consolidated, combined and unitary federal, state and local income tax returns for the fiscal period ended December 31, 2001 and for the fiscal period ended July 2, 2002. Since July 2, 2002, DEG Acquisitions has not filed a consolidated, combined or unitary federal, state, local or foreign income tax return.

DESCRIPTION OF OUR INDEBTEDNESS

Senior Secured Credit Facility

        Our credit facility has been provided by a syndicate of banks and financial institutions and institutional lenders, with Morgan Stanley Senior Funding, Inc., as administrative agent, and Credit Suisse First Boston, Cayman Islands Branch, as syndication agent. The credit facility provides for the following:

          (1)   a $390.0 million Tranche C term loan facility maturing in April 2009; and

          (2)   a $100.0 million revolving credit facility maturing in April 2007 to be utilized solely for our and our subsidiaries' working capital requirements and other general corporate purposes.

        As of September 30, 2004, we had $390.0 million outstanding under our Tranche C term loan facility. In July, August and October 2004 we made optional prepayments of $10.0 million each to our Tranche C term loan facility. As a result of these prepayments, no mandatory principal payments are due on our Tranche C term loan until March 31, 2008. We plan to apply the net proceeds from the sale of the shares of common stock by us in this offering to repay indebtedness under the Tranche C term loan of our credit facility. See "Use of Proceeds."

  Prepayments

        The term loans under our credit facility are required to be prepaid (subject to certain exceptions) with, and after the repayment in full of such loans, reductions to the revolving credit facility are required in an amount equal to, (a) 100% of the net cash proceeds of all property and asset sales by us, by our parent and by our subsidiaries, subject to certain exceptions, (b) 100% of the net cash proceeds of all Extraordinary Receipts (as defined), subject to certain exceptions, (c) 100% of the net cash proceeds from the issuance of additional debt or equity by us, by our parent or by any of our subsidiaries, subject to certain exceptions, (d) 75% of our and our subsidiaries' annual Excess Cash Flow (as defined) at any time when our ratio of total debt to EBITDA is greater than 4:1, and, (e) 50% of our and our subsidiaries' annual Excess Cash Flow (as defined) when our ratio of total debt to EBITDA is less than or equal to 4:1 but greater than 2.5:1.

        Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to certain minimum prepayment requirements and certain other exceptions as set forth in the credit agreement.

  Interest and Fees

        The Tranche C term loan facility bears interest, at our option, the base rate or the Eurodollar rate, plus, in each case, a margin. We may elect interest periods of one, two, three or six months or, to the extent available, 12 months for the Eurodollar rate loans. The revolving credit facility has an unused line of credit fee of 37.5 or 50 basis points, depending on our total debt to EBITDA ratio (as defined).

  Amortization of Principal

        The Tranche C term loan amortizes in annual installments of 1% in each of the first four years (payable in quarterly installments), with the balance payable in the fifth year in four equal quarterly installments.

  Collateral and Guarantees

        The loans and other obligations under the credit facility are guaranteed by our parent and all of our existing and future direct and indirect wholly owned domestic subsidiaries. Our obligations and the guarantees will be secured by (a) all or substantially all of the material property and assets, real or personal, now owned or hereafter acquired by us or the guarantors, and (b) all proceeds and products of the property and assets described in clause (a) above.

  Representations and Warranties and Covenants

        The credit agreement documentation contains certain customary representations and warranties and contains customary covenants restricting our ability to, among others: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business we conduct. We are required to indemnify the agent and lenders and comply with specified financial and affirmative covenants including a total debt to EBITDA ratio and an Interest Coverage Ratio (as defined).

  Events of Default

        Events of default under the credit agreement include, but are not limited to: (i) our failure to pay principal or interest when due; (ii) our material breach of any representation or warranty; (iii) covenant defaults; (iv) events of bankruptcy; (v) a change of control; (vi) cross-defaults to other indebtedness in an amount to be agreed in certain loan documents; (vii) monetary judgment defaults; (viii) impairment of loan documentation or security; and (ix) customary ERISA defaults.

Senior Unsecured Term Loan

        Our six-year, $125.0 million senior unsecured term loan has been provided by a syndicate of banks and financial institutions and institutional lenders, with Morgan Stanley Senior Funding, Inc., as administrative agent, and Credit Suisse First Boston, as syndication agent. The senior unsecured term loan bears interest at a rate equal to, at our option, the base rate or the Eurodollar rate (as defined) plus, in each case, a margin. Upon a change of control, we will be required to make an offer to repay the senior unsecured term loan at a price equal to 101% of the principal amount plus accrued interest. Our wholly owned domestic subsidiaries guarantee the senior unsecured term loan.

        The senior unsecured term loan contains customary covenants that, subject to limited exceptions, restrict us and our restricted subsidiaries' ability to incur additional indebtedness, create liens, pay dividends and make distributions in respect of capital stock, pay dividends and make distributions in respect of the capital stock of their subsidiaries, redeem capital stock, make investments or certain other restricted payments, sell assets, issue or sell stock of restricted subsidiaries, enter into transactions with affiliates and effect a consolidation or merger.

9 3/8% Senior Subordinated Notes due 2011

        In connection with the recapitalization transaction, we issued $300.0 million in 9 3/8% senior subordinated notes. The senior subordinated notes may be redeemed beginning April 15, 2006. The initial redemption price is 104.688% of the principal amount plus accrued interest. The redemption price will decline each year after 2006 and will be 100.0% of the principal amount, plus accrued interest, beginning on April 15, 2009. We may redeem the notes only if after such redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding. Upon a change of control, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued interest. Our wholly owned domestic subsidiaries guarantee the notes.

        On March 25, 2002, we issued an additional $250.0 million in aggregate principal amount of 9 3/8% senior subordinated notes due 2011. The notes were issued at 102.5% of their principal amount plus accrued interest from October 15, 2001. The net proceeds of the offering were used to repay existing indebtedness under the Tranche A term loan of our credit facility.

        The senior subordinated notes contain customary covenants that restrict, subject to limited exceptions, us and our restricted subsidiaries' ability to incur additional indebtedness, create liens, pay dividends and make distributions in respect of capital stock, pay dividends and make distributions in respect of the capital stock of their subsidiaries, redeem capital stock, make investments or certain other restricted payments, sell assets, issue or sell stock of restricted subsidiaries, enter into transactions with affiliates and effect a consolidation or merger.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock summarizes certain provisions of our amended and restated certificate of incorporation and our bylaws that will become effective as of the closing of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our amended and restated certificate of incorporation and bylaws.

General Matters

        We were originally incorporated in 1998, under the name of Dresser Equipment Group, Inc., under the laws of the state of Delaware. Prior to the effectiveness of our amended and restated certificate of incorporation, we have the authority to issue the following total number of shares of capital stock:

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  10,000 shares of common stock, $0.01 par value, of which 1,000 shares were outstanding.

        Upon the effectiveness of our amended and restated certificate of incorporation:

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  the number of our authorized shares of capital stock will be increased to            shares of common stock and            shares of preferred stock; and

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  each share of common stock then outstanding will be split into approximately            shares of common stock by way of a reclassification.

        Upon completion of this offering, there will be            shares of common stock outstanding. The following description is qualified in its entirety by reference to all of the provisions of our amended and restated certificate of incorporation, as amended, and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

  Common Stock

        Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors out of funds legally available to pay dividends, and, in the event of liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to share in any distribution of our assets after payment of liabilities and the liquidation preference of any of our outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of stockholders. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common stock. Thus, the holders of a majority of our outstanding common stock will be able to elect all members of our Board of Directors and to take other actions requiring a vote of our common stock.

  Preferred Stock

        Upon the effectiveness of our amended and restated certificate of incorporation, our Board of Directors is authorized to issue up to            shares of preferred stock, in one or more series, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by our Board of Directors without any further stockholder approval.

Anti-Takeover Effects of Provisions of Delaware Law and our Charter Documents

  Amended and Restated Certificate of Incorporation and By-laws

        In connection with this offering, we intend to amend and restate our certificate of incorporation and by-laws. Certain provisions of our amended and restated certificate of incorporation and by-laws may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in the stockholder's best interests, including those attempts that might result in a premium being paid over the market price for the shares held by a stockholder.

        Our amended and restated certificate of incorporation and by-laws will provide that, except as otherwise permitted by law, special meetings of stockholders can only be called by our Chairman, our Board of Directors or our President. In addition, our by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder of record on the record date for that meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting actions that are favored by the holders of a majority of our outstanding voting securities.

        Our amended and restated certificate of incorporation will provide for                        authorized shares of preferred stock. Our Board of Directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by our Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition or control of our company.

  Delaware Takeover Statute

        Our amended and restated certificate of incorporation will provide that we will not be governed by Section 203 of the General Corporation Law of Delaware, which would have imposed additional requirements regarding mergers and other business combinations.

Corporate Opportunities

        Our restated certificate of incorporation will provide for the allocation of certain corporate opportunities between us, on the one hand, and First Reserve, Odyssey, and their affiliates, on the other hand. Specifically:

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  None of First Reserve, Odyssey, or the funds or other entities controlled by them (each of which we refer to as a Control Stockholder, and collectively, the Control Stockholders) or any director, officer, member, partner, stockholder or employee of a Control Stockholder (each of which we refer to as a Specified Party) will have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as we do.

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  Except as noted below, we renounce any interest or expectancy that we may have in any potential transaction which may be a corporate opportunity for any Control Stockholder or Specified Party, as applicable, on the one hand, and us, on the other hand, and therefore, none of the Control Stockholders or Specified Parties will have any duty to communicate or offer any such corporate opportunity to us, and will be entitled to pursue or acquire such opportunity for itself, and we will have no right in or to any such opportunity. Notwithstanding the prior sentence, we are not renouncing any interest or expectancy in any such corporate opportunity that is offered to any Control Stockholder or Specified Party that is also one of our directors, officers, or employees, if (1) such opportunity is expressly offered to such Control Stockholder or Specified Party solely in, and as a direct result of, his or her capacity as our director, officer or employee; (2) we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation; and (3) we have sufficient financial resources and are in a line of business to undertake the opportunity.

Transfer Agent and Registrar

        We have appointed            as the transfer agent and registrar for our common stock.

Listing

        We have applied to list our common stock on The New York Stock Exchange under the symbol "DI."

SHARES ELIGIBLE FOR FUTURE SALE

        Upon the completion of this offering, we will have outstanding            shares of common stock, assuming no exercise of outstanding options and assuming that the underwriters have not exercised their over-allotment option. Of these shares,            shares of common stock will be freely transferable without restriction or further registration under the Securities Act by persons other than "affiliates," as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act.

Lock-Up Agreements

        In connection with this offering, we, our executive officers and directors and substantially all of the stockholders (including the selling stockholders) will agree with the underwriters to enter into lock-up agreements described in "Underwriters," pursuant to which        shares of our common stock outstanding after this offering will be restricted from immediate resale in accordance with the terms of such lock-up agreements.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

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  1% of the number of shares of common stock then outstanding, which will equal approximately            shares after the completion of this offering; or

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  the average weekly trading volume of the common stock on The New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), persons who are not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who have beneficially owned the shares proposed to be sold for at least two years, are entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period generally includes the holding period of any prior owner other than an "affiliate." Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon completion of this offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions described above.

Registration of Shares under Dresser Equity Compensation Plans

        As of the date of this prospectus and assuming the assumption of all equity-based employment plans by Dresser, Inc., options to purchase a total of              shares of common stock were outstanding. We intend to file a registration statement on Form S-8 under the Securities Act to register the issuance and resale of those shares issuable or reserved for issuance under our Share Incentive Plan and Management Equity Purchase Plan. That registration statement automatically will become effective upon filing. As a result, when the options are exercised, the common stock issuable on exercise thereof will be freely transferable under the Securities Act, except that any shares issued to "affiliates," as that term is defined in Rule 144, will be subject to limitations and restrictions that are described above. A total of            shares are registered for issuance under our Share Incentive Plan and Management Equity Purchase Plan. See "Management—Executive Compensation—Dresser, Inc. Plans."

Registration Rights

        Upon the consummation of this offering, First Reserve and Odyssey will have the right to register their remaining shares of common stock pursuant to the Amended and Restated Sponsor Rights Agreement. In addition, certain holders of our common stock have piggyback registration rights pursuant to the Amended and Restated Sponsor Rights Agreement and the Amended and Restated Investor Rights Agreement. See "Certain Relationships and Related Transactions."

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States holder, but is not a complete analysis of all the potential tax consequences relating thereto. For the purposes of this discussion, a non-United States holder is any beneficial owner of our common stock that for United States federal income tax purposes is not a "United States person, and that holds our common stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment)." For purposes of this discussion, the term United States person means:

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  an individual citizen or resident of the United States;

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  a corporation or a partnership (or other entity taxable as a corporation or a partnership) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust (x) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a United States person.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their own tax advisors.

        This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's special tax status or special circumstances. Former citizens or residents of the United States, insurance companies, tax-exempt organizations, partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities, banks or other financial institutions, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid United States federal income tax and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-United States holder should consult its own tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of common stock.

  Dividends

        Payments on our common stock generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

        Amounts treated as dividends paid to a non-United States holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-United States holder must provide a valid IRS Form W-8BEN or other successor form certifying qualification for the reduced rate.

        Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are exempt from such withholding tax. In order to obtain this exemption, a non-United States holder must provide a valid IRS Form W-8ECI or other successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to United States persons, net of allowable deductions and credits.

        In addition to the graduated tax described above, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of such holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        A non-United States holder may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is filed timely with the Internal Revenue Service, or IRS. If a non-United States holder holds our common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with additional certification requirements.

  Gain on Disposition of Common Stock

        A non-United States holder generally will not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with a United States trade or business of the non-United States holder or, if a tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by such non-United States holder;

  •
  the non-United States holder is an individual and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or other disposition occurs and other conditions are met; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation," or USRPHC for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock.

        We believe that we are not currently and will not become a USRPHC in the future. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, however, such common stock will be treated as a United States real property interest only if the non-United States holder actually or constructively held more than 5 percent of such regularly traded common stock.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding tax. Gain described in the second bullet point above (which may be offset by United States source capital losses) will be subject to a flat 30% United States federal income tax. Non-United States holders should consult any applicable income tax treaties that may provide for different rules.

  Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld, together with other information. A similar report is sent to the holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Backup withholding (currently at a rate of 28%) will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-United States holder if the holder has provided the certification described above that it is not a United States person or has otherwise established an exemption.

        Payments of the proceeds from a disposition effected outside the United States by a non-United States holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but generally not backup withholding) will apply to such a payment if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, or a foreign partnership if (1) at any time during its tax year, one or more of its partners are United States persons who, in the aggregate, hold more than 50 percent of the income or capital interest in such partnership or (2) at any time during its tax year, it is engaged in the conduct of a trade or business in the United States, unless the broker has documentary evidence that the beneficial owner is a non-United States holder or an exemption is otherwise established, provided that the broker has no knowledge or reason to know to the contrary.

        Payment of the proceeds from a disposition by a non-United States holder of common stock made by or through the United States office of a broker is generally subject to information reporting and backup withholding unless the non-United States holder certifies as to its non-United States holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding, provided that the broker has no knowledge or reason to know to the contrary.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder's United States federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below.

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Credit Suisse First Boston LLC
Banc of America Securities LLC
UBS Securities LLC
Lehman Brothers Inc.
Raymond James & Associates, Inc.
Simmons & Company International

Total

        The underwriters are offering the common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            a share under the public offering price. After the initial offering of the common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        Pursuant to the underwriting agreement, the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of            additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered hereby. To the extent the option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows public offering price, underwriting discount, proceeds before expenses to us and proceeds to the selling stockholders. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to Dresser, Inc.	$	$	$
Proceeds to the selling stockholders	$	$	$

        The expenses of this offering payable by us, not including the underwriting discounts and commissions, are estimated at $            . A proportionate share of the costs of the offering related to selling stockholders will be recognized by us as selling, engineering, administrative and general expense.

        We have applied to list the common stock on The New York Stock Exchange under the symbol "DI."

        The underwriters have informed us that they do not intend sales to accounts over which any such underwriter exercises discretionary authority to exceed five percent of the total number of shares of common stock offered by them.

        We, our directors, executive officers and substantially all of the stockholders (including the selling stockholders) have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC on behalf of the underwriters, none of us will, during the period ending 180 days after the date of the final prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock or file any registration statement under the Securities Act of 1933 with respect to the foregoing; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, the selling stockholders have agreed that, without the prior consent of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC on behalf of the underwriters, they will not, during the period ending 180 days after the date of the final prospectus, make any demand for, or exercise any right with respect to, the registration of any common stock or any securities convertible into or exercisable or exchangeable for our common stock.

        The restrictions described in this paragraph do not apply to:

  •
  the sale of shares to the underwriters pursuant to the underwriting agreement;

  •
  the issuance by us of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  •
  transactions by any person other than us relating to common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

        The 180-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the "lock-up" restrictions described above, subject to limited exceptions, will continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a "naked" short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions, or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        A prospectus in electronic format may be made available on the website maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead manager to underwriters that may make distributions on the same basis as other allocations.

        From time to time, some of the underwriters and their affiliates have provided, and may continue to provide, investment banking and commercial banking services to us for fees and commissions that we believe are customary. An affiliate of Morgan Stanley & Co. Incorporated acts as administrative agent under our credit facility and our senior unsecured term loan facility and an affiliate of Credit Suisse First Boston LLC acts as syndication agent under our credit facility and our senior unsecured term loan facility.

        We and the selling stockholders have agreed to indemnify the underwriters against a variety of liabilities, including liabilities under the Securities Act.

        At our request, the underwriters have reserved for sale, at the initial offering price, up to            shares offered hereby for directors, officers, employees, business associates, and related persons of our company. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

Pricing of the Offering

        Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

  •
  our future prospects and our industry in general;

  •
  our sales, earnings and certain other financial operating information in recent periods; and

  •
  the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of the common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF COMMON STOCK

        The validity of the shares being sold in this offering will be passed upon for us by Latham & Watkins LLP, New York, New York and for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The financial statements of Dresser, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Nuovo Pignone Distribution as of December 31, 2003, 2002 and 2001 and for each of the three years in the period ended December 31, 2003 have been included herein in reliance upon the report of KPMG S.p.A., appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        Dresser has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, covering the common stock being offered hereby. This prospectus contains all the information about Dresser and our common stock that may be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

        You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect our registration statement on this web site.

        We currently file annual, quarterly and current reports and other information under the Exchange Act with the SEC. We intend to make these filings available on our website upon each filing. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these statements, for a copying fee, by writing to the SEC, or you can review these documents on the SEC's web site, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

        We intend to send our stockholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

INDEX TO FINANCIAL STATEMENTS

Page
Dresser, Inc.:
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2002 and 2003 and September 30, 2004 (unaudited)	F-3
Statements of Operations for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)	F-4
Statement of Shareholders' (Deficit) Equity for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2004 (unaudited)	F-5
Statements of Cash Flows for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004 (unaudited)	F-6
Notes to the Financial Statements	F-7
Nuovo Pignone Distribution:
Report of Independent Public Accounting Firm	F-79
Balance Sheets as of December 31, 2003, 2002 and 2001	F-80
Statements of Income for the years ended December 31, 2003, 2002 and 2001	F-81
Statement of Changes in Invested Equity and Comprehensive Income for the years ended December 31, 2003, 2002 and 2001	F-82
Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-83
Notes to Financial Statements	F-84
Condensed Balance Sheets as of March 31, 2004 (unaudited) and December 31, 2003	F-104
Condensed Statements of Income for the three months ended March 31, 2004 and March 31, 2003 (unaudited)	F-105
Statements of Cash Flows for the three months ended March 31, 2004 and March 31, 2003 (unaudited)	F-106
Notes to Financial Statements	F-107

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Dresser, Inc.:

        In our opinion, the accompanying balance sheets and the related statements of operations, shareholder's (deficit) equity and cash flows present fairly, in all material respects, the financial position of Dresser, Inc. at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 29, 2004, except for Note 19, as to which the date is September 3, 2004

DRESSER, INC.

Balance Sheets

(in millions, except share information)

	December 31,		September 30,
	2002	2003	2004
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118.8	$148.9	$102.0
Restricted cash	7.5	0.7	2.3
Accounts receivable, net of allowance for doubtful accounts of $8.9, $15.1 and $13.7	247.7	276.2	378.7
Notes receivable	7.9	4.4	5.5
Inventories	300.0	290.3	338.2
Deferred income taxes	—	2.4	2.4
Other current assets	15.3	18.1	20.3

Total current assets	697.2	741.0	849.4
Property, plant and equipment	208.9	208.1	226.9
Investments in unconsolidated subsidiaries	7.3	7.3	8.4
Deferred financing fees	43.6	40.2	25.5
Prepaid and intangible pension assets	60.7	59.8	64.9
Deferred income taxes	4.7	8.8	10.4
Goodwill	300.5	315.2	396.0
Other assets	35.8	23.8	46.7

Total assets	$1,358.7	$1,404.2	$1,628.2

LIABILITIES, MINORITY INTEREST, MANDATORILY REDEEMABLE COMMON STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$168.2	$198.4	$259.7
Notes payable	19.2	2.9	8.7
Current maturities of long-term debt	1.1	2.7	3.0
Accrued payroll and other compensation	24.3	47.6	58.6
Deferred revenue	18.9	27.0	27.7
Accrued expenses	96.0	118.2	132.9

Total current liabilities	327.7	396.8	490.6
Pension and other retiree benefit obligations	314.3	340.1	341.9
Long-term debt, net of current maturities	963.3	941.4	1,072.5
Deferred income taxes	—	3.1	3.0
Other liabilities	41.1	22.1	17.8

Total liabilities	1,646.4	1,703.5	1,925.8

Commitments and contingencies	—	—	—
Minority interest	—	0.4	3.5
Mandatorily redeemable common stock of Dresser, Ltd.	7.9	12.9	7.4
Shareholders' deficit:
Common stock, $0.01 par value; issued and outstanding: 1,000 shares	—	—	—
Additional paid in capital	447.2	442.5	453.9
Loan to Dresser, Ltd.	—	—	(1.6)
Dividends in excess of net book value	(595.8)	(595.8)	(595.8)
Accumulated deficit	(68.0)	(112.7)	(108.9)
Accumulated other comprehensive loss
Unrealized gain (loss) on derivatives, net	1.1	3.5	0.1
Cumulative foreign currency translation adjustment	(13.9)	34.9	28.9
Minimum pension liability adjustment	(66.2)	(85.0)	(85.1)

Total accumulated other comprehensive loss	(79.0)	(46.6)	(56.1)

Total shareholders' deficit	(295.6)	(312.6)	(308.5)

Total liabilities, minority interest, mandatorily redeemable common stock and shareholders' deficit	$1,358.7	$1,404.2	$1,628.2

The accompanying notes are an integral part of these financial statements.

DRESSER, INC.

Statements of Operations

(in millions, except share and per share data)

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues	$1,540.1	$1,589.4	$1,657.0	1,183.8	1,440.4
Cost of revenues	1,079.2	1,167.8	1,223.8	871.4	1,025.2

Gross profit	460.9	421.6	433.2	312.4	415.2
Selling, engineering, administrative and general expenses	344.7	338.7	384.6	272.5	325.2

Operating income	116.2	82.9	48.6	39.9	90.0
Interest expense	(68.6)	(98.6)	(85.8)	(62.9)	(74.7)
Interest income	3.1	2.6	2.9	2.4	0.9
Other income (expense), net	(0.5)	(0.2)	3.2	7.4	(0.7)

Income (loss) before income taxes	50.2	(13.3)	(31.1)	(13.2)	15.5
Provision for income taxes	(97.1)	(13.4)	(14.5)	(21.0)	(13.3)

Income (loss) before equity interests	(46.9)	(26.7)	(45.6)	(34.2)	2.2
Equity in earnings of unconsolidated subsidiaries	2.1	3.5	0.9	2.0	2.4
Minority owner's share of consolidated subsidiaries	—	—	—	—	(0.8)

Net income (loss)	$(44.8)	$(23.2)	$(44.7)	$(32.2)	$3.8

Basic and diluted net income (loss) per share	$(47,300)	$(23,300)	$(44,700)	$(32,200)	$3,800

Basic and diluted weighted average shares outstanding	947	997	1,000	1,000	1,000

The accompanying notes are an integral part of these financial statements.

DRESSER, INC.

STATEMENT OF SHAREHOLDERS' (DEFICIT) EQUITY

(in millions, except share amounts)

	Common Stock Number Of Shares	Par Value	Class A Number Of Shares	Par Value	Class B Number Of Shares	Par Value	Additional Paid in Capital	Loan to Dresser, Ltd.	Divisional Equity	Dividends in excess of net book value	Accumulated Deficit	Accumulated Other Comprehensive loss	Total
Balance as of January 1, 2001 (unaudited)	—	$—	—	$—	—	$—	$—	$—	$722.0	$—	$—	$(44.6)	$677.4
Recapitalization transaction	—	—	10,237,408	—	300,000	—	421.5	—	(722.0)	(595.8)	—	—	(896.3)
Issuance of shares for acquisitions	—	—	171,756	—	490,744	—	26.5	—	—	—	—	—	26.5
Issuance of shares to directors	—	—	925	—	—	—	—	—	—	—	—	—	—
Equity issuance costs	—	—	—	—	—	—	(8.6)	—	—	—	—	—	(8.6)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(14.1)	(14.1)
Unrealized loss on derivatives	—	—	—	—	—	—	—	—	—	—	—	(2.5)	(2.5)
Minimum pension liability	—	—	—	—	—	—	—	—	—	—	—	(28.1)	(28.1)
Net loss	—	—	—	—	—	—	—	—	—	—	(44.8)	—	(44.8)

Comprehensive loss											(44.8)	(44.7)	(89.5)
Balance as of December 31, 2001	—	—	10,410,089	—	790,744	—	439.4	—	—	(595.8)	(44.8)	(89.3)	(290.5)
Issuance of shares for acquisitions	—	—	—	—	250,000	—	10.0	—	—	—	—	—	10.0
Issuance of shares to directors	—	—	875	—	—	—	—	—	—	—	—	—	—
Retirement of shares	—	—	(7,017)	—	(48,680)	—	(2.2)	—	—	—	—	—	(2.2)
Corporate reorganization	1,000	—	(10,403,947)	—	(992,064)	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	35.5	35.5
Unrealized gain on derivatives	—	—	—	—	—	—	—	—	—	—	—	3.6	3.6
Minimum pension liability	—	—	—	—	—	—	—	—	—	—	—	(28.8)	(28.8)
Net loss	—	—	—	—	—	—	—	—	—	—	(23.2)	—	(23.2)

Comprehensive loss											(23.2)	10.3	(12.9)

Balance as of December 31, 2002	1,000	—	—	—	—	—	447.2	—	—	(595.8)	(68.0)	(79.0)	(295.6)
Issuance of shares to directors	—	—	—	—	—	—	0.3	—	—	—	—		0.3
Redeemable stock	—	—	—	—	—	—	(5.0)	—	—	—	—	—	(5.0)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	48.8	48.8
Unrealized gain on derivatives	—	—	—	—	—	—	—	—	—	—	—	2.4	2.4
Minimum pension liability	—	—	—	—	—	—	—	—	—	—	—	(18.8)	(18.8)
Net loss	—	—	—	—	—	—	—	—	—	—	(44.7)	—	(44.7)

Comprehensive loss											(44.7)	32.4	(12.3)

Balance as of December 31, 2003	1,000	—	—	—	—	—	442.5	—	—	(595.8)	(112.7)	(46.6)	(312.6)
Stock option expense (unaudited)	—	—	—	—	—	—	3.4	—	—	—	—	—	3.4
Exercise of stock options (unaudited)	—	—	—	—	—	—	0.5	—	—	—	—	—	0.5
Reclassification of mandatorily redeemable common stock to additional paid-in-capital (unaudited)	—	—	—	—	—	—	5.5	—	—	—	—	—	5.5
Loan to Dresser, Ltd (unaudited)	—	—	—	—	—	—	1.6	(1.6)	—	—	—	—	—
Retirement of shares (unaudited)	—	—	—	—	—	—	(2.1)	—	—	—	—	—	(2.1)
Other (unaudited)	—	—	—	—	—	—	2.5	—	—	—	—	—	2.5
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	—	—	(6.1)	(6.1)
Unrealized loss on derivatives (unaudited)	—	—	—	—	—	—	—	—	—	—	—	(3.4)	(3.4)
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	3.8	—	3.8

Comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	—	—	3.8	(9.5)	(5.7)

Balance as of September 30, 2004 (unaudited)	1,000	$—	—	$—	—	$—	$453.9	$(1.6)	$—	$(595.8)	$(108.9)	$(56.1)	$(308.5)

The accompanying notes are an integral part of these financial statements.

DRESSER, INC.

Statements of Cash Flows

(in millions)

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Cash flows from operating activities:
Net income (loss)	$(44.8)	$(23.2)	$(44.7)	$(32.2)	$3.8
Adjustments to reconcile net loss to cash flows provided by (used in) operating activities, net of effects for acquisitions of businesses:
Depreciation and amortization	54.4	43.1	44.5	31.7	35.6
Equity in earnings of unconsolidated affiliates	(2.1)	(3.5)	(0.9)	(2.0)	(2.4)
Loss on repayment of debt	—	15.4	1.1	0.1	16.6
(Gain) loss on foreign currency exchange	1.7	0.2	(13.0)	7.1	1.7
Amortization of deferred financing fees, net of amortization of bond premium	6.9	4.9	5.5	4.5	2.8
Impairment of assets	—	1.6	5.3	4.6	0.2
Loss on sale of subsidiary	—	—	4.7	—	—
Deferred income taxes	77.6	(2.4)	(2.5)	0.4	(1.8)
Changes in operating assets and liabilities, net of acquisition of businesses
Receivables	(2.4)	63.5	(0.3)	(19.6)	(37.9)
Inventories	(55.5)	59.2	29.6	0.2	(18.0)
Accounts payable	35.1	(16.6)	18.3	10.0	23.0
Accrued expenses	(10.9)	(5.0)	31.2	39.5	20.7
Pension and other retiree benefit obligations	35.2	5.5	1.1	6.6	(0.3)
Other	(1.0)	(5.5)	(5.3)	(13.5)	(12.3)

Net cash provided by operating activities	94.2	137.2	74.6	37.4	31.7

Cash flows from investing activities:
Recapitalization transaction	(1,296.3)	—	—	—	—
Acquisition of businesses	—	—	—	—	(174.0)
Acquisition of assets	(35.6)	(21.4)	(15.4)	(15.4)	—
Capital expenditures	(36.0)	(15.2)	(30.8)	(17.8)	(36.5)
Proceeds from sale of subsidiary	—	—	24.0	—	—
Proceeds from sale of assets	—	—	—	—	4.2
Changes in restricted cash	—	(7.5)	6.8	9.7	(1.6)
Other	6.4	—	1.8	—	—

Net cash used in investing activities	(1,361.5)	(44.1)	(13.6)	(23.5)	(207.9)

Cash flows from financing activities:
Changes in affiliate activities	(4.1)	—	—	—	—
Proceeds from the issuance of long-term debt	1,020.0	256.3	—	—	172.8
Repayment of long-term debt (including current portion)	(9.3)	(313.9)	(24.1)	(8.8)	(46.9)
Net increase (decrease) in short-term notes payable	9.7	(24.0)	(12.9)	(9.1)	5.9
Payment of deferred financing fees	(62.7)	(8.3)	(2.9)	(3.9)	—
Proceeds from the issuance of stock	405.8	10.0	—	—	—
Equity issuance costs	(8.6)	—	—	—	—
Purchase of shares, net of proceeds from escrow and exercise of stock options	—	—	—	—	(1.9)

Net cash provided by (used in) financing activities	1,350.8	(79.9)	(39.9)	(21.8)	129.9

Effect of translation adjustments on cash	(1.6)	3.9	9.0	3.9	(0.6)

Net increase in cash and equivalents	81.9	17.1	30.1	(4.0)	(46.9)
Cash and cash equivalents, beginning of period	19.8	101.7	118.8	112.0	148.9

Cash and cash equivalents, end of period	$101.7	$118.8	$148.9	$108.0	$102.0

Supplemental disclosure of cash flow information (See Note 11):
Cash payments during the period for:
Interest	$48.3	$77.6	$82.5	$48.5	$44.2
Income taxes	$16.2	$21.9	$16.8	$9.0	$8.9

The accompanying notes are an integral part of these financial statements.

DRESSER, INC.

NOTES TO THE FINANCIAL STATEMENTS

(information insofar as it relates to September 30, 2004 and the nine months ended September 30, 2003 and 2004 is unaudited)

1. Organization, Basis of Presentation:

        Dresser, Inc. was originally incorporated in 1998, under the name of Dresser Equipment Group, Inc., under the laws of the state of Delaware. The certificate of incorporation was amended and restated on April 9, 2001. As used in this report, the terms "Dresser," "the Company," "we," "our" or "us" refer to Dresser, Inc. and its predecessors, subsidiaries and affiliates unless the context indicates otherwise.

        In January 2001, Halliburton Company ("Halliburton"), together with its wholly-owned subsidiary Dresser B.V., signed an Agreement and Plan of Recapitalization with DEG Acquisitions, LLC, an entity owned by affiliates of First Reserve Corporation ("First Reserve") and Odyssey Investment Partners, LLC ("Odyssey"), to effect the recapitalization of its businesses relating to, among other things, the design, manufacture and marketing of flow control, measurement systems and compression and power systems for customers primarily in the energy industry. Halliburton originally acquired the businesses as part of its acquisition of Dresser Industries, Inc. in 1998. Dresser Industries' operations consisted of the Company's businesses and certain other operating units retained by Halliburton following the consummation of the recapitalization transaction. In order to accomplish this transaction, Halliburton effected the reorganization of various legal entities that comprised the Dresser Equipment Group ("DEG") business segment of Halliburton. Simultaneously and contingent upon completion of the recapitalization, the acquisition of certain foreign entities was consummated. This transaction has been accounted for as a leveraged recapitalization. No adjustments or reevaluation of the Company's historical basis of accounting for operations were required.

        In connection with the recapitalization in April 2001, Dresser paid Halliburton approximately $1,300 million to redeem our common equity and acquire the stock of certain foreign subsidiaries from Dresser B.V. The recapitalization transaction and related expenses were financed through the issuance of $300 million of senior subordinated notes, $720 million of borrowings under our credit facility and approximately $400 million of common equity contributed by DEG Acquisitions, LLC.

        The following table contains the sources and uses of funds for the recapitalization transaction:

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Revolver(l)	$—	Cash purchase price(2)	$1,296.3
Term loan A	265.0	Rollover equity(3)	21.5
Term loan B	455.0	Cash	52.4
2001 notes	300.0	Transaction fees(4)	71.3

Total Debt	1,020.0	Total Uses	$1,441.5
Common equity	400.0
Rollover equity(3)	21.5

Total Sources	$1,441.5

(1)
Total availability of $100.0 million, subject to certain conditions, of which $62.4 million was available as of December 31, 2003.
(2)
Includes $1,038.4 million to redeem 94.9% of our common equity held by Halliburton and $257.9 million for certain of our foreign subsidiaries.
(3)
Attributable to the common equity interests in us that were retained by Halliburton.
(4)
Includes transaction fees of $30.4 million paid to affiliates of First Reserve and Odyssey, our principal shareholders.

        The transaction was structured as a recapitalization of Dresser's domestic operations and certain foreign subsidiaries of Halliburton. Because the transaction was structured as a recapitalization whereby Halliburton retained a significant ongoing ownership, no adjustments or revaluation of the Company's historic basis of accounting for operations were required.

        In accordance with the recapitalization agreement, Dresser assumed certain liabilities from Halliburton primarily related to Dresser's employees' participation in Halliburton's retirement and postretirement benefit plans. These liabilities were recorded as of the date of the recapitalization at their historical accounting basis, having the effect of increasing the recapitalization amount to Halliburton. Halliburton also retained certain Dresser liabilities as of the recapitalization date, at their historical accounting basis, principally related to specified legal and risk management matters aggregating $5.9 million. Halliburton provided other indemnifications against unrecognized contingent liabilities related to, among other things, asbestos and environmental matters (Note 16). Further, Halliburton also effected the reorganization of various legal entities of DEG. Simultaneously and contingent upon completion of the recapitalization, the acquisition of certain foreign entities was consummated for consideration of $257.9 million.

        The recapitalization was accounted for as a distribution to Halliburton out of divisional equity in amounts exceeding its historical basis as follows:

Divisional equity at April 10, 2001	$723.5
Post-benefit retirement obligations assumed by Dresser, Inc.	(59.1)
Liabilities retained by Halliburton	5.9
Effects of the reorganization	30.2
Cash paid	(1,296.3)

Dividends in excess of net book value	$(595.8)

        Our financial statements for periods presented prior to April 10, 2001 have been prepared on a carve-out basis and reflect the combined financial position, results of operations and cash flows of Dresser in accordance with accounting principles generally accepted in the United States of American ("U.S. GAAP"). The financial statements exclude certain items which were not transferred as a result of the recapitalization transaction and any financial effects from Halliburton's decision to discontinue this business segment. In addition, certain amounts in the financial statements have been estimated, allocated and pushed down from Halliburton in a consistent manner in order to depict the financial position, results of operations and cash flows of Dresser on a stand-alone basis. Halliburton allocated the costs for certain services to Dresser based on factors such as number of employees, revenues and assets, or directly charged Dresser for some services on an as-used basis. Management believes the method of allocation was reasonable. In addition, as discussed in Note 19, certain expenses associated with Dresser's participation in Halliburton's single employer post retirement benefit plans were recognized as charged to Dresser by Halliburton.

        The carve out financial position, results of operations and cash flows may not be indicative of what would have been reported if Dresser had been a stand-alone entity or had been operated in accordance with the Agreement during the periods prior to April 10, 2001. Prior to the recapitalization transaction, the financial statements reflect intercompany amounts with Halliburton as components of divisional equity.

        The financial statements subsequent to April 10, 2001 comprise the financial position, results of operations and cash flows of Dresser, Inc. and its majority-owned subsidiaries on a consolidated basis after the elimination of all significant intercompany accounts and transactions.

        The financial statements subsequent to April 10, 2001 include the accounts of the Company, its wholly-owned subsidiaries and entities in which we own a controlling interest, after the elimination of intercompany accounts and transactions. The condition for control of entities is the ownership of a majority voting interest or the ability to otherwise exercise control over the entity.

        On July 3, 2002, Dresser modified its corporate structure by forming a Delaware holding company and two Bermuda holding companies between the existing shareholders and Dresser. Dresser is now wholly owned by Dresser Holdings, Inc., a Delaware corporation. Dresser Holdings, Ltd., a Bermuda corporation, is the sole shareholder of Dresser Holdings, Inc., and Dresser, Ltd. a Bermuda corporation, is the sole shareholder of Dresser Holdings, Ltd. On July 3, 2002, the shares of Dresser were cancelled and the holders thereof became shareholders of Dresser, Ltd. Dresser Holdings, Inc. and Dresser Holdings, Ltd., have no assets or liabilities other than common stock holdings of Dresser and Dresser Holdings, Inc., respectively, conduct no operations outside of Dresser and have no transactions to date other than those incidental to their formation or insignificant equity transactions.

  Interim Financial Information

        In the opinion of management, the accompanying unaudited financial statements as of September 30, 2004 and for the nine months ended September 30, 2003 and 2004, reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and operating results of Dresser for the interim period. Additionally, September 30 information is not included in certain disclosures where information is not required for interim financial statement presentation.

2. Summary of Significant Accounting Policies:

  Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. While management believes that the estimates and assumptions used in the preparation of the financial statements are reasonable, actual results could differ from those estimates.

  Revenue Recognition

        Revenues on sales of our products, net of estimated costs of returns, allowance and sales incentives, are recognized (i) when our products are shipped to customers and title and risk of ownership transfers, the latter determined based upon the shipping terms agreed to with the customer and (ii) and when we have fulfilled all but inconsequential or perfunctory actions related to the transaction. Certain of our customer agreements provide that title transfer does not take place prior to customer acceptance and testing of the product, which may occur subsequent to delivery, in which case revenue recognition is delayed until we have obtained post-delivery customer acceptance.

        The Company provides for estimated returns and allowances based upon historical experience with customers and contractual terms that allow limited returns on product sales.

        Shipping, freight and handling costs are included in cost of revenues; amounts billed to customers for shipping, freight and handling are included in revenues. Progress billings to customers are generally shown as deferred revenue. Service revenues and software sales are not a significant component of our total revenues.

  Research and Development

        Research and development costs are charged to expense as incurred. Research and development costs, recorded as a component of selling, engineering, administrative and general expenses in the financial statements, were $26.7 million, $21.2 million, $21.9 million and $25.5 million for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2004, respectively.

  Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

  Restricted Cash

        At December 31, 2002, restricted cash represents cash held in a segregated account with the administrative agent of our credit facility. See Note 10. At December 31, 2003 and September 30, 2004, restricted cash represents amounts in foreign accounts with restrictions as to its use at that date.

  Receivables

        The Company's accounts receivable are due primarily from companies in the energy industry. Credit is extended based on evaluation of the customer's financial condition and generally collateral is not required. Accounts receivable are generally due within 30 days or under credit terms customary to the geographic region of distribution, and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment term are considered past due. The Company records an allowance on an estimated basis by considering a number of factors, including the length of time the trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become doubtful, and payments subsequently received on such receivables are credited back to bad debt expense in the period the payment is received.

        The Company factors specified customer accounts receivable, principally in Europe and Japan, on a nonrecourse basis with third parties. Upon sale of the receivables, the Company relinquishes all control over collection and retains no rights to the related receivables. Revenues are reduced by the amount of the factors' commissions. Receivables are derecognized by amounts factored at the time of sale of the receivables.

        Accounts receivable are stated at their net realizable value and include an estimated allowance for doubtful accounts of $8.9 million, $15.1 million and $13.7 million at December 31, 2002 and 2003 and September 30, 2004, respectively.

  Inventories

        Inventories are stated at the lower of cost or market. A portion of the United States inventory cost is determined using the last-in, first-out (LIFO) method. All other inventories are valued on a first-in, first-out (FIFO) or weighted average cost basis.

  Property, Plant and Equipment

        Property, plant and equipment are reported at cost less accumulated depreciation, which is generally provided using the straight-line method over the estimated useful lives of the assets of 10 to 30 years for buildings and 3 to 17 years for machinery and equipment. Some assets are depreciated using accelerated methods. Expenditures for maintenance and repairs are expensed as incurred. Expenditures for improvements that extend the life of the asset are generally capitalized. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is recognized.

        When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed. The estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash value is required.

  Equity Investments

        Our investments in unconsolidated subsidiaries include investments in six entities ranging from 2% to 50% ownership. These investments are accounted for using the equity method of accounting when we have a 20% to 50% ownership interest or have the ability to exercise significant influence over the operating and financial policies of the investee. Under the equity method, the original investments are recorded at cost and adjusted by our share of undistributed earnings or losses of the entities. Investments where we have a controlling interest are consolidated into our financial statements. If we own less than 20% and do not have the ability to exercise significant influence, the investment is accounted for under the cost method. These investments are carried at cost and are adjusted only for other-than-temporary declines in fair value.

  Variable Interest Entities

        We are required to consolidate certain variable interest entities where we are considered to be the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. Consolidation is required when, with respect to these variable interest entities, we are deemed to be the primary beneficiary as the entity that absorbs a majority of the variable interest entities' expected losses, receives a majority of the entities' expected residual returns, or both. We have carried out an assessment of potential variable interest entities and have concluded we have no ownership in any variable interest entity.

  Goodwill and Intangible Assets

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 supercedes Accounting Principles Board Opinion ("APB") No. 17, "Intangible Assets," and eliminates the requirement to amortize goodwill and intangible assets with indefinite useful lives, addresses the amortization of intangible assets with defined lives and requires that goodwill and intangible assets with indefinite useful lives be tested for impairment using the methodology described in Note 7—Goodwill and Other Intangible Assets, at least on an annual basis. Accordingly, as of January 1, 2002, we no longer amortize goodwill.

        Patents and other intangible assets are recorded at cost, less accumulated amortization. Patents and other intangible assets are amortized over their estimated useful lives, ranging from 5 to 40 years, and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

  Stock-based Compensation

        Prior to 2004, we applied Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for our stock-based plans. No stock-based compensation was reflected in our 2003 net loss, as all options granted under our stock-based compensation plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2004, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Under the modified prospective method of adoption as provided by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure", compensation cost recognized in 2004 is the same as that which would have been recognized had the recognition provisions of SFAS No. 123 been applied from their original effective date. Results for prior years have not been restated. The following table illustrates the effect on net income if we had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, to stock-based employee compensation for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and September 30, 2004. See

Note 15 for a discussion of the assumptions used in the option pricing model and estimated fair value of the employee stock options.

				Nine Months Ended September 30,
	December 31, 2001	December 31, 2002	December 31, 2003
				2003	2004
	(in millions, except per share amounts)
Net income (loss) as reported	$(44.8)	$(23.2)	$(44.7)	$(32.2)	$3.8
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	—	—	3.4
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1.0)	(1.4)	(0.8)	(1.0)	(3.4)

Pro forma net income (loss)	$(45.8)	$(24.6)	$(45.5)	$(33.2)	$3.8

Net income (loss) per share
Basic and diluted—as reported	$(47,300)	$(23,300)	$(44,700)	$(32,200)	$3,800

Basic and diluted—pro forma	$(48,363)	$(24,674)	$(45,500)	$(33,200)	$3,800

  Income Taxes

        Deferred income tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized by reviewing all available positive and negative evidence, including the Company's past and current earnings, future projections and market conditions. A valuation allowance is applied against deferred tax assets to the extent it is more likely than not that such assets will not be realized.

  Product Warranties

        We offer warranties on the sale of certain of our products and record an accrual for estimated future claims. Such accruals are based upon historical experience and management's estimate of the level of future claims. In conjunction with our acquisition of the Nuovo Pignone distribution business, we assumed approximately $1.7 million of accrued warranties. The following table shows the activity of our warranty accrual for the years ended December 31, 2002 and December 31, 2003 and for the nine months ended September 30, 2003 and September 30, 2004.

			Nine Months Ended September 30,
	December 31, 2002	December 31, 2003
			2003	2004
	(in millions)
Balance at the beginning of the period	$19.8	$18.9	$18.9	$26.9
Accruals for warranties issued during the period	21.6	23.3	13.8	16.4
Changes in accruals related to pre-existing warranties	(2.6)	3.8	2.5	2.0
Settlements made (in cash or in kind) during the period	(19.9)	(19.1)	(12.7)	(18.7)

Balance at the end of the period	$18.9	$26.9	$22.5	$26.6

  Pension and Postretirement Benefit Obligations

        Determination of the value of the pension and postretirement benefit liabilities is based on estimates made by management in consultation with actuaries. Inherent in these valuations are key assumptions including discount rates, market value of plan assets, expected return on plan assets, life expectancy and assumed rate of increase in wages or in healthcare costs. Current market conditions, including changes in rates of return, interest rates and medical inflation rates are considered in selecting these assumptions. Changes in the related pension and postretirement benefit costs may occur in the future due to changes in the assumptions used and changes resulting from fluctuations in our related headcount.

  Derivative Instruments

        On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, No. 138 and No. 149. As a result of the adoption of these standards, we recognize all derivative financial instruments, such as interest rate swap contracts and foreign exchange contracts, in the financial statements at fair value. Changes in the fair value of derivative financial instruments are either recognized in income or in shareholders' (deficit) equity as a component of comprehensive income (loss) depending on whether the derivative financial instrument qualifies for hedge accounting. Changes in fair values of derivatives accounted for as hedges, to the extent they are effective as hedges, are recorded in other comprehensive income (loss) net of deferred taxes. When it is determined that a derivative is not or has ceased to be highly effective as a hedge, we discontinue hedge accounting. We also discontinue hedge accounting prospectively when (1) we determine that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) we determine that designating the derivative as a hedging instrument is no longer effective. Changes in fair value of derivatives not qualifying as hedges are reported as gains or losses in results of operations.

  Foreign Currency Translation

        Foreign entities whose functional currency is the United States dollar translate monetary assets and liabilities at year-end exchange rates and non-monetary items at historical rates. Revenue and expense amounts are translated at the average rates in effect during the year, except for depreciation and cost of product sales, which are translated at historical rates. Gains or losses from changes in exchange rates are recognized in the statement of operations in the year of occurrence. Foreign entities whose functional currency is the local currency translate net assets at year-end rates and revenue and expense amounts at average exchange rates. Adjustments resulting from these translations are reflected in the financial statements as a component of other comprehensive income (loss) in shareholders' equity (deficit).

  Mandatorily Redeemable Common Stock

        Certain members of management own common stock of Dresser, Ltd, our parent company, subject to mandatory redemption in the event of their termination or resignation. Certain other shareholders can elect to have the Company repurchase their shares based on a pre-determined amount in connection with an acquisition in 2001. Inasmuch as the obligations under this agreement are outside of the control of the Company and can only be met through the financial resources of the Company, the mandatorily redeemable common stock obligations are reflected in our financial statements outside of shareholders' (deficit) equity.

  Dividends in Excess of Net Book Value

        In connection with the leveraged recapitalization, dividends in excess of the net book value of the Company at April 10, 2001 were paid and/or settled with Halliburton (Note 1). The excess of dividends to Halliburton over the net book value of the Company at that date is reflected in our financial statements as a permanent reduction of shareholders' (deficit) equity in the amount of $595.8 million.

  Retained Deficit

        Prior to our leveraged recapitalization, the Company was organized as a division within Halliburton and our accounts reflected divisional equity, all of which were a component of the dividend to Halliburton in connection with the leveraged recapitalization (Note 1). Accordingly, our retained deficit reflects the cumulative earnings activity of the Company since April 10, 2001.

  Comprehensive Income

        Comprehensive income (loss) includes net income (loss), foreign currency translation adjustments, amounts relating to cash flow hedges and minimum pension liability adjustments.

  Income (Loss) Per Share

        We compute basic and diluted income (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic income (loss) per share is determined by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is determined by dividing the net income (loss) by the weighted average number of common shares and potential common shares outstanding during the period. The Company had no potential common shares outstanding for any of the periods presented.

        Share and per share data give retroactive effect to the corporate reorganization which occurred in July 2002 as if the reorganization occurred as of the date of our recapitalization in April 2001.

        The following is a reconciliation between basic and diluted weighted average shares:

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(in millions, except share and per share amounts)
Numerator:
Net income (loss) allocable to common shareholders	$(44.8)	$(23.2)	$(44.7)	$(32.2)	$3.8
Denominator:
Effect of common stock:
Basic and diluted weighted average shares of common stock	947	997	1,000	1,000	1,000
Basic income (loss) per share	$(47,300)	$(23,300)	$(44,700)	$(32,200)	$3,800

Effect of dilutive securities:	—	—	—	—	—
Diluted income (loss) per share	$(47,300)	$(23,300)	$(44,700)	$(32,200)	$3,800

  Contingencies

        In the ordinary course of business, we are involved in legal proceedings or claims involving contractual and employment relationships, product liability claims, trademark rights, environmental and a variety of other matters. We record contingent liabilities resulting from claims against us when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third party claimants and courts and indemnification provisions. Therefore, actual losses in future periods are inherently uncertain.

  Significant Fourth Quarter Adjustments

        We had significant adjustments to results of operations reported in the fourth calendar quarter of 2003, aggregating $10.0 million decrease to pre-tax income and a $2.4 million decrease to income tax expense, and of 2001, aggregating $7.8 million decrease to pre-tax income. We evaluated the effect of these adjustments and concluded the quarter to which the adjustments apply is indeterminate or the effect of the adjustments to prior quarters, where determinable, is not significant to the Company, as a whole or within any segment, in any quarter. The following table presents the effect of our significant adjustments on each of our segments.

Flow control	$(7.3)
Measurement systems	(1.6)
Compression and power systems	—
Corporate and other, net	(1.1)

Pre-tax income effect	$(10.0)

  Segment Information

        We aggregate our business units reported to our chief operating decision makers under three reportable segments: flow control, measurement systems and compression and power systems. The business segments are organized around the products and services provided to the customers each serves. The business units aggregated share like businesses, operational and economic features.

  Reclassification

        Certain prior year information has been reclassified to conform to the current year presentation.

  Recent Accounting Pronouncements

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. An entity shall recognize the cumulative effect of adoption of SFAS No. 143 as a change in accounting principle. We adopted this statement as of January 1, 2003. This statement had no material impact on our results of operations or financial position.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 supersedes guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company elected early adoption of SFAS No. 146 as of July 2002. See Note 3 for disclosure of our costs associated with exit activities.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation supercedes FIN 34 "Disclosure of Indirect Guarantee of Indebtedness of Others." FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. It also requires that a guarantor recognize a liability, at the inception of a guarantee, for the fair value of the obligation undertaken in issuing the guarantee. The initial measurement and recognition provisions of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for interim or annual periods ending after December 15, 2002. The adoption of the measurement and recognition provisions of this interpretation did not have a material impact on our results of operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are in effect for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The transition guidance provided in the statement had no impact on our results of operations or financial position through December 31, 2003 as we elected not to change the accounting of our stock based compensation. Effective January 1, 2004, we adopted the fair value recognition provisions of SFAS No. 123. Under the modified prospective method of adoption as provided by SFAS No 148, compensation cost recognized in 2004 is the same as that which would have been recognized had the recognition provisions of SFAS No. 123 been applied from their original effective date. Results for prior years have not been restated.

        In April 2002, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, the statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. The statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS No. 149 should be applied prospectively. Adoption of the provisions of SFAS No. 149 did not have a material effect on our results of operations or financial position.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51, "Consolidated Financial Statements" (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN 46 (revised December 2003) "Consolidation of Variable Interest Entities" ("Fin 46R") to address certain FIN No. 46 implementation issues. FIN 46R provides guidance related to evaluating, identifying and reporting of variable interest entities (VIEs), including entities commonly referred to as special purpose entities (SPEs). FIN 46R requires us to consolidate certain VIEs if we are deemed to be the primary beneficiary, defined in FIN 46R, as the entity that absorbs a majority of the VIEs expected losses, receives a majority of the entity's expected residual returns or both.

        The provisions of FIN 46R are effective for Dresser as of the date of the initial filing of Form S-1 for all VIEs subject to FIN 46R. Based on our evaluation completed prior to our initial filing of Form S-1, the

Company does not believe it has ownership in any variable interest entities. Therefore, the adoption of FIN 46R had no impact on the financial position, results of operations or cash flows of the Company. However, in future periods the Company will apply the consolidation or disclosure requirements of FIN 46R if it should own any interest deemed to be a variable interest.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The statement establishes standards for how an issuer classifies and measures certain financial instruments that are within its scope as a liability. Many of those instruments were previously classified as equity. SFAS No. 150 is to be implemented by reporting a cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We adopted the statement in accordance with the pronouncement. The statement had no material impact on our results of operations or financial position.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." The standard requires that companies provide more details about their plan assets, benefit obligations, cash flow, benefit costs and other relevant information. The guidance is effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003. The Company has adopted this standard for the year ended December 31, 2003 for domestic pension plans. SFAS No. 132 becomes effective for disclosures relating to foreign pension plans for fiscal years ending after June 15, 2004.

        In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 104 "Revenue Recognition". SAB 104 revises portions of SAB 101, "Revenue Recognition in Financial Statements" to include the guidance from Emerging Issues Task Force EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." The adoption of SAB 104 did not have a material effect on the Company's financial position or results of operations.

        In January 2004, the FASB issued FSP No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" which was amended by FSP 106-2 in May 2004 and is effective as of the first interim or annual period beginning after June 15, 2004. We adopted FSP 106-2 as of April 2004. FSP 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers who provide prescription drug coverage for retirees eligible for Medicare. We recognized the effect of the new retiree prescription drug benefit covered by Medicare, and as a result, recorded a net benefit of $1.6 million in the second quarter of 2004, which was reflected as a reduction of selling, engineering, administrative and general expense. The availability of the new Medicare drug coverage decreased our accumulated postretirement benefit obligation by approximately $27.7 million. We have elected not to apply for federal subsidies eligible under the Act.

3. Restructuring and Other Exit Activities

        We have initiated restructuring programs affecting several business units in an effort to obtain manufacturing efficiencies and cost savings. In 2002, we discontinued several small product lines and implemented a company-wide reduction in our workforce. In 2003, we eliminated five of our manufacturing facilities through consolidations and outsourced manufacturing at one additional site. In accordance with SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" we recognize costs associated with exit or disposal activities as incurred rather than at the date of a commitment to an exit or disposal plan.

        In connection with these activities, as described above, we incurred certain restructuring charges related to termination benefits as we terminated 707 employees. We also incurred impairment charges with respect to certain assets, related to machinery, goodwill, and capitalized designs. These costs have been reflected in cost of revenues and selling, engineering, administrative and general expenses. The restructuring charges are as follows:

        During 2002, we incurred approximately $6.0 million in costs as a result of our decision to:

  (1)
  consolidate manufacturing of our standard design rotary blower products at our Houston, Texas manufacturing plant and downsize our Connersville, Indiana facility;

  (2)
  cease manufacturing fuel dispensers at a Canadian manufacturing facility and consolidate North American fuel dispenser manufacturing in our Austin, Texas facility;

  (3)
  discontinue several small product lines; and

  (4)
  implement a company-wide reduction in our workforce.

        We incurred charges of approximately $4.0 million for inventory markdowns associated with these activities. These costs have been reflected in costs of revenues in our statements of operations for the year ended December 31, 2002. The restructuring charges incurred in 2002 are as follows:

Description	Restructuring Charge	Cash Payments	Non-Cash Charges	Accrued at December 31, 2002
	(in millions)
Consolidate manufacturing of standard rotary blower
Termination benefits	$0.2	$(0.2)	$—	$—
Cease fuel dispenser manufacturing at a Canadian facility
Termination benefits	0.5	(0.5)	—	—
Discontinuation of several product lines
Termination benefits	0.9	(0.5)	—	0.4
Write-down of other assets	0.5	—	(0.5)	—
Write-down of machinery	0.1	—	(0.1)	—
Write-down of goodwill	0.2	—	(0.2)	—

Company-wide reduction in force
Termination benefits	3.6	(1.7)	—	1.9

Total	$6.0	$(2.9)	$(0.8)	$2.3

        All of the restructuring charges accrued for at December 31, 2002 were paid in 2003. In 2003, we incurred approximately $21.4 million in costs as a result of a decision to:

  (1)
  consolidate a valve operation in Germany (EDG) into an existing facility in Italy;

  (2)
  consolidate an instrument operation in Shelton, Connecticut into an existing facility in Stratford, Connecticut;

  (3)
  consolidate an instrument operation in Berea, Kentucky with existing operations in Brazil into a new facility in Sao Caetano, Brazil;

  (4)
  consolidate a retail fueling dispenser manufacturing operation in Germany into an existing facility in Sweden;

  (5)
  consolidate two Canadian retail fueling dispenser plant operations;

  (6)
  consolidate certain flow control operations in Houston, Texas into a new facility;

  (7)
  outsource the manufacturing of certain blowers;

  (8)
  consolidate a control valve operation in Burlington, Canada into existing facilities; and

  (9)
  continue a reduction in our workforce.

        Accrued liabilities at September 30, 2004 related to the 2003 restructuring initiatives are as follows:

Description	Restructuring Charge	Cash Payments	Non-Cash Charges	Accrued at December 31, 2003	Cash Payments	Accrued at September 30, 2004
	(in millions)
Consolidate EDG operations
Termination benefits	$0.4	$(0.4)	$—	$—	$—	$—
Write-down of fixed assets	0.1	—	(0.1)	—	—	—
Other exit activities	0.1	(0.1)	—	—	—	—
Consolidate Shelton operations
Termination benefits	0.7	(0.7)	—	—	—	—
Write-down of fixed assets	0.7	—	(0.7)	—	—	—
Other exit activities	1.2	(1.2)	—	—	—	—
Consolidate Berea operations
Termination benefits	1.8	(0.3)	—	1.5	(1.5)	—

Other exit activities	0.1	(0.1)	—	—	—	—
Consolidate German retail fueling operations
Termination benefits	6.0	(2.8)	—	3.2	(2.6)	0.6
Write-down of fixed assets	0.6	—	(0.6)	—	—	—
Consolidate Canadian retail fueling operations
Termination benefits	0.5	(0.5)	—	—	—	—
Outsource the manufacturing of certain blowers
Termination benefits	1.7	—	—	1.7	(0.2)	1.5
Other exit activities	0.2	(0.1)	—	0.1	(0.1)	—
Consolidate Burlington operations
Termination benefits	0.8	—	—	0.8	(0.8)	—
Other exit activities	0.2	(0.2)	—	—	—	—
Consolidate Houston operations
Termination benefits	1.3	—	—	1.3	(1.3)	—
Write-down of fixed assets	1.5	—	(1.5)	—	—	—
Other exit activities	0.3	(0.3)	—	—	—	—
Company wide reduction in force
Termination benefits	3.2	(3.0)	—	0.2	—	0.2

Total	$21.4	$(9.7)	$(2.9)	$8.8	$(6.5)	$2.3

        We incurred $6.5 million of restructuring charges for the nine months ended September 30, 2004. Restructuring charges of $0.6 and $5.9 million have been reflected in cost of revenues and selling, engineering, general and administrative expenses, respectively, for the nine months ended September 30, 2004 in our condensed statements of operations. During the first nine months of 2004, we incurred costs in connection with the continuation of:

  (1)
  a consolidation of an instrument operation in Berea, Kentucky with existing operations in Brazil into a new facility in Sao Caetano, Brazil;

  (2)
  a consolidation of a control valve operation in Burlington, Canada into existing facilities;

  (3)
  a consolidation of certain flow control operations in Houston, Texas into a single new facility;

  (4)
  a consolidation of a retail fueling dispenser manufacturing operation in Germany into an existing facility in Sweden; and

  (5)
  the decision to outsource the manufacturing of certain blowers.

        The costs associated with these actions for the nine months ended September 30, 2004 are as follows:

Description	Restructuring Charge	Cash Payments	Non-Cash Charges	Accrued at September 30, 2004
	(in millions)
Consolidate Berea operations
Other exit activities	$0.3	$(0.1)	$(0.2)	$—
Consolidate Burlington operations
Termination benefits	2.6	(1.3)	—	1.3
Consolidate Houston operations
Termination benefits	0.1	(0.1)	—	—
Other exit activities	3.0	(2.9)	—	0.1
Consolidate German retail fueling operations
Other exit activities	0.2	(0.2)	—	—
Outsource the manufacturing of certain blowers
Termination benefits	0.1	—	—	0.1
Other exit activities	0.2	(0.2)	—	—

Total	$6.5	$(4.8)	$(0.2)	$1.5

        Details regarding restructuring charges by segment are as follows:

	Restructuring Charge	Cash Payments	Non-Cash Charges	Accrued at end of period
2002
Flow control	$3.9	$(1.4)	$(0.8)	$1.7
Measurement systems	1.4	(0.8)	—	0.6
Compression and power systems	0.7	(0.7)	—	—

Total at December 31, 2002	$6.0	$(2.9)	$(0.8)	$2.3

2003
Flow control	$10.2	$(4.3)	$(2.3)	$3.6
Measurement systems	8.0	(4.0)	(0.6)	3.4
Compression and power systems	3.2	(1.4)	—	1.8

Total at December 31, 2003	$21.4	$(9.7)	$(2.9)	$8.8

2004
Flow control	$6.0	$(4.4)	$(0.2)	$1.4
Measurement Systems	0.2	(0.2)	—	—
Compression and power systems	0.3	(0.2)	—	0.1

Total at September 30, 2004	$6.5	$(4.8)	$(0.2)	$1.5

4. Inventories:

        Inventories on the last-in, first-out (LIFO) method represented $49.3 million, $58.9 million and $64.0 million of our inventories as of December 31, 2002 and 2003 and September 30, 2004, respectively. The excess of FIFO costs over LIFO costs at December 31, 2002 and 2003 and September 30, 2004, were $70.2 million, $69.9 million and $69.9 million, respectively. The effect on cost of revenues and operating income of liquidating historical LIFO layers was not significant in any of the periods ended December 31, 2001, 2002, 2003 or September 30, 2004. Inventories are summarized as follows:

	December 31, 2002	December 31, 2003	September 30, 2004
	(in millions)
Finished products and parts	$222.3	$188.5	$231.8
In-process products and parts	75.1	92.4	104.6
Raw materials and supplies	72.8	79.3	71.7

Total inventory	$370.2	$360.2	$408.1

Less:
LIFO reserve	(70.2)	(69.9)	(69.9)

Inventories	$300.0	$290.3	$338.2

5. Property, Plant and Equipment

        Property, plant and equipment consisted of the following:

	December 31, 2002	December 31, 2003	September 30, 2004
	(in millions)
Land and land improvements	$15.7	$16.4	$18.9
Buildings	162.9	184.6	176.6
Machinery and equipment	579.0	615.4	633.0

Total property, plant and equipment	$757.6	$816.4	828.5
Less:
Allowance for depreciation and amortization	(548.7)	(608.3)	(601.6)

Property, plant and equipment	$208.9	$208.1	$226.9

        Depreciation expense totaled $42.3 million, 41.3 million and $42.2 million and $35.6 million, for the periods ended December 31, 2001, 2002, 2003 and September 30, 2004, respectively. Capitalized purchased software for the years ended December 31, 2001, 2002 and 2003 totaled $0.5 million, $0.5 million and $12.8 million, respectively.

6. Goodwill and Other Intangible Assets

        Under SFAS No. 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. A reporting unit is an operating segment or one level below an operating segment referred to as a component. The Flow Control segment has five reporting units: On/Off Valves, Control Valves, Pressure Relief, NGS, and Instruments; Measurement Systems has one reporting unit: Wayne, and Compression and Power Systems has two reporting units: Waukesha and Roots. There is also a reporting unit for the corporate segment.

        In performing its impairment analysis under SFAS 142, the Company completes a two step process to determine the amount of the impairment. The first step involves comparison of the fair value of the reporting unit to the carrying value to determine if any impairment exists. The second step involves comparison of the implied fair value of the goodwill to the carrying value of the goodwill. The implied fair value of the goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In calculating an impairment charge, the fair value of the impaired reporting units underlying the segments are estimated using discounted cash flow methodology or recent comparable transactions.

        The Company completed its transitional impairment analysis as required by SFAS No. 142 as of January 1, 2002 in the second quarter of 2002. Additionally, the Company's annual impairment analysis was performed in the fourth quarter of 2002 and 2003. Based on our impairment tests, we determined there was no impairment of our goodwill.

        A summary of the changes in goodwill, by segment is as follows

	Flow Control	Measurements Systems	Compression and Power Systems	Other/ Corporate	Total
	(in millions)
Balance as of January 1, 2002	$250.6	$13.3	$—	$—	$263.9
Goodwill attributable to businesses acquired	21.3	0.2	—	—	21.5
Other	(0.2)	—	—	—	(0.2)
Changes attributable to foreign currency	14.5	0.8	—	—	15.3
Balance as of December 31, 2002	$286.2	$14.3	$—	$—	$300.5
Goodwill attributable to businesses sold	(10.4)	—	—	—	(10.4)
Changes attributable to foreign currency	24.2	0.9	—	—	25.1

Balance as of December 31, 2003	$300.0	$15.2	$—	$—	$315.2

        Intangible assets consist of the following:

	December 31, 2002
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in millions)
Intangible assets subject to amortization
Patents and trademarks	$6.9	$(4.4)	$2.5
Customer lists and other	6.8	(3.1)	3.7

Total amortizing intangible assets	$13.7	$(7.5)	$6.2

Intangible assets not subject to amortization Goodwill			$300.5

	December 31, 2003
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in millions)
Intangible assets subject to amortization
Patents and trademarks	$7.3	$(5.8)	$1.5
Customer lists and other	11.0	(5.5)	5.5

Total amortizing intangible assets	$18.3	$(11.3)	$7.0

Intangible assets not subject to amortization Goodwill			$315.2

        Amortization expense related to intangible assets subject to amortization was $7.6 million, $1.6 million, $2.3 million and $3.0 million for the years ended December 31, 2001, 2002, 2003 and for the nine months ended September 30, 2004, respectively. During 2003, selling, engineering, general and administrative expenses includes the write off of the unamortized portion of a patent totaling $0.3 million as the patent is no longer being utilized by the Company.

        The annual estimated future amortization expense for intangible assets for each of the five succeeding years as of December 31, 2003 is as follows

Year ending December 31,	(in millions)
2004	$1.6
2005	1.3
2006	1.2
2007	0.8
2008	0.6

        The following table provides comparative net income information had goodwill amortization been excluded for all periods presented.

	December 31, 2001	December 31, 2002	December 31, 2003
	(in millions, except per share amounts)
Net loss	$(44.8)	$(23.2)	$(44.7)
Goodwill amortization, net of tax	6.1	—	—

Adjusted net loss	$(38.7)	$(23.2)	$(44.7)

Net loss per share—basic and diluted
Reported net loss per share	$(47,300)	$(23,300)	$(44,700)
Goodwill amortization per share, net of tax	6,441	—	—

Adjusted net loss per share	$(40,859)	$(23,300)	$(44,700)

7. Accrued Expenses

        Accrued expenses at December 31, 2002, 2003 and September 30, 2004 consisted of the following:

	December 31, 2002	December 31, 2003	September 30, 2004
	(in millions)
Warranty	$18.9	$26.9	$26.6
Interest	17.2	13.8	24.9
Taxes	14.2	22.8	26.0
Derivative instruments	3.2	3.6	2.2
Contingent earn-out obligation	9.6	—	—
Restructuring charges	2.3	8.8	3.8
Other accrued liabilities	30.6	42.3	49.4

Total	$96.0	$118.2	$132.9

8. Acquisitions and Dispositions:

Research and Development Technology

        In September 2004, we acquired several engines and core technology from Wartsila France SAS, for $12.3 million. The technology and engines were purchased for the purpose of advancing the development of new engine designs. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 2 "Accounting for Research and Development Costs", items acquired for a particular research and development project that have no alternative future use should be expensed at the time the costs are incurred. As a result, we recognized $12.3 million of expense in the third quarter, which was reflected in selling, engineering, administrative and general expense in our compression and power systems segment.

Nuovo Pignone

        On June 4, 2004, we completed the purchase of the distribution business of Nuovo Pignone S.p.A., a subsidiary of General Electric Company, for approximately $170 million and approximately $1.5 million in direct acquisition costs. The purchased business includes a retail fueling distribution operation, comprised of gasoline, liquefied petroleum gas and compressed natural gas dispenser products and services, and a gas meters operation, which manufactures and markets certain natural gas meters. This business generated $151.4 million of revenues in the year ended December 31, 2003. The acquisition is expected to substantially improve our market share in retail fueling, be complementary from a customer, product and geographical perspective and provide us with substantial cost saving opportunities. To finance the cash consideration related to the acquisition, we obtained additional borrowings under our credit facility in the amount of $175 million, which included $2.8 million of capitalized financing fees. The results of operations for this business are reflected in our measurement systems segment as of the beginning of June 2004.

        We have accounted for the acquisition under the purchase method of accounting for business combinations and have preliminarily allocated the purchase price to the assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. We have determined the existence of certain patents, trademarks, trade names and other intangibles and have assessed a preliminary value of approximately $13.7 million. We are in the process of obtaining third party valuations for certain assets and assessing certain liabilities and income taxes attributed to the transaction. We expect to complete our assessment by the end of 2004. The results of these valuations may impact our preliminary allocation of the purchase price. In addition, the purchase and sale agreement we entered into related to the acquisition allows for a post-closing adjustment period of 165 days after the closing date to calculate and finalize any net working capital adjustments, unless extensions of time are agreed to by both parties. We expect to complete our net working capital calculation by the end of 2004. While the allocation of the purchase price may be impacted by the net working capital calculation and other valuation analysis, we do not believe any resulting adjustments will have a material impact on the purchase price allocation or on the Company as a whole.

        The following table summarizes our preliminary allocation of the purchase price to the assets acquired and liabilities assumed at the date of acquisition.

(in millions)
Accounts receivable	$67.3
Inventory	33.4
Other	0.7

Total current assets	101.4
Property, plant and equipment	22.1
Goodwill, deferred income taxes and intangible assets	98.2

Total assets acquired	$221.7

Accounts payable	$(39.9)
Accrued expenses	(7.2)

Total current liabilities	(47.1)
Employee benefits	(3.1)

Total liabilities	$(50.2)

Net assets acquired, including direct acquisition costs of $1.5 million	$171.5

        The following selected unaudited pro forma information represents our consolidated results of operations on a pro forma basis for the three and nine months ended September 30, 2003 and 2004, as if we acquired the Nuovo Pignone distribution business as of the beginning of each period presented:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2003	2003	2004
	(in millions, except per share amounts)
Revenues	$453.8	$1,300.9	$1,507.6
Net loss	$(9.6)	$(39.0)	$(1.7)
Basic and diluted loss per share	$(9,600)	$(39,000)	$(1,700)

LVF

        Effective December 16, 2003, we sold the capital stock of LVF S.p.A., our wholly-owned subsidiary, to the former managing director of LVF S.p.A., for a total purchase price of approximately $24.0 million, (20.7 million Euros at an exchange rate of 1.1605) and the assumption of approximately $5.5 million in debt. We incurred a net loss on the transaction of approximately $4.7 million, which is included in other income (expense) in the accompanying statement of operations. The sale of LVF S.p.A. was consummated pursuant to a share purchase agreement dated November 7, 2003 between LVF Holding S.r.l., our wholly-owned subsidiary, and the former managing director. The effect of the sale of LVF on results of continuing operations was not significant.

Tokheim

        In March 2003, we acquired certain assets of Tokheim North America and its MSI business unit for cash consideration of $15.0 million and assumed liabilities. In addition, we entered into a transition services agreement. As a result of the acquisition, we recorded approximately $2.5 million in intangible assets. The intangible assets are amortized over five years on an accelerated basis and are included in our measurement systems segment. In addition, we incurred $3.4 million of due diligence costs related to portions of the business not acquired, which were expensed.

Modern

        On April 5, 2002, we acquired the net assets of Modern Supply Company, Inc., Ponca Fabricators, Inc. and Quality Fabricators, Inc. (the "Modern Acquisition"). The results of operations for the Modern Acquisition have been included in the financial statements since that date. The businesses of the Modern Acquisition were principally engaged in the business of distributing, repairing and servicing our small diameter ball valve, gate valve, check valve and actuation products in the United States market. With the Modern Acquisition, we established more direct control of the distribution and marketing channel for small valves and spare parts, consistent with our strategy of expanding and developing the service and aftermarket business of our flow control segment. The purchase price was approximately $28.5 million. We paid cash of $21.4 million, including $0.5 million of closing costs, and assumed $7.1 million in debt. In connection with the acquisition, we recorded approximately $14.9 million in goodwill which we assigned to our flow control segment. The total amount of goodwill recorded is expected to be deductible for tax purposes.

        Additionally, in April 2002, we issued 250,000 shares of class B common stock to DEG Acquisitions, LLC for $10.0 million. The proceeds were used to finance the Modern Acquisition.

Entech

        In the second quarter of 2001, we completed the acquisition of Entech Industries, Inc. ("Entech"), a valve manufacturer with operations based in four European countries owned substantially by affiliates of First Reserve. Entech comprised five business units engaged in the design, manufacture and distribution of valves engineered for the oil & gas production and transmission, petrochemical and power industries. Entech's business lines are reflected in our flow control segment. We acquired Entech for approximately $74.4 million, which consisted of approximately $29.5 million in cash, $16.3 million in assumed debt and $28.6 million in Dresser common stock. 27,908 shares issued were subject to redemption at the option of the shareholders on or after February 1, 2004. Subsequent to the closing, $2.1 million in stock, which was held in escrow was returned to the Company as settlement for certain provisions contained in the purchase agreement. In connection with the acquisition, we recorded goodwill of approximately $41.5 million in June 2001, which was being amortized on a straight-line basis over 20 years prior to our adoption of SFAS No. 142. We also assumed a pre-existing contingent earn-out obligation. We recognized a liability in December 2002 of $9.6 million, consisting of additional goodwill of $6.4 million and compensation expense of $3.2 million associated with the earn-out.

9. Supplemental Cash Flow Disclosures:

        During 2001, 2002 and 2003, we paid cash of $35.6 million, $21.4 million and $15.4 million, respectively, for acquisitions (including acquisitions disclosed in Note 8), excluding the recapitalization. Additionally, we issued $28.6 million in stock in 2001. The following represents assets acquired and liabilities assumed during these periods.

	2001	2002	2003
Receivables	$18.3	$4.3	$5.9
Inventories	21.3	12.8	5.9
Other current assets	0.1	—	—
Long-term receivables and other assets	1.6	—	5.9
Property, plant and equipment	19.0	0.2	1.1
Goodwill	45.0	14.9	—

Assets acquired	105.3	32.2	18.8
Accounts and notes payable	(23.0)	(3.7)	(0.5)
Accrued expenses	(12.5)	—	(2.9)
Long-term debt	(5.6)	(7.1)	—

Liabilities assumed	$(41.1)	$(10.8)	$(3.4)
Value of stock issued	(28.6)	—	—

Cash paid for net assets acquired	$35.6	$21.4	$15.4

        Other non cash investing and financing activities:

        Capital lease obligations of $5.5 million were entered into for the leases of machinery and equipment for the year ended December 31, 2003.

        For the nine months ended September 30, 2004 we (1) refinanced long-term debt, net of transaction fees for $381.6 million, (2) incurred deferred financing fees related to the acquisition of Nuovo Pignone in the amount of $2.8 million and (3) reclassified $5.5 million of mandatorily redeemable common stock to additional paid-in-capital.

10. Debt:

  Short-Term Debt

        At December 31, 2002 and 2003, we had $19.2 million and $2.9 million respectively, of notes payable to various banks with interest rates ranging from 2.0% and 14.9% and 2.7% to 10.0%, respectively. The weighted average interest rate at December 31, 2002 and 2003 was approximately 3.7% and 3.2%, respectively.

  Long-Term Debt

        A summary of our outstanding long-term borrowings at December 31, 2002 and 2003, and September 30, 2004 consisted of the following:

Description	2002	2003	2004	Amortization		Interest Rate		Maturity
	(in millions)
9 3/8% Notes	$550.0	$550.0	$550.0	None		9.375%	(1)	April 15, 2011
Premium on 9 3/8% Notes	5.7	5.0	4.5		(2)	—		April 15, 2011
Tranche B(3)	404.1	381.6	—
Tranche C	—	—	390.0			LIBOR + 2.5%		April 10, 2009
Unsecured Term Loan	—	—	125.0			LIBOR + 3.5%		March 1, 2011
Other(4)	4.6	7.5	6.0	Various			(5)		(6)

	964.4	944.1	1,075.5

Less: Current portion	(1.1)	(2.7)	(3.0)

Long term debt	$963.3	$941.4	$1,072.5

(1)
The effective interest rate of the 9 3/8% Notes was 9.16%, 9.17% and 9.17% for the years ended December 31, 2002, 2003 and September 30, 2004, respectively.

(2)
The premium on the 9 3/8% Notes is being amortized on the effective interest rate method over the term of the 9 3/8% Notes and is reflected as a reduction to interest expense.

(3)
The Tranche B term loan was paid in full in March 2004.

(4)
Includes $1.6 million, $4.5 million and $3.7 million in capital lease obligations at December 31, 2002, 2003 and September 30, 2004, respectively.

(5)
The interest rates range from 2.2% to 8.3%.

(6)
Maturity dates of the loans range from 2006 to 2008.

        In connection with the recapitalization transaction, we issued $300.0 million in 9 3/8% senior subordinated notes and obtained a credit facility. The notes may be redeemed beginning April 15, 2006. The initial redemption price is 104.688% of the principal amount plus accrued interest. The redemption price will decline each year after 2006 and will be 100.0% of the principal amount, plus accrued interest, beginning on April 15, 2009. In addition, before April 15, 2004, we may redeem up to 35% of the notes at a redemption price of 109.375% of their principal amount, plus accrued interest. We may redeem the notes only if after such redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding. Upon a change of control, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued interest. The wholly-owned domestic subsidiaries of Dresser, Inc. guarantee the notes (Note 20).

        In March 2002, we issued an additional $250.0 million of 9 3/8% senior subordinated notes due 2011 under the indenture that governs the 2001 notes. The notes were issued at 102.5% of their principal amounts plus accrued interest from October 15, 2001. We recorded a $6.3 million premium, which is amortized over the term of the notes, and recorded as a reduction to interest expense. The net proceeds were used to repay existing indebtedness under the Tranche A term loans of the credit facility. Deferred financing charges incurred with the issuance were $6.1 million, which is amortized over the term of the notes and recorded as an increase in interest expense.

        Under our credit facility, we obtained a six-year $165.0 million Tranche A U.S. term loan facility and a six-year Tranche A Euro term loan facility in an amount equivalent to $100.0 million. In addition, we obtained an eight-year $455.0 million Tranche B term loan facility and a six-year $100.0 million revolving credit facility to be utilized for working capital requirements and other general corporate purposes. As of December 31, 2003 there was $62.4 million available under the revolving credit facility; amounts outstanding under letters of credit were $37.6 million.

        During 2002, we used the proceeds from the March 2002 note offering and made two additional optional prepayments on our credit facility of $53.0 million to extinguish our Tranche A term loans and repay a portion of our Tranche B term loan. As a result of these payments on our credit facility, we recorded a loss of $15.4 million, which represented the write-off of a portion of the unamortized deferred financing fees. These losses have been reflected as interest expense in our statements of operations.

        As a condition of one of the amendments to our credit facility in December 2002, we deposited $7.5 million in a segregated account with the administrative agent of our credit facility. Those funds were applied, at our option, to our Tranche B term loan on January 10, 2003. At December 31, 2002, these funds were reflected as restricted cash on our balance sheet. In December 2003, we made an additional optional prepayment of $15.0 million on our Tranche B term loan.

        Under the indenture that governs our senior subordinated notes, certain covenants require that we furnish to all holders of the notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K within the time period specified in the SEC's rules and regulations. In 2002, we determined that our 2001 financial statements, which had previously been audited by Arthur Andersen, LLP needed to be restated, which resulted in a delay in the filing of our annual report on Form 10-K for 2002 and our quarterly reports on Form 10-Q for the three months ended March 31, 2003, the three months ended June 30, 2003 and the three months ended September 30, 2003.

        We entered into another amendment and waiver to our credit agreement on August 5, 2003, which extended to December 15, 2003 our deadline for providing our senior lenders with audited financial statements for the fiscal years ended December 31, 2001 and December 31, 2002. This amendment also waived, among other things, any default or event of default relating in any respect to the 2001 re-audit, revision or restatement of any financial statement delivered to the senior lenders prior to August 5, 2003, including any default or event of default relating in any respect to any errors contained in such financial statements. The amendment granted a suspension period to deliver audited financials with respect to the waiver, which began on March 31, 2003 and ended on December 12, 2003, the date on which the administrative agent received the audited annual financial statements for the years ended December 31, 2002 and 2001.

        In connection with the restatement of our financial statements for the years 1998 through 2001 and the related delay in filing certain reports with the SEC in 2002, on December 4, 2003 we completed a consent solicitation to amend the indenture for our senior subordinated notes to provide that Dresser will only be obligated to furnish to the holders of the senior subordinated notes a report by Dresser's certified independent accountants with respect to annual financial information for fiscal years beginning after

December 31, 2000. Each holder that consented also waived all events of default with respect to breaches of the reporting provisions of the indenture and all rights to cause the principal and accrued interest on the senior subordinated notes to be immediately due and payable. We entered into a supplemental indenture with the trustee for the holders and the guarantors of the senior subordinated notes on December 4, 2003 to put into effect the amendment. We paid a consent fee of $1.4 million in the aggregate to the consenting note holders.

        The loans and other obligations under the credit facility are guaranteed by our direct parent, Dresser Holdings, Inc., and all of our existing and future direct and indirect wholly-owned domestic subsidiaries. Our obligations and the guarantees are secured by (a) all or substantially all of the material property and assets, real or personal now owned or hereafter acquired by us or the guarantors and (b) all proceeds and products of the property and assets described in clause (a) above.

        The credit agreement, as amended to the date of these financial statements, limits our ability to, among others: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business we conduct. We are also required to indemnify the agent and lenders and comply with specified financial and affirmative covenants including a total debt to EBITDA ratio and an interest coverage ratio.

        As part of our credit agreement, beginning with fiscal year end 2002, we are required to make a mandatory prepayment, 90 days after year end, if our total debt to EBITDA ratio, as defined, is above certain levels. If our total debt to EBITDA ratio is in excess of 4.00 to 1.00 we will be required to pay 75% of excess cash flow, as defined in the credit agreement. If the total debt to EBITDA ratio is above 2.50 to 1.00 and below 4.00 to 1.00, then we will be required to pay 50% of excess cash flow as defined under the agreement. If the total debt to EBITDA ratio is equal to or less than 2.50 to 1.00, no such payment is required. For the years ended December 31, 2002 and 2003, no mandatory payment was required.

        Effective January 1, 2003, the applicable margin on our Tranche B term loan was increased from 3.50% to 3.75%. In addition, effective March 31, 2003, the applicable margin on our Tranche B term loan was increased by an additional 0.50% per annum and, effective August 5, 2003, the applicable margin on our Tranche B term loan was further increased by an additional 0.50% per annum. The aggregate 1.00% per annum increase remained in effect during the suspension period and ended on December 12, 2003.

        In March 2004, we completed a refinancing of approximately $382 million of our Tranche B term loan under our senior secured credit facility with a new six-year $125 million senior unsecured term loan and a new $260 million Tranche C term loan under our senior secured credit facility. The Tranche B term loan was paid in full with the completion of the refinancing. The $125 million senior unsecured term loan bears an interest rate of LIBOR (three-month LIBOR was 2.02% at September 30, 2004) plus 3.5%, and the Tranche C term loan bears an interest rate of LIBOR plus 2.5%. We elected to prepay $25 million of our Tranche C term loan at the time the refinancing was completed. The covenants contained in the agreement governing our new senior unsecured term loan are similar to the indenture governing our senior subordinated notes. In connection with the refinancing, we expensed approximately $16.6 million in deferred financing costs associated with the Tranche B term loan, which was reflected in interest expense in our condensed consolidated statements of operations.

        In June 2004, in conjunction with acquisition of the Nuovo Pignone distribution business, we obtained additional Tranche C term loan borrowings in the amount of $175 million, which included approximately $2.8 million in capitalized financing fees. In July, August and October 2004, we made optional prepayments of $10 million each on our Tranche C term loan. As a result of the optional prepayment, no mandatory principal payments are due on our Tranche C term loan until March 31, 2008.

        Total fees incurred in connection with obtaining all of the amendments to the credit facility through December 31, 2003 were $6.1 million.

        Amortization of deferred financing fees incurred in connection with the credit facility and senior subordinated notes, including the write-off of certain fees in 2002, 2003 and the first half of 2004, and net of bond premium amortization, was $6.9 million, $20.3 million, $6.6 million and $19.4 million in 2001, 2002, 2003 and for the nine months ended September 30, 2004, respectively.

        As of December 31, 2003, minimum principal payments on our long-term debt subsequent to 2003 are as follows:

Year ending December 31,	(in millions)
2004	$2.7
2005	2.9
2006	3.1
2007	4.4
2008	189.2
Thereafter	736.8

Total(1)	$939.1

(1)
Excludes the $5.0 million premium which is amortized over the life of the notes and reflected in long term debt on our balance sheet.

11. Financial Instruments:

  Financial Risk Management

        In the normal course of business, we employ financial instruments to manage exposure to fluctuations in the value of foreign currencies and interest rates. It is our policy to utilize these financial instruments to manage such underlying risks. We do not enter into these transactions for speculative purposes.

        We are exposed to foreign currency fluctuations as a result of our sales, purchases, and funding activities. Our strategy is to minimize the volatility of cash flows to the business units that have incurred the underlying risk. We hedge significant exposures to potential foreign exchange losses considering current market conditions, future operating activities and the cost of hedging the exposure in relation to the perceived risk of loss. We use forward exchange contracts to manage our exposure to movements in foreign exchange rates. The use of these financial instruments modifies the exposure and reduces our risk of cash flow variability. As of December 31, 2003, we had a notional value of approximately $61.2 million of foreign exchange risk hedged using forward exchange contracts. As of December 31, 2003, the fair value of these derivative instruments was $3.5 million, which is reflected in accumulated other comprehensive income (loss).

        Our financial performance is also exposed to movements in short-term floating market interest rates. Our objective in managing this interest rate exposure is to comply with terms of the credit agreement and to limit the impact of interest rate changes on earnings and cash flows and to reduce overall borrowing costs.

        During 2003, we had two interest rate swaps, one which matured in July 2003, and one which was terminated in March of 2003.

        The first interest rate swap was hedged against our Tranche B term note with a notional amount of $115.0 million. We paid a fixed rate of 4.49% and received a variable rate of 3-month LIBOR. The swap matured in July 2003. For the year ended December 31, 2003, we recorded $1.8 million in interest expense as a result of the swap.

        In April 2002, we entered into an interest rate swap which was not eligible to receive accounting treatment as a hedge. The interest rate swap had a notional amount of $100.0 million and matured in October 2003. We received a fixed rate of interest of 9.375% and paid a variable interest rate of LIBOR plus 6.20%. In March 2003, we terminated this swap. As a result of the termination, we received cash proceeds of $1.6 million.

        As of December 31, 2003 and September 30, 2004, we expected to reclassify $3.5 million of net gains and $0.3 million of net losses, respectively, on derivative instruments from accumulated other comprehensive income to earnings during each twelve month period.

        The Company may also enter into forward exchange contracts to hedge foreign currency denominated payments under intercompany loan agreements. The Company uses forward contracts with maturities comparable to the forecasted principal repayments on the intercompany loan. Hedged transactions are primarily denominated in Japanese yen, Canadian dollars, Great Britian pounds, and Euro. Increases and decreases in the fair market values of the forward agreement are essentially offset by changes in the values of the net underlying foreign currency exposures. As of December 31, 2003 the Company had forward contracts hedging intercompany loans with a notional value of $74.6 million. The fair value of these contracts at December 31, 2003 are immaterial. No forward exchange contracts were outstanding at December 31, 2002.

  Concentrations of Credit Risk

        Financial instruments that potentially subject us to concentration of credit risk consist principally of cash, trade accounts receivable, and derivatives. We maintain cash and cash equivalents with various financial institutions. Trade receivables are generated from a diverse group of customers with no significant concentrations of receivables from any single customer. Our exposure to credit risk is affected to some degree by conditions within the energy industry, however the geographical dispersion of our customer base tends to mitigate this risk.

        There are no significant concentrations of credit risk with any individual counterparty or group of counterparties related to our derivative contracts. We select counterparties based on creditworthiness, which is continually monitored, and the counterparties' ability to perform their obligations under the terms of the transactions. We do not expect any counterparties to fail to meet their obligation under these contracts given their high credit ratings; therefore, we consider the credit risk associated with the derivative contracts to be minimal.

  Fair Value of Financial Instruments

        The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and the carrying value of financial instruments that are recognized at historical cost.

        The fair value of (i) accounts receivable, accounts payable, accrued expenses and short term debts approximate carrying value due to the relatively short maturity of these instruments, (ii) notes receivable approximate carrying value based upon effective borrowing rates for issuance of debt with similar terms and remaining maturities and (iii) the borrowings under the term loans and various other notes approximate carrying value because these borrowings accrue interest at variable interest rates based on market rates.

        We estimate the fair value of our fixed rate debt for the 9 3/8% notes based on market prices and for the remainder our fixed rate debt generally using discounted cash flow analysis based on our current borrowing rates for debts with similar maturities. The estimated fair value of the fixed rate debt at December 31, 2002 and 2003 was approximately $559.2 million and $602.3 million, respectively. The carrying value of the fixed rate debt was approximately $559.4 million and $562.4 million, at December 31, 2002 and 2003, respectively.

        As of December 31, 2002, and 2003, our forward exchange contracts had a fair value of $1.1 million and $3.5 million, respectively, and are reflected in accumulated other comprehensive loss.

12. Related Party Transactions

  Halliburton

        On April 10, 2001, the Company executed a transition services agreement with Halliburton whereby Halliburton agreed to provide transition services for up to nine months. The services covered by this agreement included human resources and employee benefit administration services, information technology services and real estate support services at facilities that we shared with Halliburton. Payments made to Halliburton under this agreement for the year ended December 31, 2001 were approximately $3.0 million. Under the transition services agreement, we continued to obtain voice and fax services via the Halliburton software defined network through June 2004. During 2002 and 2003 and for the nine months ended September 30, 2004, we paid Halliburton approximately $1.2 million, $0.8 million and $0.5 million, respectively for these services.

        During 2002, 2003 and the nine months ended September 30, 2004, we sold approximately $49.0 million, $24.3 million and $6.5 million, respectively, of valve products to affiliates of Halliburton.

Accounts receivable related to these affiliates totaled approximately $13.1 at December 31, 2003 and $2.0 million at September 30, 2004. Approximately $12.6 million at December 31, 2003 and $0.2 million at September 30, 2004 of accounts receivable due from Halliburton affiliates comprise trade and other receivables due from Halliburton operating units which entered into plans of bankruptcy during 2003. We have evaluated the likelihood of collectibility of the amounts due and have concluded that our related exposure to non payment is not significant.

        In addition, Halliburton also administered DEG's risk management programs through April 2001. The insurance program included a broad all-risk coverage for real and personal property and third-party liability coverage, employer's liability coverage, automobile liability, general product liability, workers' compensation liability and other standard liability coverage. Expenses of $3.2 million were allocated by Halliburton to DEG for these risk management coverages for the three months ended March 31, 2001. Halliburton also allocated benefit costs associated with retired and divested business employees' corporate-related pension and employee benefit charges and union-related pension and employee benefit charges.

        All of the charges described above have been included as operating costs in the statements of operations in the accompanying financial statements. We believe that it is possible that the terms of these transactions may have differed from those that would result from transactions among third parties. Such allocations are not necessarily indicative of actual results. However, we believe that the methods used to charge for services provided by Halliburton were reasonable.

        Certain of the foreign operations that we acquired pursuant to the Agreement and Plan of Recapitalization are located in jurisdictions where governmental consents are required for the transfer of ownership and were not obtained by the time of closing of the recapitalization transaction. Pursuant to a closing agreement and waiver executed on April 10, 2001, Halliburton agreed to operate these entities for our benefit and to effect the transfer as soon as practicable. The transfers have been completed. The operations in these jurisdictions are not material to our financial condition or results of operations taken as a whole. In addition, Halliburton agreed to operate certain foreign facilities for our benefit until the leases related to these facilities can be assigned to us. These facilities are not, individually or in the aggregate, material to our financial condition or results of operations taken as a whole.

        Pursuant to agreements with Halliburton, we own all right, title and interest in and to the marks "Dresser" and "Dresser and Design" and other trademarks and service marks in the U.S. and in various jurisdictions throughout the world. We have granted back to Halliburton a non-exclusive license to use these marks during a transition period of up to three years while various Halliburton entities are re-named or liquidated. This grant expires in April 2004. We have also granted back to Halliburton a perpetual, exclusive license to use the name "Dresser Industries" provided the name is not used in connection with raising capital, or the sale, promotion, design or manufacture of goods or services that would create market confusion affecting Dresser. We also granted to Halliburton the use of the name "Dresser Industries, Inc." for use as a holding company name. In addition, we have agreed not to use the Dresser name for seven years in certain businesses where Halliburton operates, or to directly compete with Halliburton for three years.

  First Reserve and Odyssey

        We reimburse First Reserve and Odyssey for certain expenses incurred in connection with the ongoing ownership and management of Dresser. For each of the years ended December 31, 2001, 2002 and 2003, we reimbursed First Reserve and Odyssey approximately $0.1 million for these expenses. There were no reimbursed expenses for the nine month period ended September 30, 2004. In addition, during 2001 First Reserve and Odyssey did not engage an investment banking firm in connection with the recapitalization transaction and received a $30.4 million fee for their assistance in evaluation, structuring and facilitating the transaction. The fee was allocated $3.6 million to equity issuance costs and $26.8 million to deferred financing fees.

        In connection with the acquisition of Entech in 2001, the Company issued 440,955 shares of class B common stock valued at $17.6 million to entities affiliated with First Reserve and paid approximately $17.4 million in cash to First Reserve.

  Entech

        In connection with our 2001 acquisition of Entech Industries, Inc. from funds managed by First Reserve and the other Entech shareholders, our consideration included issuing shares of our common stock in exchange for each outstanding share of Entech common stock. At the time we purchased Entech, certain former Entech shareholders had a put right with respect to their 27,908 shares of Entech common stock, which we assumed by giving them a similar put right with respect to the shares of our common stock they received in the acquisition. This put right allowed them to require us to purchase their shares of our common stock at a purchase price of 107.49 British Pounds per share, which represented an aggregate of approximately $5.3 million at December 31, 2003. In connection with the modification of our corporate structure in 2002, the shares subject to the put right became class A common shares of Dresser, Ltd. Due to Dresser, Ltd.'s having no substantive operations, the obligation relating to the put rights was reflected as mandatorily redeemable common stock in our financial statements. In April 2004, those former Entech stockholders exercised their put right. To facilitate the repurchase of the shares, we established a loan to Dresser, Ltd. with which the shares were repurchased, which is reflected as contra-equity in our financial statements. Accordingly, the shares were transferred from mandatorily redeemable stock to additional paid in capital to reflect the settlement of the put rights. The advance to Dresser, Ltd. is to be reduced by proceeds received by us on behalf of Dresser, Ltd. from the escrow account (discussed below) or from the exercise of options to acquire Dresser, Ltd. common shares.

        At the time of the Entech acquisition, the First Reserve funds invested in Entech and certain other Entech shareholders deposited into an escrow account shares of our common stock equal to the then aggregate value of certain known liabilities of Entech, including the value of the put right in excess of $40 per share, for us to use to satisfy those liabilities as they became due. In connection with the modification of our corporate structure in 2002, the shares deposited in the escrow account became common shares of Dresser, Ltd. Each First Reserve fund and the other two shareholders that deposited shares in the escrow account had the right to remove its shares from the escrow account upon substituting cash into the escrow account in an amount equal to $40 per share or a greater fair market determined by us, and either the shareholders or we could challenge the valuation used for any cash substitution. By June, 2004, the shares in the escrow account held by First Reserve Funds and not previously used to satisfy other known Entech liabilities had been replaced with approximately $2.9 million in cash at a rate of $40 per share, which valuation was not challenged. The proceeds received from the escrow account were used to reduce the advance to Dresser, Ltd. The holders of the remaining 9,134 escrowed shares replaced their shares with approximately $0.3 million in cash in September 2004. We are now in the process of liquidating the escrow account and expect to complete the liquidation by the end of 2004. Accordingly, the remaining approximately $0.3 million has been offset against the advance to Dresser, Ltd. The difference between the amount we paid to the putting shareholders and the amount of funds in the escrow account at the time the put right was exercised, in excess of $40 per share repurchased, reflects the decreased value of the U.S. dollar against the British Pound since the closing of the Entech acquisition, when the dollar value of the put right and the other known liabilities addressed by the escrow account was estimated.

        Cash received by us from the exercise of stock options in the nine months ended September 30, 2004, totaling approximately $0.5 million has also reduced the advance to Dresser, Ltd., resulting in a loan receivable balance at September 30, 2004 of $1.6 million. The loan bears interest at LIBOR plus 2.75% and is payable on demand.

  Dresser—Rand Group, Inc.

        In October 2004, we agreed to license the "Dresser" name and mark to Dresser—Rand Group, Inc., owned by First Reserve, for a total of $5 million of consideration over a ten-year period. The agreement, which was approved by disinterested members of our Board of Directors, allows Dresser—Rand Group, Inc. world-wide, limited, nonexclusive, terminable license to use the "Dresser" name as a part of any trade name, corporate name, domain name, trademark or service mark in connection with the Dresser—Rand business lines.

  DEG Acquisitions, LLC

        Pursuant to a tax sharing agreement between DEG Acquisitions, LLC and us for periods prior to July 3, 2002, (i) DEG Acquisitions will file consolidated, combined or unitary federal, state, local and foreign income tax returns on behalf of itself and its subsidiaries, including us, to the extent it is permitted to do so under the relevant law, and (ii) we are obligated to pay to DEG Acquisitions a portion of the total income tax liability of DEG Acquisitions and its subsidiaries, in an amount equal to the excess of (a) the relevant income tax liability of DEG Acquisitions and its subsidiaries for a taxable period over (b) the corresponding consolidated, combined or unitary income tax liability of DEG Acquisitions and its subsidiaries that DEG Acquisitions would have incurred if we and our subsidiaries had not been subsidiaries of DEG Acquisitions. However, our income taxes are recognized for financial reporting purposes on a stand-alone basis in accordance with generally accepted accounting principles.

        In April 2002, we issued 250,000 shares of class B common stock to DEG Acquisitions, LLC for $10.0 million. The proceeds were used to finance the Modern Acquisition.

  Investor and Sponsor Rights Agreements

        In April 2001, we entered into an Investor Rights Agreement with DEG Acquisitions, LLC, Halliburton and certain members of our management who are also shareholders. On July 3, 2002, we entered into a consent, amendment, assignment and assumption of the Dresser, Inc. Investor Rights Agreement. As a result of this agreement, Dresser assigned its rights and obligations under the Investor Rights Agreement, to Dresser, Ltd. Dresser, Ltd. agreed to assume, perform, and discharge all of Dresser's obligations under the Investor Rights Agreement.

        On April 10, 2001 we entered into a Sponsor Rights Agreement. The Sponsor Rights Agreement, among affiliates of First Reserve and Odyssey who hold all of the equity interests in DEG Acquisitions, LLC, provides that there will be a board of directors of DEG Acquisitions consisting of nine directors, five of whom will be designated by First Reserve, two of whom will be designated by Odyssey and two of whom will be members of our management. The Sponsor Rights Agreement also provides that unless at least one director nominated by each of First Reserve and Odyssey agrees, the board will be prohibited from allowing us to take certain actions including incurring certain indebtedness, consummating certain acquisitions or asset dispositions, and making certain changes in our management. The Sponsor Rights Agreement also contains other customary provisions, including registration rights.

        On July 3, 2002, we entered into a consent, amendment, assignment and assumption of the Dresser, Inc. Sponsor Rights Agreement. As a result of this agreement, Dresser assigned its rights and obligations under the Sponsor Rights Agreement, to Dresser, Ltd. Dresser, Ltd. agreed to assume, perform, and discharge all of Dresser's obligations under the Sponsor Right Agreement.

13. Income Taxes

        The federal and state income tax provision is summarized as follows:

	December 31, 2001	December 31, 2002	December 31, 2003
	(in millions)
Current Income Tax Expense:
United States
Federal	$—	$—	$—
State	0.6	0.3	0.3
Foreign	18.9	15.5	16.7

	19.5	15.8	17.0

Deferred Income Tax Expense (Benefit):
United States
Federal	71.4	—	—
State	6.6	—	—
Foreign	(0.4)	(2.4)	(2.5)

	77.6	(2.4)	(2.5)

Provision for income taxes	$97.1	$13.4	$14.5

        The United States and foreign components of income (loss) before income taxes, are as follows:

	December 31, 2001	December 31, 2002	December 31, 2003
	(in millions)
United States	$26.7	$(35.1)	$(42.8)
Foreign	25.6	25.3	12.6

Total	$52.3	$(9.8)	$(30.2)

        A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income (loss) before income taxes for the years ended December 31, 2001, 2002 and 2003 is as follows:

	December 31, 2001	December 31, 2002	December 31, 2003
	(in millions)
Computed tax at the federal statutory rate of 35%	$18.3	$(3.4)	$(10.6)
Change in valuation allowance	75.4	13.7	16.3
State taxes, net of federal benefit	0.4	0.2	0.2
Foreign tax in excess of U.S. tax rate	2.2	2.4	8.8
Undistributed earnings of foreign subsidiaries	—	—	1.6
Dividends from wholly-owned subsidiaries	—	—	2.1
Loss on disposal	—	—	(2.8)
Unrealized foreign exchange gain (loss)	—	(1.0)	(1.2)
Other, net	0.8	1.5	0.1

Provision for income taxes	$97.1	$13.4	$14.5

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	December 31, 2002	December 31, 2003
	(in millions)
Deferred income tax assets:
Inventory	$34.6	$36.3
Fixed assets	26.0	18.3
Goodwill and other intangible assets	47.9	46.8
Pension and postretirement benefit obligations	119.4	124.4
Warranty expense	3.4	5.4
Accrued compensation & benefits	2.8	5.3
Deferred compensation	9.9	9.5
Net operating loss carryforwards	67.4	97.2
Other	7.8	3.8

Total deferred income tax assets	$319.2	$347.0

Valuation allowance	(307.7)	(331.4)

Deferred income tax assets	$11.5	$15.6

Deferred income tax liabilities
Undistributed earnings of foreign subsidiaries	(2.4)	(4.0)
Deferred financing fees	(4.4)	(3.5)

Deferred income tax liabilities	$(6.8)	$(7.5)

Net Deferred income tax assets	$4.7	$8.1

        We have net operating loss ("NOL") carryforwards for U.S. federal tax purposes of approximately $166.3 million; $46.9 million expiring in 2020, $32.5 million expiring in 2021, $25.3 million expiring in 2022 and $61.6 million expiring in 2023. If certain substantial changes in our ownership occur, there would be an annual limitation on the amount of the NOL carryforward that can be utilized. In addition, we have approximately $94.0 million in foreign net operating losses, primarily in Italy, the United Kingdom and Germany. These losses have expiration periods ranging from 2005 to indefinite recovery.

        In assessing the realization of deferred tax assets, we must determine whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. We have assessed our current and past performance, market conditions and future taxable income projections and determined that a valuation allowance is necessary at December 31, 2002 and 2003, because of the uncertainty regarding realization of the deferred tax assets.

        Included in the valuation allowance is an amount charged to equity in 2001 of $169.5 million resulting from the recapitalization transaction and Section 338(h)(10) election to treat the recapitalization of our domestic business as an asset purchase for tax purposes and receive a step up in tax basis to fair market value for our U.S. assets. Other increases in the valuation allowance charged to equity (other comprehensive income (loss) items) relate to changes in minimum pension liabilities of $10.8 million, $9.9 million and $7.4 million for the years ended December 31, 2001, 2002 and 2003, respectively.

14. Commitments and Contingencies:

  Halliburton Indemnifications

        In accordance with the agreement relating to our recapitalization transaction, Halliburton agreed to indemnify the Company for certain items. Those indemnified items include any product liability claim or product warranty claim arising out of any products relating to any discontinued product or service line of the Company. In addition, Halliburton has agreed to indemnify the Company for certain other claims and liabilities, including any other product liability claim made on or prior to closing of the Recapitalization, any other loss, liability, damage or expense resulting from any action, suit or proceeding initiated prior to the closing, any asbestos claims (present or future) based on, or arising out of, events or occurrences with respect to the Company's businesses prior to the closing, and certain environmental liability claims against the Company, to the extent that notice is given to Halliburton prior to the fifth anniversary of the closing. Halliburton had also agreed to indemnify the Company against any loss, liability, damage or expense relating to worker's compensation, general liability, and automobile liability arising out of events or occurrences prior to the closing, but such rights with respect to those claims expired on April 10, 2004. The maximum aggregate amount of all losses indemnifiable by Halliburton pursuant to the recapitalization agreement is $950.0 million. In the case of certain general indemnities in the Agreement, other than those described above, there is an aggregate $15.0 million deductible that is applicable prior to the indemnification obligations. In addition, any single claim for such indemnities is subject to a threshold of $0.5 million in the case where there was no knowledge of such claim by Halliburton and a $0.1 million threshold if there was knowledge. For purposes of determining the threshold or maximum amount of indemnity and other overall indemnity obligations, such amounts shall be offset by insurance proceeds received by the Company or the amount of tax benefit received by the Company. All indemnification claims are subject to notice and procedural requirements that may result in Halliburton denying indemnification claims for some losses.

        As Halliburton has publicly disclosed, it has been subject to numerous lawsuits involving asbestos claims associated with, among other things, the operating units of Dresser Industries that were retained by Halliburton or disposed of by Dresser Industries or Halliburton prior to the recapitalization transaction. These lawsuits have resulted in significant expense for Halliburton. In December 2003, certain affiliates of Halliburton filed a petition for relief under the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Pennsylvania. In connection with the petition, the bankruptcy judge issued an order enjoining asbestos claims against the debtors and Halliburton, as well as asbestos claims against us, pending confirmation and effectiveness of a definitive plan of reorganization for the Halliburton affiliates subject to the bankruptcy petition. On July 21, 2004, the plan of reorganization was confirmed by the bankruptcy judge, and on July 26, 2004 the confirmation order was affirmed by the U.S. District Court for the Western District of Pennsylvania. The confirmation order was appealed to the United States Court of Appeals for the Third Circuit and, at the request of the debtors and certain of the debtors' insurance carriers which had filed appeals, the District Court and the Court of Appeals have entered orders staying the confirmation order. As a result of those stays, the plan of reorganization has not yet been consummated. On November 17, 2004, the Bankruptcy Court entered an order granting the debtors' motions seeking approval of settlements with certain insurance carriers. The debtors have stated that these settlements will permit the stay of the confirmation order to be lifted and the plan of reorganization can soon be consummated.

        Our right to indemnification under the recapitalization agreement with Halliburton as it relates to asbestos claims based on events occurring prior to the closing of the recapitalization has also been enjoined pending effectiveness of the definitive plan of reorganization referred to above. However, this indemnification right is unnecessary as long as we are also protected by the injunction, as we are. We expect that our indemnity rights against Halliburton relating to asbestos claims based on events occurring prior to the closing of the recapitalization would terminate if the plan of reorganization was confirmed and became effective; however, such rights would no longer be necessary because the plan would require asbestos plaintiffs with claims against us or Halliburton to look for relief exclusively to a trust to be established in the bankruptcy. If the plan of reorganization described does not become effective, or if the injunction of asbestos claims against us is otherwise terminated and asbestos claimants are again permitted to proceed against us, we would immediately seek to terminate the injunction of our exercise of indemnification rights against Halliburton. Although we believe that in such a circumstance we would be able to terminate the injunction of our exercise of indemnification rights against Halliburton, we cannot be assured that we would succeed in doing so. See—"Environmental."

        Although we have been named in certain asbestos lawsuits, we have not historically incurred, and in the future we do not believe that we will incur, any material liability as a result of the past use of asbestos in products manufactured by the units of Dresser Industries retained by Halliburton, or as a result of the past use of asbestos in products manufactured by the businesses currently owned by the Company or any predecessor entities of those businesses.

  Company Indemnifications

        Under the agreement relating to our recapitalization transaction, the Company agreed to indemnify Halliburton for all assumed obligations of the businesses as set forth in the Agreement. This includes certain environmental matters including those arising out of acts by the Company which take place after the closing. The Company has the same aggregate indemnity deductible and maximum indemnity obligation as set forth above in the Halliburton indemnity, but does not have the single claim thresholds described above. In addition, the identifiable amounts have the same offsets as set forth above with regard to insurance proceeds and tax benefits received by Halliburton.

  Leases

        At December 31, 2003, we were obligated under non-cancelable operating leases, principally for the use of land, offices, equipment, field facilities, and warehouses. Rental expense charged to operations for such leases totaled $14.4 million, $17.7 million and $17.0 million for the years ended December 31, 2001, 2002 and 2003, respectively.

        Additionally, we have entered into several capital leases. Assets on the Company's books related to capital leases are included in machinery and equipment and total $1.6 million and $4.4 million net of accumulated amortization of $1.0 million and $1.7 million at December 31, 2002 and 2003 respectively. Future minimum lease payments under capital and operating leases that had initial or remaining non-cancelable lease terms at December 31, 2003, were as follows:

	Capital Leases	Operating Leases
	(in millions)
2004	$2.4	$16.2
2005	2.4	14.2
2006	0.3	11.0
2007	—	7.0
2008	—	5.7
Thereafter	—	15.5

Total	$5.1	$69.6

Less amount representing interest	(0.6)

Present value of minimum lease payments (including current portion of $2.0)	$4.5

  Environmental

        Our businesses and some of our products are subject to regulation under various and changing federal, state, local and foreign laws and regulations relating to the environment and to employee safety and health. These environmental laws and regulations govern the generation, storage, transportation, handling, disposal and emission of various regulated substances. These environmental laws also impose liability for personal injury or property damage related to releases of hazardous substances. Under environmental laws, permits are required for operation of our businesses, and these permits are subject to renewal, modification and, in certain circumstances, revocation. We believe we are substantially in compliance with these laws and permitting requirements. Various and changing environmental laws allow regulatory authorities and private parties to compel (or seek reimbursement for) cleanup of environmental contamination at sites now or formerly owned or operated by our businesses and at facilities where our waste is or has been disposed. As a result, we spend money each year assessing and remediating contaminated properties to avoid future liabilities, to comply with legal and regulatory requirements or to respond to claims by third parties. Several such sites are currently being investigated and/or remediated under applicable environmental law. While we do not expect the costs for such activities will be, in the aggregate, material, and also believe that the Halliburton indemnity (described above) will adequately cover our reserves for exposure to these costs, we have set aside reserves for these costs. However, in the event that we were to incur these costs ourselves, these reserves may not fully cover the costs of such investigation and/or remediation. Going forward, we expect to incur ongoing capital and operating costs for investigation and remediation and to maintain compliance with currently applicable environmental laws and regulations; however, we do not expect those costs, in the aggregate, to be material.

        As Halliburton has publicly disclosed, it has been subject to numerous lawsuits involving asbestos claims associated with, among other things, the operating units of Dresser Industries that were retained by Halliburton or disposed of by Dresser Industries or Halliburton prior to the recapitalization transaction. These lawsuits have resulted in significant expense for Halliburton. Pursuant to the recapitalization agreement with Halliburton, all liabilities related to asbestos claims arising out of events occurring prior to the consummation of the recapitalization transaction, are defined to be "excluded liabilities," whether they resulted from activities of Halliburton, Dresser Industries or any predecessor entities of any of our businesses. The recapitalization agreement provides for certain indemnification obligations of Halliburton for losses and liabilities that we incur arising out of, among others, such "excluded liabilities." Pursuant to a proposed bankruptcy plan of reorganization related to certain affiliates of Halliburton, our indemnification rights with respect to asbestos claims arising out of events occurring prior to the recapitalization may be replaced with a permanent injunction that would prevent asbestos claimants from proceeding against us. See "Halliburton Indemnifications," and "Note 1. Organization and Basis of Presentation."

        We have not, and do not believe that we will, incur any material liability as a result of the past use of asbestos in products manufactured by the units of Dresser Industries retained by Halliburton or as a result of the past use of asbestos in products manufactured by the businesses currently owned by us or any predecessor entities of our businesses.

  Other Contingencies

        We are involved in various litigation, claims and administrative proceedings and product liability matters. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, we believe that the liability which may result from these legal matters would not have a material adverse effect on our financial condition, results of operations, liquidity or cash flows.

        In April 2004, we received allegations that the Dubai branch of one of our U.S. subsidiaries may have engaged in transactions involving the sale of control valves and related parts to Iraq without required authorization. Upon initial investigation, we found transactions by the branch relating to Iraq, Iran and Sudan that appeared to have been undertaken without the required prior U.S. governmental authorizations. With the assistance of outside counsel, we commenced a full investigation of the Dubai branch's transactions with sanctioned countries. On July 9, 2004, we submitted preliminary voluntary disclosures of the Dubai branch transactions to the Commerce and Treasury Departments under their voluntary disclosure programs and committed to submit to these departments a report concerning the results of our investigation when it is concluded.

        Thereafter, we expanded the investigation to include other Dresser affiliated offices that have since January 1999 engaged in transactions relating to U.S.-sanctioned countries (including those countries mentioned as well as Libya (prior to late April 2004), Cuba and Syria (since mid-May 2004)) to determine whether there were any other violations of U.S. laws related to export controls and economic sanctions.

        The Audit Committee of the Board of Directors assumed oversight of the investigation in early October 2004. We currently expect the investigation will be completed and our final reports to the Commerce and Treasury Departments will be submitted during the first quarter of 2005.

        The investigation has to date identified a significant number of sales by certain of our other foreign affiliates to sanctioned countries (in addition to such sales by the Dubai branch) that appear to have been performed without the required U.S. governmental authorizations. In some of these transactions, current and former employees of several foreign and U.S. entities (including the Dubai branch) appear to have understood that the sales were wrongful and in some instances took steps to conceal information about them.

        The investigation to date has also found evidence of potential violations by the Company and certain of its U.S. operations in connection with sanctioned country sales. These include issuing bank guarantees, entering into agreements with foreign representatives, referring sales to foreign affiliates, and providing technical, business or other assistance or support in connection with foreign affiliate sales.

        As part of its Management Integrity Initiative, the Company has commenced a comprehensive remedial program that is designed to prevent the risk of further unlawful transactions or unlawful facilitation of otherwise legal transactions by our foreign affiliates involving sanctioned countries. Actions that we have initiated include adoption of a requirement that the U.S. corporate legal department conduct a legal review of all pending or new sales by the Company's foreign affiliates to sanctioned countries to determine whether such sales are permissible under applicable U.S. export control laws, issuance of further guidance to, and additional training of, our employees concerning the application of U.S. foreign trade controls, and reorganization of the Company's management team that oversees compliance with these controls. At the conclusion of the investigation, we expect to take appropriate disciplinary action against personnel who willfully engaged in wrongful conduct.

        Violations of the applicable Commerce and Treasury Department regulations restricting dealings with Iran, Sudan, Cuba and Syria (and, in the past, Iraq and Libya) may result in civil or criminal penalties, including fines and/or suspension of the privilege to engage in export trading or to have our foreign affiliates receive U.S.-origin goods, software or technology. Because the investigation is ongoing, we are unable to determine at this time the extent of the violations or the exact nature of the penalties to which the Company may be subjected as a result of any unauthorized dealings with U.S.-sanctioned countries. As a result, we cannot currently predict whether the ultimate resolution of this matter will materially adversely affect us financially, or our business including our ability to do business outside the United States. At this time, we have made no provision in our financial statements for any fines or penalties that might be incurred in this matter.

  Employment Agreements

        We have employment agreements with our executive officers and certain management personnel. The agreements generally continue until terminated by the executive or the Company and provide for severance payments under certain circumstances. The agreements include a covenant against competition with us, which extends for a period of time after termination for any reason.

15. Shareholders' Equity:

  Capital Stock

        Under the terms of our amended and restated certificate of incorporation, on April 9, 2001, we authorized the issuance of up to 15 million shares of stock which consists of 13 million shares of class A common stock, par value $0.001 per share and two million shares of class B common stock, par value $0.001 per share. The holder of each share of class A common stock shall have the right to one vote and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company and shall be entitled to vote upon such matters and in such manner provided by law. The holders of class B common stock shall have no voting rights.

        In accordance with the Agreement and Plan of Recapitalization, Halliburton retained an approximate 5.1% voting interest in the Company, for which Halliburton received 537,408 shares of class A common stock. The Company issued DEG Acquisition, LLC 9.7 million shares of class A common stock and 300,000 shares of class B common stock valued at $400.0 million on the date of closing.

        In connection with the acquisition of Entech, the Company issued 171,756 shares of class A common stock and 490,744 shares of class B common stock (27,908 shares subject to redemption on or after February 1, 2004 at the option of the shareholder (Note 16)) valued at approximately $26.5 million, net of 52,857 shares reacquired for $2.1 million.

        In addition, during 2001, the Company issued 925 shares of class A common stock to non employee, non affiliate board members as compensation for participation in board and committee meetings.

        In April 2002, we issued 250,000 shares of class B common stock to DEG Acquisitions, LLC for $10.0 million. The proceeds were used to finance the Modern Acquisition. In July, we forgave a receivable with a value of $2.2 million for the return of 7,017 shares of class A common stock and 48,680 shares of class B common stock. These shares were held in treasury and subsequently cancelled.

        Effective July 3, 2002, Dresser, entered into an agreement and plan of merger ("Merger Agreement") with Dresser, Ltd., a Bermuda company, and Dresser Mergerco Inc., a Delaware Corporation and a wholly-owned indirect subsidiary of Dresser and Dresser, Ltd. Dresser Mergerco merged with and into Dresser, with Dresser being the surviving corporation.

        Upon the terms of the Merger Agreement, each outstanding share of Dresser common stock was cancelled and the holders received one class A common share of Dresser, Ltd., for each share of Dresser class A common stock, and one class B common share of Dresser, Ltd. for each share of Dresser class B common stock, respectively, held by each shareholder. The reorganization has been accounted for as a reorganization of entities under common control, and accordingly, it did not result in any changes to the amounts of assets, liabilities, and shareholders' deficit.

        The certification of incorporation was amended such that the total number of shares of stock which Dresser shall have the authority to issue is 10,000 shares, having a par value of $0.01 per share of common stock. Dresser Holdings, Inc. is the sole shareholder of Dresser. The number of shares issued and outstanding at December 31, 2003 are 1,000 shares of common stock.

        During 2003, 250 class A common shares of Dresser, Ltd. were issued to a non employee, non affiliate board member as compensation for participation in board and committee meetings. In addition, 7,396 class B common shares of Dresser, Ltd. were issued as settlement for a severance obligation as a result of Dresser's acquisition of Entech. The stock issued was valued at $0.3 million as has been reflected as an increase to capital in excess of par on our balance sheet, and as compensation expense in our statement of operations.

  Stock Incentive Plans

        We have adopted certain employee incentive programs for the purpose of (i) attracting and retaining employees, directors and consultants (ii) providing incentives to those deemed important to our success and (iii) associating the interests of these individuals with the interest of Dresser and their shareholders through opportunities for increased stock ownership.

  Share Incentive Plan

        The Dresser, Ltd. Share Incentive Plan is the successor and continuation of the Dresser, Inc. 2001 Stock Incentive Plan with respect to those participants who were a part of the plan as of July 3, 2002. This Share Incentive Plan permits the grant of a variety of equity based compensation awards, including non-qualified share options, incentive share options, restricted share awards, phantom shares, share appreciation rights and other rights with respect to our common shares. Nine hundred thousand (900,000) common shares (which must be class B common shares, par value $0.01) are issuable under the Share Incentive Plan (subject to adjustment for events such as share dividends, share splits, recapitalizations, mergers and reorganizations). Our employees, consultants and directors are eligible to receive awards under the Share Incentive Plan.

        All awards outstanding under the Dresser 2001 Stock Incentive Plan as of July 3, 2002 were converted into awards under the Dresser, Ltd. Share Incentive Plan, Inc. All of the stock option awards were made with an exercise price of $40.00 per share in 2001 and 2002 at estimated fair value based on proximate cash investments in our stock during the periods.

        During 2001, we issued to certain employees, options to purchase 214,000 shares of common stock with an exercise price of $40.00 per share. During 2002, we issued additional options to purchase 36,814 shares of common stock with an exercise price of $40.00 and cancelled 24,000 options to purchase shares of common stock. During 2003, we cancelled options to purchase 10,000 shares of common stock. No options were issued during 2003. These options vest 20% on the first anniversary of the date of grant and one 48th of the remaining 80% per month for each month thereafter until the options are fully vested. Vesting of these options will accelerate if the employee leaves for good reason, is terminated by the Company without cause, dies or suffers permanent disability. At December 31, 2003, we had 216,814 options to purchase Dresser, Ltd. common shares outstanding of which 118,637 have vested; no options have been exercised. We refer to these options as "time-based options."

        During 2001, we also issued options to purchase 321,000 shares of common stock with an exercise price of $40.00 and cancelled 18,000 options. During 2002, we issued additional options to purchase 43,750 shares of common stock with an exercise price of $40.00 and cancelled 18,000 options to purchase shares of common stock. During 2003, we cancelled options to purchase 33,750 shares of common stock. No options were issued during 2003. These options vest if the employee is still employed after nine and one-half years, but vesting will accelerate if we achieve predetermined financial performance milestones. At December 31, 2003, we had 295,000 options to purchase common shares of Dresser, Ltd. outstanding of which 1,010 have vested; no options have been exercised. We refer to these options as "performance options."

        In addition, in 2001, we issued options to purchase 107,000 shares of common stock at an exercise price of $40.00 and cancelled 6,000 options. During 2002, we issued additional options to purchase 14,583 shares of common stock with an exercise price of $40.00 and cancelled 6,000 options to purchase common stock. During 2003, we cancelled options to purchase 11,250 common shares. No options were issued during 2003. These options vest if our majority shareholder realizes a 35% annualized internal rate of return on its initial investment in us and is able to liquidate its initial investment at a price equal to at least 450% of the price paid for its initial investment (as adjusted for stock splits and other recapitalizations). At December 31, 2003, we had 98,333 of these options to acquire shares of Dresser, Ltd. outstanding, of which no options have vested. We refer to these options as "home-run options."

        Certain members of management are party to an Investor Rights Agreement, whereby if the employee leaves for good reason, is terminated by Dresser without cause, dies or suffers a permanent disability, then such employee will, pursuant to a right granted in the employee's employment agreement, be permitted to cause Dresser to repurchase shares that they have held for at least six months at fair market value. If an employee retires, is terminated for cause, or resigns (without good reason), or leaves for the reasons enumerated in the prior sentence but fails to "put" their shares to us for repurchase, then we will have the right to repurchase their shares at fair value. On July 3, 2002, Dresser Ltd. agreed to assume, perform and discharge all of Dresser's obligations under the Investor Rights Agreement.

  SFAS No. 123 Accounting for Stock-Based Compensation

        SFAS No. 123 defines a fair value method of accounting for employee stock compensation and encourages, but does not require all entities to adopt that method of accounting. Entities electing not to adopt the fair value method of accounting must make pro forma disclosures of net income as if the fair value based method of accounting as defined in the statement had been applied. Prior to 2004 we accounted for the stock option plans in accordance with APB No. 25, under which no compensation cost has been recognized for stock option awards. Effective January 1, 2004, we adopted the fair value recognition provisions of SFAS No. 123, Under the modified prospective method of adoption as provided by SFAS No. 148, compensation cost recognized in 2004 is the same as that which would have been recognized had the recognition provisions of SFAS No. 123 been applied from their original effective date.

        The fair value of the options as disclosed in Note 2 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2001: risk-free rate 5.09%, a dividend yield of 0.0%, a volatility factor of the expected market price of 0.01%; and for 2002: risk-free rate 3.73%, a dividend yield of 0.0% and a volatility factor of the expected market price of 0.01%. The expected life of the options was 10 years. The weighted average fair value of options granted in 2001 and 2002 was $12.65 and $15.82, respectively. No options were granted during 2003. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

        A summary of the Dresser, Ltd. share option activity and the related information is as follows:

	2001		2002		2003
	Common Stock Underlying the Options	Weighted Average Exercise Price	Common Stock Underlying the Options	Weighted Average Exercise Price	Common Stock Underlying the Options	Weighted Average Exercise Price
Outstanding, beginning of year	—	$40.00	618,000	$40.00	665,147	40.00
Granted	642,000	40.00	95,147	40.00	—	—
Exercised	—	—	—	—	—	—
Forfeited	(24,000)	40.00	(48,000)	40.00	(55,000)	40.00

Outstanding, end of year	618,000	40.00	665,147	40.00	610,147	40.00

Exercisable at end of year	—	$—	69,952	$40.00	119,647	40.00

        As of December 31, 2003, the weighted average remaining contractual life of outstanding options, all of which have an exercise price of $40 per share, is 7.3 years.

        At December 31, 2003, 112,454 additional options are available for issuance under the Share Incentive Plan of Dresser, Ltd.

        The Dresser, Ltd. share options outstanding as of December 31, 2003, included time, performance and home run options. Time options were to vest 20% after one year, then one sixtieth per month for the remaining 48 months. Performance options were to vest in nine and one-half years, unless certain performance criteria were met, which accelerate vesting. Home-run options were to vest only upon achievement of certain performance criteria.

        In July 2004, the Company implemented a program allowing employee option holders the opportunity to surrender a portion of their current options in exchange for some combination of new time and performance options. The program was completed on August 23, 2004. In some foreign jurisdictions the program was structured as a cancellation of options and amendment of existing options to comply with foreign tax laws, but the end result of the program did not change. The replacement options were issued with the same exercise price as the original options ($40) and will vest and expire as if issued on the original issuance date of the surrendered options. The performance component of the performance options has been modified to increase the likelihood for achievement of the performance conditions, and therefore acceleration of vesting of those options, through lower thresholds than the original performance criteria. Performance options automatically vest nine and one half years from the original issuance date, however vesting can be accelerated whereby 25% of these options can vest annually, should performance criteria be met in calendar years 2004 through 2007. All of the option holders exchanged their options. As a result, 234,333 options were surrendered, and 35,208 and 149,875 time-based and performance options, respectively, were issued in replacement. The incremental value associated with the cancellation and reissuance of these options did not have a significant impact on our stock-based compensation expense.

        Additionally, in July 2004, the Company issued 258,750 new time-based Dresser, Ltd. options and 258,750 new Dresser, Ltd. performance options to certain employees. All options were issued with an exercise price of $40 per share, and generally expire ten years from the issuance date. The time-based options generally vest 20% on the first anniversary on the date of the grant then one forty-eighth of the remaining 80% per month thereafter until the options are fully vested, and the performance options vest automatically in nine and one half years, with vesting accelerated, up to 25% per year, should performance criteria be met in calendar years 2004 through 2007. Vesting and expiration dates for options issued to two employees are based on their date of employment and, as a result, their vesting is accelerated. The options are estimated to have five to six year expected lives, and the value of the options will be expensed over the expected vesting period of the respective options.

  Management Equity Purchase Plan

        The Dresser, Ltd. Management Equity Purchase Plan is the successor and continuation of the Dresser, Inc. 2001 Management Equity Purchase Plan with respect to those participants who were a part of the plan as of July 3, 2002.

        The Management Equity Purchase Plan provides for certain of our employees, directors and consultants, as authorized by the board of directors, to purchase common shares of Dresser, Ltd. The plan provides for the purchase of up to 87,500 class A common shares, par value $0.01 and up to 762,523 class B common shares, par value $0.01.

        In 2001, under the 2001 Management Equity Purchase plan, 87,500 shares of class A common stock and 146,875 shares of class B common stock were purchased under the plan. The Company received proceeds of $9.4 million from those purchases. As a result of the resignation of one employee, we repurchased 9,367 shares of class A common stock and 28,133 shares of class B common stock at $40.00 per share. All purchased shares outstanding as of July 3, 2002 under the Dresser, Inc. 2001 Management Employee Equity Purchase Plan were converted into purchased shares under the successor plan.

  Deferred Compensation

        We offer a non-qualified deferred compensation program to certain key employees whereby they may defer a portion of annual compensation. Participants will generally be able to elect to have such accounts deemed to be invested in either units, which are valued based upon the value of the Dresser Ltd.'s common shares or an interest bearing account. Distributions shall generally be made from the deferred compensation plan over time following the participant's retirement or other termination of employment. The liability for the deferred compensation program included in the financial statements at December 31, 2002 and 2003 was $17.5 million and $14.8 million, respectively. Certain liabilities under the Halliburton deferred compensation plans and supplemental retirement plans have been transferred to our plan and are general liabilities of Dresser.

16. Mandatorily redeemable common stock:

        During 2001, in connection with the management equity purchase plan, 87,500 and 146,875 shares of class A and B stock, respectively, were issued to management for proceeds of $9.4 million. Of those shares, 9,367 class A and 28,133 class B shares of common stock were repurchased by Dresser for $1.5 million. These shares issued to management were subject to the Investor Rights Agreement, whereby if the employee leaves for good reason, is terminated by Dresser without cause, dies or suffers a permanent disability, then such employee will, pursuant to a right granted in the employee's employment agreement, be permitted to cause Dresser to repurchase, at fair market value, shares that they have held for at least six months. If an employee retires, is terminated for cause, or resigns (without good reason), or leaves for the reasons enumerated in the prior sentence but fails to "put" their shares to us for repurchase, then we will have the right to repurchase their shares at fair value.

        On July 3, 2002, Dresser Ltd. agreed to assume, perform and discharge all of Dresser's obligations under the Investor Rights Agreement. However, Dresser, Ltd. has no assets and no ability to discharge Dresser's obligations other than through the use of Dresser assets. As such, the amounts have been classified as mandatorily redeemable common stock on Dresser's balance sheet at December 31, 2003 and 2002, respectively.

  Entech

        In connection with our 2001 acquisition of Entech Industries, Inc. from funds managed by First Reserve and the other Entech shareholders, our consideration included issuing shares of our common stock in exchange for each outstanding share of Entech common stock. At the time we purchased Entech, certain former Entech shareholders had a put right with respect to their 27,908 shares of Entech common stock, which we assumed by giving them a similar put right with respect to the shares of our common stock they received in the acquisition. This put right allowed them to require us to purchase their shares of our common stock at a purchase price of 107.49 British Pounds per share, which represented an aggregate of approximately $5.3 million at December 31, 2003. In connection with the modification of our corporate structure in 2002, the shares subject to the put right became class A common shares of Dresser, Ltd. Due to Dresser, Ltd.'s having no substantive operations, the obligation relating to the put rights was reflected as mandatorily redeemable common stock in our financial statements. In April 2004, those former Entech stockholders exercised their put right. To facilitate the repurchase of the shares, we established a loan to

Dresser, Ltd. with which the shares were repurchased, which is reflected as contra-equity in our financial statements. Accordingly, the shares were transferred from mandatorily redeemable stock to additional paid in capital to reflect the settlement of the put rights. The advance to Dresser, Ltd. is to be reduced by proceeds received by us on behalf of Dresser, Ltd. from the escrow account (discussed below) or from the exercise of options to acquire Dresser, Ltd. common shares.

        At the time of the Entech acquisition, the First Reserve funds invested in Entech and certain other Entech shareholders deposited into an escrow account shares of our common stock equal to the then aggregate value of certain known liabilities of Entech, including the value of the put right in excess of $40 per share, for us to use to satisfy those liabilities as they became due. In connection with the modification of our corporate structure in 2002, the shares deposited in the escrow account became common shares of Dresser, Ltd. Each First Reserve fund and the other two shareholders that deposited shares in the escrow account had the right to remove its shares from the escrow account upon substituting cash into the escrow account in an amount equal to $40 per share or a greater fair market determined by us, and either the shareholders or we could challenge the valuation used for any cash substitution. By June, 2004, the shares in the escrow account held by First Reserve Funds and not previously used to satisfy other known Entech liabilities had been replaced with approximately $2.9 million in cash at a rate of $40 per share, which valuation was not challenged. The proceeds received from the escrow account were used to reduce the advance to Dresser, Ltd. The holders of the remaining 9,134 escrowed shares replaced their shares with approximately $0.3 million in cash in September 2004. We are now in the process of liquidating the escrow account and expect to complete the liquidation by the end of 2004. Accordingly, the remaining approximately $0.3 million has been offset against the advance to Dresser, Ltd. The difference between the amount we paid to the putting shareholders and the amount of funds in the escrow account at the time the put right was exercised, in excess of $40 per share repurchased, reflects the decreased value of the U.S. dollar against the British Pound since the closing of the Entech acquisition, when the dollar value of the put right and the other known liabilities addressed by the escrow account was estimated.

        Cash received by us from the exercise of stock options in the nine months ended September 30, 2004, totaling approximately $0.5 million has also reduced the advance to Dresser, Ltd., resulting in a loan receivable balance at September 30, 2004 of $1.6 million. The loan bears interest at LIBOR plus 2.75% and is payable on demand.

17. Retirement and other postretirement plans:

        We have various retirement plans, which cover a significant number of our employees.

  Defined Contribution Plans

        We sponsor several defined contribution pension plans. Contributions to these plans are based on pre-tax income and/or discretionary amounts determined on an annual basis. The expense associated with the contribution to and administration of these plans was $5.5 million, $5.0 million, and $6.6 million for the years ended December 31, 2001, 2002 and 2003, respectively.

  Domestic and Foreign Defined Benefit Plans and Other Postretirement Benefits

        We sponsor several qualified and nonqualified pension plans and other postretirement benefit plans that cover a significant number of our employees. The qualified plans are funded to operate on an actuarially sound basis. Plan assets are generally invested in cash, short-term investments, real estate, equity and fixed income securities of entities primarily domiciled in the country of the plan's operation. At December 31, 2003, all the domestic pension plan assets were held by a master trust.

        Prior to our recapitalization, we had a salaried pension plan that was commingled with Halliburton. We recorded an allocated pension credit for this plan in 2001 through the date preceding the recapitalization. Upon the recapitalization, we assumed the obligation for this plan and have recorded it in our financial statements at its historical accounting basis.

        The following tables provide a reconciliation of the changes in the plans' projected benefit obligations and fair value of plan assets as of our measurement date (October 31).

	Domestic Pension Benefits		Foreign Pension Benefits
	2002	2003	2002	2003
	(in millions)
Reconciliation of benefit obligation
Obligation as of the measurement date	$168.8	$172.8	$76.8	$91.3
Service cost	2.8	2.3	4.1	4.7
Interest cost	11.7	11.9	3.8	4.4
Actuarial (gain) loss	(1.8)	27.3	1.2	2.3
Other	1.4	5.3	1.9	10.8
Benefit payments	(10.1)	(11.9)	(4.6)	(4.0)
Participant contributions	—	—	0.6	0.7
Effects of settlements	—	—	(1.7)	—
Foreign currency exchange rate changes	—	—	9.2	12.7

Obligation at the measurement date	$172.8	$207.7	$91.3	$122.9

Change in plan assets
Fair value of plan assets at measurement date	$147.0	$130.2	$35.9	$37.8
Actual return on plan assets	(15.2)	21.1	(2.8)	3.9
Employer contributions	6.3	3.9	7.7	4.8
Participant contributions	—	—	0.6	0.7
Benefit payments	(10.1)	(11.9)	(4.6)	(4.0)
Foreign currency exchange rate changes	—	—	2.7	5.3
Other	2.2	—	—	6.0
Effects of settlements	—	—	(1.7)	—

Fair value of plan assets at measurement date	$130.2	$143.3	$37.8	$54.5

Funded status
Funded status of the plans	$(42.6)	$(64.4)	$(53.5)	$(68.4)
Unrecognized net loss (gain)	68.6	87.1	12.3	14.4
Unrecognized transition obligation	—	—	15.8	15.6
Employer contributions	1.0	0.6	1.0	1.1
Unrecognized prior service cost	11.3	12.9	—	—

Pension asset (liability)	$38.3	$36.2	$(24.4)	$(37.3)

Amounts recognized in the balance sheet
Prepaid benefit cost	$38.6	$36.2	$5.9	$6.4
Accrued benefit liability	(0.3)	—	(35.7)	(43.7)
Additional minimum liability	(77.0)	(96.9)	—	(5.5)
Intangible asset	11.6	13.1	4.6	4.3
Accumulated other comprehensive income	65.4	83.8	0.8	1.2

Net amount recognized	$38.3	$36.2	$(24.4)	$(37.3)

        Components of the net periodic benefit cost for the plans are as follows:

	Domestic Pension Benefits			Foreign Pension Benefits
	2001	2002	2003	2001	2002	2003
	(in millions)
Service cost	$3.1	$2.8	$2.3	$2.4	$4.1	$4.7
Interest costs	10.5	11.7	11.9	3.7	3.8	4.4
Expected return on plan assets	(12.9)	(14.8)	(14.7)	(2.5)	(2.5)	(2.6)
Curtailment	1.7	—	1.6	—	—	—
Amortization of
Unrecognized net loss (gain)	0.8	1.0	1.5	—	—	0.5
Unrecognized net asset	—	—	—	1.7	1.8	1.8
Unrecognized prior service cost	1.0	0.7	2.1	—	—	—
Amount allocated by Halliburton for commingled plans	(0.1)	—	—	—	—	—

Net periodic pension cost	$4.1	$1.4	$4.7	$5.3	$7.2	$8.8

        The prior service costs reported in 2001, 2002 and 2003 were amortized on the straight-line basis over the average remaining service period of active participants. In 2001, 2002 and 2003, gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets were amortized over the average remaining service period of active participants.

        Certain of our pension plans were underfunded at December 31, 2002 and 2003 with an aggregate benefit obligation of $248.8 million and $311.8 million, respectively, and aggregate assets of $148.3 million and $174.2 million, respectively.

        The assumptions used to determine our pension benefit obligation at October 31, 2002 and 2003 were as follows:

	Domestic Pension Benefits		Foreign Pension Benefits
	2002	2003	2002	2003
Discount rate	7.0%	6.25%	3.0 - 6.5%	2.0 - 10.0%
Rate of compensation increase	N/A	N/A	2.5 - 7.5%	2.0 - 7.2%

        The assumptions used to determine net periodic benefit cost for the years ended October 31, 2002 and 2003 were as follows:

	Domestic Pension Benefits			Foreign Pension Benefits
	2001	2002	2003	2001	2002	2003
Discount rate	7.0%	7.0%	7.0%	3.0 - 7.0%	3.0 - 7.0%	3.0 - 6.5%
Rate of compensation increase	4.5 - 5.0%	N/A	N/A	2.5 - 7.5%	2.5 - 7.5%	2.5 - 7.5%
Expected return on plan assets	9.0%	9.0%	9.0%	3.5 - 8.0%	3.5 - 8.0%	3.5 - 8.0%

        In 2004, the Company estimates the long-term rate of return on plan assets will be 8.75% for domestic and 2.5% to 10.0% for foreign plans based on the weighted investment type's benchmark average performance annual return over the past 10 years.

        The Company's pension plan weighted-average asset allocations of our Domestic Pension Benefit Plan at October 31, by asset category, are as follows:

	2002	2003
Long duration bonds	34.62%	31.57%
U.S. stocks	54.08%	56.74%
International stocks	9.95%	10.87%
Emerging markets stocks and bonds
Alternative (private) investments
Money market	1.35%	0.82%

Total	100%	100%

        Our investment strategy varies by country depending on the circumstances of the underlying plan. Information related to the weighted average asset classification and investment strategy for our foreign plans is unavailable, therefore, that information has not been provided. Our domestic pension plans are invested in a diversified portfolio with the primary objective of providing adequate cash flows to meet the obligations of the plan while at the same time preserving principal and maximizing returns. To meet our investment objectives, we have designed an allocation range by investment class to provide the highest probability of meeting or exceeding the investment objectives at the lowest possible risk. Our investment allocations by assets class for Domestic Pension Benefit Plans are as follows:

Asset Class	Strategic Allocation	Acceptable Range
Domestic Equities—Large Cap	50%	45 - 55%
Domestic Equities—Small Cap	5%	0 - 10%
International Equities	10%	5 - 15%
Total Equities	65%	55 - 75%
Fixed Income	35%	25 - 45%
Cash	0%	0 - 10%

        The Company expects to contribute approximately $9.1 million to its domestic pension benefit plans in 2004. 2004 contribution expectations for the foreign pension plans are unavailable. The United States Congress passed pension funding relief legislation when they reconvened in 2004. Our 2004 domestic contributions were not impacted by the passing of this legislation.

        The following domestic pension benefit payments, which reflect expected future service as appropriate, are expected to be paid:

Domestic Pension Benefits
2004	$10.7
2005	11.2
2006	11.7
2007	12.4
2008	13.0
2009 - 2013	75.8

  Nonqualified Pension Plans

        We provide certain key employees with additional pension benefits through several unfunded nonqualified pension plans. These plans, the Supplemental Executive Retirement Plan (SERP), the Supplemental Plan for Dresser, Inc. and the ERISA Excess Benefit Plan for Dresser, Inc., supplement the Company's qualified retirement plans and restore benefits that are otherwise limited due to Internal Revenue Service limitations. The estimated liability for the nonqualified pension plans at December 31, 2002 and 2003 was $4.6 million and $4.5 million, respectively and the related expenses were approximately $0.1 million for the period April 10, 2001 through December 31, 2001, $0.7 million in 2002 and $0.8 million in 2003. Prior to April 10, 2001, the amounts are included in the allocations made by Halliburton.

  Other Postretirement Plans

        We sponsor contributory and non-contributory postretirement medical and life insurance benefit plans to specific eligible employees, but we generally absorb the majority of the costs. We may elect to adjust the amount of employee contributions for these plans. Prior to the recapitalization, we had a salaried postretirement plan that was commingled with Halliburton. We have recorded an allocated postretirement expense for this plan in 2001 through the date preceding the recapitalization. Upon the recapitalization, we have assumed the obligation for this plan and have recorded it in our financial statements.

        During 2002 and 2003, several plans were amended to provide for greater cost-sharing between retirees and the Company, effectively reducing our future obligation by approximately $4.2 million and $22.4 million in 2002 and 2003, respectively.

        The following tables provide a reconciliation of the changes in the plans' projected benefit obligations as of our measurement date (October 31):

	2002	2003
	(in millions)
Change in benefit obligation:
Benefit obligation at November 1	$190.5	$184.9
Service cost	1.7	2.4
Interest cost	13.1	12.4
Assumption of salaried plan upon recapitalization	—	—
Actuarial (gain) loss	(6.1)	9.4
Participant contributions	1.5	2.6
Plan amendment	(4.2)	(22.4)
Benefits paid	(11.6)	(13.0)

Benefit obligation at October 31	$184.9	$176.3

Change in plan assets:
Fair value of plan assets at November 1	$—	$—
Employer contribution	10.1	10.4
Participant contributions	1.5	2.6
Benefits paid	(11.6)	(13.0)

Fair value of plan assets at October 31	$—	$—

Funded status plan assets less obligation	$184.9	$176.3
Unrecognized net gain	(29.7)	(41.4)
Unrecognized prior service costs	39.0	55.6

Accrued benefit liability	$194.2	$190.5

Amounts recognized in the balance sheets consist of:
Accrued benefit liability	$194.2	$190.5
Current	12.1	8.4

Non-current	182.1	182.1

Weighted-average assumptions at measurement date:
Discount rate	7.0%	6.25%
Expected return on plan assets	N/A	N/A
Rate of compensation increase	—	—

	2001	2002	2003
	(in millions)
Components of net periodic benefit cost at valuation date:
Service costs	$1.9	$1.7	$2.4
Interest costs	12.4	13.1	12.4
Amortization of prior service cost	(4.7)	(4.6)	(5.8)
Amortization of net loss (gain)	(0.4)	1.9	1.5
Amount allocated by Halliburton for commingled plan	1.8	—	—

Net periodic benefit cost	$11.0	$12.1	$10.5

        Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percent change in assumed healthcare cost trend rates would have the following effect:

	1% Increase	1% Decrease
	(in millions)
Effect on total service and interest cost components of net periodic postretirement healthcare benefit costs for the year ended December 31, 2003	$1.2	$(1.0)
Effect on healthcare cost component of the postretirement benefit obligation at December 31, 2003	$20.4	$(16.9)

	2002	2003
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	10%	10%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2008	2009

        The following other postretirement plan benefit payments, which reflect expected future service as appropriate, are expected to be paid:

Other Postretirement Plan Benefits
2004	$10.6
2005	11.4
2006	11.9
2007	12.3
2008	12.8
2009 - 2013	65.8

Quarterly Pension and Postretirement Plan Information

        The following tables provide information related to our net periodic benefit cost for the three and nine months ended September 30, 2003 and 2004:

	Defined Benefit Plans		Other Postretirement Plans		Defined Benefit Plans		Other Postretirement Plans
	Three Months Ended September 30,				Nine Months Ended September 30,
	2003	2004	2003	2004	2003	2004	2003	2004
	(in millions)				(in millions)
Service cost	$1.8	$1.8	$0.5	$0.5	$5.3	$5.3	$1.7	$1.5
Interest cost	3.8	4.5	3.1	2.3	11.5	13.4	9.3	7.1
Amortization of prior service cost	0.5	0.5	(1.4)	(1.9)	1.6	1.6	(4.3)	(5.5)
Amortization of net loss	0.5	1.3	0.4	—	1.4	4.0	1.2	0.4
Transition obligation	0.5	0.4	—	—	1.4	1.3	—	—
Expected return on assets	(4.0)	(4.2)	—	—	(12.1)	(12.7)	—	—

Net periodic benefit cost	$3.1	$4.3	$2.6	$0.9	$9.1	$12.9	$7.9	$3.5

        We made cash contributions of approximately $6.0 million to our domestic pension benefit plans as of September 30, 2004. We expect to make additional cash contributions of $0.4 million throughout the remainder of 2004 and $9.1 million during the first half of 2005.

        In January 2004, the FASB issued FASB Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" which was amended by FSP 106-2 in May 2004 and is effective as of the first interim or annual period beginning after June 15, 2004. We adopted FSP 106-2 as of April 2004. FSP 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers who provide prescription drug coverage for retirees eligible for Medicare. We recognized the effect of the new retiree prescription drug benefit coverage by Medicare, and as a result, recorded a net benefit of $1.6 million in the second quarter of 2004 which was reflected as a reduction of selling, engineering, administrative and general expense. The availability of the new Medicare drug coverage decreased our accumulated postretirement benefit obligation by approximately $27.7 million. We have elected not to apply for federal subsidies eligible under the Act.

18. Segment Information:

        We aggregate our business units reported to our chief operating decision makers under three reportable segments: flow control, measurement systems and compression and power systems. The business segments are organized around the products and services provided to the customers each serves. The business units aggregated share like businesses, operational and economic features.

        Flow Control.    Operations of the flow control segment include the design, manufacture and marketing of valves and actuators. These products are used to start, stop and control the flow of liquids and gases and to protect process equipment from excessive pressure. In addition, this segment also includes the design, manufacture and marketing of natural gas meters, regulators, digital and analog pressure and temperature gauges, transducers, and piping specialties such as couplings and pipe fabrications.

        Measurement Systems.    Operations of the measurement systems segment consist of the design, manufacture and marketing of fuel dispensers, pumps, peripherals and point-of-sale systems and software for the retail fueling industry.

        Compression and Power Systems.    Operations of the compression and power systems segment consist of the design, manufacture and marketing of natural gas fueled engines used primarily in natural gas compression and power generation applications and rotary blowers and vacuum pumps.

        We evaluate performance based on the operating income or loss from each business segment which excludes interest, other income (expense) and income taxes. The accounting polices of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2.

	Flow Control	Measurements Systems	Compression and Power Systems	Reconciling Items, Including Corporate(2)	Total
	(in millions)
2001
Revenues(1)	$848.1	$343.1	$355.3	$(6.4)	$1,540.1
Operating income	77.1	22.3	51.1	(34.3)	116.2
Depreciation and amortization	34.5	7.0	12.4	0.5	54.4
Goodwill	250.6	13.3	—	—	263.9
Total assets	864.5	159.3	151.7	220.6	1,396.1
Capital expenditures	17.3	8.0	9.8	0.9	36.0
2002
Revenues(1)	$1,005.1	$310.9	$277.1	$(3.7)	$1,589.4
Operating income	68.5	23.6	17.0	(26.2)	82.9
Depreciation and amortization	25.0	5.1	12.0	1.0	43.1
Goodwill	286.2	14.3	—	—	300.5
Total assets	899.5	137.5	107.4	214.3	1,358.7
Capital expenditures	9.2	1.6	4.2	0.2	15.2
2003
Revenues(1)	$996.0	$390.6	$276.9	$(6.5)	$1,657.0
Operating income	43.1	32.5	12.5	(39.5)	48.6
Depreciation and amortization	25.0	5.8	10.9	2.8	44.5
Goodwill	300.0	15.2	—	—	315.2
Total assets	869.5	147.4	144.0	243.3	1,404.2
Capital expenditures	21.0	1.3	3.8	4.7	30.8
September 2004
Revenues(1)	$822.6	$390.5	$232.1	$(4.8)	$1,440.4
Operating income	53.2	55.2	12.5	(30.9)	90.0
Depreciation and amortization	17.4	6.0	10.2	2.0	35.6
Goodwill	294.6	101.4	—	—	396.0
Total assets	860.0	426.4	151.6	190.2	1,628.2
Capital expenditures	20.2	2.2	1.8	12.3	36.5

(1)
Revenues for each operating segment include inter-segment revenues, which have been eliminated in "Reconciling Items, Including Corporate." The presentation is consistent with management's review of each operating segment.

(2)
Reconciling Items, Including Corporate revenue and operating income represents inter-segment eliminations and certain corporate overhead costs not allocated to each business segment. Reconciling Items, Including Corporate assets primarily consist of cash, deferred financing fees, prepaid and intangible pension costs and deferred tax assets.

        The following table presents information by geographic area for the years ended December 31, 2001, 2002 and 2003:

	2001	2002	2003
	(in millions)
Revenues
United States of America	$766.2	$716.6	$716.5
Canada and Latin America	248.7	254.7	223.9
Europe and Africa	318.4	385.9	449.7
Other	206.8	232.2	266.9

Total	$1,540.1	$1,589.4	$1,657.0

Identifiable long-lived assets
United States of America	$159.8	$137.2	$132.6
Canada and Latin America	7.9	5.8	8.7
Europe and Africa	56.9	54.9	54.5
Other	10.4	11.0	12.3

Total	$235.0	$208.9	$208.1

19. Subsequent Events

        In connection with the September 3, 2004 filing of our initial registration statement to sell equity securities in an initial public offering, we were required to present historical earnings per share in accordance with SFAS No. 128, "Earnings Per Share."

20. Supplemental Guarantor Information:

        In connection with our senior subordinated notes due 2011, our wholly-owned domestic subsidiaries guaranteed, jointly and severally, our obligation to pay principal and interest on the notes on a full and unconditional basis. The following supplemental financial information presents the balance sheets as of December 31, 2002, 2003 and September 30, 2004, the statements of operations and cash flows for the years ended December 31, 2001, 2002 and 2003, and for the nine months ended September 30, 2003 and 2004, respectively. In the consolidating financial statements, the investments in wholly-owned subsidiaries are accounted for using the equity method. Certain prior year information has been reclassified to conform to the current year presentation.

DRESSER, INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2002

(in millions)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current Assets:
Cash and equivalents	$62.7	$0.5	$55.6	$—	$118.8
Restricted cash	7.5	—	—	—	7.5
Accounts receivable, net	84.8	2.4	160.5	—	247.7
Notes receivable	0.8	—	7.1	—	7.9
Inventories	135.3	15.1	149.6	—	300.0
Other current assets	8.0	0.1	7.2	—	15.3

Total current assets	299.1	18.1	380.0	—	697.2
Property, plant and equipment	137.0	0.2	71.7	—	208.9
Investments in and advances with consolidated subsidiaries	438.8	399.3	—	(838.1)	—
Investment in unconsolidated subsidiaries	0.1	—	7.2	—	7.3
Deferred financing fees and other assets	53.4	—	19.8	—	73.2
Prepaid and intangible pension assets	50.3	—	10.4	—	60.7
Deferred tax assets	—	—	4.7	—	4.7
Goodwill	112.8	23.8	163.9	—	300.5
Other assets	2.0	—	4.2	—	6.2

Total assets	$1,093.5	$441.4	$661.9	$(838.1)	$1,358.7

LIABILITIES, MINORITY INTEREST, MANDATORILY REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$68.8	$0.8	$98.6	$—	$168.2
Notes payable	—	—	19.2	—	19.2
Current maturities of long-term debt	—	—	1.1	—	1.1
Payroll and other compensation	15.0	0.8	8.5	—	24.3
Deferred revenue	11.8	—	7.1	—	18.9
Accrued expenses	28.9	1.0	66.1	—	96.0

Total current liabilities	124.5	2.6	200.6	—	327.7
Pension and other retiree benefit obligations	290.2	—	24.1	—	314.3
Long-term debt	959.8	—	3.5	—	963.3
Other liabilities	6.7	—	34.4	—	41.1

Total liabilities	1,381.2	2.6	262.6	—	1,646.4
Commitments and contingencies
Mandatorily redeemable common stock	7.9	—	—	—	7.9
Shareholders' (deficit) equity:
Total shareholders' (deficit) equity	(295.6)	438.8	399.3	(838.1)	(295.6)

Total liabilities, mandatorily redeemable common stock and shareholders' (deficit) equity	$1,093.5	$441.4	$661.9	$(838.1)	$1,358.7

DRESSER, INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2003

(in millions)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$80.0	$—	$68.9	$—	$148.9
Restricted cash	—	—	0.7	—	0.7
Accounts receivable, net	91.5	2.3	182.4	—	276.2
Notes receivable	1.5	—	2.9	—	4.4
Inventories	106.8	18.5	165.0	—	290.3
Deferred income taxes	—	—	2.4	—	2.4
Other current assets	11.8	—	6.3	—	18.1

Total current assets	291.6	20.8	428.6	—	741.0
Property, plant and equipment, net	134.6	0.1	73.4	—	208.1
Investments in and advances with consolidated subsidiaries	466.2	422.8	—	(889.0)	—
Investments in unconsolidated subsidiaries	0.2	—	7.1	—	7.3
Deferred financing fees	40.2	—	—	—	40.2
Prepaid and intangible pension assets	49.3	—	10.5	—	59.8
Deferred income taxes	—	—	8.8	—	8.8
Goodwill	113.9	23.8	177.5	—	315.2
Other assets	8.4	—	15.4	—	23.8

Total assets	$1,104.4	$467.5	$721.3	$(889.0)	$1,404.2

LIABILITIES, MINORITY INTEREST, MANDATORILY REDEEMABLE COMMON STOCK AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$75.8	$1.1	$121.5	$—	$198.4
Notes payable	0.5	—	2.4	—	2.9
Current maturities of long-term debt	1.9	—	0.8	—	2.7
Payroll and other compensation	20.8	—	26.8	—	47.6
Deferred revenue	12.9	—	14.1	—	27.0
Accrued expenses	46.4	0.2	71.6	—	118.2

Total current liabilities	158.3	1.3	237.2	—	396.8
Pension and other retiree benefits obligations	290.8	—	49.3	—	340.1
Long-term debt, net of current maturities	938.9	—	2.5	—	941.4
Deferred income taxes	—	—	3.1	—	3.1
Other liabilities	21.1	—	1.0	—	22.1

Total liabilities	1,409.1	1.3	293.1	—	1,703.5
Commitments and contingencies:
Minority interest	—	—	0.4	—	0.4
Mandatorily redeemable common stock of Dresser Ltd.	7.9	—	5.0	—	12.9
Shareholders' (deficit) equity:
Total shareholders' (deficit) equity	(312.6)	466.2	422.8	(889.0)	(312.6)

Total liabilities and shareholders' (deficit) equity	$1,104.4	$467.5	$721.3	$(889.0)	$1,404.2

 DRESSER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2004

(in millions)
(unaudited)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$41.0	$0.4	$60.6	$—	$102.0
Restricted cash	—	—	2.3	—	2.3
Accounts receivable, net	136.8	3.5	238.4	—	378.7
Notes receivable	0.9	—	4.6	—	5.5
Inventories	121.5	12.6	204.1	—	338.2
Deferred Income taxes	2.4	—	—	—	2.4
Other current assets	7.8	—	12.5	—	20.3

Total current assets	310.4	16.5	522.5	—	849.4
Property, plant and equipment, net	129.9	0.1	96.9	—	226.9
Investments in and advances with consolidated subsidiaries	604.4	564.9	—	(1,169.3)	—
Investments in unconsolidated subsidiaries	—	—	8.4	—	8.4
Deferred financing fees	25.5	—	—	—	25.5
Prepaid and intangible pension assets	49.3	—	15.6	—	64.9
Deferred income taxes	10.4	—	—	—	10.4
Goodwill	113.9	23.8	258.3	—	396.0
Other assets	17.8	—	28.9	—	46.7

Total assets	$1,261.6	$605.3	$930.6	$(1,169.3)	$1,628.2

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$91.4	$0.5	$167.8	$—	$259.7
Notes payable	—	—	8.7	—	8.7
Current maturities of long-term debt	2.0	—	1.0	—	3.0
Payroll and other compensation	24.8	0.2	33.6	—	58.6
Deferred revenue	8.2	—	19.5	—	27.7
Accrued expenses	60.4	0.2	72.3	—	132.9

Total current liabilities	186.8	0.9	302.9	—	490.6
Pension and other retiree benefits obligations	288.0	—	53.9	—	341.9
Long-term debt, net of current maturities	1,070.2	—	2.3	—	1,072.5
Deferred income taxes	1.1	—	1.9	—	3.0
Other liabilities	16.6	—	1.2	—	17.8

Total liabilities	1,562.7	0.9	362.2	—	1,925.8
Commitments and contingencies	—	—	—	—	—
Minority interest	—	—	3.5	—	3.5
Mandatorily redeemable common stock of Dresser, Ltd.	7.4	—	—	—	7.4
Shareholders' (deficit) equity:
Total shareholders' (deficit) equity	(308.5)	604.4	564.9	(1,169.3)	(308.5)

Total liabilities and shareholders' (deficit) equity	$1,261.6	$605.3	$930.6	$(1,169.3)	$1,628.2

DRESSER, INC.

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

(in millions)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues	$1,034.5	$—	$613.3	$(107.7)	$1,540.1
Cost of revenues	730.4	—	442.2	(93.4)	1,079.2

Gross profit	304.1	—	171.1	(14.3)	460.9
Selling, engineering, administrative and general expenses	241.8	0.4	116.8	(14.3)	344.7

Operating income	62.3	(0.4)	54.3	—	116.2
Interest expense	(59.0)	—	(9.6)	—	(68.6)
Interest income	1.0	—	2.1	—	3.1
Other income (expense), net	0.3	—	(0.7)	(0.1)	(0.5)

Income (loss) before taxes	4.6	(0.4)	46.1	(0.1)	50.2
Provision for income taxes	(78.6)	—	(18.5)	—	(97.1)

(Loss) income before equity interests	(74.0)	(0.4)	27.6	(0.1)	(46.9)
Equity in earnings of unconsolidated subsidiaries	29.2	29.6	2.0	(58.7)	2.1

Net (loss) income	$(44.8)	$29.2	$29.6	$(58.8)	$(44.8)

DRESSER, INC.

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(in millions)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues	$984.6	$27.6	$711.6	$(134.4)	$1,589.4
Cost of revenues	739.6	22.3	538.2	(132.3)	1,167.8

Gross profit	245.0	5.3	173.4	(2.1)	421.6
Selling, engineering, administrative and general expenses	216.1	2.0	122.7	(2.1)	338.7

Operating income	28.9	3.3	50.7	—	82.9
Interest expense	(92.8)	(0.3)	(5.5)	—	(98.6)
Interest income	0.6	—	2.0	—	2.6
Other income (expense), net	0.8	(0.9)	—	(0.1)	(0.2)

(Loss) income before income taxes	(62.5)	2.1	47.2	(0.1)	(13.3)
Provision for income taxes	(0.3)	—	(13.1)	—	(13.4)

(Loss) income before equity interests	(62.8)	2.1	34.1	(0.1)	(26.7)
Equity in earnings of unconsolidated subsidiaries	39.6	37.5	3.4	(77.0)	3.5

Net (loss) income	$(23.2)	$39.6	$37.5	$(77.1)	$(23.2)

DRESSER, INC.

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(in millions)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues	$969.1	$32.3	$758.1	$(102.5)	$1,657.0
Cost of revenues	729.1	24.9	571.9	(102.1)	1,223.8

Gross profit	240.0	7.4	186.2	(0.4)	433.2
Selling, engineering, administrative and general expenses	227.2	2.7	155.1	(0.4)	384.6

Operating income	12.8	4.7	31.1	—	48.6
Interest expense	(82.6)	—	(3.2)	—	(85.8)
Interest income	0.1	—	2.8	—	2.9
Other income (expense), net	0.9	2.3	—	—	3.2

(Loss) income before income taxes	(68.8)	7.0	30.7	—	(31.1)
Provision for income taxes	(0.3)	—	(14.2)	—	(14.5)

(Loss) income before equity interests	(69.1)	7.0	16.5	—	(45.6)
Equity in earnings of unconsolidated subsidiaries	24.4	17.4	0.9	(41.8)	0.9

Net (loss) income	$(44.7)	$24.4	$17.4	$(41.8)	$(44.7)

DRESSER, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

(in millions)
(unaudited)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues	$694.5	$25.3	$536.1	$(72.1)	$1,183.8
Cost of revenues	532.8	20.6	389.8	(71.8)	871.4

Gross profit	161.7	4.7	146.3	(0.3)	312.4
Selling, engineering, administrative and general expenses	184.4	(0.8)	89.2	(0.3)	272.5

Operating income (loss)	(22.7)	5.5	57.1	—	39.9
Interest expense	(61.8)	—	(1.1)	—	(62.9)
Interest income	0.1	—	2.3	—	2.4
Other income (expense), net	0.3	0.2	6.9	—	7.4

Income (loss) before income taxes	(84.1)	5.7	65.2	—	(13.2)
Provision for income taxes	(0.1)	—	(20.9)	—	(21.0)

Income (loss) before equity interests	(84.2)	5.7	44.3	—	(34.2)
Equity in earnings of unconsolidated subsidiaries	—	—	2.0	—	2.0
Equity in earnings of consolidated subsidiaries	52.0	46.3	—	(98.3)	—

Net income (loss)	$(32.2)	$52.0	$46.3	$(98.3)	$(32.2)

DRESSER, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2004

(in millions)
(unaudited)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues	$799.6	$22.5	$716.2	$(97.9)	$1,440.4
Cost of revenues	581.0	18.7	523.0	(97.5)	1,025.2

Gross profit	218.6	3.8	193.2	(0.4)	415.2
Selling, engineering, administrative and general expenses	192.3	1.8	131.5	(0.4)	325.2

Operating Income	26.3	2.0	61.7	—	90.0
Interest expense	(57.0)	(0.1)	(17.6)	—	(74.7)
Interest income	—	—	0.9	—	0.9
Other income (expense), net	0.9	(0.1)	(1.5)	—	(0.7)

(Loss) income before income taxes	(29.8)	1.8	43.5	—	15.5
Provision for income taxes	(1.0)	0.2	(12.5)	—	(13.3)

(Loss) income before equity interests	(30.8)	2.0	31.0	—	2.2
Equity in earnings of unconsolidated subsidiaries	—	—	2.4	—	2.4
Equity in earnings of consolidated subsidiaries	34.6	32.6	—	(67.2)	—
Minority owner's share of consolidated subsidiaries	—	—	(0.8)	—	(0.8)

Net (loss) income	$3.8	$34.6	$32.6	$(67.2)	$3.8

DRESSER, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

(in millions)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(44.8)	$29.2	$29.6	$(58.8)	$(44.8)
Adjustments to reconcile net (loss) income to cash flows provided by (used in) operating activities:
Depreciation and amortization	28.4	—	26.0	—	54.4
Equity in earnings of consolidated affiliates	(29.2)	(29.6)	—	58.8	—
Equity in earnings of unconsolidated affiliates	(0.1)	—	(2.0)	—	(2.1)
Loss (gain) on foreign currency exchange	1.7	—	—	—	1.7
Amortization of deferred financing fees, net of amortization	6.9	—	—	—	6.9
Deferred income taxes	78.0	—	(0.4)	—	77.6
Other changes, net	100.3	0.4	(100.2)	—	0.5

Net cash provided by (used in) operating activities	141.2	—	(47.0)	—	94.2

Cash flows from investing activities:
Recapitalization transaction	(1,296.3)	—	—	—	(1,296.3)
Acquisitions of assets	(35.6)	—	—	—	(35.6)
Capital expenditures	(27.6)	—	(8.4)	—	(36.0)
Other	—	—	6.4	—	6.4

Net cash used in investing activities	(1,359.5)	—	(2.0)	—	(1,361.5)

Cash flows from financing activities:
Changes in affiliate activity	—	—	(4.1)	—	(4.1)
Proceeds from the issuance of long term debt	920.0	—	100.0	—	1,020.0
Repayment of long-term debt (including current portion)	(6.4)	—	(2.9)	—	(9.3)
Net increase in short-term notes payable	—	—	9.7	—	9.7
Payment of deferred financing fees	(62.7)	—	—	—	(62.7)
Proceeds from the issuance of stock	405.8	—	—	—	405.8
Equity issuance costs	(8.6)	—	—	—	(8.6)

Net cash provided by financing activities	1,248.1	—	102.7	—	1,350.8
Effect of translation adjustments on cash	—	—	(1.6)	—	(1.6)

Net increase in cash and equivalents	29.8	—	52.1	—	81.9
Cash and equivalents, beginning of period	5.6	—	14.2	—	19.8

Cash and equivalents, end of period	$35.4	$—	$66.3	$—	$101.7

DRESSER, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

(in millions)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(23.2)	$39.6	$37.5	$(77.1)	$(23.2)
Adjustments to reconcile net (loss) income to cash flows provided by (used in) operating activities:
Depreciation and amortization	28.5	—	14.6	—	43.1
Equity in earnings of consolidated affiliates	(39.6)	(37.5)	—	77.1	—
Equity in earnings of unconsolidated affiliates	(0.1)	—	(3.4)	—	(3.5)
Loss on repayment of debt	15.4	—	—	—	15.4
Loss (gain) on foreign currency exchange	0.2	—	—	—	0.2
Amortization of deferred financing fees	4.9	—	—	—	4.9
Impairment of assets	—	—	1.6	—	1.6
Deferred income taxes	—	—	(2.4)	—	(2.4)
Other changes, net	79.8	5.5	15.8	—	101.1

Net cash provided by (used in) operating activities	65.9	7.6	63.7	—	137.2

Cash flows from investing activities:
Acquisitions of assets	(21.4)	—	—	—	(21.4)
Capital expenditures	(10.1)	—	(5.1)	—	(15.2)
Changes in restricted cash	(7.5)	—	—	—	(7.5)

Net cash used in investing activities	(39.0)	—	(5.1)	—	(44.1)

Cash flows from financing activities:
Changes in affiliate activity	(48.3)	—	48.3	—	—
Proceeds from the issuance of long term debt	256.3	—	—	—	256.3
Repayment of long-term debt (including current portion)	(209.4)	(7.1)	(97.4)	—	(313.9)
Net decrease in short-term notes payable	—	—	(24.0)	—	(24.0)
Payment of deferred financing fees	(8.2)	—	(0.1)	—	(8.3)
Proceeds from the issuance of stock	10.0	—	—	—	10.0

Net cash used in financing activities	0.4	(7.1)	(73.2)	—	(79.9)
Effect of translation adjustments on cash	—	—	3.9	—	3.9

Net increase (decrease) in cash and equivalents	27.3	0.5	(10.7)	—	17.1
Cash and equivalents, beginning of period	35.4	—	66.3	—	101.7

Cash and equivalents, end of period	$62.7	$0.5	$55.6	$—	$118.8

DRESSER, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

(in millions)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(44.7)	$24.4	$17.4	$(41.8)	$(44.7)
Adjustments to reconcile net (loss) income to cash flows provided by (used in) operating activities:
Depreciation and amortization	30.6	—	13.9	—	44.5
Equity in earnings of consolidated subsidiaries	(24.4)	(17.4)	—	41.8	—
Equity in earnings of unconsolidated subsidiaries	—	—	(0.9)	—	(0.9)
Loss on repayment of debt	1.1	—	—	—	1.1
(Gain) loss on foreign currency exchange	(3.9)	—	(9.1)	—	(13.0)
Amortization of deferred financing fees	5.5	—	—	—	5.5
Impairment of assets	5.3	—	—	—	5.3
Loss on sale of subsidiary	—	—	4.7	—	4.7
Deferred income taxes	—	—	(2.5)	—	(2.5)
Other changes, net	98.6	(9.4)	(14.6)	—	74.6

Net cash provided by (used in) operating activities	68.1	(2.4)	8.9	—	74.6

Cash flows from investing activities:
Acquisitions of assets	(15.4)	—	—	—	(15.4)
Capital expenditures	(19.2)	—	(11.6)	—	(30.8)
Proceeds from sale of subsidiary	—	—	24.0	—	24.0
Changes in restricted cash	7.5	—	(0.7)	—	6.8
Other	—	—	1.8	—	1.8

Net cash (used in) provided by investing activities	(27.1)	—	13.5	—	(13.6)

Cash flows from financing activities:
Repayment of long-term debt (including current portion)	(25.8)	1.9	(0.2)	—	(24.1)
Net increase (decrease) in short-term notes payable	2.3	—	(15.2)	—	(12.9)
Payment of deferred financing fees	(2.9)	—	—	—	(2.9)

Net cash (used in) provided by financing activities	(26.4)	1.9	(15.4)	—	(39.9)
Effect of translation adjustments on cash	2.7	—	6.3	—	9.0

Net increase (decrease) in cash and equivalents	17.3	(0.5)	13.3	—	30.1
Cash and equivalents, beginning of period	62.7	0.5	55.6	—	118.8

Cash and equivalents, end of period	$80.0	$—	$68.9	$—	$148.9

DRESSER, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2003

(in millions)
(unaudited)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(32.2)	$52.0	$46.3	$(98.3)	$(32.2)
Adjustments to reconcile net (loss) income to cash flow (used in) provided by operating activities:
Depreciation and amortization	18.6	—	13.1	—	31.7
Equity in earnings of consolidated subsidiaries	(52.0)	(46.3)	—	98.3	—
Equity in earnings of unconsolidated subsidiaries	—	—	(2.0)	—	(2.0)
Loss on repayment of debt	0.1	—	—	—	0.1
Loss on foreign currency exchange	7.1	—	—	—	7.1
Amortization of deferred financing fees, net of amortization	4.5	—	—	—	4.5
Impairment of assets	1.5	—	3.1	—	4.6
Deferred income taxes	—	—	0.4	—	0.4
Other changes, net	44.5	(3.5)	(17.8)	—	23.2

Net cash provided by (used in) operating activities	(7.9)	2.2	43.1	—	37.4

Cash flows from investing activities:
Acquisition of assets	(15.4)	—	—	—	(15.4)
Capital expenditures	(10.3)	—	(7.5)	—	(17.8)
Changes in restricted cash	9.7	—	—	—	9.7

Net cash used in investing activities	(16.0)	—	(7.5)	—	(23.5)

Cash flows from financing activities:
Changes in affiliate activities	38.3	—	(38.3)	—	—
Repayment of long-term debt (including current portion)	(7.5)	—	(1.3)	—	(8.8)
Net decrease in short-term notes payable	—	—	(9.1)	—	(9.1)
Payment of deferred financing fees	(3.9)	—	—	—	(3.9)

Net cash (used in) provided by financing activities	26.9	—	(48.7)	—	(21.8)
Effect of translation adjustments on cash	—	—	3.9	—	3.9

Net (decrease) increase in cash and cash equivalents	3.0	2.2	(9.2)	—	(4.0)
Cash and cash equivalents, beginning of period	55.9	0.5	55.6	—	112.0

Cash and cash equivalent, end of period	$58.9	$2.7	$46.4	$—	$108.0

DRESSER, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2004

(in millions)

(unaudited)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$3.8	$34.6	$32.6	$(67.2)	$3.8
Adjustments to reconcile net income (loss) to cash flow (used in) provided by operating activities:
Depreciation and amortization	22.3	—	13.3	—	35.6
Equity in earnings of consolidated subsidiaries	(34.6)	(32.6)	—	67.2	—
Equity in earnings of unconsolidated subsidiaries	—	—	(2.4)	—	(2.4)
Loss on repayment of debt	16.6	—	—	—	16.6
(Gain) loss on foreign currency exchange	1.7	—	—	—	1.7
Amortization of deferred financing fees, net of amortization	2.8	—	—	—	2.8
Deferred income taxes	(1.3)	—	(0.5)	—	(1.8)
Other changes, net	(68.4)	(1.6)	45.4	—	(24.6)

Net cash provided by (used in) operating activities	(57.1)	0.4	88.4	—	31.7

Cash flows from investing activities:
Acquisition of business	—	—	(174.0)	—	(174.0)
Capital expenditures	(4.9)	—	(31.6)	—	(36.5)
Proceeds from sale of assets	4.2	—	—	—	4.2
Changes in restricted cash	—	—	(1.6)	—	(1.6)

Net cash used in investing activities	(0.7)	—	(207.2)	—	(207.9)

Cash flows from financing activities:
Advances (to) from affilates	(106.0)	—	106.0	—	—
Proceeds from the issuance of long-term debt	172.2	—	0.6	—	172.8
Repayment of long-term debt (including current portion)	(45.0)	—	(1.9)	—	(46.9)
Net increase in short term notes payable	(0.4)	—	6.3	—	5.9
Payment of deferred financing fees	—	—	—	—	—
Proceeds from exercise of stock options	—	—	—	—	—
Purchase of shares, net of escrow and stock options	(1.9)	—	—	—	(1.9)

Net cash provided by financing activities	18.9	—	111.0	—	129.9
Effect of translation adjustments on cash	—	—	(0.6)	—	(0.6)

Net increase (decrease) in cash and cash equivalents	(38.9)	0.4	(8.4)	—	(46.9)
Cash and cash equivalents, beginning of period	80.0	—	68.9	—	148.9

Cash and cash equivalents, end of period	$41.1	$0.4	$60.5	$—	$102.0

Report of Independent Public Accounting Firm

The Board of Directors of
Nuovo Pignone S.p.A.

        We have audited the accompanying balance sheets of Nuovo Pignone Distribution, a division of Nuovo Pignone S.p.A. (the "Division"), as of December 31, 2003, 2002 and 2001, and the related statements of income, invested equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the management of Nuovo Pignone S.p.A.. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Division as of December 31, 2003, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG SpA
June 29, 2004 Florence, Italy

NUOVO PIGNONE DISTRIBUTION
(A division of Nuovo Pignone S.p.A.)

Balance Sheets

December 31, 2003, 2002 and 2001

(in thousands of Euro)

	2003	2002	2001
Assets
Current assets:
Trade accounts receivable, less allowance for doubtful accounts of € 5,559 in 2003, € 4,761 in 2002 and € 3,951 in 2001 (note 2)	53,729	63,614	57,907
Inventories (note 3)	23,489	21,459	20,537
Deferred tax assets (note 14)	6,119	7,902	6,180
Other current assets (note 4)	631	1,563	492

Total current assets	83,968	94,538	85,116
Investments in affiliated companies (note 5)	1	1	1
Property, plant and equipment, net (note 6)	6,651	6,716	5,929
Goodwill (note 7)	11,744	11,744	11,650
Intangible assets (note 8)	85	127	160
Deferred tax assets (note 14)	2,144	1,367	1,861

Total assets	104,593	114,493	104,717

Liabilities and Invested Equity
Current liabilities:
Trade accounts payable	30,950	46,010	40,744
Due to affiliated companies (note 10)	1,599	2,060	5,240
Warranty reserve (note 11)	933	1,080	936
Accrued expenses and other current liabilities (notes 9 and 12)	4,746	3,848	2,873

Total current liabilities	38,228	52,998	49,793
Employee benefits (note 1(l))	3,119	3,117	2,883

Total liabilities	41,347	56,115	52,676
Invested equity (note 1(b) and 10)	63,246	58,378	52,041
Commitments and contingencies (note 12)	—	—	—

Total liabilities and invested equity	104,593	114,493	104,717

See accompanying notes to the financial statements.

NUOVO PIGNONE DISTRIBUTION
(A division of Nuovo Pignone S.p.A.)

Statements of Income

Years ended December 31, 2003, 2002 and 2001

(in thousands of Euro)

	2003	2002	2001
Revenues (note 13)
Sale of goods	96,349	87,246	91,960
Sale of services	37,397	46,762	34,414

Total revenues	133,746	134,008	126,374
Cost of goods and services (note 13)
Cost of goods sold	70,851	63,393	61,738
Cost of services sold	31,351	39,710	30,362

Total cost of goods and services	102,202	103,103	92,100
Gross profit (note 13)	31,544	30,905	34,274
Selling, general, and administrative expenses	(20,478)	(22,106)	(19,233)

Operating income	11,066	8,799	15,041
Other income (expense)
Loss on sale of receivables (note 2)	(864)	(488)	(545)
Foreign exchange gains and losses (note 1(e))	499	1,024	81
Other expense	(88)	(74)	(371)
Interest expense (notes 1(b) and 2)	(1,567)	(2,140)	(2,373)

Income before income taxes and accounting changes	9,046	7,121	11,833
Income tax expense (note 14)	(4,497)	(4,160)	(5,581)

Income before accounting changes	4,549	2,961	6,252
Cumulative effect of accounting changes (note 1(e))	—	—	(27)

Net income	4,549	2,961	6,225

See accompanying notes to the financial statements.

NUOVO PIGNONE DISTRIBUTION

(A division of Nuovo Pignone S.p.A.)

Statements of Changes in Invested Equity and Comprehensive Income

Years ended December 31, 2003, 2002 and 2001

(in thousands of Euro)

Balance of January 1, 2001	49,584
Net Payments to Nuovo Pignone S.p.A. (note 1(b))	(3,768)
Net income	6,225

Balance at December 31, 2001	52,041
Net receipts from Nuovo Pignone S.p.A. (note 1(b))	3,376
Net income	2,961

Balance at December 31, 2002	58,378
Net receipts from Nuovo Pignone S.p.A. (note 1(b))	319
Net income	4,549

Balance at December 31, 2003	63,246

See accompanying notes to the financial statements.

NUOVO PIGNONE DISTRIBUTION

(A division of Nuovo Pignone S.p.A.)

Statements of Cash Flows

Years ended December 31, 2003, 2002 and 2001

(in thousands of Euro)

	2003	2002	2001
Net income	4,549	2,961	6,225
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting changes	—	—	27
Depreciation and amortization	1,577	1,464	2,069
Increase in allowance for doubtful accounts	814	1,562	530
Decrease (increase) in trade accounts receivable	9,071	(7,269)	(14,768)
Increase in inventories	(2,030)	(922)	(5,160)
Decrease (increase) in other current assets	932	(1,072)	22
(Decrease) increase in trade accounts payable	(15,060)	5,266	14,120
Increase (decrease) in due to affiliates	379	(1,804)	2,686
Increase in accrued expenses and other current liabilities	898	976	247
(Decrease) increase in warranty reserve	(147)	144	(104)
Increase (decrease) in employee benefits	2	234	(36)
Decrease (increase) is deferred tax assets	1,006	(1,227)	(1,840)

Net cash provided by operating activities	1,991	313	4,018

Cash flows used in investing activities:
Net increase in property, plant and equipment	(1,470)	(2,313)	(1,679)
Payments for business purchased	—	—	(899)

Net cash used in investing activities	(1,470)	(2,313)	(2,578)

Cash flows from financing activities:
Net (decrease) increase in secured borrowings from GE Capital Funding	(840)	(1,376)	2,328
Net receipts from (payments to) Nuovo Pignone S.p.A.	319	3,376	(3,768)

Net cash (used in) provided by financing activities	(521)	2,000	(1,440)
Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	—	—	—

Interest paid	—	—	—
Taxes paid	—	—	—

See accompanying notes to the financial statements.

NUOVO PIGNONE DISTRIBUTION

(A division of Nuovo Pignone S.p.A.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

(in thousands of Euro, except as otherwise indicated)

1. Summary of Significant Accounting Policies and Practices

(a) Description of Business

        Nuovo Pignone Distribution (the "Division") is a division of Nuovo Pignone S.p.A. ("NP"), an Italian wholly owned subsidiary of General Electric Co. ("GE"). It operates in the GE Oil & Gas business, a division of the General Electric Energy segment ("GE Energy"). The Division has two segments: automotive; which produces and distributes gasoline, liquefied petroleum gas ("LPG") and compressed natural gas ("CNG") fuel distribution systems and related after-market field and product services, and residential; which supplies residential gas meters.

        The production operations of both segments are located at Talamona, Italy. After-sales service units operate principally from Rimini, Italy, and a sales office is located at San Donato, Milan, Italy. Customers are mainly distributors of gasoline, LPG and CNG in the automotive segment, and public utilities in the residential segment. Customers of the Division are located in Italy (64% of revenues), Europe (19%) and Asia (17%).

(b) Basis of Presentation

        On June 4, 2004 NP executed a Purchase and Sale Agreement ("PSA") with DEG Italia S.p.A. (the "Buyer"), a subsidiary of Dresser Inc. ("Dresser") and sold substantially all assets and liabilities of the Division. Certain limited assets and liabilities were excluded from the sale.

        The Division has no separate legal status and the financial statements have been derived from the financial statements and accounting records of NP, prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for consolidation in the financial statements of GE. Management believes the assumptions underlying the financial statements are reasonable. However, the financial statements included herein may not necessarily reflect the Division's results of operations, financial position and cash flows in the future, or what its results of operations, financial position and cash flows would have been had the Division operated as a stand-alone entity during the periods presented. In addition, the Division has no history of operating as an independent entity, may be unable to make changes necessary to operate as a stand-alone entity, or may incur different costs as a stand-alone entity that may cause the Division's profitability to change.

        The Division's financial statements include allocations of certain expenses incurred on its behalf by NP, as well as a portion of common expenses incurred by GE Energy and GE on behalf of all subsidiaries. Such allocations of common expenses are based on various factors considered by management to best represent the costs for the respective subsidiaries and divisions. The allocated expenses from NP, GE Energy and GE primarily relate to administrative expenses, customer service support in remote geographical areas, and information technology, and amounted to € 6,307 thousand, € 6,830 thousand and € 6,719 thousand in 2003, 2002 and 2001, respectively. For purposes of these financial statements, it is assumed that these expenses were incurred directly by the Division and would be deductible in calculating its hypothetical tax liability. The Division's management believes the amount of these allocations is a reasonable representation of the services performed and benefited by the Division.

        NP uses a centralized approach to cash management and to finance its operations. Cash deposits from most divisions of NP are transferred to NP on a regular basis and are netted with a cash pooling mechanism centralized in a primary Italian financial institution. Therefore, to the extent not funded through operations of the Division, NP funded the Division's activities. NP does not specifically distinguish payments to or costs incurred on behalf of the Division as contributed capital or receivables from the Division, but rather consider all such amounts, including retained earnings of the Division, as invested equity. As a result, none of NP's cash, cash equivalents or debt at the corporate level have been allocated to the Division in the financial statements. Although NP does not charge interest to the Division, these financial statements include an estimate of interest calculated on the average net amount of invested equity, with such interest being reflected as expense in the Division's statements of income. The interest rates applied in 2003, 2002 and 2001 are 2.54%, 3.59% and 4.67%, respectively, which are consistent with those incurred by NP in the periods in its cash pool transactions. The net assets balances used to calculate interest expense do not necessarily reflect the level of indebtedness the Division would have incurred as a stand-alone entity. The Division believes these are reasonable estimates of the cost of financing the Division's assets and operations in the past. However, the Division may not be able to obtain financing at interest rates similar to those used for the interest expense calculation. Accordingly, the Division's interest expense on a stand-alone basis may be higher than that reflected in the financial statements.

        The Division's results of operations are included in the income tax return of NP. Income tax expense in the financial statements has been calculated on an "as if" separate tax return basis.

(c) Trade Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Division's best estimate of the amount of probable credit losses in the Division's existing accounts receivable. Management determines the allowance based on historical write-off experience by industry and national economic data. Past due balances over € 250 thousand are reviewed individually for collectibility.

        Trade receivables are subject to a factoring agreement (the "Agreement") between NP and GE Capital Funding S.r.l, a company under control of GE, under which NP sold receivables to GE Capital Funding S.r.l., both on a "non-recourse" and "recourse" basis. The transfer of receivables sold without recourse is accounted for as a sale under Financial Accounting Standards Board ("FASB") Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Receivables sold with recourse are not derecognized at the time of sale, as the transaction is accounted for as a secured borrowing.

        The loss resulting from the sale without recourse of receivables is recorded as other expense, while the difference between carrying amount of receivables sold with recourse and proceeds received by the Division is recorded as interest expense using the effective interest rate method over the term of the collection period.

(d) Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories. The valuation of inventories includes the direct costs of materials, labor and normal applied overhead costs which includes variable and fixed indirect overheads attributable to production.

(e) Foreign Currency Transactions, Derivative Instruments and Hedging Activities

        The functional currency of the Division is the Euro. Transactions denominated in foreign currencies are recorded at the exchange rate ruling on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate ruling at year-end, and the foreign exchange gains or losses arising from translation are recorded in the income statement.

        Forward contracts are used to hedge foreign exchange risks arising from sales in foreign currencies. The Division hedges approximately 70% of its projected foreign currency exposure, on a quarterly basis.

        At January 1, 2001 FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, was adopted. Statement 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their respective fair values; as these derivative instruments do not meet the hedge criteria prescribed by Statement 133, adjustments to fair value at each reporting date are recorded in the statement of income. The cumulative effect of adopting this accounting change at January 1, 2001 follows:

	Net Income	Invested Equity
Adjustment to fair value of derivative financial instruments	(42)	(42)
Income tax effects	15	15

Total	(27)	(27)

        The cumulative effect on net income and invested equity is attributable to marking to market forward contracts used to hedge foreign exchange risks.

(f) Property, Plant and Equipment

        Property, plant and equipment are recorded at purchase or construction cost. Assets already held at the date of the acquisition of NP by GE in 1994 are recorded at their fair value determined at the time of acquisition. There are no plant and equipment assets held under capital leases.

        Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 26 to 33 years, while machinery and equipment is 4 to 10 years. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Total depreciation and amortization for the years ended December 31, 2003, 2002 and 2001 was € 1,577 thousand, € 1,464 thousand and € 2,069 thousand, respectively, of which approximately 88% was recorded in inventory and 12% was recorded in selling, general, and administrative expense each year.

        Gains and losses on disposal of fixed assets are recorded within "Selling, general and administrative expenses" in the Statement of Income.

(g) Goodwill and Other Intangible Assets

        Goodwill represents the excess of costs over fair value of the net assets of the businesses acquired. The provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets, were adopted as of January 1, 2002. Pursuant to Statement 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually and more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit level and consists of two steps. First, the Division determines the fair values of its two reporting units and compares them to their carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of the goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The Division tested goodwill for impairment, using the required reporting unit basis, as of January 1, 2002, December 31, 2002 and December 31, 2003. No impairment charge was recorded at the time of adoption of Statement No. 142 or in subsequent periods.

        Prior to the adoption of Statement No. 142, goodwill was amortized over a 40 year period, on a straight-line basis. Where events and circumstances indicated that the carrying amount of goodwill was not recoverable, it was assessed for impairment and, if impaired, a loss recognized in accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. No impairment charge was recognized in the periods prior to the adoption of Statement No. 142.

        In March 2003 NP purchased from its parent company, Nuovo Pignone Holding S.p.A. ("NPH"), certain patents used in the ordinary course of business by the Division. The purchase price of these patents was € 3,122 thousand; however, as this transfer was carried out between companies under common control, patents have been recorded at the historical cost of the seller, which is Euro nil. As a result of this transaction, the Division ceased paying royalties to NPH for the use of its intellectual property in March 2003. These royalties amounted to 1% of revenues, and are included in the financial statements, up to the date of purchase of the patents, as selling, general and administrative expenses.

(h) Other Assets

        Other assets consist of derivatives used for hedging purposes and prepaid income taxes on the employees' statutory retirement benefits, related to the Division's employees.

(i) Research and Development and Advertising

        Research and development and advertising costs are expensed as incurred. Research and development costs, included in selling, general and administrative expenses, amounted to € 1,307 thousand, € 1,061 thousand and € 805 thousand in 2003, 2002 and 2001, respectively. Advertising costs amounted to € 386 thousand, € 542 thousand and € 429 thousand in 2003, 2002 and 2001, respectively.

(j) Income Taxes

        The Division's results of operations are included in the income tax return of NP. Income tax expense in the financial statements has been calculated on an "as if" separate tax return basis. The current component of income tax expense is recorded by the Division in the intercompany accounts with NP.

        Deferred tax assets and liabilities are accounted for under the asset and liability method and are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k) Stock Option Plan

        The employees of the Division participate in GE stock option plans. Prior to 2002, those plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock based compensation cost was recorded in the prior year's income statement, as all options granted under those plans had an exercise price equal or higher than the market value of the underlying common stock on the grant date. Effective January 1, 2002 the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, were adopted, prospectively for all employee awards granted, modified or settled after January 1, 2002. Awards under the GE plans vest over periods ranging from one to five years. Accordingly, the cost related to stock-based employee compensation included in the determination of net income for 2003, 2002 and 2001 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of Statement 123.

        The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period:

	Year ended December 31
	2003	2002	2001
Net income, as reported	4,549	2,961	6,225
Add: stock-based employee compensation expense included in reported net income	24	7	—
Deduct: total stock-based employee compensation expense determined under the fair-value-based method for all awards	(64)	(53)	(42)

Pro forma net income	4,509	2,915	6,183

(l) Pension and Other Postretirement Plans

        The Division's employees are entitled to a statutory leaving benefit upon retirement or termination of employment. The benefit is based on years of service, and is calculated by law based on a percentage of annual salary and increased annually by interest credits based on the official inflation index in Italy. The full undiscounted amount of the employees' vested benefits is accrued. There is no funding requirement associated with this liability and the plan is currently unfunded.

(m) Fair Value of Financial Instruments

        The Division's financial instruments consist principally of accounts receivable, accounts payable and accrued expenses. The carrying amounts approximate fair value because of the short-term maturity of these instruments. Derivative instruments are recorded at fair value as more fully described in note 1(e). Fair value of derivative instruments is estimated by obtaining quotes from GE Treasury, which determines fair value through observable market prices, and in some cases discounted cash flow techniques. Fair value is based on the estimate of the cost to terminate the contracts.

(n) Comprehensive Income

        Comprehensive income consists of net income only and is presented in the Statement of Changes in Invested Equity and Comprehensive Income.

(o) Earnings per Share

        Historical earnings per share data has not been presented because the Division did not operate as a separate legal entity with its own legal structure and has no class of common stock outstanding.

(p) Use of Estimates

        The preparation of the financial statements requires management to make a number of estimates and assumptions, in addition to those mentioned in note 1(b), relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment and intangibles; valuation of allowances for receivables, inventories and deferred income tax assets; valuation of derivative instruments, valuation of the warranty provision and environmental liabilities. Actual results could differ from those estimates.

(q) Impairment of Long-Lived Assets

        The Division adopted FASB Statement No. 144, Impairment or Disposal of Long-Lived Assets, on January 1, 2002, which requires that long-lived assets subject to depreciation or amortization, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Prior to the adoption of FASB Statement No. 144, the Division accounted for long-lived assets in accordance with FASB Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

(r) Revenue Recognition

        The terms of sales of products or services of the Division are agreed contractually with the relevant customers. The Division recognizes revenues for products when delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

        The terms governing the delivery and transfer of title are stated in the individual sales contracts. The normal commercial terms applied by the Division are to transfer title of fuel dispensers and gas meters within Europe upon delivery to the customer. For sales outside Europe, the transfer of title normally occurs Ex-Works or Free on Board. However, as each contract is individually negotiated with the customer, delivery and title transfer terms could vary from those stated above for individual contracts. Revenues from services relate to maintenance and upgrade services to fuel dispensers. As the vast majority of these services are outsourced to third party vendors, revenues and costs from services are recognized upon receipt from the customer of the certification of completion of performance by the third party vendors.

        Revenues denominated in foreign currencies are recorded at the exchange rate ruling on the date of the transaction.

(s) Commitments and Contingencies

        Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

        The Division accrues for losses associated with such environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environment remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(t) Recently Issued and Adopted Accounting Standards

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. Adoption of FIN 46R is not expected to have any material effect on the Division's financial statements.

        In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Statement 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, FASB Staff Position 150-3 was issued, which indefinitely deferred the effective date of Statement 150 for certain mandatory redeemable non-controlling interests. As the Division does not have any of these financial instruments, the adoption of Statement 150 did not have any effect on the Division's financial statements.

        In December 2002, FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123, was issued. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these financial statements.

2. Trade Accounts Receivable

        Receivables sold without recourse in 2003, 2002 and 2001 pursuant to the Agreement amounted to € 28,318 thousand, € 15,985 thousand and € 17,868 thousand, respectively; of these, € 9,728 thousand, € 549 thousand and € 5,483 thousand had not yet been collected by GE Capital Funding S.r.l. at December 31, 2003, 2002 and 2001, respectively. Receivables sold with recourse in 2003, 2002 and 2001 pursuant to the Agreement amounted to € 860 thousand, € 6,191 thousand and € 12,982 thousand, respectively; of these, € 470 thousand, € 1,310 thousand and € 2,686 thousand had not yet been collected by GE Capital Funding S.r.l. at December 31, 2003, 2002 and 2001, respectively.

        The following table summarizes the changes in the allowance for doubtful accounts:

	2003	2002	2001
Balance as of January 1	4,761	3,951	3,422
Additions	814	1,562	529
Write-downs charged against the allowance	(16)	(752)	—

Balance as of December 31	5,559	4,761	3,951

3. Inventories

        Inventories consist of the following:

	As of December 31
	2003	2002	2001
Raw materials	1,199	1,274	1,062
Work in process	10,869	7,850	9,306
Finished goods	11,421	12,335	10,169

Total inventories	23,489	21,459	20,537

        During 2003, the Division destroyed, and deducted for tax purposes, approximately € 538 thousand of obsolete inventories, which had been written off in previous years; no inventory was destroyed in 2002 and 2001.

        Included within finished goods at 31 December 2003, 2002 and 2001 was inventory with a net value of € 140 thousand, € 140 thousand and € 7 thousand, respectively, held on consignment by a customer for demonstration.

4. Other Current Assets

        Other current assets consist of the following:

	As of December 31
	2003	2002	2001
Fair value of derivative financial instruments	144	1,002	—
Prepaid income taxes on employees' retirement reserve	487	561	492

Total other current assets	631	1,563	492

5. Investments in Affiliated Companies

        The Division has a 3.85% investment in Valtel and a 7.70% investment in NGV System, both of which are accounted for using the equity method of accounting.

        Valtel is a cooperative association formed between businesses in the region to negotiate improved tariffs for the purchase of electricity from the regional supplier, Edison.

        NGV System is a trade association formed with the objective of the promotion of Natural Gas fuel. Members partake in discussion at the local and European level with regard to legislation affecting the use of Natural Gas as a fuel, and the administrative costs of the association are covered by members subscriptions.

        Under Italian Law, these types of associations are similar to limited liability companies, and accordingly members liability is limited even in the event of insolvency.

        Summarized unaudited combined financial information for all equity method affiliates is as follows:

	2003	2002	2001
Combined operating results
Revenues	108	137	115
Operating (loss) income	(1)	4	(11)

Net (loss) income	(1)	3	(10)

Combined financial position
Current assets	111	74	63
Non-current assets	2	3	11

Total assets	113	77	74

Current liabilities	61	24	24
Non-current liabilities	—	—	—
Stockholders' equity	52	53	50

Total liabilities and stockholders' equity	113	77	74

6. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

	As of December 31
	2003	2002	2001
Land	672	418	418
Buildings	4,362	4,322	4,189
Machinery and equipment	16,157	15,273	16,273
Leasehold improvements	92	92	—

	21,283	20,105	20,880
Less accumulated depreciation	(14,632)	(13,389)	(14,951)

Total property, plant and equipment, net	6,651	6,716	5,929

        No material gains or losses were recorded by the Division on disposal of fixed assets in the years presented.

7. Goodwill and Business Acquisitions

        Goodwill of € 9,909 thousand relates to the residual balance, pushed down to the Division, of the difference between the purchase cost and the fair value of assets and liabilities of NP at the time of acquisition by GE in 1994. Prior to full adoption of Statement 142, this goodwill was amortized on a straight-line basis over forty years. In addition, goodwill also includes € 1,835 related to the difference between the purchase cost and the fair value of assets and liabilities of Teknos S.p.A., purchased in December 1998 and of Oilman S.r.l., purchased in October 2001. Prior to full adoption of Statement 142, the goodwill attributable to Teknos was amortized on a straight-line basis over its estimated useful life of 10 years, while goodwill related to Oilman S.r.l. was not amortized, in accordance with Statement 142, as the acquisition was completed after June 2001.

        Goodwill amortization included in net income, net of income taxes, in 2001 was € 679 thousand.

	Year ended December 31
	2003	2002	2001
Net income, as reported	4,549	2,961	6,225
Net income, excluding goodwill amortization	4,549	2,961	6,904

        On 31 October 2001, the Division acquired certain assets and liabilities of Oilman S.r.l., an Italian company involved in the maintenance of gasoline dispensers and in the installation, construction and re-fitting of gas stations. The cost of the acquired net assets was € 899 thousand and the acquisition resulted in goodwill of € 258 thousand.

        A summary of the fair value of net assets acquired is as follows:

December 31, 2001
Assets
Current assets	1,528
Property, plant and equipment	81
Goodwill	258
Intangible assets	10

Total assets	1,877

Liabilities
Current liabilities	(821)
Employee benefits	(157)

Total liabilities	(978)

Purchase price	899

        The results of the acquired business have been included in the Statement of Operations of the Division as of November 1, 2001.

        The following table summarizes the pro-forma effects calculated as if the business combination had been completed at the beginning of 2001:

	Year ended December 31 2001
	As reported	Pro-forma Unaudited
Revenues	126,374	134,599
Income before taxes and accounting changes	11,833	11,907
Net income	6,225	6,227

8. Intangible Assets

        Intangible assets are related to software owned by NP and related to the Division's activity. The gross carrying amount is € 342 thousand, which is being amortized on a straight-line basis over a period of five years.

9. Accrued Expenses and Other Current Liabilities

        Other current liabilities consist of the following:

	As of December 31
	2003	2002	2001
Claims and litigation reserves	1,851	1,568	635
Fair value of derivative financial instruments	—	—	44
Environmental liabilities	542	264	349
Accrued withholding taxes and social security contributions	981	878	713
Accrued employees' vacation	774	682	703
Accrued bonus to employees	598	456	429

Total accrued expenses and other current liabilities	4,746	3,848	2,873

        The average number of employees of the Division in 2003, 2002 and 2001 was 261, 254 and 236, respectively.

10. Related-Party Transactions

        In the years ended December 31, 2003, 2002 and 2001 the Division received certain selling, general, administrative and cash management services from NP, GE Energy and GE as described in note 1(b). In addition, in the years ended December 31, 2003, 2002 and 2001 the Division purchased goods and received services from certain GE subsidiaries.

        The following table summarizes these related party transactions and the related balances at year-end.

	GE Capital Funding S.r.l.	Other GE subsidiaries
2003
Costs of goods and services purchased	—	516
Loss on sales of receivables and interest expense	885	—
Trade payables at December 31	—	269
Secured borrowing	470	—
Other	860	—
2002
Costs of goods and services purchased	—	602
Loss on sales of receivables and interest expense	642	—
Trade payables at December 31	—	182
Secured borrowing	1,310	—
Other	568	—
2001
Costs of goods and services purchased	—	1,556
Loss on sales of receivables and interest expense	870	—
Trade payables at December 31	218	—
Secured borrowing	2,686	—
Other	2,336	—

        Other includes payments by customers into NP's bank account, to be transferred to GE Capital Funding S.r.l., and related to accounts receivable sold without recourse.

11. Warranties

        The Division offers an average 12-month warranty period on its products. Management estimates the contingencies for warranty based on past experience, historical and statistical data, as well as specific facts and circumstances related to particular products or contracts.

        The following table summarizes the changes in the product warranty liability:

	2003	2002	2001
Balance as of January 1	1,080	936	1,040
Payments made (in cash or in kind)	(1,715)	(1,537)	(1,513)
Accruals	1,568	1,681	1,409

Balance as of December 31	933	1,080	936

12. Commitments and Contingencies

Legal Proceedings

        The Division did not exist as a separate legal entity during the periods presented, and therefore, has not been a party to any legal proceedings. In the ordinary course of the Division's business, NP has been involved to various claims and legal actions. During 2003, a long-standing legal dispute with a competitor was resolved by arbitration, and the arbitrator found in favor of the competitor in the amount of € 1,851 thousand. While NP is in the process of appealing this judgment, the full amount of the payment obligation has been accrued and included in "Accrued expenses and other current liabilities" on the balance sheet.

        In 2004 NP received a letter from another competitor, requesting certain royalty payments due to the alleged infringement by NP of the competitor's patents relating to the vapor recovery system that is part of a fuel dispenser. Based on the advice of counsel, management is confident that there is a significant amount of "prior art" technology and other relevant facts and legal arguments to effectively contest the request for royalties payments made by such competitor, and accordingly, no amount has been accrued in these financial statements.

        In the opinion of management, the ultimate resolution of these legal matters will not have a material adverse effect on the Division's financial position, results of operations, or liquidity in the future.

Environmental Remediation Costs

        During 2003, NP engaged an environmental consultant to perform an assessment of environmental contingencies related to the Talamona and Rimini plants; the environmental report identified concentration of minerals in ground water slightly above the allowed threshold values, and identified a limited area of contaminated soil. NP has communicated to the relevant authorities the results of such assessment and a plan for remediation. Utilizing the remediation plan developed by the environmental consultant, management developed an estimate of future cash payments resulting from the remediation activities.

        The total estimated cost is € 265 thousand. The undiscounted amount has been accrued since it represents management's best estimate of the cost, but the timing and the amount of the related payments are not considered to be fixed and reliably determinable. No other sites requiring environmental remediation have been identified or cited by authorities.

        NP also developed, in prior years, a plan, following a Health and Safety recommendation by GE, to replace Ethernite (an asbestos containing material) utilized in the lining of the Talamona plant roof. Although Ethernite is not considered toxic and therefore no remediation would be required by law, management believes it has a constructive obligation, and accordingly, has accrued a liability of € 277 thousand.

13. Segment Information

        The Division operates in two reportable segments; automotive and residential. The automotive segment includes revenues related to fuel dispensers, LPG and CNG dispensers, and related spare parts and after market service; the residential segment includes revenues related to gas meters.

	2003				2002				2001
	Aut.	Res.	Unal.	Total	Aut.	Res.	Unal.	Total	Aut.	Res.	Unal.	Total
Revenues	119,559	14,187	—	133,746	119,805	14,203	—	134,008	108,712	17,662	—	126,374

Gross profit	27,481	4,063	—	31,544	26,019	4,886	—	30,905	27,403	6,871	—	34,274

Accounts receivable	47,992	5,737	—	53,729	57,427	6,187	—	63,614	51,832	6,075	—	57,907
Inventories	19,407	4,082	—	23,489	17,149	4,310	—	21,459	17,356	3,181	—	20,537
Property, plant and equipment	2,061	1,933	2,657	6,651	2,182	2,004	2,530	6,716	1,601	1,800	2,528	5,929
Goodwill	6,170	5,574	—	11,744	6,170	5,574	—	11,744	6,076	5,574	—	11,650
Other assets	—	—	8,980	8,980	—	—	10,960	10,960	—	—	8,694	8,694

Total assets	75,630	17,326	11,637	104,593	82,928	18,075	13,490	114,493	76,865	16,630	11,222	104,717

        Revenues by geographical area are as follows:

	Year ended December 31
	2003	2002	2001
Revenues
Italy	85,052	95,575	97,853
Europe	25,955	20,511	11,686
Other	22,739	17,922	16,835

Total Revenues	133,746	134,008	126,374

        All assets of the Division are located in Italy.

14. Income Taxes

        NP is subject to two income taxes: (i) IRPEG (corporate income tax) and (ii) IRAP (regional income tax). From January 1, 2004 IRPEG has been replaced by a new corporate income tax, IRES. The IRPEG rate was 36% in 2001 and 2002, and 34% in 2003, after a reduction enacted in December 2002. On December 12, 2003 additional legislation was enacted, which reduced the ordinary corporate income tax rate from 34% to 33%, effective from the fiscal periods beginning January 1, 2004.

        The regional income tax rate is 4.25%. For regional income tax purposes, certain costs such as payroll and financial charges are not considered deductible and, accordingly, in order to quantity deferred taxes, blended rates of 33% or 37.25% have been used at December 31, 2003, depending on whether the related temporary differences would be deductible or not for IRAP purposes.

        Total income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001 are entirely related to income from continuing operations, and were allocated as follows:

	Current	Deferred	Total
Year ended December 31, 2003	3,491	1,006	4,497

Year ended December 31, 2002	5,388	(1,228)	4,160

Year ended December 31, 2001	7,421	(1,840)	5,581

        Income tax expense in 2003, 2002 and 2001 differed from the amounts computed by applying the Italian income tax rate to income before taxes and cumulative effect of accounting changes, as a result of the following:

	Year ended December 31
	2003	2002	2001
Corporate income tax rate (IRPEG)	34%	36%	36%
Income before income taxes and cumulative effect of accounting changes	9,046	7,121	11,833

Computed "expected" tax expense	3,076	2,564	4,260
Increase in income taxes resulting from:
Adjustment to deferred tax assets for enacted changes in tax laws and rates	229	496	—
Regional income taxes (IRAP)	1,015	906	1,146
Non deductible expenses	177	194	175

	4,497	4,160	5,581

        The significant components of deferred income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Year ended December 31
	2003	2002	2001
Deferred tax expense (benefit), exclusive of the effects of other components below	777	(1,724)	(1,840)
Adjustment to deferred tax assets for enacted changes in tax laws and rates	229	496	—

	1,006	(1,228)	(1,840)

        The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003, 2002 and 2001 are presented below.

	As of December 31
	2003		2002		2001
	Current	Non current	Current	Non current	Current	Non current
Deferred tax assets
Allowance for doubtful accounts	1,834	—	1,619	—	1,422	—
Property, plant and equipment	—	1,039	—	1,367	—	1,861
Patents	—	1,105	—	—	—	—
Inventories, basis difference	217	—	427	—	405	—
Accrued bonus	197	—	155	—	154	—
Warranties	348	—	413	—	377	—
Other accrued liabilities	3,523	—	5,288	—	3,822	—

Total deferred tax assets	6,119	2,144	7,902	1,367	6,180	1,861

        The are no temporary differences that give rise to deferred tax liabilities.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences became deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Division will realize the benefits of these deductible temporary differences at December 31, 2003. The amount of deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

        All pretax income and income tax expense or benefit are attributable to domestic operations.

15. Stock Option Plan

        The Division's employees participate in stock compensation plans sponsored by GE. The GE stock options expire ten years from the date they are granted and vest over service periods ranging from one to five years. All amounts below are in US dollars, as shares of GE are traded on the New York Stock Exchange. The GE stock options granted, exercised, forfeited and terminated and the related weighted average exercise prices for employees of the Division were as follows for the years ended December 31, 2001, 2002 and 2003:

	Stock Options	Weighted Average Exercise Price
At December 31, 2000	22,425	$32.97

Granted	13,650	$43.78
Exercised	(180)	13.48
Forfeited	—	—
Terminated	—	—

At December 31, 2001	35,895	$37.18

Granted	9,200	$30.45
Exercised	—	—
Forfeited	—	—
Terminated	—	—

At December 31, 2002	45,095	$35.81

Granted	—	—
Exercised	—	—
Forfeited	—	—
Terminated	—	—

Balance at December 31, 2003	45,095	$35.81

        The following table summarizes information about GE stock options outstanding at December 31, 2003:

	Outstanding			Exercisable
Exercise Price Range	Shares	Average Life in years	Average Exercise Price	Shares	Average Exercise Price
$13.48	1,320	2.5	$13.48	1,320	$13.48
$24.08	6,225	4.0	24.08	6,225	24.08
$30.45	9,200	8.7	30.45	1,840	30.45
$35.79-$37.71	12,650	6.1	36.48	8,100	35.79
$42.33-$46.82	15,700	7.0	44.93	8,120	44.90

Total	45,095	6.6	$35.81	25,605	$34.30

        The following table summarizes the weighted average fair value of option grants during each period, calculated based on the Black-Scholes option pricing model, and the related assumptions utilized by management:

	2003	2002	2001
Fair Value per Option	$9.44	$7.73	$12.15
Valuation assumptions
Expected options term (years)	6.0	6.0	6.0
Expected volatility	34.7%	33.7%	30.5%
Expected dividend yield	2.5%	2.7%	1.6%
Risk-free interest rate	3.5%	3.5%	4.9%

        The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period:

	Year ended December 31
	2003	2002	2001
Net income, as reported	4,549	2,961	6,225
Add: stock-based employee compensation expense included in reported net income	24	7	—
Deduct: total stock-based employee compensation expense determined under the fair-value-based method for all awards	(64)	(53)	(42)

Pro forma net income	4,509	2,915	6,183

16. Business and Credit Concentrations

        The Division had € 19,279 thousand, € 25,631 thousand and € 20,286 thousand at December 31, 2003, 2002 and 2001, respectively, of trade accounts receivable due from ENI S.p.A. and subsidiaries, the largest customer of the Division in the automotive segment. ENI S.p.A. and its subsidiaries accounted for approximately 27%, 26% and 25% of total revenues of the Division in 2003, 2002 and 2001, respectively. ENI S.p.A. is a large petrochemical company, listed on the Italian Stock Exchange, and a 4.66% minority shareholder, at December 31, 2003, of Nuovo Pignone Holding S.p.A., parent company of NP. ENI S.p.A. is not considered a related party by management, nor is it a principal owner of the Division or of NP.

Nuovo Pignone Distribution

(A division of Nuovo Pignone S.p.A.)

Condensed Balance Sheets

(in thousands of Euro)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Trade accounts receivable, less allowance for doubtful accounts of 5,559 in 2004 and 2003	49,344	53,729
Inventories	25,170	23,489
Deferred tax assets	6,119	6,119
Other current assets	236	631

Total current assets	80,869	83,968
Investments in affiliated companies	1	1
Property, plant and equipment:
Land	672	672
Buildings	4,362	4,362
Machinery and equipment	16,157	16,157
Leasehold improvements	92	92

	21,283	21,283
Less accumulated depreciation	(14,981)	(14,632)

Total property, plant and equipment	6,302	6,651
Goodwill	11,744	11,744
Intangible assets	75	85
Deferred tax assets	2,144	2,144

Total assets	101,135	104,593

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Trade accounts payable	28,533	30,950
Due to affiliated companies	2,357	1,599
Warranty reserve	933	933
Accrued expenses and other current liabilities	3,509	4,746

Total current liabilities	35,332	38,228
Employee benefits	3,119	3,119

Total liabilities	38,451	41,347
Invested equity	62,684	63,246
Commitments and contingencies	0	0

Total liabilities and invested equity	101,135	104,593

Nuovo Pignone Distribution

(A division of Nuovo Pignone S.p.A.)

Statements of Income

(in thousands of Euro)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	27,552	33,856
Cost of goods and services	22,120	25,696

Gross profit	5,432	8,160
Selling, general, and administrative expenses	3,846	5,300

Operating income	1,586	2,860
Other income
Other expense	(22)	(19)
Interest expense	(358)	(470)

Income before income taxes	1,206	2,371
Income tax expense	(600)	(1,179)

Net income	606	1,192

Nuovo Pignone Distribution

(A division of Nuovo Pignone S.p.A.)

Statements of Cash Flow

(in thousands of Euro)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Net income	606	1,192
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	349	350
Increase in allowance for doubtful accounts	0	0
Decrease (increase) in trade accounts receivable	4,385	2,019
Decrease (increase) in inventories	(1,681)	(1,499)
Decrease (increase) in other current assets	395	272
(Decrease) increase in trade accounts payable	(2,417)	(10,237)
(Decrease) increase in due to affiliated	758	2,924
(Decrease) increase in accrued expenses and other current liabilites	(1,237)	(2,711)
(Decrease) increase in employee benefits	0	2
Decrease (increase) in Other	10	12

Net cash provided by (used in) operating activities	1,168	(7,676)

Net cash used in investing activities: capital expenditures	0	0
Cash flow from financing activities:
Net receipts from Nuovo Pignone S.p.A.	(1,168)	7,676

Net cash (used in) provided by financing activities	(1,168)	7,676

Net increase (decrease) in cash and cash equivalents	0	0
Cash and cash equivalents at beginning of period	0	0

Cash and cash equivalents at end of period	0	0

Cash paid for:
Interest	0	0
Taxes	0	0

NUOVO PIGNONE DISTRIBUTION
(A division of Nuovo Pignone S.p.A.)
Notes to Financial Statements
(in thousands of Euro)

1.     Organization and Nature of Business

  (a)    Description of Business

        Nuovo Pignone Distribution (the "Division") is a division of Nuovo Pignone S.p.A. ("NP"), an Italian wholly owned subsidiary of General Electric Co. ("GE") The Division has two segments: automotive; which produces and distributes gasoline, liquefied petroleum gas and compressed natural gas fuel distribution systems and related after-market field and product services, and residential; which supplies residential gas meters.

        The production operations of both segments are located at Talamona, Italy. After-sales service units operate principally from Rimini, Italy, and a sales office is located at San Donato, Milan, Italy. Customers are mainly distributors of gasoline, LPG and CNG in the automotive segment, and public utilities in the residential segment. Customers of the Division are located in Italy (64% of revenues), Europe (19%) and Asia (17%).

  (b)    Basis of Presentation

        On June 4, 2004 NP executed a Purchase and Sale Agreement ("PSA") with DEG Italia S.p.A. (the "Buyer"), a subsidiary of Dresser Inc. ("Dresser") and sold substantially all assets and liabilities of the division. Certain limited assets and liabilities were excluded from the sale.

        The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2004, are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. For further information, refer to the December 31, 2003 financial statements and footnotes thereto included in Dresser, Inc.'s. Form 8-K/A.

        The Division has no separate legal status and the financial statements have been derived from the financial statements and accounting records of NP, prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Management believes the assumptions underlying the financial statements are reasonable. However, the financial statements included herein may not necessarily reflect the Division's results of operations, financial position and cash flows in the future, or what its results of operations, financial position and cash flows would have been had the Division operated as a stand-alone entity during the periods presented. In addition, the Division has no history of operating as an independent entity, may be unable to make changes necessary to operate as a stand-alone entity, or may incur different costs as a stand-alone entity that may cause the Division's profitability to change.

        The Division's financial statements include allocations of certain expenses incurred on its behalf by NP, as well as a portion of common expenses incurred by GE Energy and GE on behalf of all subsidiaries. Such allocations of common expenses are based on various factors considered by management to best represent the costs for the respective subsidiaries and divisions. The allocated expenses from NP, GE Energy and GE primarily related to administrative expenses, customer service support in remote geographical areas, and information technology, and amounted to approximately €2,075 thousand and €1,575 thousand for the three months ended March 31, 2004 and 2003, respectively. For purposes of these financial statements, it is assumed that these expenses were incurred directly by the Division and would be deductible in calculating its hypothetical tax liability. The Division's management believes the amount of these allocations is a reasonable representation of the services performed and benefited by the Division.

2.     Commitments and Contingencies

  Legal Proceedings

        The Division did not exist as a separate legal entity during the periods presented, and therefore, has not been a party to any legal proceedings. In the ordinary course of the Division's business, NP has been involved in various claims and legal actions. During 2003, a long-standing legal dispute with a competitor was resolved by arbitration, and the arbitrator found in favor of the competitor in the amount of €1,851 thousand. While NP is in the process of appealing this judgment, the full amount of the payment obligation has been accrued and included in "Accrued expenses and other current liabilities" on the balance sheet.

        In 2004, NP received a letter from another competitor, requesting certain royalty payments due to the alleged infringement by NP of the competitor's patents relating to the vapor recovery system that is part of a fuel dispenser. Based on the advice of counsel, management is confident that there is a significant amount of "prior art" technology and other relevant facts and legal arguments to effectively contest the request for royalties payments made by such competitor, and accordingly, no amount has been accrued in these financial statements.

        In the opinion of management, the ultimate resolution of these legal matters will not have a material adverse effect on the Division's financial position, results of operations, or liquidity in the future.

  Environmental Remediation Costs

        During 2003, NP engaged an environmental consultant to perform an assessment of environmental contingencies related to the Talamona and Rimini plants; the environmental report identified concentration of minerals in ground water slightly above the allowed threshold values, and identified a limited area of contaminated soil. NP has communicated to the relevant authorities the results of such assessment and a plan for remediation. Utilizing the remediation plan developed by the environmental consultant, management developed an estimate of future cash payments resulting from the remediation activities.

        The total estimated cost is €265 thousand. The undiscounted amount has been accrued since it represents management's best estimate of the cost, but the timing and the amount of the related payments are not considered to be fixed and reliably determinable. No other sites requiring environmental remediation have been identified or cited by authorities.

        NP also developed, in prior years, a plan, following a Health and Safety recommendation by GE, to replace Ethernite (an asbestos containing material) utilized in the lining of the Talamona plant roof. Although Ethernite is not considered toxic and therefore no remediation would be required by law, management believes it has a constructive obligation, and accordingly, has accrued a liability of €277 thousand.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee		$72,853
Printing and Engraving Expense		200,000
Legal Fees
Accounting Fees
NYSE Listing Fees
NASD Filing Fee		30,500
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers.

        Our amended and restated certificate of incorporation will eliminate the personal liability of our directors or stockholders, to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "DGCL").

        Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated by-laws provide for the indemnification of all officers or directors to the fullest extent permitted by the DGCL and our certificate of incorporation. Section 145 of the DGCL provides, in substance, that a Delaware corporation has the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any director, officer, employee or agent.

        We have purchased and maintain insurance on behalf of our directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

        We have entered into idemnity agreements with certain of our directors and officers pursuant to which we have agreed to indemnify them to the fullest extent permitted by the laws of the State of Delaware against liability incurred in connection with their positions as directors and officers pursuant to procedures outlined in the agreement. We have also agreed to advance reasonable expenses (including attorneys' fees) as such expenses are incurred. Our obligations under the indemnity agreements survive with respect to each director and officer as long as each maintains their position.

Item 15. Recent Sales of Unregistered Securities.

        Since July 30, 2001, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. All of the below-referenced securities are deemed restricted securities for the purposes of the Securities Act.

        On March 25, 2002, the Registrant issued $250.0 million in aggregate principal amount of 9 3/8% senior subordinated notes. The notes were issued at 102.5% of their principal amount, plus accrued interest from October 15, 2001. Morgan Stanley & Co. Incorporated and Credit Suisse First Boston acted as Placement Agents in connection with the sale of the above securities.

        On July 3, 2002, the Registrant issued to Dresser Holdings, Inc. 1,000 shares of the Registrant's common stock, par value $0.01 per share, in exchange for 1,000 shares of common stock, par value $0.01 per share, of Dresser Mergerco, Inc., a wholly owned subsidiary of Dresser Holdings, Inc., pursuant to an Agreement and Plan of Merger, dated as of July 3, 2002, in which Dresser Mergerco, Inc. merged with and into Dresser, Inc., with Dresser, Inc. as the surviving corporation. There were no underwriters involved in connection with the issuance of the above securities.

        The sales of the securities were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) or Rule 144A of the Securities Act, Regulation S, Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering or to qualified institutional buyers. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16. Exhibits and Financial Data Schedules.

  (A)
  Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
1.1†	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger by and among Dresser, Inc., Dresser, Ltd. and Dresser Mergerco, Inc. (incorporated by reference to Exhibit 2.1 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
2.2
Purchase and Sale Agreement among Dresser, Inc., DEG Italia S.p.A. and Nuovo Pignone S.p.A. dated as of May 21, 2004 (incorporated by reference to Exhibit 2.1 to our Report on Form 8-K filed with the SEC on June 18, 2004, File No.333-60778)
3.1†	Form of Amended and Restated Certificate of Incorporation of Dresser, Inc.
3.2†	Form of Amended and Restated Bylaws of Dresser, Inc.
4.1
Specimen Certificate of 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.2 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)

4.2
Specimen Certificate of 9 3/8% Senior Subordinated Exchange Notes due 2011 (incorporated by reference to Exhibit 4.3 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.3†	Specimen stock certificate
4.4
Indenture, dated as of April 10, 2001, among Dresser, Inc., the Guarantors named therein and State Street Bank and Trust Corp as trustee, relating to the 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-4 filed with the SEC on March 11, 2001, File No. 333-60778)
4.5
First Supplemental Indenture dated as of June 4, 2001, among Dresser Entech, Inc., and Ring-O Valve, Incorporated, Dresser, Inc., the other Guarantors named in the Indenture dated as of April 10, 2001 and State Street Bank and Trust Company as trustee, relating to the 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.12 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.6
Second Supplemental Indenture dated as of June 12, 2001, among LVF Holding Corporation, Dresser, Inc., the other Guarantors named in the Indenture dated as of April 19, 2001 and State Street Bank and Trust Company, as trustee, relating to the 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.13 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.7
Third Supplemental Indenture dated as of April 24, 2002, among Modern Acquisition, Inc., Dresser, Inc., the other Guarantors named in the Indentured dated as of April 10,2001 and State Street Bank and Trust Company, as trustee, relating to the 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.14 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.8
Fourth Supplemental Indenture dated as of December 4, 2003, among Dresser, Inc., the Guarantors named therein and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.17 of our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.9†	Form of Amended and Restated Investor Rights Agreement by and among Dresser, Inc., DEG Acquisitions, LLC, Dresser Industries, Inc. and certain employees of the Company
4.10†
Form of Amended and Restated Sponsor Rights Agreement by and among Dresser, Inc., DEG Acquisitions, LLC, First Reserve Fund VIII, LP, First Reserve Fund IX, L.P. Odyssey Investment Partners Fund, LP, Odyssey Co-investors, LLC and DI Co-investment, LLC
5.1†	Opinion of Latham & Watkins LLP, special counsel to Dresser, Inc., regarding the validity of the common stock
10.1
Credit Agreement dated as of April 10, 2001 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Issuing Band and Swing Line Bank, and Morgan Stanley & Co. Incorporated, as Collateral Agent, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley Senior Funding, Inc. and Credit Suisse First Boston, as Joint Lead Arrangers, and UBS Warburg LLC and General Electric Capital Corporation, as Co-Document Agents (incorporated by reference to Exhibit 4.5 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)

10.2
Amendment No. 1 to the Credit Agreement dated March 13, 2002 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, and the Lenders named therein (incorporated by reference to Exhibit 4.6 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.3
Amendment No. 2 to the Credit Agreement dated June 17, 2002 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, and the Lenders named therein (incorporated by reference to Exhibit 4.7 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.4
Amendment No. 3 to the Credit Agreement dated December 11, 2002 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein (incorporated by reference to Exhibit 4.8 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.5
Amendment No. 4 and Waiver to the Credit Agreement dated March 31, 2003 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein (incorporated by reference to Exhibit 4.9 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.6
Amendment No. 5 to the Credit Agreement dated June 30, 2003 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein (incorporated by reference to Exhibit 4.10 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.7
Amendment No. 6 and Waiver to the Credit Agreement dated August 5, 2003 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein (incorporated by reference to Exhibit 4.11 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.8
Amendment No. 7 and Waiver to the Credit Agreement dated March 1, 2004 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein incorporated by reference to Exhibit 4.12 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
10.9
Amended and Restated Agreement and Plan of Recapitalization dated as of April 10, 2001 among Halliburton Company and DEG Acquisitions, LLC (incorporated by reference to Exhibit 10.1 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.10
Trademark Assignment and License Agreement dated April 10, 2001 by and between Halliburton Company and Dresser, Inc. (incorporated by reference to Exhibit 10.4 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)

10.11
Trademark License Agreement dated April 10, 2001 by and between Halliburton Company and Dresser, Inc. (incorporated by reference to Exhibit 10.5 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.12	Dresser, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.13	Dresser, Inc. 2001 Management Equity Purchase Plan (incorporated by reference to Exhibit 10.8 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.14	Dresser, Inc. Senior Executives' Deferred Compensation Plan (incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.15	Dresser, Inc. Management Deferred Compensation Plan (incorporated by reference to Exhibit 10.10 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.16	Dresser, Inc. ERISA Excess Benefit Plan (incorporated by reference to Exhibit 10.11 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.17	Dresser, Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.18	Dresser, Inc. Short Term Deferred Compensation Plan (incorporated by reference to Exhibit 10.13 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.19	Dresser, Inc. Executive Life Insurance Agreement (incorporated by reference to Exhibit 10.14 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.20
Executive Employment Agreement dated January 29, 2001 between Dresser and John P. Ryan (incorporated by reference to Exhibit 10.18 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.21
Executive Employment Agreement, dated January 5, 2004 between Dresser and James A. Nattier (incorporated by reference to Exhibit No. 10.15 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
10.22
Employment Agreement dated January 5, 2004 between Dresser and Patrick M. Murray (incorporated by reference to Exhibit 10.13 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
10.23
Executive Employment Agreement and Exhibit dated October 8, 2002 between Dresser and Steven G. Lamb (incorporated by reference to Exhibit 10.26 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.24
Executive Employment Agreement dated April 14, 2003 between Dresser and Andrew E. Graves (incorporated by reference to Exhibit 10.27 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)

10.25
Share Purchase Agreement dated November 7, 2003, between LVF Holding S.r.l. and Mr. Belotti (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on December 22, 2003, File No. 333-60778)
10.26
Senior Unsecured Term Loan Agreement dated as of March 1, 2004, among Dresser, Inc., D.I. Luxembourg S.A.R.L., Dresser Holdings, Inc., DEG Acquisitions, LLC, the Subsidiary Guarantors, Revolving Credit Lenders and Tranche C Term Lenders, Wells Fargo Texas, N.A., Morgan Stanley & Co. Incorporated and Morgan Stanley Senior Funding, Inc. (incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
10.27**	Supplemental Executive Retirement Plan of Dresser Industries, Inc., restated as of January 1, 2004
14.1	Code of Business Conduct of Dresser, Inc. (incorporated by reference to Exhibit 14.1 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
21.1**	List of Subsidiaries
23.1†	Consent of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 hereof)
23.2*	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of KPMG S.p.A.
24.1**	Power of Attorney

*
Filed herewith.

**
Previously filed.

†
To be filed by amendment.

(B)
Financial Statement Schedules

Report of Independent Registered Public Accounting Firm
on Financial Statement Schedule

To the Board of Directors
of Dresser, Inc.

        Our audits of the financial statements referred to in our report dated March 29, 2004, except for Note 19, as to which the date is September 3, 2004, appearing elsewhere in this prospectus also included an audit of the financial statement schedule listed in Item 16 of this Registration Statement on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
Dallas, Texas
March 29, 2004

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Write-off Net of Recoveries	Balance at End of Period
For the year ended December 31, 2003
Allowance for doubtful accounts	$8.9	$7.5	$0.2	$(1.5)	$15.1
Valuation allowance for deferred tax assets	307.7	16.3	7.4	—	331.4
Excess and obsolete inventory reserves	44.5	12.4	1.2	(12.3)	45.8
For the year ended December 31, 2002
Allowance for doubtful accounts	5.4	3.3	0.6	(0.4)	8.9
Valuation allowance for deferred tax assets	267.6	13.7	26.4	—	307.7
Excess and obsolete inventory reserves	35.1	12.3	7.6	(10.5)	44.5
For the year ended December 31, 2001
Allowance for doubtful accounts	5.4	1.2	—	(1.2)	5.4
Valuation allowance for deferred tax assets	6.3	75.4	185.9	—	267.6
Excess and obsolete inventory reserves	$32.1	$5.1	$2.7	$(4.8)	$35.1

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Addison, state of Texas, on December 6, 2004.

DRESSER, INC.
By:	/s/ STEVEN G. LAMB Steven G. Lamb President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

SIGNATURE	TITLE	DATE

* Steven G. Lamb	President, Chief Executive Officer and Director	December 6, 2004
* James A. Nattier	Executive Vice President and Chief Financial Officer	December 6, 2004
* Thomas J. Kanuk	Corporate Controller and Chief Accounting Officer	December 6, 2004
* Patrick M. Murray	Chairman of the Board of Directors	December 6, 2004
* Paul D. Barnett	Director	December 6, 2004
* Bernard J. Duroc-Danner	Director	December 6, 2004
* Ben A. Guill	Director	December 6, 2004
* William E. Macaulay	Director	December 6, 2004

* Muzzafar Mirza	Director	December 6, 2004
* Gary L. Rosenthal	Director	December 6, 2004
* Thomas J. Sikorski	Director	December 6, 2004
*By:	/s/ FRANK P. PITTMAN Frank P. Pittman Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
1.1†	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger by and among Dresser, Inc., Dresser, Ltd. and Dresser Mergerco, Inc. (incorporated by reference to Exhibit 2.1 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
2.2
Purchase and Sale Agreement among Dresser, Inc., DEG Italia S.p.A. and Nuovo Pignone S.p.A. dated as of May 21, 2004 (incorporated by reference to Exhibit 2.1 to our Report on Form 8-K filed with the SEC on June 18, 2004, File No. 333-60778)
3.1†	Amended and Restated Certificate of Incorporation of Dresser, Inc.
3.2†	Amended and Restated Bylaws of Dresser, Inc.
4.1
Specimen Certificate of 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.2 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.2
Specimen Certificate of 9 3/8% Senior Subordinated Exchange Notes due 2011 (incorporated by reference to Exhibit 4.3 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.3†	Specimen stock certificate
4.4
Indenture, dated as of April 10, 2001, among Dresser, Inc., the Guarantors named therein and State Street Bank and Trust Company as trustee, relating to the 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-4 filed with the SEC on May 11, 2001, File No. 333-60778)
4.5
First Supplemental Indenture dated as of June 4, 2001, among Dresser Entech, Inc., and Ring-O Valve, Incorporated, Dresser, Inc., the other Guarantors named in the Indenture dated as of April 10, 2001 and State Street Bank and Trust Company as trustee, relating to the 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.12 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.6
Second Supplemental Indenture dated as of June 12, 2001, among LVF Holding Corporation, Dresser, Inc., the other Guarantors named in the Indenture dated as of April 19, 2001 and State Street Bank and Trust Company, as trustee, relating to the 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.13 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.7
Third Supplemental Indenture dated as of April 24, 2002, among Modern Acquisition, Inc., Dresser, Inc., the other Guarantors named in the Indentured dated as of April 10,2001 and State Street Bank and Trust Company, as trustee, relating to the 9 3/8% Senior Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.14 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.8
Fourth Supplemental Indenture dated as of December 4, 2003, among Dresser, Inc., the Guarantors named therein and U.S. Bank National Association, as successor trustee (incorporated by reference to Exhibit 4.17 of our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
4.9†	Form of Amended and Restated Investor Rights Agreement by and among Dresser, Inc., DEG Acquisitions, LLC, Dresser Industries, Inc. and certain employees of the Company

4.10†
Form of Amended and Restated Sponsor Rights Agreement by and among Dresser, Inc., DEG Acquisitions, LLC, First Reserve Fund VIII, LP, First Reserve Fund IX, L.P. Odyssey Investment Partners Fund, LP, Odyssey Co-investors, LLC and DI Co-investment, LLC
5.1†	Opinion of Latham & Watkins LLP, special counsel to Dresser, Inc., regarding the validity of the common stock
10.1
Credit Agreement dated as of April 10, 2001 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Issuing Band and Swing Line Bank, and Morgan Stanley & Co. Incorporated, as Collateral Agent, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley Senior Funding, Inc. and Credit Suisse First Boston, as Joint Lead Arrangers, and UBS Warburg LLC and General Electric Capital Corporation, as Co-Document Agents (incorporated by reference to Exhibit 4.5 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.2
Amendment No. 1 to the Credit Agreement dated March 13, 2002 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, and the Lenders named therein (incorporated by reference to Exhibit 4.6 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.3
Amendment No. 2 to the Credit Agreement dated June 17, 2002 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, and the Lenders named therein (incorporated by reference to Exhibit 4.7 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.4
Amendment No. 3 to the Credit Agreement dated December 11, 2002 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein (incorporated by reference to Exhibit 4.8 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.5
Amendment No. 4 and Waiver to the Credit Agreement dated March 31, 2003 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein (incorporated by reference to Exhibit 4.9 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.6
Amendment No. 5 to the Credit Agreement dated June 30, 2003 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein (incorporated by reference to Exhibit 4.10 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.7
Amendment No. 6 and Waiver to the Credit Agreement dated August 5, 2003 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein (incorporated by reference to Exhibit 4.11 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)

10.8
Amendment No. 7 and Waiver to the Credit Agreement dated March 1, 2004 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the Lenders named therein incorporated by reference to Exhibit 4.12 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
10.9
Amended and Restated Agreement and Plan of Recapitalization dated as of April 10, 2001 among Halliburton Company and DEG Acquisitions, LLC (incorporated by reference to Exhibit 10.1 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.10
Trademark Assignment and License Agreement dated April 10, 2001 by and between Halliburton Company and Dresser, Inc. (incorporated by reference to Exhibit 10.4 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.11
Trademark License Agreement dated April 10, 2001 by and between Halliburton Company and Dresser, Inc. (incorporated by reference to Exhibit 10.5 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.12	Dresser, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.13	Dresser, Inc. 2001 Management Equity Purchase Plan (incorporated by reference to Exhibit 10.8 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.14	Dresser, Inc. Senior Executives' Deferred Compensation Plan (incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.15	Dresser, Inc. Management Deferred Compensation Plan (incorporated by reference to Exhibit 10.10 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.16	Dresser, Inc. ERISA Excess Benefit Plan (incorporated by reference to Exhibit 10.11 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.17	Dresser, Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.18	Dresser, Inc. Short Term Deferred Compensation Plan (incorporated by reference to Exhibit 10.13 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.19	Dresser, Inc. Executive Life Insurance Agreement (incorporated by reference to Exhibit 10.14 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.20
Executive Employment Agreement dated January 29, 2001 between Dresser and John P. Ryan (incorporated by reference to Exhibit 10.18 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)

10.21
Executive Employment Agreement, dated January 5, 2004 between Dresser and James A. Nattier (incorporated by reference to Exhibit 10.13 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778
10.22
Employment Agreement dated January 5, 2004 between Dresser and Patrick M. Murray (incorporated by reference to Exhibit 10.15 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
10.23
Executive Employment Agreement and Exhibit dated October 8, 2002 between Dresser and Steven G. Lamb (incorporated by reference to Exhibit 10.26 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.24
Executive Employment Agreement dated April 14, 2003 between Dresser and Andrew E. Graves (incorporated by reference to Exhibit 10.27 to our Annual Report on Form 10-K, filed with the SEC on December 12, 2003, File No. 333-60778)
10.25
Share Purchase Agreement dated November 7, 2003, between LVF Holding S.r.l. and Mr. Belotti (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on December 22, 2003, File No. 333-60778)
10.26
Senior Unsecured Term Loan Agreement dated as of March 1, 2004, among Dresser, Inc., D.I. Luxembourg S.A.R.L., Dresser Holdings, Inc., DEG Acquisitions, LLC, the Subsidiary Guarantors, Revolving Credit Lenders and Tranche C Term Lenders, Wells Fargo Texas, N.A., Morgan Stanley & Co. Incorporated and Morgan Stanley Senior Funding, Inc. (incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
10.27**	Supplemental Executive Retirement Plan of Dresser Industries, Inc., restated as of January 1, 2004
14.1	Code of Business Conduct of Dresser, Inc. (incorporated by reference to Exhibit 14.1 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2004, File No. 333-60778)
21.1**	List of Subsidiaries
23.1†	Consent of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 hereof)
23.2*	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of KPMG S.p.A.
24.1**	Power of Attorney

*
Filed herewith.

**
Previously filed.

†
To be filed by amendment.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA AND FORECASTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA FINANCIAL DATA
Unaudited Pro Forma Statement of Operations Year Ended December 31, 2003
Unaudited Pro Forma Statement of Operations Nine Months Ended September 30, 2004
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Supplemental Executive Retirement Plan Table
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OUR INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
UNDERWRITERS
NOTICE TO CANADIAN RESIDENTS
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
DRESSER, INC. Balance Sheets (in millions, except share information)
DRESSER, INC. Statements of Operations (in millions, except share and per share data)
DRESSER, INC. STATEMENT OF SHAREHOLDERS' (DEFICIT) EQUITY (in millions, except share amounts)
DRESSER, INC. Statements of Cash Flows (in millions)
DRESSER, INC. NOTES TO THE FINANCIAL STATEMENTS (information insofar as it relates to September 30, 2004 and the nine months ended September 30, 2003 and 2004 is unaudited)
DRESSER, INC. CONDENSED CONSOLIDATING BALANCE SHEETS December 31, 2002 (in millions)
DRESSER, INC. CONDENSED CONSOLIDATING BALANCE SHEETS December 31, 2003 (in millions)
DRESSER, INC. CONDENSED CONSOLIDATED BALANCE SHEETS September 30, 2004 (in millions) (unaudited)
DRESSER, INC. CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended December 31, 2001 (in millions)
DRESSER, INC. CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended December 31, 2002 (in millions)
DRESSER, INC. CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended December 31, 2003 (in millions)
DRESSER, INC. CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2003 (in millions) (unaudited)
DRESSER, INC. CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2004 (in millions) (unaudited)
DRESSER, INC. CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2001 (in millions)
DRESSER, INC. CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2002 (in millions)
DRESSER, INC. CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2003 (in millions)
DRESSER, INC. CONSOLIDATING STATEMENT OF CASH FLOWS For the Nine Months Ended September 30, 2003 (in millions) (unaudited)
DRESSER, INC. CONSOLIDATING STATEMENT OF CASH FLOWS For the Nine Months Ended September 30, 2004 (in millions) (unaudited)
Report of Independent Public Accounting Firm
NUOVO PIGNONE DISTRIBUTION (A division of Nuovo Pignone S.p.A.) Balance Sheets December 31, 2003, 2002 and 2001 (in thousands of Euro)
NUOVO PIGNONE DISTRIBUTION (A division of Nuovo Pignone S.p.A.) Statements of Income Years ended December 31, 2003, 2002 and 2001 (in thousands of Euro)
NUOVO PIGNONE DISTRIBUTION (A division of Nuovo Pignone S.p.A.) Statements of Changes in Invested Equity and Comprehensive Income Years ended December 31, 2003, 2002 and 2001 (in thousands of Euro)
NUOVO PIGNONE DISTRIBUTION (A division of Nuovo Pignone S.p.A.) Statements of Cash Flows Years ended December 31, 2003, 2002 and 2001 (in thousands of Euro)
NUOVO PIGNONE DISTRIBUTION (A division of Nuovo Pignone S.p.A.) Notes to Financial Statements December 31, 2003, 2002 and 2001 (in thousands of Euro, except as otherwise indicated)
Nuovo Pignone Distribution (A division of Nuovo Pignone S.p.A.) Condensed Balance Sheets (in thousands of Euro)
Nuovo Pignone Distribution (A division of Nuovo Pignone S.p.A.) Statements of Income (in thousands of Euro) (unaudited)
Nuovo Pignone Distribution (A division of Nuovo Pignone S.p.A.) Statements of Cash Flow (in thousands of Euro) (unaudited)
NUOVO PIGNONE DISTRIBUTION (A division of Nuovo Pignone S.p.A.) Notes to Financial Statements (in thousands of Euro)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS (in millions)
SIGNATURES
EXHIBIT INDEX